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As filed with the Securities and Exchange Commission on February 21, 2006

Registration No. 333-131220

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 4
TO
FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GRUPO AEROPORTUARIO del PACIFICO, S.A. de C.V.

(Exact name of Registrant as specified in its charter)

PACIFIC AIRPORT GROUP

(Translation of Registrant's name into English)

United Mexican States	4581	None
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Avenida Mariano Otero No. 1249-B
Torre Pacifico, Piso 6
Col. Rinconada del Bosque
44530 Guadalajara, Jalisco, Mexico
(5233) 3880-1100
(Address and telephone number of Registrant's principal executive office)

CT Corporation System
111 Eighth Avenue
New York, NY 10011
(212) 894-8940
(Name, address and telephone number of agent for service)

Copies to:

Jorge U. Juantorena, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006-1470	Antonia E. Stolper, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10166-0153

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Series B Shares, without par value(4)	476,850,000 shares	$2.00	$953,700,000.00	$102,045.90

(1)
Includes Series B shares, which the underwriters may purchase to cover over-allotments, if any, and Series B shares that are to be offered outside the United States but that may be resold in the United States in transactions requiring registration under the Securities Act of 1933, as amended.

(2)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(a).

(3)
Registration fee previously paid on behalf of the registrant.

(4)
American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of the Series B shares registered hereby will be registered under a separate registration statement on Form F-6 (333-131287). Each such American Depositary Share represents 10 Series B shares.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        The purpose of this amendment is to update certain information in the prospectus concerning the acquisition by Controladora Mexicana of its interest in Aeropuertos Mexicanos del Pacifico, S.A. de C.V. and future meetings of our shareholders, and to file certain new exhibits to the registration statement.

The information in this prospectus is not complete and may be changed. There will be no sale of these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION: PRELIMINARY PROSPECTUS DATED FEBRUARY 21, 2006

414,652,171 Series B Shares

Grupo Aeroportuario del Pacífico, S.A. de C.V.

Common Stock
in the form of American
Depositary Shares (ADSs)
and Series B Shares

        269,523,910 Series B shares are initially being offered in the United States and elsewhere outside of Mexico in the form of ADSs and Series B shares. An additional 145,128,261 Series B shares are being concurrently offered in Mexico.

        The selling stockholder is selling all of the ADSs and Series B shares. We will not receive any proceeds from this global offering.

        Prior to this global offering, there has been no public market for the ADSs or Series B shares. The initial offering price for each ADS is expected to be between U.S. $18.00 and U.S. $20.00. The initial offering price for each Series B share is expected to be between U.S. $1.80 and U.S. $2.00 (reflecting the ratio of 10 Series B shares for each ADS). We have applied to list the ADSs on the New York Stock Exchange under the symbol "PAC" and to list the Series B shares on the Mexican Stock Exchange under the symbol "GAP."

        Investing in the ADSs or Series B shares involves risks. See "Risk Factors" on page 20.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Stockholder
Per ADS	US$	US$	US$
Per Series B share	US$	US$	US$
Total	US$	US$	US$

        The selling stockholder has granted an option, exercisable for 30 days, to the international underwriters to purchase up to 40,428,590 additional Series B shares and to the Mexican underwriter to purchase up to 21,769,239 additional Series B shares.

        The underwriters are offering the ADSs and the Series B shares subject to various conditions and may reject all or part of any order, without notice. Delivery of the ADSs and the Series B shares is expected to be made on or about              , 2006.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Application has been made for the registration of the Series B shares in the Mexican National Securities Registry maintained by the Mexican National Banking and Securities Commission. Such registration is not a certification as to the investment quality of the securities, the solvency of the issuer or the accuracy or completeness of the information contained in this prospectus.

Credit Suisse

Citigroup	Deutsche Bank	Santander Investment

The date of this prospectus is                           , 2006

TABLE OF CONTENTS

PRESENTATION OF FINANCIAL INFORMATION	2
EXCHANGE RATES	3
INDUSTRY AND OTHER DATA	4
SUMMARY	5
THE COMPANY	5
THE GLOBAL OFFERING	12
SUMMARY CONSOLIDATED FINANCIAL INFORMATION	16
RISK FACTORS	20
BUSINESS STRATEGY	38
USE OF PROCEEDS	42
CAPITALIZATION	42
DILUTION	43
MARKET INFORMATION	43
DIVIDEND POLICY	49
SELECTED CONSOLIDATED FINANCIAL INFORMATION	51
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	55
BUSINESS	90
REGULATORY FRAMEWORK	131
MANAGEMENT	145
RELATED PARTY TRANSACTIONS	154
PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDER	156
DESCRIPTION OF CAPITAL STOCK	159
DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS	173
TAXATION	179
UNDERWRITING	182
NOTICE TO CANADIAN RESIDENTS	188
FORWARD-LOOKING STATEMENTS	189
WHERE YOU CAN FIND MORE INFORMATION	190
ENFORCEABILITY OF CIVIL LIABILITIES	191
VALIDITY OF SECURITIES	191
EXPERTS	191
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information contained in this document is accurate on the date of this document and may no longer be accurate at the time of the delivery of this prospectus or any sale of the ADSs or Series B shares.

NOTICE TO UNITED KINGDOM RESIDENTS

        This offering is only being made to persons in the United Kingdom whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the UK Financial Services and Markets Act 2000, or FSMA, and each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by it in connection with the issue or sale of the ADSs in circumstances in which section 21(1) of FSMA does not apply to Grupo Aeroportuario del Pacifico, S.A. de C.V. Each of the underwriters agrees and acknowledges that it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

PRESENTATION OF FINANCIAL INFORMATION

        Our audited financial statements are prepared in accordance with accounting principles generally accepted in Mexico (Mexican GAAP), which differ in certain significant respects from accounting principles generally accepted in the United States (U.S. GAAP). For example, Mexican GAAP provides for the recognition of certain effects of inflation by restating non-monetary assets and non-monetary liabilities using the Mexican Consumer Price Index, restating the components of stockholders' equity using the Mexican Consumer Price Index and recording gains or losses in purchasing power from holding monetary liabilities or assets. Mexican GAAP also requires the restatement of all financial statements to constant Mexican pesos as of the date of the most recent balance sheet presented. Our audited financial statements for the years ended December 31, 2004, 2003 and 2002 and all other financial information contained herein with respect to the years ended December 31, 2004, 2003, 2002, 2001 and 2000 are accordingly presented in constant pesos with purchasing power as of December 31, 2004, unless otherwise noted. Our audited interim financial statements for the nine-month period ended September 30, 2005, which include comparative unaudited financial information for the nine-month period ended September 30, 2004, and all other financial information presented herein with respect to the nine-month periods ended September 30, 2005 and 2004 are presented in constant pesos with purchasing power as of September 30, 2005. The difference in the purchasing power of the peso at December 31, 2004 as compared to the purchasing power of the peso at September 30, 2005 was 1.7%, which we do not consider to be material or to materially affect financial results as presented herein. For a more detailed discussion of these differences as they relate to our business, see Note 22 to our audited year-end financial statements and Note 21 to our audited interim financial statements for the nine-month period ended September 30, 2005.

        References in this prospectus to "dollars," "U.S. dollars", "$" or "U.S. $" are to the lawful currency of the United States. References in this prospectus to "pesos", "Pesos" or "Ps." are to the lawful currency of Mexico. We publish our financial statements in pesos.

        This prospectus contains translations of certain peso amounts to U.S. dollars at specified rates solely for your convenience. These translations do not mean that the peso amounts actually represent such dollar amounts or could be converted into U.S. dollars at the rate indicated. Unless otherwise indicated, we have translated these U.S. dollar amounts from pesos at the exchange rate of Ps. 10.791 per U.S. $1.00, the Federal Reserve noon buying rate on September 30, 2005.

EXCHANGE RATES

        The following table sets forth, for the periods indicated, the high, low, average and period-end, free-market exchange rate expressed in pesos per U.S. dollar. The average annual rates presented in the following table were calculated by using the average of the exchange rates on the last day of each month during the relevant period. The data provided in this table are based on noon buying rates published by the Federal Reserve Bank of New York for cable transfers in Mexican pesos. We have not restated the rates in constant currency units. All amounts are stated in pesos. We make no representation that the Mexican peso amounts referred to in this prospectus could have been or could be converted into U.S. dollars at any particular rate or at all.

Exchange Rates

Year Ended December 31,	High	Low	Average(1)	Period End
1999	10.60	9.24	9.56	9.48
2000	10.09	9.18	9.47	9.62
2001	9.97	8.95	9.33	9.16
2002	10.43	9.00	9.75	10.43
2003	11.41	10.11	10.85	11.24
2004	11.64	10.81	11.31	11.15
2005	11.41	10.41	10.88	10.63
August 2005	10.90	10.58	10.69	10.79
September 2005	10.89	10.68	10.79	10.79
October 2005	10.94	10.69	10.84	10.79
November 2005	10.77	10.57	10.68	10.77
December 2005	10.77	10.41	10.63	10.63
January 2006	10.64	10.44	10.54	10.44

(1)
Average of month-end rates or daily rates, as applicable.

Source: Federal Reserve noon buying rate.

        Except for the period from September through December 1982, during a liquidity crisis, the Mexican Central Bank has consistently made foreign currency available to Mexican private-sector entities (such as us) to meet their foreign currency obligations. Nevertheless, in the event of renewed shortages of foreign currency, there can be no assurance that foreign currency would continue to be available to private-sector companies or that foreign currency needed by us to service foreign currency obligations or to import goods could be purchased in the open market without substantial additional cost.

        Fluctuations in the exchange rate between the peso and the U.S. dollar will affect the U.S. dollar value of securities traded on the Mexican Stock Exchange, including the Series B shares and, as a result, will likely affect the market price of the ADSs. Such fluctuations will also affect the U.S. dollar conversion by the depositary of any cash dividends paid in pesos on Series B shares represented by ADSs.

        On February 17, 2006, the Federal Reserve noon buying rate was Ps. 10.4525 per U.S. $1.00.

INDUSTRY AND OTHER DATA

        This prospectus contains certain statistical and other information regarding international and Mexican airports. This information has been derived or extracted, as noted, from publications of the Mexican Bureau of Civil Aviation and the Airport and Auxiliary Services Agency.

        This prospectus also includes certain demographic and tourism data that have been extracted or derived from publications of the World Tourism Organization, the Mexican Ministry of Tourism, the Mexican Central Bank, the Mexican National Institute of Statistics, Geography and Informatics, the Mexican National Institute of Migration, the Mexican Bureau of Civil Aviation, the Association of the Development of Timeshares and the Los Cabos Hotel Association. All population data for Mexico included in this prospectus are based on estimated population data as of 2004 published by the Mexican National Institute of Statistics, Geography and Informatics in 2000 or information published by the Mexican National Population Council. All information included in this prospectus that is identified as having been derived or extracted from these institutions is included herein on the authority of such sources as public official documents.

        All information in this prospectus relating to an airport's percentage of international passengers is based on the number of that airport's passengers arriving from and departing to foreign destinations relative to the total number of passengers served by that airport, unless otherwise specified. All information in this prospectus relating to an airport's percentage of domestic passengers is based on the number of that airport's passengers arriving from and departing to domestic destinations relative to the total number of passengers served by that airport. Accordingly, this information reflects the place of origin or destination of passengers as opposed to their residence.

        When we refer to "terminal passengers" we are referring to the sum of all arriving and departing passengers on commercial and general aviation flights, other than transit passengers. "Transit passengers", or through passengers, are those who generally are not required to change aircraft while on a multiple-stop itinerary, who generally do not disembark their aircraft to enter the terminal building. When we refer to "total passengers" we are referring to the sum of terminal passengers plus transit passengers. When we refer to "commercial aviation passengers," we are referring to the sum of terminal and transit passengers, excluding general aviation passengers, such as those on private non-commercial aircraft. System-wide data in Mexico are based on commercial aviation passengers, but we generally measure our operations based on terminal passengers.

        When we refer to "air traffic movements" we are referring to the sum of all aircraft arrivals and departures of any kind at an airport.

        This prospectus includes references to "workload units," which are units measuring an airport's passenger traffic volume and cargo volume. A workload unit currently is equivalent to one terminal passenger or 100 kilograms (220 pounds) of cargo.

        As used in this prospectus, "maximum rate" refers to the maximum amount of revenues per workload unit that an airport may earn annually from services subject to price regulation pursuant to the terms of our concessions and applicable Mexican law. Each airport's maximum rates are adjusted periodically to reflect changes in the Mexican producer price index (excluding petroleum). For a detailed discussion of the relevance of the maximum rates to our business, see "Regulatory Framework—Aeronautical Services Regulation."

        Unless otherwise indicated, the information contained in this prospectus assumes that the underwriters' over-allotment option to purchase an additional 62,197,829 Series B shares from the selling stockholder is not exercised and that AMP has not exercised any of its options to acquire our shares. For further information regarding the options to purchase additional shares, see "Underwriting" and "Principal Stockholders and Selling Stockholder."

        At a shareholders' meeting held on February 2, 2006, our shareholders agreed to effect a reverse stock split whereby one new share of capital stock was issued in exchange for each outstanding 28.5558 shares of capital stock. Unless otherwise noted herein, all share and per-share data in this prospectus have been adjusted to reflect the reverse stock split for all periods presented.

SUMMARY

        This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes specific terms of the ADSs and the Series B shares that the selling stockholder is offering, as well as information regarding our business and detailed financial information. You should read the entire prospectus carefully, including the risk factors and financial statements.

        Grupo Aeroportuario del Pacifico, S.A. de C.V. is a holding company that conducts all of its operations through its subsidiaries. Grupo Aeroportuario del Pacifico, S.A. de C.V. and each of its subsidiaries are organized under the laws of Mexico. The terms "we," "our" and "us" in this prospectus refer to Grupo Aeroportuario del Pacifico, S.A. de C.V., together with its subsidiaries, and to properties and assets that we own or operate, unless otherwise specified.

THE COMPANY

Introduction

        We were incorporated in 1998 as part of the Mexican government's program for the opening of Mexico's airports to private investment. We hold concessions to operate, maintain and develop 12 airports in the Pacific and Central regions of Mexico. Each of our concessions has a term of 50 years beginning on November 1, 1998. The term of each of our concessions may be extended by the Ministry of Communications and Transportation under certain circumstances for up to 50 additional years. As operator of the 12 airports under our concessions, we charge airlines, passengers and other users fees for the use of the airports' facilities. We also derive rental and other income from commercial activities conducted at our airports, such as the leasing of space to restaurants and retailers.

Our Operations

        We operate 12 airports, which serve two major metropolitan areas (Guadalajara and Tijuana), several tourist destinations, such as Puerto Vallarta, Los Cabos, La Paz and Manzanillo, and a number of mid-sized cities, such as Hermosillo, Leon, Guanajuato, Silao, Morelia, Aguascalientes, Mexicali and Los Mochis. Our airports are located in 9 of the 31 Mexican states, covering a territory of approximately 566,000 square kilometers (approximately 216,000 square miles), with a population of approximately 26 million according to the Mexican National Population Council (Consejo Nacional de Poblacion). All of our airports are designated as international airports under Mexican law, meaning that they are all equipped to receive international flights and maintain customs, refueling and immigration services managed by the Mexican government.

        Six of our airports rank among the top ten busiest airports in Mexico based on commercial aviation passenger traffic, according to data published by the Mexican Bureau of Civil Aviation (Direccion General de Aeronautica Civil) in 2004. According to figures of the Mexican Bureau of Civil Aviation, our commercial aviation passenger traffic accounted for approximately 26.4% and 27% of all arriving and departing commercial aviation passengers in Mexico in 2004 and the first nine months of 2005, respectively.

        The following table sets forth the top ten airports in Mexico by commercial aviation passenger traffic in 2004:

Principal Mexican Airports by Passenger Traffic

Airport	2004 Commercial Aviation Passengers (thousands)
Mexico City	22,940
Cancun	10,011
Guadalajara*	5,375
Monterrey	4,288
Tijuana*	3,382
Puerto Vallarta*	2,271
Los Cabos*	1,826
Hermosillo*	1,197
Bajio*	1,029
Merida	931

*
Indicates airports operated by us.

Source: Mexican Bureau of Civil Aviation

        In 2004, we recorded revenues of Ps. 2,190.4 million (U.S. $203.0 million) and net income of Ps. 387.3 million (U.S. $35.9 million). In the first nine months of 2004, we recorded revenues of Ps. 1,653.7 million (U.S.$153.2 million) and net income of Ps. 355.9 million (U.S.$33.0 million), while in the first nine months of 2005, we recorded revenues of Ps. 1,909.5 (U.S. $177.0 million) and net income of Ps. 521.2 million (U.S. $48.3 million). Our airports handled approximately 17.5 million terminal passengers in 2004, making us the largest private airport operator in the Americas. In the first nine months of 2004 and 2005, our airports handled 13.2 million terminal passengers and 14.3 million terminal passengers, respectively.

        Our airports serve several major international routes, including Guadalajara-Los Angeles, which ranked as the second busiest international route in Mexico by total number of passengers in 2004 according to the Mexican Bureau of Civil Aviation. In addition, our airports serve major resort destinations such as Puerto Vallarta and Los Cabos, which are among the most popular destinations in Mexico visited by tourists from California. Our airports also serve major domestic routes, including Guadalajara-Mexico City, which was the country's third busiest route in 2004, handling over 1.4 million total passengers that year, according to the Mexican Bureau of Civil Aviation. Other top-five domestic routes in terms of total passenger traffic include Mexico City-Tijuana and Guadalajara-Tijuana, according to the Mexican Bureau of Civil Aviation.

        Two of our airports, Guadalajara International Airport and Tijuana International Airport, serve major metropolitan areas. Guadalajara is the second largest city in Mexico, with a population of more than four million in the greater metropolitan area, and Tijuana is the fifth largest city in Mexico, with a population of approximately 1.5 million. In addition, Tijuana, which is located near the Mexico-U.S. border, is a popular destination for Mexicans traveling to or returning from the United States. In 2004 and the first nine months of 2005, Guadalajara International Airport and Tijuana International Airport together represented approximately 50.2% and 47.7%, respectively, of our terminal passenger traffic and 47.5% and 44.3%, respectively, of our total revenues.

        Four of our airports, Puerto Vallarta International Airport, Los Cabos International Airport, La Paz International Airport and Manzanillo International Airport, serve popular Mexican tourist destinations. Of these tourist destinations, Puerto Vallarta and Los Cabos are the largest, with Puerto Vallarta constituting Mexico's second largest international tourist destination and Los Cabos the third largest in terms of visitors in 2004, according to the Mexican National Institute of Migration (Instituto Nacional de Migracion). Puerto Vallarta attracted approximately 2.3 million terminal passengers in 2004, while Los Cabos attracted approximately 1.8 million terminal passengers in that year. In 2004 and the first nine months of 2005, our Puerto Vallarta and Los Cabos International Airports together represented 23.4% and 27%, respectively, of our terminal passengers and 28.4% and 32.3%, respectively, of our total revenues.

        Mexico was the eighth largest tourist destination in the world in 2004 in terms of international arriving tourists (20.6 million), according to the World Tourism Organization. Within Latin America and the Caribbean, Mexico ranked first in 2004 in terms of number of foreign visitors and income from tourism, according to the World Tourism Organization. The tourism industry is one of the largest generators of foreign exchange in the Mexican economy, contributing U.S. $10.8 billion in 2004, according to the Mexican Ministry of Tourism.

        The remaining six airports in our group serve mid-sized cities—Hermosillo, Leon, Morelia, Aguascalientes, Mexicali and Los Mochis—with diverse economic activities. These cities are industrial centers (Hermosillo, Leon, Aguascalientes and Mexicali) and/or the hubs of important agricultural regions (Leon, Morelia and Los Mochis). Of these six airports, Hermosillo International Airport has the highest passenger traffic volume (1.2 million terminal passengers in 2004).

        The following table provides summary data for each of our 12 airports for the year ended December 31, 2004 and for the nine months ended September 30, 2005:

		Year ended December 31, 2004					Nine months ended September 30, 2005
Airport	Type of area served	Terminal passengers		Revenues		Revenues per terminal passenger(1)	Terminal passengers		Revenues		Revenues per terminal passenger(1)
		Number (in millions)%		(millions of pesos)%		(pesos)	Number (in millions)%		(million of pesos)%		(pesos)
Guadalajara International Airport	Large, metropolitan city(2)	5.4	30.8%	737.7	33.7%	136.8	4.2	29.5%	603.7	31.6%	142.9
Tijuana International Airport	Large, metropolitan city	3.4	19.4	303.5	13.9	89.5	2.6	18.2	241.5	12.6	92.4
Puerto Vallarta International Airport	Tourist destination	2.3	13.0	310.3	14.2	136.1	2.0	14.3	301.6	15.8	147.3
Los Cabos International Airport	Tourist destination	1.8	10.4	312.6	14.3	171.1	1.8	12.8	315.9	16.5	172.8
Hermosillo International Airport	Mid-sized city(3)	1.2	6.9	117.8	5.4	96.8	0.9	6.4	97.9	5.1	106.6
Bajio International Airport	Mid-sized city	1.0	6.0	133.5	6.1	127.7	0.8	5.8	114.7	6.0	137.0
Morelia International Airport	Mid-sized city	0.6	3.5	77.4	3.5	126.8	0.5	3.5	70.2	3.7	139.4
La Paz International Airport	Tourist destination	0.4	2.5	56.5	2.6	129.1	0.3	2.4	47.7	2.5	139.3
Aguascalientes International Airport	Mid-sized city	0.4	2.1	40.5	1.8	111.3	0.3	1.9	33.0	1.7	120.6
Mexicali International Airport	Mid-sized city	0.5	3.1	52.2	2.4	97.3	0.4	2.9	41.9	2.2	100.1
Los Mochis International Airport	Mid-sized city	0.2	1.3	25.2	1.2	112.7	0.2	1.1	18.3	1.0	118.8
Manzanillo International Airport	Tourist destination	0.2	1.1	23.2	1.1	121.5	0.2	1.2	23.1	1.2	129.3

TOTAL:		17.5	100.0%	2,190.4	100.0%	125.0	14.3	100.0%	1,909.5	100.0%	133.2

(1)
Revenues per terminal passenger are calculated by dividing the total revenues for each airport by the number of terminal passengers for each airport.

(2)
The Mexican National Population Council defines a large city as a city with a population greater than one million people.

(3)
The Mexican National Population Council defines a mid-sized city as a city with a population between 100,000 and one million people.

        The Ministry of Communications and Transportation of Mexico has recently granted concessions to four new airlines, which we understand will operate as low-cost carriers. We expect that the addition of these airlines will increase our passenger traffic volume. In addition, pursuant to an amended bilateral aviation agreement between Mexico and the United States, the number of carriers eligible to operate routes between twelve specified Mexican airports (including three airports operated by us) and any U.S. city will be increased in 2006 from two Mexican and two U.S. carriers to three Mexican and three U.S. carriers, which we expect will generate additional future growth in our passenger traffic. The amended bilateral agreement will enter into effect once all necessary governmental approvals have been obtained. We also expect to achieve additional future growth as a result of the increase, beginning in October 2007, of carriers operating routes between our Guadalajara International Airport and any city in the U.S. pursuant to the amended bilateral agreement, from two Mexican and two U.S. carriers to three Mexican and three U.S. carriers. There can be no assurance that any of these developments will increase our passenger traffic volume.

        Our principal executive headquarters are located at Avenida Mariano Otero No. 1249-B, Torre Pacifico, Piso 6, Guadalajara, Jalisco, Mexico, 44530. This is also the business address of the directors and officers identified under "Management—Directors" and "Management—Executive Officers" below. Our telephone number is + (5233) 3880-1100.

Investment by Aeropuertos Mexicanos del Pacifico, S.A. de C.V.

        In 1999, as part of the first stage in the process of opening Mexico's airports to private investment, the Mexican government sold a 15% equity interest in us to Aeropuertos Mexicanos del Pacifico, S.A. de C.V. pursuant to a public bidding process. We refer to Aeropuertos Mexicanos del Pacifico as "AMP." This offering is the second stage of the opening of our airports to private investment.

        The following are AMP's current stockholders:

  •
  AENA Desarrollo Internacional, S.A., or AENA, owns 25.5% of AMP. AENA is a wholly owned subsidiary of Aeropuertos Espanoles y Navegacion Aerea, a Spanish state-owned company that manages all airport operations in Spain. Aeropuertos Espanoles y Navegacion Aerea operates 47 airports in Spain, handling approximately 166 million total passengers in Spain in 2004, making it one of the largest airport operators in the world. Pursuant to the privatization guidelines published by the Mexican government during the first phase of our privatization, requiring our strategic stockholder to have, among other qualifications, an operating partner and a Mexican partner, AENA is one of AMP's two key partners, acting as its operating partner. In addition to its investment in AMP, AENA also directly manages four other airports in Latin America. In addition, AENA owns 10.0% of Airport Concessions and Development Limited, which owns a British airport company that operates thirteen airports in Europe, North America and Latin America through ownership, concession or management arrangements. In 2004, AENA had total revenue of approximately U.S.$1.5 billion.

  •
  Controladora Mexicana de Aeropuertos, S.A. de C.V., or Controladora Mexicana, owns 25.5% of AMP. Controladora Mexicana is a Mexican joint venture company 50% owned by Pal Aeropuertos, S.A. de C.V., and 50% owned by Promotora Aeronautica del Pacifico, S.A. de C.V. Pal Aeropuertos, S.A. de C.V. is a Mexican special purpose vehicle owned by Eduardo Sanchez Navarro Redo, an individual Mexican investor with substantial interests in Mexican real estate. Promotora Aeronautica del Pacifico, S.A. de C.V. is a Mexican special purpose vehicle owned by Laura Diez Barroso Azcarraga and her husband, Carlos Laviada Ocejo. Mrs. Diez Barroso has extensive experience in the magazine publishing industry and currently serves on the boards of directors of Telefonos de Mexico, S.A. de C.V., Grupo Financiero Inbursa S.A. and Royal Caribbean Cruises Ltd. Mr. Laviada Ocejo, an individual Mexican investor with substantial interests in real estate development and automobile dealerships in Mexico City, currently serves on the board of directors of Toyota Mexico Dealers A.C. Pursuant to the privatization guidelines discussed above, Controladora Mexicana is AMP's second key partner, acting as its Mexican partner. Controladora Mexicana recently acquired its interest in AMP from Aeropuertos del Pacifico Noroeste, S.A. de C.V., or Pacifico Noroeste, which is no longer a shareholder of AMP.

    The Mexican antitrust authorities have conditioned their recent approval of this sale on the disposition by the shareholders of Controladora Mexicana of any direct or indirect equity interest they hold in Grupo Mexicana de Aviacion, S.A. de C.V., or Grupo Mexicana, the owner of Mexicana and Click airlines, or its subsidiaries. See "Business—Opening of Mexican Airports to Investment—Investment by AMP" and "Principal Stockholders and Selling Stockholders," as well as "Risk Factors—The failure of the shareholders of Controladora Mexicana to comply with certain conditions imposed by the Mexican unitrust authorities could have a material adverse effect on us or the value of our securities."

  •
  Desarrollo de Concesiones Aeroportuarias, S.A., or DCA, a subsidiary of Actividades de Construcciones y Servicios, S.A., owns 34.42% of AMP. Actividades de Construcciones y Servicios is one of Europe's major construction companies and an operator of various infrastructure projects under concessions in industries including airports, trains, toll roads, ports and car parking on four continents. Actividades de Construccion y Servicios is the largest operator of concessions in Latin America and one of the largest operators of concessions (based on number of concessions) in the world. In July 2005, Actividades de Construccion y Servicios acquired 22.073% of Grupo Union FENOSA, S.A, the majority shareholder of Inversora, and Actividades de Construccion y Servicios, S.A. recently acquired an additional 6.26% stake in Grupo Union FENOSA, S.A. Actividades de Construccion y Servicios also owns 24.83% of Abertis Infraestructuras, S.A., the majority shareholder of Airport Concessions and Development Limited. Actividades de Construccion y Servicios is listed on the Madrid Stock Exchange and had a market capitalization of €8.7 billion as of December 5, 2005.

  •
  Inversora del Noroeste, S.A. de C.V., or Inversora, owns 14.58% of AMP. Inversora is a Mexican company controlled by Grupo Union FENOSA, S.A., a Spanish energy utility company with a strong international presence of approximately 24,000 employees in 28 countries and four continents. The company is involved in the generation, transmission, distribution and marketing of energy, in telecommunications and in professional services. Grupo Union FENOSA, S.A.'s largest shareholder is Actividades de Construccion y Servicios, S.A., the parent corporation of DCA. Grupo Union FENOSA, S.A. is listed on the Madrid Stock Exchange and had a market capitalization of €9.8 billion as of December 5, 2005.

        In 1999, AMP paid the Mexican government a total of Ps. 2,453.4 million (nominal pesos, excluding interest) (U.S. $261 million based on the exchange rate in effect on the date of AMP's bid) in exchange for:

  •
  All of our Series BB shares, representing 15% of our outstanding capital stock;

  •
  an option to subscribe for up to 5% of newly issued Series B shares; and

  •
  the right and obligation to enter into various agreements with us and the Mexican government, including a participation agreement setting forth the rights and obligations of each of the parties involved in the privatization (including AMP), a 15-year technical assistance agreement setting forth AMP's right and obligation to provide technical assistance to us in exchange for an annual fee, and a shareholders' agreement under terms established during the public bidding process. These agreements are described in greater detail under "Principal Stockholders and Selling Stockholder" and "Related Party Transactions."

        Under the technical assistance agreement, AMP provides management and consulting services and transfers industry expertise and technology to us in exchange for a fee, which in 2004 amounted to Ps. 75.5 million (U.S. $7 million). This agreement is more fully described in "Related Party Transactions."

        Pursuant to our bylaws, AMP (as holder of our Series BB shares) has the right to appoint and remove our chief executive officer, our chief financial officer, our chief operating officer and our commercial director, to elect four members of our board of directors and to designate 20% of the members of each board committee (or one member in the case of any committee consisting of fewer than five members). AMP (as holder of our Series BB shares) also has the right pursuant to our bylaws to veto certain actions requiring approval of our stockholders (including the payment of dividends, the amendment of our bylaws and the amendment of its right to appoint certain members of our senior management). These rights are not subject to the technical assistance agreement and the participation agreement remaining in effect. If at any time before August 25, 2014 AMP were to hold less than 7.65% of our capital stock in the form of Series BB shares, it would lose its veto rights (but its other special rights would be unaffected). If at any time after August 25, 2014 AMP were to hold less than 7.65% of our capital stock in the form of Series BB shares, such shares must be converted into Series B shares, which would cause AMP to lose all of its special rights. As long as AMP retains at least 7.65% of our capital stock in the form of Series BB shares, whether before or after August 25, 2014, all of its special rights will remain in place. Pursuant to our bylaws, the technical assistance agreement and the participation agreement, AMP may not transfer more than 49% of its Series BB shares until after August 25, 2009. The rights and obligations of AMP in our management are described under "Management—Committees," "Description of Capital Stock" and "Principal Stockholders and Selling Stockholders."

        The remaining 85% of our outstanding capital stock was transferred on August 25, 1999 by the Mexican government to a Mexican trust established by Nacional Financiera, S.N.C., or NAFIN, a Mexican national credit institution and development bank owned and controlled by the Mexican government. NAFIN is acting as trustee of this trust pursuant to the instructions of the Ministry of Communications and Transportation. This trust is the selling stockholder in this global offering, which is the second stage of our privatization. The net proceeds from the sale of shares held by the selling stockholder are payable to the Mexican government.

Principal Terms of Our Concessions

Master Development Programs

        Every five years, we are required to submit to the Ministry of Communications and Transportation for approval a master development program for each of our concessions describing, among other matters, our strategy, our traffic forecasts and our expansion, modernization and maintenance plans. Each master development program is required to be updated and resubmitted for approval to the Ministry of Communications and Transportation every five years. Upon such approval, the master development program is binding and deemed to constitute part of the relevant concession. Any major construction, renovation or expansion of an airport generally may only be made pursuant to a concession holder's master development program and upon approval by the Ministry of Communications and Transportation. In December 2004, the Ministry of Communications and Transportation approved the master development programs for each of our airports for the 2005 to 2009 period. These five-year programs will be in effect from January 1, 2005 until December 31, 2009.

        We believe that we complied with the investment obligations set forth in our previous master development programs for each of our airports for the years 2000 through 2004. We expect the Ministry of Communications and Transportation will formally determine during the first six months of 2006 whether we complied with our obligations for the five-year period ended December 31, 2004. If the Ministry of Communications and Transportation determines that we did not comply with our obligations under each of our master development programs, we may be subject to sanctions. See "Regulatory Framework—Penalties and Termination and Revocation of Concession and Concession Assets."

Aeronautical Services Regulation

        The majority of our revenues are derived from providing aeronautical services, which generally are related to the use of our airport facilities by airlines and passengers. Our aeronautical revenues principally consist of a fee for each departing passenger, aircraft landing fees, an aircraft parking fee, a fee for the transfer of passengers from the aircraft to the terminal building and a security charge for each departing passenger.

        Since January 1, 2000, all of our revenues from aeronautical services have been subject to a price regulation system established by the Ministry of Communications and Transportation. This price regulation system establishes a "maximum rate" for each airport for every year in a five-year period. In 2004, approximately 82.4% of our total revenues were earned from aeronautical services, which are subject to regulation under our maximum rates. The "maximum rate" is the maximum amount of revenues per "workload unit" that may be earned at an airport each year from regulated revenue sources. Under this regulation, a workload unit is equivalent to one terminal passenger or 100 kilograms (220 pounds) of cargo. We are able to set the specific prices for each aeronautical service at each of our airports every six months (or more frequently if accumulated inflation since the last adjustment exceeds 5%), as long as the combined revenue from regulated services at an airport does not exceed the maximum rate per workload unit at that airport on an annual basis. Since our aggregate revenues resulting from regulated services are not otherwise restricted, increases in passenger and cargo traffic increase the workload units used to determine our maximum rates and therefore permit greater revenues overall within each five-year period for which maximum rates are established.

        The maximum rates for each of our airports were initially established by the Ministry of Communications and Transportation through December 31, 2004 and are reflected in the terms of our concessions. For subsequent five-year periods, each airport's maximum rate is to be determined by the Ministry of Communications and Transportation every five years based on a general framework established in our concessions. This framework includes, among other factors to be used in determining our maximum rates, projections of an airport's revenues, operating costs and capital expenditures, as well as the estimated cost of capital related to regulated services and projected annual efficiency adjustments determined by the Ministry of Communications and Transportation.

        In December 2004, the Ministry of Communications and Transportation determined the maximum rates for our airports for the 2005 to 2009 period. For further information on the maximum rates applicable to our airports, see "Regulatory Framework—Principal Terms of Our Concessions—Aeronautical Services Regulation" and "Risk Factors—Risks Related to Our Operations."

        Our revenues from non-aeronautical services, including revenues that we earn from most commercial activities in our terminals, are not regulated under this price regulation system, and are therefore not subject to a ceiling. As a result of the different treatment afforded aeronautical and non-aeronautical revenues, we refer to this system as a "dual-till" system. For a description of how we classify our revenues into aeronautical and non-aeronautical services, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Classification of Revenues."

Fourth Quarter Outlook

        We estimate that our airports served approximately 19.1 million terminal passengers in 2005, which represents a 9.2% increase over 2004. Of our total terminal passengers in 2005, we estimate that approximately 11.5 million were domestic passengers and 7.6 million were international passengers. We estimate that domestic and international terminal passenger traffic in 2005 was 1.0% and 24.7% higher, respectively, than in 2004.

        During the first nine months of 2005, our revenues, operating income and net income increased by 15.5%, 31.4% and 46.5%, in each case as compared to the corresponding period in 2004. We expect revenues and operating income for 2005 to increase relative to 2004 at rates modestly below the increases we experienced in those line items for the first nine months of 2005, while we believe the increase in net income will exceed the percentage increase for the first nine months of 2005.

        Our estimates are based on preliminary, unaudited data. Our actual audited results of operations for 2005 could differ from these estimates.

THE GLOBAL OFFERING

Global Offering	The selling stockholder is offering 269,523,910 Series B shares in the form of ADSs and Series B shares in the United States and elsewhere outside of Mexico and 145,128,261 Series B shares in Mexico. Each ADS represents 10 Series B shares.
U.S. and International Offering	269,523,910 Series B shares in the form of ADSs or, if you so choose, Series B shares.
Mexican Offering	145,128,261 Series B shares.
Selling Stockholder
All of the Series B shares are being offered by the selling stockholder, which, prior to this global offering, held 476,850,000 Series B shares, representing all of the then-outstanding Series B shares and 85% of our outstanding capital stock. The selling stockholder is a trust established by the Ministry of Communications and Transportation with NAFIN, a Mexican development bank owned and controlled by the Mexican government. NAFIN is trustee of the selling stockholder. If all of the Series B shares are sold (and the over-allotment option is exercised in full), the Mexican government will cease to have any ownership interest in us.
Expected Offering Price
The initial offering price for each ADS is expected to be between U.S. $18.00 and U.S. $20.00. Based on the ratio of ten Series B shares for each ADS, the initial offering price for each Series B share is expected to be between U.S. $1.80 and U.S. $2.00.
Listings
We have applied to list the ADSs on the New York Stock Exchange under the symbol "PAC" and to list the Series B shares on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A. de C.V.) under the symbol "GAP."
Lock-up Provision
We, the selling stockholder and AMP have agreed not to issue or sell any Series B shares or ADSs for 180 days from the date of this prospectus. For more information regarding these lock-up provisions, see "Underwriting" and "Principal Stockholders and Selling Stockholder."
Over-allotment
The selling stockholder has granted an option, exercisable for 30 days, to the international underwriters to purchase up to 40,428,590 additional Series B shares in the form of ADSs or Series B shares and to the Mexican underwriter to purchase up to 21,769,239 additional Series B shares to cover over-allotments.
Use of Proceeds	We will not receive any proceeds from this global offering. The net proceeds from the sale of ADSs and Series B shares sold in this global offering are payable to the selling stockholder.
Capital Stock	476,850,000 Series B shares and 84,150,000 Series BB shares of our common stock will be outstanding after this global offering. Since all of the Series B shares to be sold in the global offering are being sold by the selling stockholder, the number of Series B shares and Series BB shares outstanding will not change as a result of this global offering.

AMP has an option to subscribe for newly issued Series B shares. This option was originally exercisable in three tranches, the first two of which have expired unexercised. Pursuant to the remaining tranche, AMP has the right to subscribe for 1% of our total capital stock outstanding at the time of the exercise, determined on a fully diluted basis. The remaining tranche may be exercised through August 25, 2006. For further information regarding AMP's option, see "Principal Stockholders and Selling Stockholder."
Voting Rights
Each Series B share will entitle the holder to one vote at any stockholders' meeting, including voting at meetings to elect members of our board of directors. ADS holders may instruct the depositary how to exercise the voting rights of the shares represented by the ADSs. The depositary has agreed that, if we so request, it will mail notices of stockholders' meetings that it receives from us to holders of ADSs and explain the procedures necessary to exercise voting rights. We will use our best efforts to request that the depositary notify you of upcoming votes and ask for your instructions. For a more complete discussion of the depositary's role and your voting rights, see "Description of American Depositary Receipts."
Ownership Limitations
Under our bylaws, except in limited circumstances, no person or group of related persons (as defined therein) may own more than 10% of our Series B shares. AMP beneficially owns all of our outstanding Series BB shares, which represent 15% of our outstanding capital stock, although the shares are held in a trust that allows AMP to vote only the portion of its shares representing up to 10% of our capital stock. For more information regarding this trust, see "Principal Stockholders and Selling Stockholder." The Mexican Airport Law, the concessions and the Mexican Communications Law also impose certain other share ownership limitations on air carriers and foreign governments. For a discussion of these limitations, see "Description of Capital Stock—Stockholder Ownership Restrictions and Antitakeover Protection."
Special Rights of Series BB Stockholder
The Series BB shares held by AMP provide it with certain rights under our bylaws, which are in addition to the rights of holders of Series B shares. Pursuant to our bylaws, AMP (as holder of our Series BB shares) has the right to appoint and remove our chief executive officer, our chief financial officer, our chief operating officer and our commercial director, to elect four members of our board of directors and to designate 20% of the members of each board committee (or one member of any committee consisting of fewer than five members). AMP (as holder of our Series BB shares) also has the right pursuant to our bylaws to veto certain actions requiring approval of our stockholders (including the payment of dividends, the amendment of our bylaws and the amendment of its right to appoint certain members of our senior management). These rights are not subject to the technical assistance agreement and the participation agreement remaining in effect. If at any time before August 25, 2014 AMP were to hold less than 7.65% of our capital stock in the form of Series BB shares, it would lose its veto rights (but its other special rights would be unaffected). If at any time after August 25, 2014 AMP were to hold less than 7.65% of our capital stock in the form of Series BB shares, such shares must be converted into Series B shares, which would cause AMP to lose all of its special rights. As long as AMP retains at least 7.65% of our capital stock in the form of Series BB shares, whether before or after August 25, 2014, all of its special rights will remain in place. Pursuant to our bylaws, the technical assistance agreement and the participation agreement, AMP may not transfer more than 49% of its Series BB shares until after August 25, 2009. For more information regarding AMP's rights and obligations, see "Management—Committees," "Description of Capital Stock" and "Principal Stockholders and Selling Stockholder."
Dividends	We paid aggregate dividends of Ps. 269.9 million in 2003, Ps. 283.8 million in 2004 and Ps. 1.04 billion (constant pesos) in 2005. We did not make any dividend payments in 2002.

Our shareholders adopted a new dividend policy at the general extraordinary shareholders' meeting held on April 15, 2005. Under the policy, our annual dividend is expected to consist of two components. The first component is a fixed amount, which is expected to be Ps. 450 million in 2005 (for the dividend expected to be paid in 2006) and is expected to increase gradually in future years. Second, the dividend policy contemplates that we will additionally distribute any cash and temporary investments we hold (as reflected in our balance sheet as of the month-end prior to the dividend payment, after deducting the fixed component) in excess of our "minimum cash balance." For purposes of our policy, the "minimum cash balance" is the amount of cash and temporary investments that our board of directors determines is necessary to cover the minimum amount of expenses and investments expected to be incurred in the fiscal year during which the dividend payment is made and the subsequent fiscal year. Dividends are expected to be payable in cash and in one or more payments as determined in the relevant general ordinary shareholders meeting approving the dividend.
The declaration, amount and payment of dividends pursuant to the policy described above are subject to (i) compliance with applicable law regarding the declaration and payment of dividends with respect to any year including the establishment of the statutory legal reserve fund, and (ii) the absence of any adverse effect on our business plan for the current or subsequent fiscal year as a result of the payment of any dividend. We cannot assure you that we will continue to pay dividends or that future dividends will be comparable to our previous dividends. Our ability to pay dividends may be restricted by our obligations under a credit agreement with Scotiabank Inverlat, S.A., to which several of our operating subsidiaries are parties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources." Our dividend policy may also be amended at any time by our shareholders. To the extent that we declare and pay dividends or make any other distribution in respect of our outstanding Series B shares, the ADS holders on the relevant date will be entitled to receive dividends or distributions payable in respect of the Series B shares underlying their ADSs. The delivery of dividends or distributions to ADS holders will be subject to the terms of our deposit agreement with the depositary. Cash dividends generally will be paid to the depositary in pesos, except as otherwise provided in this prospectus. Under current applicable Mexican law, any dividend we pay to non-Mexican holders of our Series B shares and ADSs, including the depositary, will not be subject to a dividend withholding tax. For more information regarding our dividend policy and withholding taxes, see "Dividend Policy" and "Taxation."

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        The following tables present our summary consolidated financial information for each of the periods indicated. This information should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements, including the notes thereto, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our financial statements are prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. Note 22 to our audited financial statements for the years ended December 31, 2004, 2003 and 2002 and Note 21 to our audited financial statements for the nine-month period ended September 30, 2005 provides 1) a summary of the principal differences between Mexican GAAP and U.S. GAAP as they relate to our business; 2) a reconciliation to U.S. GAAP of net income and stockholders' equity; and 3) condensed financial statements under U.S. GAAP and additional U.S. GAAP disclosure information.

        Mexican GAAP provides for the recognition of certain effects of inflation by restating non-monetary assets and non-monetary liabilities using the Mexican National Consumer Price Index, restating the components of stockholders' equity using the Mexican National Consumer Price Index and recording gains or losses in purchasing power from holding monetary liabilities or assets. Mexican GAAP also requires the restatement of all financial statements to constant Mexican pesos as of the date of the most recent balance sheet presented. Our audited financial statements for the years ended December 31, 2004, 2003 and 2002 and all other financial information contained herein with respect to the years ended December 31, 2004, 2003, 2002, 2001 and 2000 are accordingly presented in constant pesos with purchasing power as of December 31, 2004, unless otherwise noted. Our audited interim financial statements for the nine-month period ended September 30, 2005, which include comparative unaudited financial information for the nine-month period ended September 30, 2004, and all other financial information presented herein with respect to the nine-month periods ended September 30, 2005 and 2004 are presented in constant pesos with purchasing power as of September 30, 2005. The difference in the purchasing power of the peso at December 31, 2004 as compared to the purchasing power of the peso at September 30, 2005 was 1.7%, which we do not consider to be material or to materially affect our financial results as presented herein. Our results of operations for the nine-month period ended September 30, 2005 are not necessarily indicative of our expected results of operations for the year ended December 31, 2005 and should not be construed as such.

	Year ended December 31,												Nine months ended September 30,
	2000		2001		2002		2003		2004		2004		2004		2005		2005
	(thousands of pesos)(1)										(thousands of dollars)(2)		(thousands of pesos)(1)				(thousands of dollars)(2)
Statement of income data:
Mexican GAAP
Revenues:
Aeronautical services(3)	Ps.	1,574,587	Ps.	1,607,228	Ps.	1,524,331	Ps.	1,631,208	Ps.	1,805,263	U.S.$	167,293	Ps.	1,373,621	Ps.	1,557,283	U.S.$	144,314
Non-aeronautical services(4)		140,355		175,118		196,992		288,895		385,110		35,688		280,050		352,202		32,638
Total revenues		1,714,942		1,782,346		1,721,323		1,920,103		2,190,373		202,981		1,653,671		1,909,485		176,952
Operating costs:
Cost of services:(5)
Employee costs		N/A		254,683		254,166		257,733		266,934		24,737		204,839		209,192		19,386
Maintenance		N/A		117,187		98,409		94,550		101,386		9,395		71,179		73,478		6,809
Safety, security & insurance		N/A		57,226		68,785		76,385		84,040		7,788		63,558		64,085		5,939
Utilities		N/A		48,723		49,107		53,454		61,832		5,730		44,326		48,968		4,538
Other		N/A		88,672		57,019		79,440		95,702		8,869		83,897		62,147		5,759
Total cost of services		549,164		566,491		527,486		561,562		609,894		56,519		467,799		457,870		42,431
Technical assistance fees(6)		79,623		78,732		57,027		64,522		75,537		7,000		56,103		68,386		6,337
Government concession fees(7)		83,381		88,127		84,908		95,245		108,788		10,081		82,099		94,875		8,792
Depreciation and amortization:
Depreciation(8)		21,041		41,608		50,316		74,780		94,652		8,771		71,239		76,771		7,114
Amortization(9)		439,381		443,915		443,848		444,224		460,013		42,629		341,805		377,772		35,008
Total depreciation and amortization		460,422		485,523		494,164		519,004		554,665		51,400		413,044		454,543		42,122
Total operating costs		1,172,590		1,218,872		1,163,585		1,240,333		1,348,884		125,000		1,019,045		1,075,674		99,682
Income from operations		542,352		563,474		557,738		679,770		841,489		77,981		634,626		833,811		77,270
Net comprehensive financing income (expense)		54,232		29,517		31,611		23,314		(14,269)		(1,323)		(1,816)		24,502		2,271
Other income (expense)		12,119		15,273		(55,316)		(10)		(2,372)		(220)		2,781		622		58
Income before income taxes, employee statutory profit sharing and cumulative effect of change in accounting principle		608,703		608,264		534,033		703,074		824,848		76,438		635,591		858,935		79,599
Income tax and employee statutory profit sharing expense		(192,194)		(200,513)		(306,124)		(391,774)		(461,861)		(42,800)		(304,495)		(337,710)		(31,296)
Cumulative effect of change in accounting principle(10)		0		0		0		0		24,342		2,256		24,762		0		0
Consolidated net income		416,509		407,751		227,909		311,300		387,329		35,894		355,858		521,225		48,303
Basic and diluted earnings per share before cumulative effect of change in accounting principle	Ps.	0.7424	Ps.	0.7268	Ps.	0.4063	Ps.	0.5549	Ps.	0.6470	U.S.$	0.0600	Ps.	0.5902	Ps.	0.9291	U.S.$	0.0861
Basic and diluted earnings per share generated by cumulative effect of change in accounting principle	Ps.	0.0000	Ps.	0.0000	Ps.	0.0000	Ps.	0.0000	Ps.	0.0434	U.S.$	0.0040	Ps.	0.0441	Ps.	0.0000	U.S.$	0.0000
Basic and diluted earnings per share(11)	Ps.	0.7424	Ps.	0.7268	Ps.	0.4063	Ps.	0.5549	Ps.	0.6904	U.S.$	0.0640	Ps.	0.6343	Ps.	0.9291	U.S.$	0.0861
Basic and diluted earnings per ADS(11)	Ps.	7.4244	Ps.	7.2683	Ps.	4.0625	Ps.	5.5490	Ps.	6.9043	U.S.$	0.6398	Ps.	6.3433	Ps.	9.2910	U.S.$	0.8610
Dividends per share(12)	U.S.$	0.0854	U.S.$	0.0000	U.S.$	0.0000	U.S.$	0.0446	U.S.$	0.0469			U.S.$	0.0477	U.S.$	0.1717
Dividends per ADS(12)	U.S.$	0.8539	U.S.$	0.0000	U.S.$	0.0000	U.S.$	0.4459	U.S.$	0.4689			U.S.$	0.4769	U.S.$	1.7173
U.S. GAAP:
Revenues							Ps.	1,910,103	Ps.	2,186,496	U.S.$	202,622	Ps.	1,659,155	Ps.	1,885,749	U.S.$	174,752
Income from operations								987,941		1,140,014		105,645		859,580		1,068,626		99,029
Consolidated net income (loss)								513,185		(115,871)		(10,738)		474,980		679,338		62,952
Basic earnings (loss) per share(11)							Ps.	0.9217	Ps.	(0.2081)	U.S.$	(0.0193)	Ps.	0.8531	Ps.	1.2201	U.S.$	0.1131
Diluted earnings (loss) per share(13)							Ps.	0.9148	Ps.	(0.2081)	U.S.$	(0.0193)	Ps.	0.8467	Ps.	1.2109	U.S.$	0.1122
Basic earnings (loss) per ADS(11)							Ps.	9.2168	Ps.	(2.0810)	U.S.$	(0.1929)	Ps.	8.5306	Ps.	12.2009	U.S.$	1.1307
Diluted earnings (loss) per ADS(13)							Ps.	9.1477	Ps.	(2.0810)	U.S.$	(0.1929)	Ps.	8.4667	Ps.	12.1094	U.S.$	1.1222

	Year ended December 31,												Nine months ended September 30,
	2000		2001		2002		2003		2004		2004		2004		2005		2005
	(thousands of pesos)(1)										(thousands of dollars)(2)		(thousands of pesos)(1)				(thousands of dollars)(2)
Other operating data (unaudited):
Total terminal passengers (thousands of passengers)(14)		16,387		16,149		15,294		16,444		17,516		17,516		13,214		14,340		14,340
Total air traffic movements (thousands of movements)		383		387		378		382		390		390		290		311		311
Total revenues per terminal passenger(15)	Ps.	105	Ps.	110	Ps.	113	Ps.	117	Ps.	125	U.S.$	11	Ps.	125	Ps.	133	U.S.$	12
Other data:
EBITDA:
Consolidated net income under Mexican GAAP	Ps.	416,509	Ps.	407,751	Ps.	227,909	Ps.	311,300	Ps.	387,329	U.S. $	35,894	Ps.	355,858	Ps.	521,225	U.S. $	48,303
Minus:
Net comprehensive financing income (expense)		54,232		29,517		31,611		23,314		(14,269)		(1,323)		(1,816)		24,502		2,271
Plus:
Income tax and employee statutory profit sharing expense		192,194		200,513		306,124		391,774		461,861		42,800		304,495		337,710		31,296
Depreciation and amortization		460,422		485,523		494,164		519,004		554,665		51,400		413,044		454,543		42,122
EBITDA(16)	Ps.	1,014,893	Ps.	1,064,270	Ps.	996,586	Ps.	1,198,764	Ps.	1,418,124	U.S.$	131,417	Ps.	1,075,213	Ps.	1,288,976	U.S.$	119,450
Balance sheet data:
Mexican GAAP:
Cash and temporary investments	Ps.	956,085	Ps.	984,643	Ps.	1,040,310	Ps.	1,028,516	Ps.	1,188,941	U.S.$	110,179	Ps.	961,014	Ps.	868,771	U.S.$	80,509
Total current assets		1,465,215		1,190,413		1,310,128		1,498,781		1,552,421		143,862		1,352,029		1,245,696		115,438
Airport concessions, net		18,347,500		18,001,926		17,656,385		17,310,832		16,954,966		1,571,214		17,344,958		16,951,498		1,570,892
Rights to use airport facilities, net		2,764,026		2,674,400		2,584,768		2,495,141		2,405,517		222,918		2,469,656		2,378,517		220,417
Total assets		23,883,396		23,361,116		23,704,334		23,670,660		23,873,192		2,212,322		24,152,150		23,782,126		2,203,886
Current liabilities		997,718		67,690		178,647		101,989		185,844		17,221		99,387		200,674		18,598
Total liabilities		997,718		67,690		182,995		107,980		207,032		19,183		117,065		227,256		21,061
Total stockholders' equity(17)		22,885,678		23,293,426		23,521,339		23,562,680		23,666,160		2,193,139		24,035,085		23,554,870		2,182,825
U.S. GAAP:
Cash and cash equivalents								871,068		946,857		87,745		729,897		807,724		74,852
Total current assets								1,638,768		1,680,319		155,715		1,492,154		1,370,234		126,979
Assets under capital lease ("Rights to use airport facilities" under Mexican GAAP)								2,387,238		2,272,713		210,612		2,340,901		2,224,433		206,138
Total assets								11,747,878		11,465,044		1,062,464		12,150,132		11,359,961		1,052,726
Current liabilities								101,989		186,173		17,253		99,507		205,091		19,006
Total liabilities								113,824		216,734		20,085		117,509		264,430		24,505
Total stockholders' equity(17)								11,634,054		11,248,310		1,042,379		12,032,623		11,095,531		1,028,221
Other data:
Mexican GAAP:
Net resources provided by operating activities	Ps.	865,124	Ps.	763,137	Ps.	644,082	Ps.	571,519	Ps.	1,166,785	U.S.$	108,127	Ps.	818,476	Ps.	972,995	U.S.$	90,168
Net resources used in financing activities		(21,394)		(495,508)		(84,186)		(269,959)		(283,849)		(26,304)		(288,731)		(1,039,573)		(96,338)
Net resources used in investing activities		(572,053)		(239,071)		(504,229)		(313,354)		(722,511)		(66,957)		(614,937)		(274,042)		(25,395)
Increase (decrease) in cash and temporary investments		271,677		28,558		55,667		(11,794)		160,425		14,866		(85,192)		(340,620)		(31,565)
U.S. GAAP:(18)
Net cash provided by operating activities								442,787		1,101,596		102,085		757,291		1,162,287		107,709
Net cash used in investing activities								(313,354)		(708,668)		(65,672)		(602,522)		(271,252)		(25,137)
Net cash used in financing activities								(269,959)		(283,849)		(26,304)		(288,731)		(1,039,573)		(96,337)
Effect of inflation accounting								(28,716)		(33,290)		(3,085)		(22,191)		(6,881)		(638)
(Decrease) increase in cash and cash equivalents								(169,242)		75,789		7,024		(156,153)		(155,419)		(14,402)

(1)
The years ended December 31, 2000, 2001, 2002, 2003 and 2004 are expressed in constant pesos with purchasing power as of December 31, 2004, except as otherwise noted. The nine months ended September 30, 2005 and 2004 are expressed in constant pesos with purchasing power as of September 30, 2005. Per share peso amounts are expressed in pesos (not thousands of pesos).

(2)
Translated into dollars at the rate of Ps. 10.7910 per U.S. dollar, the U.S. Federal Reserve noon buying rate for Mexican pesos at September 30, 2005. The U.S. dollar equivalent information should not be construed to imply that the peso amounts represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate. Per share dollar amounts are expressed in dollars (not thousands of dollars). Operating data expressed in units indicated.

(3)
Revenues from aeronautical services principally consist of a fee for each departing passenger, aircraft landing fees based on the aircraft's weight and arrival time, an aircraft parking fee, a fee for the transfer of passengers from the aircraft to the terminal building and a security charge for each departing passenger, and other sources of revenues subject to regulation under our maximum rates.

(4)
Revenues from non-aeronautical services consist of sources of revenues not subject to regulation under our maximum rates, and consist of revenues from car parking charges, leasing of commercial space to tenants, advertising, taxis and other ground transportation providers and other miscellaneous sources of revenues. Pursuant to our concessions and to the Airport Law and the regulations thereunder, parking services are currently excluded from regulated services under our maximum rates, although the Ministry of Communications and Transportation could decide to regulate such rates.

(5)
Cost of services line item was calculated only as a total for 2000.

(6)
Beginning January 1, 2000, we began paying AMP a technical assistance fee under the technical assistance agreement entered into in connection with AMP's purchase of its Series BB shares. This fee is described in "Business—Opening of Mexican Airports to Investment—Investment by AMP."

(7)
Beginning November 1, 1998, each of our subsidiary concession holders is required to pay a concession fee to the Mexican government under the Mexican Federal Duties Law for the use of public domain assets pursuant to the terms of its concession. The concession fee is currently 5% of each concession holder's gross annual revenues.

(8)
Reflects depreciation of fixed assets.

(9)
Reflects amortization of concessions, rights to use airport facilities, recovered long-term leases and parking lots.

(10)
Represents the gain that resulted from the application of Mexican GAAP Bulletin C-10 governing derivative financial instruments and other hedging operations. See note 3a. to our audited financial statements.

(11)
Based on the ratio of 10 Series B shares per ADS. For Mexican GAAP purposes, based on 561,000,000 weighted average common shares outstanding in each period. For U.S. GAAP purposes, based on 556,792,500 weighted average common shares outstanding in each period.

(12)
Peso amounts were Ps. 0.9214 per share in 2000, Ps. 0.4812 per share in 2003, Ps. 0.5060 per share in 2004, Ps. 0.5147 per share for the nine months ended September 30, 2004 and Ps. 1.8531 per share for the nine months ended September 30, 2005 and Ps. 9.2139 per ADS in 2000, Ps. 4.8121 per ADS in 2003, Ps. 5.0597 per ADS in 2004, Ps. 5.1467 per ADS for the nine moths ended September 30, 2004 and Ps. 18.5307 for the nine months ended September 30, 2005.

(13)
Based on the ratio of 10 Series B shares per ADS. Based on 561,000,000 weighted average common shares and common share equivalents outstanding for the year ended December 31, 2003 and for the nine-month periods ended September 30, 2005 and 2004, and 556,792,500 weighted average common shares and common share equivalents outstanding for the year ended December 31, 2004.

(14)
Includes arriving and departing passengers as well as transfer passengers (passengers who arrive at our airports on one aircraft and depart on a different aircraft). Excludes transit passengers (passengers who arrive at our airports but generally depart without changing aircraft).

(15)
Total revenues for the period divided by terminal passengers for the period. Expressed in pesos (not thousands of pesos)

(16)
EBITDA represents net income minus net comprehensive financing income plus income taxes, asset tax, employee statutory profit sharing and depreciation and amortization. EBITDA should not be considered as an alternative to net income, as an indicator of our operating performance, or as an alternative to cash flow as an indicator of liquidity. Our management believes that EBITDA provides a useful measure of our performance that is widely used by investors and analysts to evaluate our performance and compare it with other companies. In making such comparisons, however, you should bear in mind that EBITDA is not defined and is not a recognized financial measure under Mexican GAAP or U.S. GAAP and that it may be calculated differently by different companies. EBITDA as presented in this table is not equivalent to our operating income (prior to deducting depreciation and amortization and the technical assistance fee), which is used as the basis for calculation of the technical assistance fee we pay to AMP.

(17)
Total stockholders' equity under Mexican GAAP reflects the value assigned to our concessions. Under U.S. GAAP, no value has been assigned to our concessions.

(18)
U.S. GAAP cash flow data is expressed in nominal Mexican pesos.

RISK FACTORS

        You should consider carefully the following risk factors, as well as all the other information presented in this prospectus, before buying our Series B shares or ADSs. Any of the following risks, if they actually occur, could materially and adversely affect our business, results of operations, prospects and financial condition. In that event, the market price of our Series B shares and ADSs could decline, and you could lose all or part of your investment.

Risks Related to the Regulation of Our Business

We provide a public service regulated by the Mexican government and our flexibility in managing our aeronautical activities is limited by the regulatory environment in which we operate.

        Our aeronautical fees charged to airlines and passengers are, like most airports in other countries, regulated. In 2002, 2003, 2004 and the first nine months of 2005, approximately 88.6%, 85.0%, 82.4% and 81.6%, respectively, of our total revenues were earned from aeronautical services, which are subject to price regulation under our maximum rates. These regulations may limit our flexibility in operating our aeronautical activities, which could have a material adverse effect on our business, results of operations, prospects and financial condition. In addition, several of the regulations applicable to our operations and that affect our profitability are authorized (as in the case of our master development programs) or established (as in the case of our maximum rates) by the Ministry of Communications and Transportation for five-year terms. Except under limited circumstances, we generally do not have the ability unilaterally to change our obligations (such as the investment obligations under our master development programs or the obligation under our concessions to provide a public service) or increase our maximum rates applicable under those regulations should our passenger traffic or other assumptions on which the regulations were based change during the applicable term. In addition, there can be no assurance that this price regulation system will not be amended in a manner that would cause additional sources of our revenues to be regulated.

We cannot predict how the regulations governing our business will be applied.

        Many of the laws, regulations and instruments that regulate our business were adopted or became effective in 1999, and there is only a limited history that would allow us to predict the impact of these legal requirements on our future operations. In addition, although Mexican law establishes ranges of sanctions that might be imposed should we fail to comply with the terms of one of our concessions, the Mexican Airport Law and its regulations or other applicable law, we cannot predict the sanctions that are likely to be assessed for a given violation within these ranges. We cannot assure you that we will not encounter difficulties in complying with these laws, regulations and instruments. Moreover, there can be no assurance that the laws and regulations governing our business, including the rate-setting process, will not change in the future.

The regulations pursuant to which the maximum rates applicable to our aeronautical revenues are established do not guarantee that our consolidated results of operations, or that the results of operations of any airport, will be profitable.

        The rate regulations applicable to our aeronautical services establish an annual maximum rate for each airport, which is the maximum annual amount of revenues per workload unit (which is equal to one terminal passenger or 100 kilograms (220 pounds) of cargo) that we may earn at that airport from services subject to price regulation. The maximum rates for our airports have been determined by the Ministry of Communications and Transportation for each year through December 31, 2009. Under the terms of our concessions, there is no guarantee that our consolidated results of operations or the results of operations of any airport will be profitable.

        Our concessions provide that an airport's maximum rates will be adjusted periodically for inflation (determined by reference to the Mexican producer price index excluding petroleum). Although we are entitled to request additional adjustments to an airport's maximum rates under certain circumstances (including, among others, required capital investments not foreseen in our master development programs, decreases in capital investments attributable to Mexican economy-related passenger traffic decreases or modifications of the concession fee payable by us to the Mexican government), our concessions provide that such a request will be approved only if the Ministry of Communications and Transportation determines that events specified in our concessions have occurred. Therefore, there can be no assurance that any such request would be granted.

If we exceed the maximum rate at any airport at the end of any year, we could be subject to sanctions.

        Historically, we have set the prices we charge for regulated services at each airport in order to be as close as possible to our authorized maximum rate for that airport in any given year. We expect to continue to pursue this pricing strategy in the future. For example, in 2004, our revenues subject to maximum rate regulation represented 98.2% of the amount we were entitled to earn under the maximum rates for all of our airports. In the first nine months of 2004 and 2005, our revenues subject to maximum rate regulation represented 98.3% and 99.2%, respectively, of the amounts we were entitled to earn under the maximum rates for all of our airports. There can be no assurance that we will be able to establish prices in the future that allow us to collect virtually all of the revenue we are entitled to earn from services subject to price regulation.

        The specific prices we charge for regulated services are determined based on our forecasts of various factors, including of passenger traffic volumes, the Mexican producer price index (excluding petroleum) and the value of the peso relative to the U.S. dollar. These variables are outside of our control. Our forecasts could differ from the applicable actual data, and, if these differences occur at the end of any year, they could cause us to exceed the maximum rate at any one or more of our airports during that year.

        If we exceed the maximum rate at any airport at the end of any year, the Ministry of Communications and Transportation may assess a fine and may reduce the maximum rate at that airport in the subsequent year. The imposition of sanctions for violations of certain terms of a concession, including for exceeding an airport's maximum rate, can result in termination of the concession if the relevant term has been violated and sanctions have been imposed at least three times. In the event that any one of our concessions is terminated, our other concessions may also be terminated.

        In prior years, in order to ensure our compliance with the maximum rate at a particular airport when the possibility of exceeding that maximum rate has arisen, we have taken actions in the latter part of the year, such as reducing our specific prices and offering discounts or rebates. We can offer no assurance that, should external factors cause us to risk exceeding our maximum rates close to the end of any given year, we will have sufficient time to take the actions described above in order to avoid exceeding our maximum rates prior to year-end.

The Mexican government may terminate or reacquire our concessions under various circumstances, some of which are beyond our control.

        Our concessions are our principal assets and we are unable to continue our operations without them. A concession may be terminated by the Mexican government for certain prescribed reasons, including failure to comply with our master development programs, a temporary or permanent halt in our operations, actions affecting the operations of other concession holders in Mexico, failure to pay damages resulting from our operations, exceeding our maximum rates or failure to comply with any other material term of our concessions. Violations of certain terms of a concession (including violations for exceeding the applicable maximum rate) can result in termination of a concession if sanctions have been imposed for violation of the relevant term at least three times. Violations of other terms of a concession can result in the immediate termination of the concession. Our concessions may also be terminated upon our bankruptcy or insolvency.

        We would face similar sanctions for violations of the Mexican Airport Law or its regulations. Under applicable Mexican law and the terms of our concessions, our concessions may also be made subject to additional conditions, including under our renewed master development programs, which we may be unable to meet. Failure to meet these conditions may also result in fines, other sanctions and the termination of the concessions.

        The Mexican government may also terminate one or more of our concessions at any time through reversion, if, in accordance with applicable Mexican law, it determines that it is in the public interest to do so. The Mexican government may also assume the operation of any airport in the event of war, public disturbance or a threat to national security. In addition, in the case of a force majeure event, the Mexican government may require us to implement certain changes in our operations. In the event of a reversion of the public domain assets that are the subject of our concessions, the Mexican government under Mexican law is required to compensate us for the value of the concessions or added costs based on the results of an audit performed by appraisers. In the event of a mandated change in our operations, the Mexican government is required to compensate us for the cost of that change. Similarly, in the event of an assumption of our operations, other than in the event of war, the government is required to compensate us and any other affected parties for any resulting damages. There can be no assurance that we will receive compensation equivalent to the value of our investment in or any additional damages related to our concessions and related assets in the event of such action.

        In the event that any one of our concessions is terminated, whether through revocation or otherwise, our other concessions may also be terminated. Thus, the loss of any concession would have a material adverse effect on our business and results of operations.

The Mexican government could grant new concessions that compete with our airports.

        The Mexican government could grant additional concessions to operate existing government-managed airports, or authorize the construction of new airports, which could compete directly with our airports. Any competition from other such airports could have a material adverse effect on our business and results of operations. Under certain circumstances, the grant of a concession for a new or existing airport must be made pursuant to a public bidding process. In the event that a competing concession is offered in a public bidding process, we cannot assure you that we would participate in such process, or that we would be successful if we did participate.

The Ministry of Communications and Transportation could require us to monitor certain aircraft movements at our airports that we do not currently control, which could result in increased costs.

        The Mexican Air Traffic Control Authority (Servicios a la Navegacion en el Espacio Aereo Mexicano) currently requires us to manage and control aircraft movements in and out of our arrival and departure gates and remote boarding locations directly at our Puerto Vallarta International Airport and our Guadalajara International Airport. At our other airports, these aircraft movements are monitored directly by the Mexican Air Traffic Control Authority. Should the Mexican Air Traffic Control Authority require us to control these aircraft movements directly at any or all of our other ten airports in the future, our results of operations could be negatively impacted by increased operating, insurance and liability costs resulting from taking on these obligations.

Risks Related to Our Operations

The September 11, 2001 terrorist attacks and recent international conflicts and health epidemics have had a severe impact on the international air travel industry and have adversely affected our business and may continue to do so in the future.

  The events of September 11, 2001 resulted in a significant decline in passenger traffic worldwide and future terrorist attacks could result in similar declines.

        The terrorist attacks on the United States on September 11, 2001 had a severe adverse impact on the air travel industry, particularly on U.S. carriers and on carriers operating international service to and from the United States. Airline traffic in the United States fell precipitously after the attacks. Our terminal passenger volumes declined 1.4% in 2001 and an additional 5.3% in 2002 (in each case as compared to the prior year). Any future terrorists attacks, whether or not involving aircraft, will likely adversely affect our business, results of operations, prospects and financial condition.

  Security enhancements following the events of September 11, 2001 have resulted in increased costs.

        The air travel business is susceptible to increased costs resulting from enhanced security and higher insurance and fuel costs. Following the events of September 11, 2001, we reinforced security at our airports. While enhanced security at our airports has not resulted in a significant increase in our operating costs to date, we may be required to adopt additional security measures in the future. In addition, our general liability insurance premiums for 2002 and 2003 increased substantially relative to our 2001 premiums and may continue to rise in the future. In 2004, our aggregate insurance cost was more than double our aggregate insurance cost for 2001. Since August 1, 2003, we carry a Ps. 500 million insurance policy covering damages to our property resulting from terrorist acts. Since January 2003, we carry an insurance policy covering personal and property damages to third parties resulting from terrorist acts. The coverage provided by this policy was initially U.S.$ 10 million, but was increased to U.S.$ 20 million in 2005. Because our insurance policies do not cover all losses and liabilities resulting from war or from terrorism, we could incur significant costs if we were to be directly affected by events of this nature. Any such increase in our operating costs would have an adverse effect on our results of operations.

        The users of airports, principally airlines, have been subject to increased costs following the events of September 11, 2001. Airlines have been required to adopt additional security measures and may be required to comply with more rigorous security guidelines in the future. Premiums for aviation insurance have increased substantially and could escalate further. While governments in other countries have agreed to indemnify airlines for liabilities they might incur resulting from terrorist attacks, the Mexican government has given no indication of any intention to do so. In addition, fuel prices and supplies, which constitute a significant cost for airlines using our airports, may be subject to increases resulting from any future terrorist attacks, a general increase in international hostilities or a reduction in output of fuel, voluntary or otherwise, by oil producing countries. Such increases in airlines' costs have in the past resulted in higher airline ticket prices and decreased demand for air travel generally, thereby having an adverse effect on our revenues and results of operations. In addition, because a substantial majority of our international flights involve travel to the U.S., we may be required to comply with security directives of the U.S. Federal Aviation Authority, in addition to the directives of Mexican aviation authorities.

        In addition, the Mexican government recently adopted a policy requiring checked baggage on all international commercial flights beginning in January 2006, and all domestic commercial flights beginning in July 2006, to undergo a new comprehensive screening process. The new process is expected to require the installation of new screening equipment, which we will be required to purchase and install. Although airlines, rather than holders of airport concessions, are responsible for baggage screening under Mexican law, we are required to operate the new screening equipment in order to comply with the new policy. The requirement that we purchase, install and operate the new screening equipment could increase our exposure to liability. We cannot currently estimate the cost to us of compliance with the new screening guidelines. We could be required to undertake significant capital expenditures and ongoing expenses to comply with these requirements, which could restrict our liquidity and adversely affect our operating results.

International events could have a negative impact on international air travel.

        Historically, a substantial majority of our revenues have been derived from aeronautical services, and our principal source of aeronautical services revenues is passenger charges. Passenger charges are payable for each passenger (other than diplomats, infants, transfer and transit passengers) departing from the airport terminals we operate, collected by the airlines and paid to us. In 2002, 2003, 2004 and the first nine months of 2005, passenger charges represented 61.7%, 62.6%, 64.9% and 66.0%, respectively, of our total revenues. Events such as the war in Iraq and public health crises such as the Severe Acute Respiratory Syndrome, or SARS, crisis have negatively affected the frequency and pattern of air travel worldwide. Because our revenues are largely dependent on the level of passenger traffic in our airports, any general increase of hostilities relating to reprisals against terrorist organizations, further conflict in the Middle East, outbreaks of health epidemics such as SARS or other events of general international concern (and any related economic impact of such events) could result in decreased passenger traffic and increased costs to the air travel industry and, as a result, could cause a material adverse effect on our business, results of operations, prospects and financial condition.

Our revenues and profitability may not increase if we fail in our business strategy.

        Our ability to increase our revenue and profitability will depend in part on our business strategy, which consists of setting prices in order to be as close as possible to the maximum rates for any given year, reducing operating costs, increasing passenger and cargo traffic at our airports and increasing revenue from commercial activities.

        Our ability to increase our commercial revenue is significantly dependent, among other factors, upon increasing passenger traffic at our airports and our ability to renegotiate rental agreements with our tenants to provide for contractual terms more favorable to us. Our ability to increase revenue from commercial activities is also dependent on our ability to continue the remodeling and modernization of the commercial areas we operate within our airports. We cannot assure you that we will be successful in implementing our strategy of increasing our passenger traffic or our revenues from commercial activities. The passenger traffic volume in our airports depends on factors beyond our control, such as the attractiveness of the commercial, industrial and tourist centers that the airports serve. Accordingly, there can be no assurance that the passenger traffic volume in our airports will increase.

We may be required to write off an income tax refund that we have recorded as an asset on our balance sheet.

        As part of a tax planning strategy that we implemented in 2002 following the recommendation of our tax advisors, we recorded in our financial statements a recoverable income tax asset of Ps. 76.9 million (nominal pesos) as of December 31, 2002. This asset related to the expected recovery of income taxes paid on the distribution of dividends. In July 2003, we requested that the Mexican tax authorities confirm the criteria under which we are claiming this refund and this request was rejected. We have since initiated proceedings before the Mexican tax court seeking to have our refund claims adjudicated in our favor. For a further discussion of this asset, see Note 14 to our audited year-end financial statements and Note 13 to our interim audited financial statements for the nine-month period ended September 30, 2005. Although this receivable may be recognized under Mexican GAAP, under U.S. GAAP, the recoverable income tax asset is considered a gain contingency, the recognition of which is not permitted until recovery is assured beyond a reasonable doubt.

        In the case of our Tijuana International Airport, the Mexican tax authorities fined us Ps. 19.1 million (nominal pesos) in May 2005 based on a finding that our refund request relating to this airport is unfounded. We paid the fine in order to obtain a discount on the fine (which was reduced to Ps. 11.4 million) and avoid accruing interest and inflation adjustments while we contest the fine. If we are successful in having the fine annulled, we will recover the amount of the fine plus interest and inflation adjustments. We have recorded the expected refund as an asset in our financial statements for the nine months ended September 30, 2005, as we do not believe there is any legal basis for the fine. Under U.S. GAAP, this asset is considered a gain contingency, the recognition of which is not permitted until recovery is assured beyond a reasonable doubt.

        There can be no assurance that we will be successful in our claims with respect to the tax refund. If these claims are not decided in our favor, we may be required to write off the remaining asset we have recorded in respect of the anticipated refund as well as any related fines we have paid. At September 30, 2005, the aggregate amount of these assets was approximately Ps.88.3 million (nominal pesos).

Competition from other tourist destinations could adversely affect our business.

        The principal factor affecting our results of operations and business is the number of passengers using our airports. The number of passengers using our airports (particularly our Los Cabos International Airport and our Puerto Vallarta International Airport) may vary as a result of factors beyond our control, including the level of tourism in Mexico. In addition, our passenger traffic volume may be adversely affected by the attractiveness, affordability and accessibility of competing tourist destinations in Mexico, such as Cancun and Acapulco, or elsewhere, such as Puerto Rico, Florida, Cuba, Jamaica, the Dominican Republic and other Caribbean islands and destinations in Central America. The attractiveness of the destinations we serve is also likely to be affected by perceptions of travelers as to the safety and political and social stability of Mexico. There can be no assurance that tourism levels, and therefore the number of passengers using our airports, in the future will match or exceed current levels.

Our business is highly dependent upon revenues from four of our airports and could be adversely impacted by any condition affecting those airports.

        In 2004 and the first nine months of 2005, approximately 76.1% and 76.5%, respectively, of our revenues were generated from four of our 12 airports. The following table lists the percentage of total revenues generated at our airports for the periods indicated:

Airport	For year ended December 31, 2004	For nine months ended September 30, 2005
Guadalajara International Airport	33.7%	31.6%
Tijuana International Airport	13.9	12.6
Puerto Vallarta International Airport	14.2	15.8
Los Cabos International Airport	14.3	16.5
Eight other airports	23.9	23.5

Total	100.0%	100.0%

        As a result of the substantial contribution to our revenues from these four airports, any event or condition affecting our principal airports could have a material adverse effect on our business, results of operations, prospects and financial condition.

If a change in relations with our labor force should occur, such a change could have an adverse impact on our results of operations.

        Although we currently believe we maintain good relations with our labor force, if any conflicts with our employees were to arise in the future, including with our unionized employees (which accounted for 53.5% of our total employees at December 31, 2004 and 52.8% of our employees at September 30, 2005), resulting events such as strikes or other disruptions that could arise with respect to our workforce could have a negative impact on our results of operations.

The loss of one or more of our key customers could result in a loss of a significant amount of our revenues.

        Cintra, S.A. de C.V., or Cintra, is a holding company that owns Aeromexico, one of the principal domestic airlines operating at our airports. The Mexican government is the majority owner of Cintra and it controls Cintra primarily through the Institute for the Protection of Bank Savings. Of the total revenues generated at our airports in 2004, Aeromexico and Aerolitoral (which is also owned by Cintra) together accounted for 20.7%, while Grupo Mexicana, which, until December 2005, was owned by Cintra (and which owns Mexicana, another principal domestic airline, and Click Mexicana), represented 14.5% and an additional nine airlines together represented 36.4%. None of our contracts with our airline customers obligate them to continue providing service to our airports, and we can offer no assurance that, if any of our key customers reduced their use of our airports, competing airlines would add flights to their schedules to replace any flights no longer handled by our principal airline customers. In addition, Cintra has announced publicly that it intends to sell all or a portion of its remaining ownership interest in its airlines, and we can offer no assurance that these airlines, operating independently of Cintra, would continue to use any or all of our airports. Our business and results of operations could be adversely affected if we do not continue to generate comparable portions of our revenue from our key customers.

        In addition, in recent years, many airlines have reported substantial losses. Lineas Aereas Allegro, S.A. de C.V., which accounted for 2.5% of our revenues in 2003, currently is undergoing insolvency proceedings and did not operate at any of our airports in 2004 or 2005. In 2004 and during the first nine months of 2005, the passenger charges that we invoiced to airlines controlled by Cintra were generally collected, on a weighted average basis, approximately 91 to 130 days and 77 to 88 days, respectively, following the invoice delivery date. The actual term for payment generally is dependent upon interest rates on short-term Mexican treasury bills, or Cetes, with longer payment periods during periods of lower interest rates (within a defined range). Our revenues from these passenger charges are not secured by a bond or any other collateral. Thus, in the event of insolvency of any airline, we would not be assured of collecting any amounts invoiced to that airline in respect of passenger charges.

        Decisions made by Cintra with respect to its remaining ownership interest in its airlines could also affect the operations and business of Grupo Aeromexico and the airlines it controls and have a material adverse effect on our results of operations.

The principal domestic airlines operating at our airports have in the past refused to pay certain increases in our specific prices for aeronautical services and could refuse to pay additional increases in the future.

        From 2000 to mid-2003, the principal domestic airlines operating at our 12 airports—Aeromexico, Mexicana, Aeromar and Aerolitoral—refused to pay certain increases in the specific prices we charge for aeronautical services. At August 31, 2003 (the date on which the balance reached its peak), the amount of invoiced fees subject to dispute was Ps. 47.0 million. No fees remained subject to dispute as of December 19, 2005. As part of this dispute, these airlines brought proceedings challenging the privatization of the Mexican airport sector and the methodology for calculating the maximum rate system applicable under the privatization of all of the airport groups in Mexico. Although a number of these proceedings were resolved or dismissed, the resolution of one of these proceedings remains pending.

        On July 15, 2003, we entered into an agreement with the National Air Transportation Chamber of Commerce (Camara Nacional de Aerotransportes) and the Ministry of Communications and Transportation pursuant to which we resolved existing disputes with our principal airline customers and established specific prices for aeronautical services applicable to those airlines for 2003 and 2004 and a methodology for retroactively applying those prices from 2000, since these airlines had refused to pay certain of our charges since that year. In March 2005, we entered into a renewal agreement with the National Air Transportation Chamber of Commerce for 2005 and 2006. The National Air Transportation Chamber of Commerce agreed to cause our principal airline customers to enter into (a) contracts governing charges for aeronautical services, (b) lease contracts for property used by the airlines and (c) contracts governing collection of passenger charges. To date, these airlines have entered into agreements with us scheduled to expire in 2006 representing (a) virtually all of the relevant contracts governing the collection of passenger charges, (b) a substantial majority of the agreements for the leasing of space in our terminals and (c) a substantial majority of the contracts governing our aeronautical services, in each case in terms of the total number agreements to be entered into.

        Because these airlines contribute a majority of our revenues, should the airlines refuse to make payment pursuant to the agreements described above, or should they refuse to pay increases in our charges for aeronautical services in future years, our results of operations could be adversely impacted.

The operations of our airports may be disrupted due to the actions of third parties, which are beyond our control.

        As is the case with most airports, the operation of our airports is largely dependent on the services of third parties, such as air traffic control authorities and airlines. We are also dependent upon the Mexican government or entities of the government for provision of services, such as electricity, supply of fuel to aircraft, air traffic control and immigration and customs services for our international passengers. We are not responsible for and cannot control the services provided by these parties. Any disruption in, or adverse consequence resulting from, their services, including a work stoppage or other similar event, may have a material adverse effect on the operation of our airports and on our results of operations.

        In addition, we are dependent on third-party providers of certain complementary services such as catering and baggage handling. For example, Grupo Aeromexico and Grupo Mexicana together control Servicios de Apoyo en Tierra, or SEAT, pursuant to a joint venture. Cintra, which owns Grupo Aeromexico and, until recently, owned Grupo Mexicana, has announced publicly that it intends to sell its remaining ownership interest in SEAT separately from the proposed sale of its ownership interest in Grupo Aeromexico and its sale of Grupo Mexicana. SEAT is currently the largest provider of baggage and ramp handling services at our airports. If these service providers, including SEAT, were to halt operations at any of our airports, we would be required to seek a new provider of these services or provide these services ourselves, either of which is likely to result in increased costs and have an adverse impact on our results of operations.

We may be liable pursuant to a claim regarding the operation of certain shuttle buses at Guadalajara International Airport

        A claim has been asserted against us by Remaconst, S.A. de C.V. concerning a contract entered into between Remaconst and our predecessor in 1992. Remaconst had the right pursuant to the 1992 contract to operate certain shuttle buses at our Guadalajara International Airport for a period of ten years. At the expiration of the ten-year period, our Guadalajara International Airport terminated the contract. Upon our termination of the contract, Remaconst filed a claim against us disputing the termination of the contract on the basis that it had not recovered the investment it made in the shuttle buses pursuant to the terms of the contract during the ten-year period. This claim was decided in our favor in September 2005 when the trial court approved our termination of the contract and determined that we have no liability to Remaconst in connection with its claim. Remaconst appealed the decision of the trial court and this appeal was decided in our favor in January 2006. Remaconst may initiate proceedings in federal court for final review of the trial and appellate decisions, which were state court decisions. Although we believe it is unlikely, if Remaconst were to receive a favorable ruling against us, we believe our maximum exposure would amount to approximately Ps. 110 million.

Actions by the former holders of land comprising Tijuana International Airport may limit our ability to expand the airport and may disrupt its operations.

        A portion of the land comprising Tijuana International Airport was expropriated by the Mexican government in 1970 pursuant to its power of eminent domain. Prior to its expropriation, the land had been held by a group of individuals through a system of communal ownership of rural land known as an ejido. The former ejido participants have asserted claims against the Mexican government challenging the 1970 expropriation decree. Our Tijuana airport subsidiary is a party to the proceedings, but only as an interested third party. A judgment in favor of the former ejido participants could materially disrupt the airport's current operations. The terms of our concession require the Mexican government to provide restitution to us for any loss of our use of the land subject to our concessions.

        Certain of the former ejido participants are currently occupying portions of the real property on which we operate Tijuana International Airport that are not currently essential to the airport's operations. Although these persons are not currently interfering with the airport's operations, their presence could limit our ability to expand the airport into the areas they currently occupy. In addition, there can be no assurance that the former ejido participants will not seek to disrupt the airport's operations if their legal claims against the Mexican government are not resolved to their satisfaction.

The actions of squatters on certain portions of the land on which our Guadalajara International Airport operates could disrupt operations and security at that airport.

        The Mexican government owns the land on which the Guadalajara International Airport operates and has granted us the right to use that land for the purpose of operating the airport pursuant to our concession. Currently, there are squatters residing on or claiming rights to a portion of the property, at least one of whom has attempted to subdivide and sell off certain portions of the property. As owner of the property, the Mexican government must initiate any actions directed at removing these persons from the property. We are reviewing the actions these persons have taken and are cooperating with the Mexican government to ensure that the actions of these squatters do not adversely affect the operations of the Guadalajara International Airport. However, if the Mexican government or we are unable to successfully remove these persons from the property, their presence could have an adverse impact on our operations and security at the airport and could restrict our ability to expand our operations at the airport.

Natural disasters could adversely affect our business.

        From time to time, the Pacific and Central region of Mexico experiences torrential rains and hurricanes (particularly during the months of July through September), as well as earthquakes. The most recent natural events that affected our airports were two hurricanes in August and September of 2003 that resulted in temporary closures and property damages at our Los Cabos International Airport and our La Paz International Airport. In addition, the Manzanillo International Airport experienced an earthquake in 2003, which caused the airport to be closed for several hours and which caused significant damage to the airport. Natural disasters may impede operations, damage infrastructure necessary to our operations or adversely affect the destinations served by our airports. Any of these events could reduce our passenger traffic volume. The occurrence of natural disasters in the destinations we serve could adversely affect our business, results of operations, prospects and financial condition. We have insured the physical facilities at our airports against damage caused by natural disasters, accidents or other similar events, but do not have insurance covering losses due to resulting business interruption. Moreover, should losses occur, there can be no assurance that losses caused by damages to the physical facilities will not exceed the pre-established limits on any of our insurance policies.

Risks Related to Our Stockholders

AMP will continue to control our management, and AMP's interests may differ from those of other stockholders.

        Regardless of the number of Series B shares sold in the global offering, upon completion of the offering AMP still will hold Series BB shares currently representing 15% of our outstanding capital stock. Pursuant to our bylaws, AMP (as holder of our Series BB shares) has the right to appoint and remove our chief executive officer, our chief financial officer, our chief operating officer and our commercial director, to elect four members of our board of directors and to designate 20% of the members of each board committee (or one member of any committee consisting of fewer than five members). AMP (as holder of our Series BB shares) also has the right pursuant to our bylaws to veto certain actions requiring approval of our stockholders (including the payment of dividends, the amendment of our bylaws and the amendment of its right to appoint certain members of our senior management). These rights are not subject to the technical assistance agreement and the participation agreement remaining in effect. If at any time before August 25, 2014 AMP were to hold less than 7.65% of our capital stock in the form of Series BB shares, it would lose its veto rights (but its other special rights would be unaffected). If at any time after August 25, 2014 AMP were to hold less than 7.65% of our capital stock in the form of Series BB shares, such shares must be converted into Series B shares, which would cause AMP to lose all of its special rights. As long as AMP retains at least 7.65% of our capital stock in the form of Series BB shares, whether before or after August 25, 2014, all of its special rights will remain in place. In addition, shareholders of AMP have allocated among themselves certain veto rights relating to the exercise by AMP of its veto and other rights, which increases the risk of impasse at the shareholders' meetings of AMP and ultimately at our shareholders' meetings.

        So long as the technical assistance agreement remains in effect and AMP continues to hold Series BB shares, AMP also has the obligation to name the same directors and officers that it currently is entitled to appoint under our bylaws. The technical assistance agreement sets forth certain qualifications that members of our management appointed by AMP must have. The technical assistance agreement will terminate on August 25, 2014, unless extended by the parties.

        AMP's continuing veto rights as holder of at least 7.65% of our capital stock in the form of Series BB shares, and its right to appoint directors and officers as the holder of Series BB shares until August 25, 2014 so long as it owns at least one Series BB share, in each case regardless of whether the technical assistance agreement remains in effect, could adversely impact our operations and constitute an obstacle for us to bring in a new strategic stockholder and/or operator. Through the right to appoint and remove members of our senior management, AMP directs the actions of our management in areas such as business strategy, financing, distributions, acquisitions and dispositions of assets or businesses. The interests of AMP may differ from those of our other stockholders and be contrary to the preferences and expectations of our other stockholders and we can offer no assurance that AMP and the officers appointed by AMP would exercise their rights in ways that favor the interests of our other stockholders.

The selling stockholder may continue to have substantial influence over us, and its interests may differ from those of other stockholders.

        We cannot assure you that the selling stockholder will sell all of the Series B shares proposed to be offered in this global offering. Therefore, you should be aware that the selling stockholder may retain a significant number of our Series B shares following the offering. Any Series B shares retained by the selling stockholder will be voted by NAFIN, as trustee, based on the instructions of the Ministry of Communications and Transportation.

        In the event the selling stockholder retains a significant number of shares, it and the Ministry of Communications and Transportation may substantially influence us and matters requiring the approval of our stockholders. NAFIN and the Ministry of Communications and Transportation may influence our actions in areas such as business strategy, financing, distributions, acquisitions and dispositions of assets or businesses. The interests of the selling stockholder may differ from those of our other stockholders and be contrary to the preferences and expectations of our other stockholders, and there can be no assurance that the selling stockholder would exercise its rights in ways that favor the interests of our other stockholders.

If AMP, our principal stockholder subsequent to this offering, should decide to sell all or a portion of its remaining interest in us, our operations could be adversely affected.

        AMP currently exercises a substantial influence over our management, as described above. Our bylaws and certain of the agreements executed in connection with the privatization process provide that AMP could not transfer any of its Series BB shares before August 25, 2004. From the end of this no-sale period and thereafter, AMP may transfer up to 49% of its Series BB shares without restriction. After August 25, 2009, AMP may additionally sell in any year up to 20% of its remaining ownership interest in us. AMP, as holder of the Series BB shares, is entitled to name our chief executive officer, our chief financial officer, our chief operating officer and our commercial director, as well as four of our board members and 20% of the members of each board committee (or one member of any committee consisting of fewer than five members). Elimination of these rights from our bylaws would require the consent of AMP for so long as it owns Series BB shares representing 7.65% of our capital stock. Should AMP fall below this threshold, our management could change significantly and our operations could be adversely affected as a result. The termination of the technical assistance agreement with AMP may adversely affect or disrupt our operations.

Allegations or official inquiries relating to certain requirements of the privatization guidelines and the participation agreement relating to our privatization could have a material adverse effect on our operations or the value of our securities.

        In 1999, as part of the first stage in the process of opening Mexico's airports to private investment, the Mexican government sold a 15% equity interest in us to AMP pursuant to a public bidding process. Pursuant to the guidelines published by the Mexican government during the first phase of our privatization and the participation agreement setting forth the rights and obligations of each of the parties involved in our privatization, our strategic stockholder (AMP) is required to have, among other qualifications, an operating partner and a Mexican partner. Until recently, Pacifico Noroeste owned 25.5% of AMP and, pursuant to the privatization guidelines discussed above, was AMP's Mexican partner.

        In 2004 and 2005, various reports in the Mexican press alleged that AMP did not comply with the requirements of the privatization guidelines and the participation agreement because Pacifico Noroeste did not satisfy the Mexican partner nationality and other requirements set forth in the privatization guidelines. In June 2005, the Permanent Commission of the Mexican Federal Congress requested that the Ministry of Communications and Transportation and other agencies of the federal government investigate these allegations and report on our share ownership structure and certain related matters. We and the Ministry of Communications and Transportation have cooperated with this request. To date, the Mexican Federal Congress has delivered no formal findings.

        In January 2006, Pacifico Noroeste sold its 25.5% interest in AMP to Controladora Mexicana, a Mexican joint venture company 50% owned by Pal Aeropuertos, S.A. de C.V., and 50% owned by Promotora Aeronautica del Pacifico, S.A. de C.V. The Ministry of Communications and Transportation

has approved the sale to Controladora Mexicana, including its role as AMP's Mexican partner pursuant to the privatization guidelines and the participation agreement relating to our privatization.

        Although we believe that Controladora Mexicana satisfies the Mexican nationality and other requirements applicable to AMP's Mexican partner, there can be no assurance that future allegations or official inquiries relating to AMP's compliance with the privatization guidelines and the participation agreement will not take place. In the event of future inquiries or an official finding that AMP is or was not in compliance with the requirements of the privatization guidelines or the participation agreement, AMP could be subject to fines and the technical assistance agreement between us and AMP could be terminated, which could have a material adverse effect on our operations. In addition, there can be no assurance that any such developments would not result in a material decrease in the market value of our shares or ADSs.

The failure of the shareholders of Controladora Mexicana, to comply with certain conditions imposed by Mexican antitrust authorities could have a material adverse effect on us or the value of our securities.

        Mexico's Federal Competition Commission (Comision Federal de Competencia, or the "Competition Commission") recently approved Controladora Mexicana's acquisition of its 25.5% interest in AMP, subject to the subsequent disposition by the shareholders of Controladora Mexicana of any direct or indirect equity interest they hold in Grupo Mexicana, the owner of Mexicana and Click airlines, or its subsidiaries. The Competition Commission has required that the shareholders of Controladora Mexicana submit by March 17, 2006 a plan for the disposition of their equity interests in Grupo Mexicana, and that such disposition be completed within the three-month period following the Competition Commission's approval of such plan.

        We understand that as of February 7, 2006, the shareholders of Controladora Mexicana held shares of Grupo Mexicana representing less than 10% of its outstanding capital stock, and that they have undertaken to sell these shares pursuant to letters filed with the Competition Commission.

        In the event that the shareholders of Controladora Mexicana fail to satisfy the conditions imposed by the Competition Commission, they may be subject to fines and other sanctions and be required to transfer their holdings in AMP to a third party. Any such future transfer would require the consent of the Ministry of Communications and Transportation and the approval of the Competition Commission. We cannot assure you that any future change in AMP's Mexican partner would not have a material adverse effect on us or on the price of our series B shares and ADSs.

We are subject to different corporate disclosure and accounting standards than U.S. companies.

        A principal objective of the securities laws of the United States is to promote full and fair disclosure of all material corporate information. However, there may be less publicly available information about foreign issuers of securities listed in the United States than is regularly published by or about U.S. issuers of listed securities. In addition, we prepare our consolidated financial statements in accordance with Mexican GAAP, which differ from U.S. GAAP in a number of respects. For example, we must incorporate the effects of inflation directly in our accounting records and published consolidated financial statements. While we are required to reconcile our net income and stockholders' equity to those amounts that would be derived under U.S. GAAP in our annual consolidated financial statements, the effects of inflation accounting under Mexican GAAP are not eliminated in such reconciliation in our annual consolidated financial statements. For this and other reasons, the presentation of Mexican GAAP consolidated financial statements and reported earnings may differ from that of U.S. companies in this and other important respects. Please see Note 22 to our audited year-end financial statements and Note 21 to our audited interim financial statements for the nine-month period ended September 30, 2005.

Risks Related to Mexico

Our business is significantly dependent upon the volume of air passenger traffic in Mexico and negative economic developments in Mexico would adversely affect our business and results of operations.

        Mexican domestic passengers in recent years have represented approximately two-thirds of the passenger traffic volume in our airports. In addition, all of our assets are located, and all of our operations are conducted, in Mexico. As a result, our business, financial condition and results of operations could be adversely affected by the general condition of the Mexican economy, by a devaluation of the peso, by inflation and high interest rates in Mexico, or by political, social and economic developments in Mexico.

        Mexico has, particularly from 1982 to 1987, from December 1994 through 1995 and in 1998, experienced adverse economic conditions, including slow or negative economic growth and high levels of inflation. In addition, recent economic crises in Asia and Russia and recent financial turmoil in Argentina, Brazil, Venezuela and elsewhere produced greater volatility in the international financial markets, which further slowed Mexico's economic growth.

        Mexico's GDP grew by 0.7% in 2002, 1.3% in 2003 and 4.4% in 2004. The annual rate of inflation, as measured by changes in the Mexican National Consumer Price Index, or the NCPI, was 5.7% for 2002, 4.0% for 2003 and 5.2% for 2004. Average interest rates on 28-day Mexican government treasury securities were 7.1% in 2002, 6.3% in 2003 and 6.8% in 2004. For the first nine months of 2005, inflation in Mexico was 1.7%, interest rates on 28-day Mexican government treasury securities averaged 9.4% and the peso appreciated by 3.7% (in nominal terms) against the U.S. dollar.

        If the Mexican economy falls into a recession or if inflation and interest rates increase significantly, our business, results of operations, prospects and financial condition could suffer material adverse consequences because, among other things, demand for transportation services may decrease. We cannot assure you that similar events may not occur, or that any recurrence of these or similar events will not adversely affect our business, results of operations, prospects and financial condition.

Depreciation or fluctuation of the peso relative to the U.S. dollar could adversely affect our results of operations and financial condition.

        Following the devaluation of the peso and the economic crisis beginning in 1994, the aggregate passenger traffic volume in our airports in 1995 (then operated by our predecessor) decreased as compared to prior years, reflecting a decrease in Mexican passenger traffic volume. Any future depreciation of the peso could reduce our domestic passenger traffic volume, which may have a material adverse effect on our results of operations.

        As of December 31, 2004 and September 30, 2005, we had no significant indebtedness. Although we currently intend to fund the investments required by our business strategy through cash flow from operations, we may incur dollar-denominated debt to finance all or a portion of these investments. A devaluation of the peso would increase the debt service cost of any dollar-denominated indebtedness that we may incur and result in foreign exchange losses.

        Severe devaluation or depreciation of the peso may also result in the disruption of the international foreign exchange markets and may limit our ability to transfer or to convert pesos into U.S. dollars and other currencies.

Devaluation or depreciation of the peso against the U.S. dollar may adversely affect the dollar value of an investment in the ADSs and the Series B shares, as well as the dollar value of any dividend or other distributions that we may make.

        Fluctuations in the exchange rate between the peso and the U.S. dollar, particularly depreciations, may adversely affect the U.S. dollar equivalent of the peso price of the Series B shares on the Mexican

Stock Exchange. As a result, such peso depreciations will likely affect our revenues and earnings in U.S.-dollar terms and the market price of the ADSs. Exchange rate fluctuations would also affect the depositary's ability to convert into U.S. dollars, and make timely payment of, any peso cash dividends and other distributions paid in respect of the Series B shares.

Political conditions in Mexico could materially and adversely affect Mexican economic policy and, in turn, our operations.

        The national election held on July 2, 2000 ended 71 years of rule by the Institutional Revolutionary Party, or PRI, with the election of President Vicente Fox Quesada, a member of the National Action Party, or PAN, and resulted in the increased representation of opposition parties in the Mexican Congress and in mayoral and gubernatorial positions. No single party currently has a majority in the Congress or Senate. This shift in political power has transformed Mexico from a one-party state to a pluralist democracy. Multiparty rule is still relatively new in Mexico and could result in economic or political conditions that could materially and adversely affect our operations. The lack of a majority party in the legislature, the lack of alignment between the legislature and the president and any changes that result from the presidential and congressional election scheduled for July 2006 could result in instability or deadlock and prevent the timely implementation of economic reforms, which in turn could have a material adverse effect on the Mexican economy and on our business.

We may be liable for property tax claims asserted against us by certain municipalities.

        Claims have been asserted against us by the municipalities of Mexicali, Los Mochis, Tijuana and Aguascalientes for the payment of property taxes with respect to the real property on which we operate our airports in those cities, and similar claims may be asserted by other municipalities where we operate our airports. The claims in respect of the Los Mochis International Airport have been dismissed. In addition, in the case of Aguascalientes, although we have received a memorandum from the Aguascalientes Ministry of Finance stating that the Aguascalientes International Airport is exempt from property taxes, we continue to defend the claim in order to obtain a definitive judicial resolution, which we expect will be in our favor. We are also seeking the dismissal of remaining claims pending in Mexicali, Los Cabos and Tijuana. The total amount of the property-tax claims outstanding in each of Aguascalientes, Mexicali, Los Cabos and Tijuana are Ps. 2.6 million, Ps. 89 million, Ps. 12.2 million and Ps. 104.8 million, respectively, although any of these amounts could increase if the underlying claims are not resolved in our favor as a result of penalty and interest surcharges.

        In Tijuana, the court has ordered the temporary encumbrance of certain of our assets, including our concession to operate the Tijuana International Airport, pending our deposit of a bond with the court as provisional security, in accordance with Mexican judicial procedures, pending the final resolution of the underlying claims. We intend to deposit a bond with the court as provisional security in place of our encumbered assets in the very near future, at which time we anticipate that the court will lift such encumbrances unconditionally. A court has also ordered the temporary encumbrance of a portion of the revenues from the parking garage that we operate at the Mexicali International Airport to guarantee the property-tax claims of the Mexicali municipal government. In the event of a decision in our favor in the annulment proceeding that we have initiated with respect to each of those claims, we expect to recover such encumbered revenues in full.

        We do not believe that liabilities related to any claims or proceedings against us are likely to have, individually or in the aggregate, a material adverse effect on our consolidated financial condition or results of operations. We believe that the Mexican government, as the owner of the real property upon which we operate our airports, would be responsible for paying these taxes directly if a court were to determine that these taxes must be paid in response to any future proceedings. Nonetheless, the Mexican government has indicated publicly that it may propose an amendment to the Mexican Constitution and other laws pursuant to which we could be liable to municipalities for property taxes in the future. If such a change were to occur, and any amounts owed were substantial, these tax liabilities could have a materially adverse effect on our financial condition or results of operations.

Changes to Mexican laws, regulations and decrees applicable to us could have a material adverse impact on our results of operations.

        The Mexican government has in recent years implemented various changes to the tax laws applicable to Mexican companies, including us. The terms of our concessions do not exempt us from any changes to the Mexican tax laws. Should the Mexican government implement changes to the tax laws that result in our having significantly higher income or asset tax liability, we will be required to pay the higher amounts due pursuant to any such changes, which could have a material adverse impact on our results of operations. In addition, changes to the Mexican constitution or to any other Mexican laws could also have a material adverse impact on our results of operations.

        The General Office of Civil Aviation is responsible for establishing the official operating schedules of our airports. Outside of our airports' official hours of operation, we are permitted to double our airport charges for services that we provide. The General Office of Civil Aviation has issued a decree extending the official operating schedule of our Morelia International Airport and our Los Cabos International Airport to 24 hours per day. This decree deprives us of the ability to double our airport charges for off-hour services, and we have challenged the decree in court. See "Business—Legal Proceedings—Modification of the operating schedules of our Morelia International Airport and our Los Cabos International Airport" for a more detailed discussion of this matter. There can be no assurance that we will be successful in avoiding this decree. In addition, there can be no assurance that other airports will not adopt similar decrees.

Developments in other countries may affect us.

        The market value of securities of Mexican companies may be, to varying degrees, affected by economic and market conditions in other countries. Although economic conditions in these countries may differ significantly from economic conditions in Mexico, investors' reactions to developments in any of these other countries may have an adverse effect on the market value of securities of Mexican issuers. In past years, prices of both Mexican debt and equity securities have been adversely affected by a sharp drop in Asian securities markets and economic crises in Russia, Brazil, Argentina and Venezuela.

        In addition, in recent years, economic conditions in Mexico have become increasingly correlated to economic conditions in the United States. Therefore, adverse economic conditions in the United States could have a significant adverse effect on the Mexican economy. There can be no assurance that the market value of our securities will not be adversely affected by events elsewhere.

Our business could be adversely affected by a downturn in the U.S. economy.

        In 2004, 16.8% and 18.0% of the terminal passengers served by our airports arrived and departed, respectively, on international flights. In the first nine months of 2005, 18.7% and 21.0% of the terminal passengers served by our airports arrived and departed, respectively, on international flights. As is the case with other Mexican companies, our business is dependent on the condition of the U.S. economy, and is particularly influenced by trends in the United States relating to leisure travel, consumer spending and international tourism. Events and conditions affecting the U.S. economy will likely have a material adverse effect on our business, results of operations, prospects and financial condition.

        We cannot predict what effect any future terrorist attacks or threatened attacks on the United States or any retaliatory measures taken by the United States in response to these events may have on the U.S. economy. An economic downturn in the United States may negatively affect our results of operations and a prolonged economic crisis in the United States would likely have a material adverse effect on our results of operations.

Minority stockholders may be less able to enforce their rights against us, our directors or our controlling shareholders in Mexico.

        Under Mexican law, the protections afforded to minority shareholders are different from those afforded to minority shareholders in the United States. For example, because Mexican laws concerning fiduciary duties of directors are not as developed as U.S. laws, it is difficult for minority shareholders to bring an action against directors for breach of this duty as permitted in most jurisdictions in the United States. The grounds for shareholder derivative actions under Mexican law are extremely limited, which effectively bars most of these kinds of suits in Mexico. Procedures for class action lawsuits do not exist under applicable Mexican law. Therefore, it may be more difficult for minority shareholders to enforce their rights against us, our directors or our controlling shareholders than it would be for minority shareholders of a U.S. company.

Risks Related to the Global Offering

A public market for our Series B shares and our ADSs may not develop.

        Prior to this global offering, there has been no public market for the ADSs or the Series B shares. We have applied to list the ADSs on the New York Stock Exchange under the symbol "PAC" and to list the Series B shares on the Mexican Stock Exchange under the symbol "GAP". We cannot predict the extent to which investors will choose to take delivery of their Series B shares in the form of ADSs or Series B shares, or the extent to which investor interest in our ADSs and Series B shares will lead to the development of a trading market in Mexico, the United States or elsewhere. We also cannot predict the liquidity of any such market, should any such market develop. If the trading volume of our Series B shares or ADSs in any such market were below certain levels, our shares or ADSs could be delisted or deregistered in such market, further reducing the liquidity of our shares.

        ADSs and Series B shares may trade at market prices below the initial public offering price. The initial public offering price for the ADSs and the Series B shares has been determined by negotiations among NAFIN, acting as the selling stockholder pursuant to the instructions of the Ministry of Communications and Transportation, and representatives of the underwriters, and may not be indicative of prices that will prevail in the trading market, should such market develop, following the completion of this offering.

Future sales of shares by the selling stockholder may depress the price of our Series B shares and ADSs.

        We have 476,850,000 Series B shares outstanding. After this offering, the Series B shares sold in this offering will be freely tradable, without restriction, under the Securities Act, except for any shares purchased by our "affiliates", as defined in the Securities Act. Sales of substantial amounts of any remaining Series B shares may depress our stock price and, as a result, the price of our ADSs, and we cannot assure you that our stock price would recover from any such loss in value. The eligibility of these shares to be sold in the future is described in the table below:

Number of shares available for sale	Date of availability for sale of restricted Series B shares
0	At the date of this prospectus.
62,197,829	180 days after the date of this prospectus or afterwards.

        The above table assumes the effectiveness of certain lock-up arrangements with the underwriters under which we and the selling stockholder have agreed not to issue, sell or otherwise dispose of shares. We cannot assure you that these lock-up arrangements will not be terminated prior to 180 days after the global offering without prior notice to you by the underwriters.

Our bylaws may discourage take-over attempts and depress the market for our Series B shares and ADSs.

        Certain provisions of our bylaws could have the effect of delaying, deferring or preventing an acquisition of us. Such an acquisition could be favored by certain stockholders. For example, individual stockholders (or groups of related persons) may own no more than 10% of our outstanding Series B shares, unless holders of shares representing at least 85% of our capital stock agree to amend our bylaws to eliminate this provision, subject to the veto rights of AMP as holder of our Series BB shares. In addition, any person acquiring more than 35% of our voting stock, after having obtained the consent of the holders of such percentage, would be required to offer to purchase 100% of our capital stock, unless the holders of shares representing at least 95% of our capital stock agree to amend our bylaws to eliminate this provision. These provisions may reduce the interest of certain investors in our shares.

As a result of the lower level of liquidity and the higher level of volatility of the Mexican securities market, the market price of our Series B shares, and as a result, our ADSs, may experience extreme price and trading volume fluctuations.

        The Mexican Stock Exchange is one of Latin America's largest exchanges in terms of market capitalization, but it remains relatively small, illiquid and volatile compared to other major world markets. Although the public participates in the trading of securities on the Mexican Stock Exchange, a substantial portion of such activity consists of transactions by or on behalf of institutional investors. These market characteristics may limit the ability of a holder of Series B shares to sell its shares and may also adversely affect the market price of the Series B shares and, as a result, the market price of the ADSs. The trading volume for securities issued by emerging market companies tends to be lower than the trading volume of securities issued by companies in more developed countries.

You may not be entitled to participate in future preemptive rights offerings.

        Under Mexican law, if we issue new shares for cash as part of a capital increase, we must grant our stockholders the right to purchase a sufficient number of shares to maintain their existing ownership percentage in our company. Rights to purchase shares in these circumstances are known as preemptive rights. We may not legally be permitted to allow holders of ADSs or holders of Series B shares in the United States to exercise any preemptive rights in any future capital increase unless: (i) we file a registration statement with the U.S. Securities and Exchange Commission, or the SEC, with respect to that future issuance of shares; or (ii) the offering qualifies for an exemption from the registration requirements of the Securities Act. At the time of any future capital increase, we will evaluate the costs and potential liabilities associated with filing a registration statement with the SEC and any other factors that we consider important to determine whether we will file such a registration statement.

        We cannot assure you that we will file a registration statement with the SEC to allow holders of ADSs or holders of Series B shares in the United States to participate in a preemptive rights offering. In addition, under current Mexican law, sales by the depositary of preemptive rights and distribution of the proceeds from such sales to you, the ADS holders, is not possible. As a result, your equity interest in us may be diluted proportionately.

ADS holders may vote only through the depositary and are not entitled to attend shareholders' meetings.

        Under the terms of the ADSs, you have a right to instruct the depositary, The Bank of New York, to vote the shares underlying our ADSs. If we request the depositary to ask for your instructions, the depositary will notify you of shareholders' meetings. Otherwise, you will not be able to exercise your right to vote unless you withdraw the Series B shares underlying the ADSs. We will use our best efforts to request that the depositary notify you of upcoming votes and ask for your instructions. However, you may not receive voting materials in time to ensure that you are able to instruct the depositary to vote your shares or otherwise learn of shareholders' meetings to withdraw your Series B shares to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send out your voting instructions on time or carry them out in the manner you have instructed. As a result, you may not be able to exercise your right to vote and you may lack recourse if the Series B shares underlying your ADSs are not voted as you requested.

        In addition, Mexican law and our bylaws require shareholders to deposit their shares with our secretary or with a Mexican custodian or provide evidence of their status as shareholders in order to attend shareholders' meetings. ADS holders will not be able to meet this requirement and accordingly are not entitled to attend shareholders' meetings. ADS holders will also not be permitted to vote the Series B shares underlying the ADSs directly at a shareholders' meeting or to appoint a proxy to do so without withdrawing the Series B shares. Please see "Description of American Depositary Receipts" for further discussion regarding the deposit agreement and your voting rights.

It may be difficult to enforce civil liabilities against us or our directors, officers and controlling persons.

        We are organized under the laws of Mexico, and all of our directors, officers and controlling persons reside in either Mexico or Spain. In addition, substantially all of our assets and their assets are located in Mexico or Spain. As a result, it may be difficult for investors to effect service of process on such persons within the United States or elsewhere outside of Mexico or to enforce judgments against us or them, including in any action based on civil liabilities under U.S. federal securities laws. There is doubt as to the enforceability in Mexico, whether in original actions or in actions to enforce judgments of U.S. courts or other courts outside of Mexico, of liabilities based solely on U.S. federal securities laws.

BUSINESS STRATEGY

        We have a diversified airport portfolio and are therefore not dependent on any single airport. In addition, we have a well-established scheduled (as opposed to charter) route network. Our four principal airports (Guadalajara, Tijuana, Puerto Vallarta and Los Cabos) handled 12.9 million terminal passengers in 2004 and generated 76% of our revenue. We currently have excess runway capacity at all of our airports, except at Guadalajara and Los Cabos during peak periods. We expect to have excess runway capacity at Guadalajara and Los Cabos after the completion of scheduled improvements at those airports. In addition, each of our airports is within a three-hour drive of another of our airports, which provides for a contingency in the case of emergencies or accidents resulting in shutdowns at any of our airports. Our business strategy consists of further developing our airport portfolio by implementing the following four principal initiatives:

Grow our Passenger and Cargo Volumes

        Passenger and cargo volumes are the main revenue drivers of our business. Our primary objective is therefore to increase the growth of these volumes at our airports.

        Our airports handled approximately 17.5 million and 14.3 million terminal passengers in 2004 and the first nine months of 2005, respectively, which we believe makes us the largest private airport operator in the Americas. In 2004, we managed six of the ten busiest airports in Mexico, and our two largest airports, Guadalajara and Tijuana, served the second and fifth largest cities in Mexico. Traffic volumes at our airports benefit from Mexico being the world's eighth largest tourist destination based on number of visitors in 2004. In addition, Mexico has a population of approximately 106 million, the largest economy in Latin America in terms of GDP, and a largely undeveloped long-distance road and rail network. These characteristics provide an attractive base for sustained air traffic growth.

        We intend to further increase passenger and cargo traffic volumes at our airports by means of:

  •
  Airport marketing and Route Development.  We continue to cooperate with airline customers, travel agents and international tourism agencies to develop our route network. We have added twelve new routes across five of our airports in the last two and a half years that represent approximately an additional 250,000 passengers in aggregate.

  •
  Benefits from the new U.S. bilateral agreement.  Mexico and the United States have recently concluded negotiations to enter into an amended bilateral aviation agreement that increases, from two each to three each, the number of Mexican and U.S. carriers eligible to operate routes between certain pairs of cities, which may include any U.S. city and twelve specified cities in Mexico, including our airports in Manzanillo, Puerto Vallarta and Los Cabos. The amended bilateral agreement will enter into effect once all necessary government approvals have been obtained. The agreement also provides for a future increase, from two each to three each, in the number of Mexican and U.S. carriers eligible to operate routes between U.S. cities and two specified additional Mexican cities, including Guadalajara. This subsequent increase is expected to take effect in October 2007. We believe that our business will benefit from an increase in flights to and from four of our airports as a result of the amended bilateral aviation agreement.

  •
  New low-cost carriers.  In 2005, the Mexican government awarded four new domestic airlines licenses to new low-cost carriers, one of which (A Volar) is based in our Tijuana International Airport. These carriers have recently announced a total of 11 new routes serving our airports, which we anticipate will increase our domestic passenger traffic. We are in active discussions with these low-cost carriers to add further routes at our airports.

  •
  Agreement regarding Mexico City congestion.  The Mexican Government has promoted, jointly with Mexico's main airport groups, a plan to reduce passenger and aircraft congestion at Mexico City International Airport, which involves the use of alternative airports, including our Guadalajara

    International Airport, as air transportation hubs for passengers transferring to other final destinations. In 2003, we negotiated a three-year agreement with the Mexican government to participate in this plan. As part of the plan, the Mexican government offers airlines financial incentives for the development of new connecting routes using the four alternate airports serving Mexico City's greater metropolitan area (Puebla, Toluca, Queretaro and Cuernavaca), and for the development of new routes between each of these four airports and other Mexican airports, including our 12 airports. We believe that this government initiative will benefit our airports in the long run and we continue to collaborate with Mexican airlines to develop routes between our airports and the four alternative airports in the greater-Mexico City metropolitan area.

        In order to achieve these objectives, we analyze seasonal variations and other trends in our operations, as well as our airline customers and the markets that they serve. Based on these analyses and after taking into account the individual circumstances of our airports, we identify opportunities to increase medium- and long-term traffic at each airport. There can be no assurance that any of these developments will increase our passenger traffic.

Increase our Commercial Revenue

        Our non-aeronautical revenues are not subject to price regulation under our maximum rates. When we assumed control of our airports, revenues from non-aeronautical services generally represented less than 12% of our total revenues, which we believe is well below the level of leading privatized airports. We believe that commercial revenues often represent greater than 40% of the consolidated revenues of many leading privatized airports. During the last few years, we have implemented a strategy based primarily on the expansion of our commercial areas, the improvement of the terms of our commercial contracts, the recovery of long-term leases to operate certain of the commercial areas in our airports and the improvement of passenger access to retail and duty-free stores. This strategy includes the following initiatives:

Commercial Activities

  •
  Renegotiation of contracts.  We continue to improve our lease arrangements with existing tenants by adopting a new type of contract that provides for royalty payments based on a percentage of revenues, subject to a minimum fixed amount. We estimate that less that 5% of our contracts in effect in 2001 provided for royalty-based fees. We estimate that approximately 60% of our agreements for the lease of commercial space representing approximately 88% of our current commercial revenue are suitable for royalty-based leasing arrangements, based on the nature of our tenants' operations. At September 30, 2005, the substantial majority of that eligible portion consisted of royalty-based leasing arrangements, and revenues under those agreements accounted for approximately 64% of our total commercial revenues. We intend to continue to improve our lease terms and bring them in line with market standards.

  •
  Expanding the space available in our airport terminals allocated to commercial activities.  In order to increase our revenues from commercial activities, we have expanded and redesigned the layout of certain terminals in our airports to include more commercial businesses and to redirect the flow of passengers through our airports so as to increase their exposure to those commercial businesses. At September 30, 2005, we controlled approximately 15,000 square meters of commercial space in our terminals, representing a 187% increase since December 31, 2001. Between 2006 and 2009, we expect to develop approximately 3,150 additional square meters of commercial space, representing an increase of approximately 21%, as compared to our existing space.

  •
  Recovering the right to operate the most lucrative commercial spaces at our principal airports.  In recent years we have recovered several significant leases previously held by third parties that managed commercial areas in our terminals and received substantially all revenues from the operations in those areas. We now manage several of those areas directly, including the commercial space at our Los Cabos, Tijuana, Puerto Vallarta and Guadalajara International Airports. The only two remaining commercial areas at our airports that we do not directly manage are the hotel at our Guadalajara International Airport and the parking facility at our Tijuana International Airport.

  •
  Improve the quality of commercial business in our airports.  A handful of commercial tenants currently operating in our terminals consist of small local businesses offering goods and services of limited variety and for which demand is relatively low. We plan to lease space currently occupied by such tenants, as well as newly available space, to more established, internationally recognized businesses in order to improve the quality of commercial goods and services available to our passengers. We believe this improved offering may increase our per-passenger commercial revenues, improve the quality of commercial goods and services available to our passengers and strengthen our commercial business brand.

        In part as a result of the implementation of the strategies described above, our non-aeronautical revenues per terminal passenger (excluding recovery of costs) nearly doubled from Ps. 12.9 in 2002 to Ps. 24.6 in the first nine months of 2005 (or to Ps. 23.2 in the first nine months of 2005, excluding a one-time fee paid by one of the time-share marketing and sales operators at our Los Cabos International Airport).

Car Parking

        Revenue from car parking is our most significant source of non-aeronautical revenues. Since 2001, we have assumed the operation of the car parking facilities at all of our airports except our Tijuana International Airport. We have completed the process of modernizing these facilities to maximize revenues through various initiatives, including the addition of barriers at all entry and exit points and by the adoption of competitive fees at these facilities.

        Occupancy at our Guadalajara International Airport car parking facility is currently approximately 95% during peak hours, as compared to approximately 60% on average at our other airports. We intend to develop a new car parking facility in Guadalajara International Airport with an additional 250 spaces (a 20% increase) by 2007.

        As a result of the implementation of these strategies to date, our revenues from car parking per terminal passenger have more than doubled from Ps. 2.4 per terminal passenger in 2002 to Ps. 5.0 per terminal passenger in the first nine months of 2005

Advertising

        Due to the volume of people who pass through our airports, our facilities provide an attractive space for advertising. We have signed a nine-year agreement with an advertising agency covering all our airports, which became effective in May 2003. As we expand our airport facilities, we expect to use this additional space for additional advertising.

        As a result of the implementation of these strategies to date, our revenues from advertising contracts have increased from Ps. 5.2 million in 2002 to Ps. 17.8 million in the first nine months of 2005.

Improve our Quality of Service and Customer Focus

        Passenger safety, comfort and efficient processing through our facilities are essential to our business success. As a result, we aim to provide facilities that are attractive, safe and functional. We carry out semi-annual passenger surveys to monitor passenger satisfaction with our facilities. The initiatives we have implemented include our increasing the number of air bridges at our airports from eight in 1999 to 24 currently to improve passenger comfort and convenience. In addition, in July 2003, we entered into the first agreement with our principal airline customers establishing specific contractual terms for individual aeronautical prices and payment terms. In March 2005, we entered into a second agreement with these customers that will remain in effect through December 31, 2006.

        We have implemented International Quality Standard ISO 9001:2000 at all of our airports. We believe that we are the first airport operator in Mexico to be completely compliant with this standard.

        In terms of safety standards, we are compliant with Mexican Bureau of Civil Aviation regulations and U.S. Federal Aviation Agency regulations.

        In terms of environmental protection, ten of our airports have received environmental compliance certificates certifying compliance with the standards of the Federal Office for the Protection of the Environment, and we expect that our remaining two airports will receive such certificates during the first quarter of 2006.

        In addition, the Mexican government recently established new standards for the installation and maintenance of handicap facilities at Mexican airports. In February 2005 the Mexican government confirmed that we have complied with these standards at all of our airports, making us the first airport operator in Mexico to obtain this confirmation in respect of all of our airports. In December 2004, the Mexican government established several additional requirements with which we must comply on or prior to December 31, 2006.

Improve our Financial Performance

        We gain significant management expertise from AMP, whose shareholders include AENA (one of the world's largest airport operators based on number of airports under management), ACS Dragados (one of the world's largest concession management companies) and Grupo Union FENOSA (a Spanish energy company with a strong international presence). The terms of our technical assistance agreement with AMP provide it with significant incentives to improve our financial performance.

        Our regulatory system creates incentives for us to continually improve our efficiency and, because the system is dual-till, our commercial activities are not subject to price regulation and therefore we can increase the profitability of these activities as we implement our business strategy of increasing our commercial revenues.

USE OF PROCEEDS

        We will not receive any proceeds from this offering. The net proceeds from the sale of the ADSs and the Series B shares sold in this global offering are payable to the selling stockholder. The Mexican government will in turn receive the proceeds from the selling stockholder, to be used as determined by the Mexican government.

CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2005. This information should be read in conjunction with the financial statements appearing elsewhere in this prospectus.

        There will be no change in our capitalization as a result of this global offering.

	As of September 30, 2005
	Mexican GAAP				U.S. GAAP
	Mexican pesos		U.S. dollars(1)		Mexican pesos		U.S. dollars(1)
	(in thousands)
Cash and temporary investments	Ps.	868,771	U.S.$	80,509	Ps.	807,724	U.S.$	74,852
Indebtedness		227,256		21,061		264,430		24,505
Stockholders' equity:
Common stock		22,197,717		2,057,058		3,055,543		283,157
Retained earnings		1,241,600		115,059		7,924,435		734,356
Legal reserve		115,553		10,708		115,553		10,708
Total stockholders' equity(2)		23,554,870		2,182,825		11,095,531		1,028,221

(1)
Pesos have been converted into U.S. dollars for your convenience at the rate of Ps. 10.791 per U.S. dollar, the Federal Reserve noon buying rate at September 30, 2005.

(2)
Total stockholders' equity under Mexican GAAP reflects the value assigned to our concessions under Mexican GAAP. Under U.S. GAAP, no value has been assigned to our concessions.

DILUTION

        On September 30, 2005, we had a net tangible book value under Mexican GAAP of Ps. 11.73 per share, or Ps. 117.26 per ADS (U.S. $10.87 per ADS at an exchange rate of Ps. 10.791 per U.S. dollar) based on the ratio of 10 Series B shares per ADS. Net tangible book value per ADS is determined by dividing tangible assets (defined as total assets less the value of airport concessions and other assets) less total liabilities by the total number of shares outstanding and adjusting for the ratio of shares per ADS. Dilution, for this purpose, represents the difference between the price per ADS paid by purchasers in the global offering and net tangible book value per ADS on September 30, 2005. The following table illustrates the dilution in net tangible book value per ADS to purchasers of ADSs in the global offering:

U.S.$
Assumed public offering price per ADS	19.00
Net tangible book value per ADS before global offering	10.87
Increase per ADS attributable to ADSs offered hereby	—
Pro forma net tangible book value per ADS after global offering	10.87
Dilution to purchasers of ADSs in global offering	8.13

        A U.S.$1.00 increase (decrease) in the assumed initial public offering price of U.S.$19.00 per ADS would increase (decrease) the dilution in the net tangible book value to investors in this offering by U.S.$1.00 per ADS.

MARKET INFORMATION

        Prior to this global offering, there has been no public market for the ADSs or the Series B shares in the United States, Mexico or elsewhere. We have applied to list the ADSs on the New York Stock Exchange under the symbol "PAC" and to list the Series B shares on the Mexican Stock Exchange under the symbol "GAP".

        We cannot predict the extent to which investors will choose to take delivery of their Series B shares in the form of ADSs as compared to Series B shares, or the extent to which investor interest in our ADSs and Series B shares will lead to the development of a trading market in Mexico, the United States or elsewhere. We also cannot predict the liquidity of any such market, should any such market develop. If the trading volume of our Series B shares or ADSs in any such market were to be below certain levels, our Series B shares or ADSs may be delisted or deregistered in such market.

Trading on the Mexican Stock Exchange

Overview

        The Mexican Stock Exchange, located in Mexico City, is the only stock exchange in Mexico. Operating continuously since 1907, the Mexican Stock Exchange is organized as a corporation (sociedad anonima de capital variable). Securities trading on the Mexican Stock Exchange occurs each business day from 8:30 a.m. to 3:00 p.m., Mexico City time.

        Since January 1999, all trading on the Mexican Stock Exchange has been effected electronically. The Mexican Stock Exchange may impose a number of measures to promote an orderly and transparent trading price of securities, including the operation of a system of automatic suspension of trading in shares of a particular issuer when price fluctuation exceeds certain limits. The Mexican Stock Exchange may also suspend trading in shares of a particular issuer as a result of:

  •
  non-disclosure of material events; or

  •
  changes in the offer or demand, volume traded, or prevailing share price that are inconsistent with the shares' historical performance and cannot be explained through publicly available information.

        The Mexican Stock Exchange may reinstate trading in suspended shares when it deems that the material events have been adequately disclosed to public investors or when it deems that the issuer has adequately explained the reasons for the changes in offer and demand, volume traded, or prevailing share price. Under current regulations, the Mexican Stock Exchange may consider the measures adopted by the other stock exchanges in order to suspend and/or resume trading in an issuer's shares in cases where the relevant securities are simultaneously traded on a stock exchange outside of Mexico.

        Settlement on the Mexican Stock Exchange is effected two business days after a share transaction. Deferred settlement is not permitted without the approval of the Mexican National Banking and Securities Commission, even where mutually agreed. Most securities traded on the Mexican Stock Exchange are on deposit with the S.D. Indeval, S.A. de C.V. Institucion para el Deposito de Valores, or INDEVAL, a privately owned securities depositary that acts as a clearinghouse, depositary, and custodian, as well as a settlement, transfer, and registration agent for Mexican Stock Exchange transactions, eliminating the need for physical transfer of securities.

        Although the Mexican Securities Market Law (Ley del Mercado de Valores) provides for the existence of an over-the-counter market, no such market for securities in Mexico has developed.

Market Regulation and Registration Standards

        In 1925, the Mexican National Banking Commission (Comision Nacional Bancaria) was established to regulate banking activity and, in 1946, the Mexican Securities Commission (Comision Nacional de Valores) was established to regulate stock market activity. In 1995, these two entities were merged to form the Mexican National Banking and Securities Commission. The Mexican Securities Market Law, which took effect in 1975, introduced important structural changes to the Mexican financial system, including the organization of brokerage firms as corporations (sociedades anonimas). The Mexican Securities Market Law sets standards for authorizing companies to operate as brokerage firms, which authorization is granted at the discretion of the Mexican Ministry of Finance and Public Credit (Secretaria de Hacienda y Credito Publico), upon the recommendation of the Mexican National Banking and Securities Commission. In addition to setting standards for brokerage firms, the Mexican Securities Market Law authorizes the Mexican National Banking and Securities Commission, among other things, to regulate the public offering and trading of securities and to impose sanctions for the illegal use of insider information and other violations of the Mexican Securities Market Law. The Mexican National Banking and Securities Commission regulates the Mexican securities market, the Mexican Stock Exchange, and brokerage firms through a board of governors composed of thirteen members.

        As of June 1, 2001, the Mexican Securities Market Law requires issuers to increase the protections offered to minority shareholders and to bring corporate governance practices more in line with international standards. Please see "Risk Factors—Risks Related to Mexico—Minority stockholders may be less able to enforce their rights against us, our directors, or our controlling shareholders in Mexico."

        The Mexican Securities Market Law also contains specific regulations regarding insider trading that require all persons with information deemed privileged to abstain from trading and also require the issuer make the relevant information public.

        To offer securities to the public in Mexico, an issuer must meet specific qualitative and quantitative requirements. In addition, only securities that have been registered with the Mexican National Securities Registry pursuant to Mexican National Banking and Securities Commission approval may be listed on the Mexican Stock Exchange. The Mexican National Banking and Securities Commission's

approval for registration does not imply any kind of certification or assurance related to the investment quality of the securities, the solvency of the issuer, or the accuracy or completeness of any information delivered to the Mexican National Banking and Securities Commission or contained in this prospectus.

        In March 2003, the Mexican National Banking and Securities Commission issued certain general regulations applicable to issuers and other securities market participants. The general regulations, which repealed several previously enacted Mexican National Banking and Securities Commission regulations (circulares), now provide a consolidated set of rules governing issuers and issuer activity, among other things.

        The general regulations state that the Mexican Stock Exchange must adopt minimum requirements for issuers to list their securities in Mexico. These requirements relate to matters such as operating history, financial and capital structure, and distribution. The general regulations also state that the Mexican Stock Exchange must implement minimum requirements for issuers to maintain their listing in Mexico. These requirements relate to matters such as financial condition, trading minimums, and capital structure, among others. The Mexican National Banking and Securities Commission may waive some of these requirements in certain circumstances. In addition, some of the requirements are applicable for each series of shares of the relevant issuer.

        The Mexican Stock Exchange may review compliance with the foregoing requirements and other requirements at any time, but will normally do so on an annual, semi-annual, and quarterly basis. The Mexican Stock Exchange must inform the Mexican National Banking and Securities Commission of the results of its review, and this information must, in turn, be disclosed to investors. If an issuer fails to comply with any of the foregoing requirements, the Mexican Stock Exchange will request that the issuer propose a plan to cure the violation. If the issuer fails to propose a plan, if the plan is not satisfactory to the Mexican Stock Exchange, or if an issuer does not make substantial progress with respect to the corrective measures, trading of the relevant series of shares on the Mexican Stock Exchange will be temporarily suspended. In addition, if an issuer fails to propose a plan or ceases to follow the plan once proposed, the Mexican National Banking and Securities Commission may suspend or cancel the registration of the shares, in which case the majority shareholder or any controlling group must carry out a tender offer to acquire 100% of the outstanding shares of the issuer in accordance with the tender offer rules discussed below.

        Issuers of listed securities are required to file unaudited quarterly financial statements and audited annual financial statements as well as various periodic reports with the Mexican National Banking and Securities Commission and the Mexican Stock Exchange. Mexican issuers must file the following reports with the Mexican National Banking and Securities Commission:

  •
  an annual report prepared in accordance with Mexican National Banking and Securities Commission regulations, by no later than June 30 of each year;

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  quarterly reports, within 20 Mexican business days following the end of each of the first three quarters and 40 Mexican business days following the end of the fourth quarter; and

  •
  current reports promptly upon the occurrence of material events.

        Pursuant to the Mexican National Banking and Securities Commission's general regulations, the internal rules of the Mexican Stock Exchange were amended to implement an automated electronic information transfer system, or SEDI (Sistema Electronico de Envio y Difusion de Informacion), for information required to be filed with the Mexican Stock Exchange. Issuers of listed securities must prepare and disclose their financial information via a Mexican Exchange-approved electronic financial information system, or SIFIC (Sistema de Informacion Financiera Computarizada). Immediately upon its receipt, the Mexican Stock Exchange makes financial information prepared via SIFIC available to the public.

        The Mexican National Banking and Securities Commission's general regulations and the rules of the Mexican Stock Exchange require issuers of listed securities to file information through SEDI that relates to any act, event, or circumstance that could influence issuers' share price. If listed securities experience unusual price volatility, the Mexican Stock Exchange must immediately request that an issuer inform the public as to the causes of the volatility or, if the issuer is unaware of the causes, that an issuer make a statement to that effect. In addition, the Mexican Stock Exchange must immediately request that issuers disclose any information relating to relevant material events, when it deems the information currently disclosed to be insufficient, as well as instruct issuers to clarify the information when necessary. The Mexican Stock Exchange may request that issuers confirm or deny any material events that have been disclosed to the public by third parties when it deems that the material event may affect or influence the securities being traded. The Mexican Stock Exchange must immediately inform the Mexican National Banking and Securities Commission of any such requests. In addition, the Mexican National Banking and Securities Commission may also make any of these requests directly to issuers. An issuer may defer the disclosure of material events under some circumstances, as long as:

  •
  the issuer implements adequate confidentiality measures;

  •
  the information is related to incomplete transactions;

  •
  there is no misleading public information relating to the material event; and

  •
  no unusual price or volume fluctuation occurs.

        The Mexican National Banking and Securities Commission and the Mexican Stock Exchange may suspend trading in an issuer's securities:

  •
  if the issuer does not disclose a material event; or

  •
  upon price or volume volatility or changes in the offer or demand in respect of the relevant securities that are not consistent with the historic performance of the securities and cannot be explained solely through information made publicly available pursuant to the Mexican National Banking and Securities Commission's general regulations.

        The Mexican Stock Exchange must immediately inform the Mexican National Banking and Securities Commission and the general public of any such suspension. An issuer may request that the Mexican National Banking and Securities Commission or the Mexican Stock Exchange resume trading, provided it demonstrates that the causes triggering the suspension have been resolved and that it is in full compliance with the periodic reporting requirements under applicable law. If an issuer's request has been granted, the Mexican Stock Exchange will determine the appropriate mechanism to resume trading. If trading in an issuer's securities is suspended for more than 20 business days and the issuer is authorized to resume trading without conducting a public offering, the issuer must disclose via SEDI a description of the causes that resulted in the suspension and the reasons why it is now authorized to resume trading before trading may resume.

        Similarly, if an issuer's securities are traded on both the Mexican Stock Exchange and a foreign securities exchange, the issuer must simultaneously file the information that it is required to file pursuant to the laws and regulations of the foreign jurisdiction with the Mexican National Banking and Securities Commission and the Mexican Stock Exchange.

        Pursuant to the Mexican Securities Market Law, the following persons must inform the Mexican National Banking and Securities Commission of any transactions undertaken with securities of a listed issuer:

  •
  members of a listed issuer's board of directors;

  •
  shareholders controlling 10% or more of a listed issuer's outstanding share capital;

  •
  advisors;

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  groups controlling 25% or more of a listed issuer's outstanding share capital; and

  •
  other insiders.

In addition, insiders must abstain from purchasing or selling securities of the issuer within 90 days from the last sale or purchase, respectively. Stockholders of issuers listed on the Mexican Stock Exchange must notify the Mexican National Banking and Securities Commission before effecting transactions outside of the Mexican Stock Exchange that result in a transfer of 10% or more of an issuer's share capital. Transferring shareholders must also inform the Mexican National Banking and Securities Commission of the effect of the transactions within three days following their completion, or, alternatively, that the transactions have not been consummated. The Mexican National Banking and Securities Commission will notify the Mexican Stock Exchange of these transactions on a no-name basis. In addition, the Mexican Securities Market Law provides that the Mexican National Banking and Securities Commission may require purchasers that are or become insiders to effect the transactions through a tender offer, as well as the minimum and maximum percentages of share capital that may be purchased through any such tender offer.

        The Mexican National Banking and Securities Commission has issued general regulations to control public tender offers and share acquisitions above certain thresholds, as well as public company share acquisitions by related parties. Subject to certain exceptions, any acquisition of a public company's shares that results in the acquiror owning 10% or more, but less than 30%, of an issuer's outstanding share capital must be publicly disclosed to the Mexican National Banking and Securities Commission and the Mexican Stock Exchange by no later than the business day following the acquisition. Any acquisition by an insider that results in the insider holding an additional 5% or more of a public company's outstanding share capital must also be publicly disclosed to the Mexican National Banking and Securities Commission and the Mexican Stock Exchange no later than the business day following the acquisition. Some insiders must also notify the Mexican National Banking and Securities Commission of share purchases or sales that occur within a three-month or five-day term and that exceed certain value thresholds.

        Any intended acquisition (whether by transfer of shares, merger or capital increase) of a public company's voting shares (or securities convertible into voting shares) that results in the acquiror owning 30% or more, but less than 50%, of a company's voting shares requires the potential acquiror to make a tender offer for (a) the greater of the percentage of the share capital intended to be acquired or (b) 10% of the company's outstanding share capital stock. Finally, any intended acquisition of a public company's shares that results in the acquiror owning more than 50% of a company's voting shares requires the potential acquiror to make a tender offer for 100% of the company's outstanding share capital. This offer must be made at the same price for all tendering shareholders and classes of shares and remain open for no less than 15 business days. The board of directors and, in certain cases, audit committee must approve any tender offer resulting in a change of control, which approval must take minority shareholder rights into account.

        Notwithstanding the general rule described above, in the event that our bylaws were amended to eliminate the share ownership restrictions described in "Description of Capital Stock—Stockholder Ownership Restrictions and Antitakeover Protection," any stockholder seeking to acquire "control" of us (as defined in "Description of Capital Stock—Stockholder Ownership Restrictions and Antitakeover Protection") would be required to obtain the consent of the board of directors prior to acquiring shares in excess of the amount permitted to be acquired prior to any such amendment. Any such consent granted by the board of directors would be conditioned on a tender offer being conducted within 30 days of such consent by the person acquiring "control." See "Description of Capital Stock—Stockholder Ownership Restrictions and Antitakeover Protection."

        In addition, the Mexican Securities Market Law requires shareholders holding 10% or more of a listed issuer's share capital to notify the Mexican National Banking and Securities Commission of any share transfer.

Mexican Securities Market Law

        The Mexican legislature amended the Mexican Securities Market Law effective June 2, 2001. The amendments provide, among others, that:

  •
  issuers must have a board of directors with at least 5 and not more than 20 members and alternates, of which 25% must qualify as "independent directors" under Mexican law;

  •
  issuers' boards of directors must approve related party transactions and material asset transactions;

  •
  issuers must appoint and maintain an audit committee (the majority of the members of which, including the chairman, must be independent directors); and

  •
  issuers must provide additional protections for minority shareholders.

        The Mexican Securities Market Law permits issuers to include anti-takeover defenses in their bylaws, provided that the bylaws also include specified minority rights and protections, among other things.

        The Mexican Securities Market Law does not permit issuers to implement mechanisms for common shares and limited or non-voting shares to be jointly traded or offered to public investors, unless the limited or non-voting shares are convertible into common shares within a term of up to five years, or when as a result of the nationality of a given holder, the shares or the securities representing the shares limit the right to vote in order to comply with applicable foreign investment regulations. In addition, the aggregate amount of shares with limited or non-voting rights may not exceed 25% of the aggregate amount of publicly held shares. The Mexican National Banking and Securities Commission may extend this 25% limit up to an additional 25%, provided that the limited or non-voting rights shares in excess of 25% and up to 50% of the aggregate amount of publicly held shares are convertible into common shares within five years of their initial public trading.

        On December 30, 2005, Mexico's Federal Congress enacted a new federal statute that, upon its effectiveness 180 days from its enactment, will amend and restate the existing Mexican Securities Market Law in its entirety. The new Mexican Securities Market Law enhances disclosure requirements and corporate governance standards for Mexican listed companies through the refinement of existing concepts (such as the functions, duties and liabilities of management, directors and audit committees) and the introduction of new concepts, such as corporate practices committees (comprised, in the case of companies such as us, of independent directors), institutional investors and safe harbors from public offering requirements. The new law also provides minority shareholders of Mexican listed companies with improved information rights and legal remedies. In order to comply with the new legal regime applicable to and governing public issuers in Mexico upon the effectiveness of the new Mexican Securities Law, we will be required to amend our by-laws, modify our audit committee to consist exclusively of independent board members and form a corporate practices committee.

DIVIDEND POLICY

        The declaration, amount and payment of dividends are determined by a majority vote of our stockholders present at a stockholders' meeting and generally, but not necessarily, on the recommendation of the board of directors. So long as the Series BB shares represent at least 7.65% of our outstanding capital stock, the declaration and payment of dividends will require the approval of the holders of a majority of the Series BB shares.

        Mexican law requires that at least 5% of a company's net income each year (after profit sharing and other deductions required by Mexican law) be allocated to a legal reserve fund until such fund reaches an amount equal to at least 20% of its capital stock from time to time (without adjustment for inflation). Our legal reserve fund was Ps. 115.6 million at September 30, 2005 (excluding reserve amounts corresponding to 2005 net income).

        Mexican companies may pay dividends only out of earnings (including retained earnings after all losses have been absorbed or paid up) and only after such allocation to the legal reserve fund. The reserve fund is required to be funded on a stand-alone basis for each company, rather than on a consolidated basis. The level of earnings available for the payment of dividends is determined under Mexican GAAP. Our subsidiaries are required to allocate earnings to their respective legal reserve funds prior to paying dividends to Grupo Aeroportuario del Pacifico, S.A. de C.V. We are also required to allocate earnings to our legal reserve fund prior to distributing any dividend payments to our shareholders.

        Dividends paid to resident and non-resident holders with respect to our Series B shares and ADSs are currently not subject to Mexican withholding tax. Dividends that are paid from a company's distributable earnings that have not been subject to corporate income tax will be subject to a corporate-level dividend tax (retained against cumulative net income and payable by us) calculated on a gross-up basis by applying a factor of 1.5385 in 2002, 1.5152 in 2003, 1.4925 in 2004, 1.4286 in 2005, 1.4085 in 2006 and 1.3889 thereafter. Corporate tax rates of 35% in 2002, 34% in 2003, 33% in 2004, 30% in 2005, 29% in 2006 and 28% thereafter are applied to the result. This corporate-level dividend income tax on the distribution of earnings may be applied as a credit against Mexican corporate income tax corresponding to the fiscal year in which the dividend was paid or against the Mexican corporate income tax of the two fiscal years following the date in which the dividend was paid. In the case of dividends paid in 2002 by the subsidiaries to the holding company, the credit would be applicable against the Mexican corporate income tax of the following three fiscal years, based on the income tax law applicable in 2002. Dividends paid from a company's distributable earnings that have been subject to corporate income tax are not subject to this corporate-level dividend income tax.

        Distributions made by us to our shareholders other than as dividends (in the manner described above), including capital reductions, amortization of shares or otherwise, would be subject to taxation in Mexico, including withholding taxes. The tax rates applicable and the method of assessing and paying taxes applicable to any such non-dividend distributions will vary depending on the nature of the distributions.

        We paid aggregate dividends of Ps. 269.9 million in 2003, Ps. 283.8 million in 2004 and Ps. 1.04 billion (constant pesos) in 2005. We did not make any dividend payments in 2002.

        Our shareholders adopted a new dividend policy at the general extraordinary shareholders meeting held on April 15, 2005. Under the policy our annual dividend is expected to consist of two components. The first component is a fixed amount, which is expected to be Ps. 450 million for 2005 (for the dividend expected to be paid in 2006) and is expected to increase gradually in future years. Second, the dividend policy contemplates that our annual dividend would include any cash and temporary investments we hold (as reflected in our balance sheet as of the month-end prior to the dividend payment, after deducting the fixed component) in excess of our "minimum cash balance." For purposes of our policy, the "minimum cash balance" is the amount of cash and temporary investments that our board of directors determines is necessary to cover the minimum amount of expenses and investments expected to be incurred in the fiscal year during which the dividend payment is made and the subsequent fiscal year. Dividends are expected to be payable in cash and in one or more payments as determined in the relevant general ordinary shareholders meeting approving dividends.

        The declaration, amount and payment of dividends pursuant to the policy described above are subject to (i) compliance with applicable law regarding the declaration and payment of dividends with respect to any year including the establishment of the statutory legal reserve fund, and (ii) the absence of any adverse effect on our business plan for the current or subsequent fiscal year as a result of the payment of any dividend. We cannot assure you that we will continue to pay dividends or that future dividends will be comparable to our previous dividends. Our ability to pay dividends may be restricted under a credit agreement with Scotiabank Inverlat, S.A., to which several of our operating subsidiaries are parties. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources." Our dividend policy may also be amended at any time by our shareholders.

        As of December 31, 2004, we had accumulated approximately Ps. 1,212.9 million of distributable earnings that have been subject to the corporate income tax and that could be declared at the relevant shareholders' meeting and paid to shareholders free of the corporate level dividend tax. As of September 30, 2005, we had accumulated Ps. 253.2 million of such distributable earnings.

        We will declare any dividends in pesos. In the case of Series B shares represented by ADSs, the cash dividends will be paid to the depositary and, subject to the terms of the Deposit Agreement, converted into and paid in U.S. dollars at the prevailing rate of exchange, net of conversion expenses of the depositary and applicable Mexican withholding tax. Fluctuations in exchange rates will affect the amount of dividends that ADS holders receive. For a more detailed discussion, see "Description of American Depositary Receipts."

SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following tables present our summary consolidated financial information for each of the periods indicated. This information should be read in conjunction with, and is qualified in its entirety by reference to, our financial statements, including the notes thereto, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. Our financial statements are prepared in accordance with Mexican GAAP, which differs in certain significant respects from U.S. GAAP. Note 22 to our audited year-end financial statements and Note 21 to our audited interim financial statements for the nine-month period ended September 30, 2005 provide 1) a summary of the principal differences between Mexican GAAP and U.S. GAAP as they relate to our business; 2) a reconciliation to U.S. GAAP of net income and stockholders' equity; and 3) condensed financial statements under U.S. GAAP and additional U.S. GAAP disclosure information.

        Mexican GAAP provides for the recognition of certain effects of inflation by restating non-monetary assets and non-monetary liabilities using the Mexican National Consumer Price Index, restating the components of stockholders' equity using the Mexican National Consumer Price Index and recording gains or losses in purchasing power from holding monetary liabilities or assets. Mexican GAAP also requires the restatement of all financial statements to constant Mexican pesos as of the date of the most recent balance sheet presented. Our audited financial statements for the years ended December 31, 2004, 2003 and 2002 and all other financial information contained herein with respect to the years ended December 31, 2004, 2003, 2002, 2001 and 2000 are accordingly presented in constant pesos with purchasing power as of December 31, 2004, unless otherwise noted. Our audited interim financial statements for the nine-month period ended September 30, 2005, which include comparative unaudited financial information for the nine-month period ended September 30, 2004, and all other financial information presented herein, with respect to the nine-month periods ended September 30, 2005 and 2004 are presented in constant pesos with purchasing power as of September 30, 2005. The difference in the purchasing power of the peso at December 31, 2004 as compared to the purchasing power of the peso at September 30, 2005 was 1.7%, which we do not consider to be material or to materially affect our financial results as presented herein. Our results of operations for the nine-month period ended September 30, 2005 are not necessarily indicative of our expected results of operations for the year ended December 31, 2005 and should not be construed as such.

	Year ended December 31,												Nine months ended September 30,
	2000		2001		2002		2003		2004		2004		2004		2005		2005
	(thousands of pesos)(1)										(thousands of dollars)(2)		(thousands of pesos)(1)				(thousands of dollars)(2)
Statement of income data:
Mexican GAAP:
Revenues:
Aeronautical services(3)		Ps.1,574,587		Ps.1,607,228		Ps.1,524,331		Ps.1,631,208		Ps.1,805,263	U.S.$	167,293		Ps.1,373,621		Ps.1,557,283	U.S.$	144,314
Non-aeronautical services(4)		140,355		175,118		196,992		288,895		385,110		35,688		280,050		352,202		32,638
Total revenues		1,714,942		1,782,346		1,721,323		1,920,103		2,190,373		202,981		1,653,671		1,909,485		176,952
Operating costs:
Cost of services:(5)
Employee costs		N/A		254,683		254,166		257,733		266,934		24,737		204,839		209,192		19,386
Maintenance		N/A		117,187		98,409		94,550		101,386		9,395		71,179		73,478		6,809
Safety, security & insurance		N/A		57,226		68,785		76,385		84,040		7,788		63,558		64,085		5,939
Utilities		N/A		48,723		49,107		53,454		61,832		5,730		44,326		48,968		4,538
Other		N/A		88,672		57,019		79,440		95,702		8,869		83,897		62,147		5,759
Total cost of services		549,164		566,491		527,486		561,562		609,894		56,519		467,799		457,870		42,431
Technical assistance fees(6)		79,623		78,732		57,027		64,522		75,537		7,000		56,103		68,386		6,337
Government concession fees(7)		83,381		88,127		84,908		95,245		108,788		10,081		82,099		94,875		8,792
Depreciation and amortization:
Depreciation(8)		21,041		41,608		50,316		74,780		94,652		8,771		71,239		76,771		7,114
Amortization(9)		439,381		443,915		443,848		444,224		460,013		42,629		341,805		377,772		35,008
Total depreciation and amortization		460,422		485,523		494,164		519,004		554,665		51,400		413,044		454,543		42,122
Total operating costs		1,172,590		1,218,872		1,163,585		1,240,333		1,348,884		125,000		1,019,045		1,075,674		99,682
Income from operations		542,352		563,474		557,738		679,770		841,489		77,981		634,626		833,811		77,270
Net comprehensive financing income (expense)		54,232		29,517		31,611		23,314		(14,269)		(1,323)		(1,816)		24,502		2,271
Other income (expense)		12,119		15,273		(55,316)		(10)		(2,372)		(220)		2,781		622		58
Income before income taxes, employee statutory profit sharing and cumulative effect of change in accounting principle		608,703		608,264		534,033		703,074		824,848		76,438		635,591		858,935		79,599
Income tax and employee statutory profit sharing expense		(192,194)		(200,513)		(306,124)		(391,774)		(461,861)		(42,800)		(304,495)		(337,710)		(31,296)
Cumulative effect of change in accounting principle(10)		0		0		0		0		24,342		2,256		24,762		0		0
Consolidated net income		416,509		407,751		227,909		311,300		387,329		35,894		355,858		521,225		48,303
Basic and diluted earnings per share before cumulative effect of change in accounting principle		Ps.0.7424		Ps.0.7268		Ps.0.4063		Ps.0.5549		Ps.0.6470	U.S.$	0.0600		Ps.0.5902		Ps.0.9291	U.S.$	0.0861
Basic and diluted earnings per share generated by cumulative effect of change in accounting principle		Ps.0.0000		Ps.0.0000		Ps.0.0000		Ps.0.0000		Ps.0.0434	U.S.$	0.0040		Ps.0.0441		Ps.0.0000	U.S.$	0.0000
Basic and diluted earnings per share(11)		Ps.0.7424		Ps.0.7268		Ps.0.4063		Ps.0.5549		Ps.0.6904	U.S.$	0.0640		Ps.0.6343		Ps.0.9291	U.S.$	0.0861
Basic and diluted earnings per ADS(11)		Ps.7.4244		Ps.7.2683		Ps.4.0625		Ps.5.5490		Ps.6.9043	U.S.$	0.6398		Ps.6.3433		Ps.9.2910	U.S.$	0.8610
Dividends per share(12)	U.S.$	0.0854	U.S.$	0.0000	U.S.$	0.0000	U.S.$	0.0446	U.S.$	0.0469			U.S.$	0.0477	U.S.$	0.1717
Dividends per ADS(12)	U.S.$	0.8539	U.S.$	0.0000	U.S.$	0.0000	U.S.$	0.4459	U.S.$	0.4689			U.S.$	0.4769	U.S.$	1.7173
U.S. GAAP:
Revenues								Ps.1,910,103		Ps.2,186,496	U.S.$	202,622		Ps.1,659,155		Ps.1,885,749	U.S.$	174,752
Income from operations								987,941		1,140,014		105,645		859,580		1,068,626		99,029
Consolidated net income (loss)								513,185		(115,871)		(10,738)		474,980		679,338		62,952
Basic earnings (loss) per share(11)								Ps.0.9217		Ps.(0.2081)	U.S.$	(0.0193)		Ps.0.8531		Ps.1.2201	U.S.$	0.1131
Diluted earnings (loss) per share(13)								Ps.0.9148		Ps.(0.2081)	U.S.$	(0.0193)		Ps.0.8467		Ps.1.2109	U.S.$	0.1122
Basic earnings (loss) per ADS(11)								Ps.9.2168		Ps.(2.0810)	U.S.$	(0.1929)		Ps.8.5306		Ps.12.2009	U.S.$	1.1307
Diluted earnings (loss) per ADS(13)								Ps.9.1477		Ps.(2.0810)	U.S.$	(0.1929)		Ps.8.4667		Ps.12.1094	U.S.$	1.1222

	Year ended December 31,							Nine months ended September 30,
	2000	2001	2002	2003	2004	2004		2004	2005	2005
	(thousands of pesos)(1)					(thousands of dollars)(2)		(thousands of pesos)(1)		(thousands of dollars)(2)
Other operating data (unaudited):
Total terminal passengers (thousands of passengers)(14)	16,387	16,149	15,294	16,444	17,516		17,516	13,214	14,340		14,340
Total air traffic movements (thousands of movements)	383	387	378	382	390		390	290	311		311
Total revenues per terminal passenger(15)	Ps.105	Ps.110	Ps.113	Ps.117	Ps.125	U.S.$	11	Ps.125	Ps.133	U.S.$	12
Other data:
EBITDA:
Consolidated net income under Mexican GAAP	Ps.416,509	Ps.407,751	Ps.227,909	Ps.311,300	Ps.387,329	U.S.$	35,894	Ps.355,858	Ps.521,225	U.S.$	48,303
Minus:
Net comprehensive financing income (expense)	54,232	29,517	31,611	23,314	(14,269)		(1,323)	(1,816)	24,502		2,271
Plus:
Income tax and employee statutory profit sharing expense	192,194	200,513	306,124	391,774	461,861		42,800	304,495	337,710		31,296
Depreciation and amortization	460,422	485,523	494,164	519,004	554,665		51,400	413,044	454,543		42,122
EBITDA(16)	Ps.1,014,893	Ps.1,064,270	Ps.996,586	Ps.1,198,764	Ps.1,418,124	U.S.$	131,417	Ps.1,075,213	Ps.1,288,976	U.S.$	119,450
Balance sheet data:
Mexican GAAP:
Cash and temporary investments:	Ps.956,085	Ps.984,643	Ps.1,040,310	Ps.1,028,516	Ps.1,188,941	U.S.$	110,179	Ps.961,014	Ps.868,771	U.S.$	80,509
Total current assets	1,465,215	1,190,413	1,310,128	1,498,781	1,552,421		143,862	1,352,029	1,245,696		115,438
Airport concessions, net	18,347,500	18,001,926	17,656,385	17,310,832	16,954,966		1,571,214	17,344,958	16,951,498		1,570,892
Rights to use airport facilities, net	2,764,026	2,674,400	2,584,768	2,495,141	2,405,517		222,918	2,469,656	2,378,517		220,417
Total assets	23,883,396	23,361,116	23,704,334	23,670,660	23,873,192		2,212,322	24,152,150	23,782,126		2,203,886
Current liabilities	997,718	67,690	178,647	101,989	185,844		17,221	99,387	200,674		18,598
Total liabilities	997,718	67,690	182,995	107,980	207,032		19,183	117,065	227,256		21,061
Total stockholders' equity(17)	22,885,678	23,293,426	23,521,339	23,562,680	23,666,160		2,193,139	24,035,085	23,554,870		2,182,825
U.S. GAAP:
Cash and cash equivalents				871,068	946,857		87,745	729,897	807,724		74,852
Total current assets				1,638,768	1,680,319		155,715	1,492,154	1,370,234		126,979
Assets under capital lease ("Rights to use airport facilities" under Mexican GAAP)				2,387,238	2,272,713		210,612	2,340,901	2,224,433		206,138
Total assets				11,747,878	11,465,044		1,062,464	12,150,132	11,359,961		1,052,726
Current liabilities				101,989	186,173		17,253	99,507	205,091		19,006
Total liabilities				113,824	216,734		20,085	117,509	264,430		24,505
Total stockholders' equity(17)				11,634,054	11,248,310		1,042,379	12,032,623	11,095,531		1,028,221
Other data:
Mexican GAAP:
Net resources provided by operating activities	Ps.865,124	Ps.763,137	Ps.644,082	Ps.571,519	Ps.1,166,785	U.S.$	108,127	Ps.818,476	Ps.972,995	U.S.$	90,168
Net resources used in financing activities	(21,394)	(495,508)	(84,186)	(269,959)	(283,849)		(26,304)	(288,731)	(1,039,573)		(96,338)
Net resources used in investing activities	(572,053)	(239,071)	(504,229)	(313,354)	(722,511)		(66,957)	(614,937)	(274,042)		(25,395)
Increase (decrease) in cash and temporary investments	271,677	28,558	55,667	(11,794)	160,425		14,866	(85,192)	(340,620)		(31,565)
U.S. GAAP:(18)
Net cash provided by operating activities				442,787	1,101,596		102,085	757,291	1,162,287		107,709
Net cash used in investing activities				(313,354)	(708,668)		(65,672)	(602,522)	(271,252)		(25,137)
Net cash used in financing activities				(269,959)	(283,849)		(26,304)	(288,731)	(1,039,573)		(96,337)

Effect of inflation accounting	Ps.(28,716)	Ps.(33,290)	U.S.$	(3,085)	Ps.(22,191)	Ps.(6,881)	U.S.$	(638)
(Decrease) increase in cash and cash equivalents	(169,242)	75,789		7,024	(156,153)	(155,419)		(14,402)

(1)
The years ended December 31, 2000, 2001, 2002, 2003 and 2004 are expressed in constant pesos with purchasing power as of December 31, 2004, except as otherwise noted. Per share peso amounts are expressed in pesos (not thousands of pesos).

(2)
Translated into dollars at the rate of Ps. 10.7910 per U.S. dollar, the U.S. Federal Reserve noon buying rate for Mexican pesos at September 30, 2005. The U.S. dollar equivalent information should not be construed to imply that the peso amounts represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate. Per share dollar amounts are expressed in dollars (not thousands of dollars). Operating data expressed in units indicated.

(3)
Revenues from aeronautical services principally consist of a fee for each departing passenger, aircraft landing fees based on the aircraft's weight and arrival time, an aircraft parking fee, a fee for the transfer of passengers from the aircraft to the terminal building and a security charge for each departing passenger, and other sources of revenues subject to regulation under our maximum rates.

(4)
Revenues from non-aeronautical services consist of sources of revenues not subject to regulation under our maximum rates, and consist of revenues from car parking charges, leasing of commercial space to tenants, advertising, taxis and other ground transportation providers and other miscellaneous sources of revenues. Pursuant to our concessions and to the Airport Law and the regulations thereunder, parking services are currently excluded from regulated services under our maximum rates, although the Ministry of Communications and Transportation could decide to regulate such rates.

(5)
Cost of services line item was calculated only as a total for 2000.

(6)
Beginning January 1, 2000, we began paying AMP a technical assistance fee under the technical assistance agreement entered into in connection with AMP's purchase of its Series BB shares. This fee is described in "Business—Opening of Mexican Airports to Investment—Investment by AMP."

(7)
Beginning November 1, 1998, each of our subsidiary concession holders is required to pay a concession fee to the Mexican government under the Mexican Federal Duties Law for the use of public domain assets pursuant to the terms of its concession. The concession fee is currently 5% of each concession holder's gross annual revenues.

(8)
Reflects depreciation of fixed assets.

(9)
Reflects amortization of concessions, rights to use airport facilities, recovered long-term leases and parking lots.

(10)
Represents the gain that resulted from the application of Mexican GAAP Bulletin C-10 governing derivative financial instruments and other hedging operations. See note 3a. to our audited financial statements.

(11)
Based on the ratio of 10 Series B shares per ADS. For Mexican GAAP purposes, based on 561,000,000 weighted average common shares outstanding in each period. For U.S. GAAP purposes, based on 556,792,500 weighted average common shares outstanding in each period.

(12)
Peso amounts were Ps. 0.9214 per share in 2000, Ps. 0.4812 per share in 2003, Ps. 0.5060 per share in 2004, Ps. 0.5147 per share for the nine months ended September 30, 2004 and Ps. 1.8531 per share for the nine months ended September 30, 2005 and Ps. 9.2139 per ADS in 2000, Ps. 4.8121 per ADS in 2003, Ps. 5.0597 per ADS in 2004, Ps. 5.1467 per ADS for the nine months ended September 30, 2004 and Ps. 18.5307 for the nine months ended September 30, 2005.

(13)
Based on the ratio of 10 Series B shares per ADS. Based on 561,000,000 weighted average common shares and common share equivalents outstanding for the year ended December 31, 2003 and for the nine-month periods ended September 30, 2005 and 2004, and 556,792,500 weighted average common shares and common share equivalents outstanding for the year ended December 31, 2004.

(14)
Includes arriving and departing passengers as well as transfer passengers (passengers who arrive at our airports on one aircraft and depart on a different aircraft). Excludes transit passengers (passengers who arrive at our airports but generally depart without changing aircraft).

(15)
Total revenues for the period divided by terminal passengers for the period. Expressed in pesos (not thousands of pesos)

(16)
EBITDA represents net income minus net comprehensive financing income plus income taxes, asset tax, employee statutory profit sharing and depreciation and amortization. EBITDA should not be considered as an alternative to net income, as an indicator of our operating performance, or as an alternative to cash flow as an indicator of liquidity. Our management believes that EBITDA provides a useful measure of our performance that is widely used by investors and analysts to evaluate our performance and compare it with other companies. In making such comparisons, however, you should bear in mind that EBITDA is not defined and is not a recognized financial measure under Mexican GAAP or U.S. GAAP and that it may be calculated differently by different companies. EBITDA as presented in this table is not equivalent to our operating income (prior to deducting depreciation and amortization and the technical assistance fee), which is used as the basis for calculation of the technical assistance fee we pay to AMP.

(17)
Total stockholders' equity under Mexican GAAP reflects the value assigned to our concessions. Under U.S. GAAP, no value has been assigned to our concessions.

(18)
U.S. GAAP cash flow data is expressed in nominal Mexican pesos.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion is derived from our audited financial statements, which are presented elsewhere in this prospectus. This discussion does not include all of the information included in our financial statements. You should read our financial statements to gain a better understanding of our business and our historical results of operations.

        Our financial statements have been prepared in accordance with Mexican GAAP, which differ in certain respects from U.S. GAAP. See Note 22 to our audited financial statements for the years ended December 31, 2004, 2003 and 2002 and Note 21 to our audited financial statements for the nine-month period ended September 30, 2005 for a) a summary of the principal differences between Mexican GAAP and U.S. GAAP as they relate to us; b) a reconciliation to U.S. GAAP of net income and stockholders' equity; and c) condensed financial statements under U.S. GAAP and additional U.S. GAAP disclosure information.

        Our audited financial statements for the years ended December 31, 2004, 2003 and 2002 and all other financial information contained herein with respect to the years ended December 31, 2004, 2003, 2002, 2001 and 2000 are accordingly presented in constant pesos with purchasing power as of December 31, 2004, unless otherwise noted. Our audited financial statements for the nine-month period ended September 30, 2005, which include comparative unaudited financial information for the nine-month period ended September 30, 2004, and all other financial information presented below with respect to the nine-month periods ended September 30, 2005 and 2004 are presented in constant pesos with purchasing power as of September 30, 2005, unless otherwise noted. We do not consider the difference in the purchasing power of the peso at December 31, 2004 as compared to the purchasing power of the peso at September 30, 2005 (which was 1.7%), to be material or to materially affect the financial information presented below.

Overview

        We operate 12 airports in the Pacific and Central regions of Mexico pursuant to concessions granted by the Mexican government. The substantial majority of our revenues are derived from providing aeronautical services, which generally are related to the use of our airport facilities by airlines and passengers. For example, approximately 82.4% and 81.6% of our total revenues in 2004 and in the first nine months of 2005, respectively, were earned from aeronautical services. Changes in our revenues from aeronautical services are principally driven by the passenger and cargo volume at our airports. Our revenues from aeronautical services are also affected by the maximum rates we are allowed to charge under the price regulation system established by the Ministry of Communications and Transportation. The maximum rate system of price regulation that applies to our aeronautical revenues is linked to the traffic volume (measured in workload units) at each airport; thus, increases in passenger and cargo volume generally permit greater revenues from aeronautical services.

        We also derive revenue from non-aeronautical activities, which principally relate to the commercial, non-aeronautical activities carried out at our airports such as the leasing of space to restaurants and retailers. Our revenues from non-aeronautical activities are not subject to the system of price regulation established by the Ministry of Communications and Transportation. Thus, our non-aeronautical revenues are principally affected by the passenger volume at our airports and the mix of commercial activities carried out at our airports. While we believe aeronautical revenues will continue to represent a substantial majority of our future total revenues, we anticipate that the future growth of our revenues from commercial activities will exceed the growth rate of our aeronautical revenues.

Passenger and Cargo Volumes

        The majority of the passenger traffic volume in our airports is made up of domestic passengers. In 2002, 2003, 2004 and the first nine months of 2005, for example, approximately 66.6%, 67.9%, 65.2% and 60.3%, respectively, of the terminal passengers using our airports were domestic. In addition, of the international passengers traveling through our airports, a majority has historically traveled on flights originating in or departing to the United States. Accordingly, our results of operations are influenced strongly by changes to Mexican economic conditions and to a lesser extent influenced by U.S. economic and other conditions, particularly trends and events affecting leisure travel and consumer spending. Many factors affecting our passenger traffic volume and the mix of passenger traffic in our airports are beyond our control.

        The following table sets forth certain operating and financial data relating to our revenues and passenger and cargo volume for the years indicated.

	Year ended December 31,						Nine months ended September 30,
	2002		2003		2004		2004		2005
Change in Mexican gross domestic product(1)		0.7%		1.3%		4.4%		4.2%		3.0%
Mexican Consumer Price Index(2)		5.7%		4.0%		5.2%		3.4%		1.7%
Domestic terminal passengers(3)		10,189.6		11,169.7		11,413.5		8,638.2		8,651.8
International terminal passengers(3)		5,104.2		5,274.6		6,102.6		4,575.4		5,687.9
Total terminal passengers(3)		15,293.8		16,444.3		17,516.2		13,213.5		14,339.8
Cargo(3)		1,406.1		1,344.7		1,450.0		1,041.8		1,041.8
Total workload units(3)		16,699.9		17,789.0		18,966.2		14,255.3		15,381.6
Change in total terminal passengers(4)		(5.3)%		7.5%		6.5%				8.5%
Change in workload units(4)		(5.4)%		6.5%		6.6%				7.9%
Aeronautical revenue(5)	Ps.	1,524.3	Ps.	1,631.2	Ps.	1,805.3	Ps.	1,373.6	Ps.	1,557.3
Change in aeronautical revenue				7.0%		10.7%				13.4%
Aeronautical revenue per workload unit	Ps.	91.3	Ps.	91.7	Ps.	95.2	Ps.	96.4	Ps.	101.2
Change in aeronautical revenue per workload unit(3)				0.5%		3.8%				5.1%
Non-aeronautical revenue(5)	Ps.	197.0	Ps.	288.9	Ps.	385.1	Ps.	280.1	Ps.	352.2
Change in non-aeronautical revenue(4)				46.7%		33.3%				25.8%
Non-aeronautical revenue per terminal passenger	Ps.	12.9	Ps.	17.6	Ps.	22.0	Ps.	21.2	Ps.	24.6
Change in non-aeronautical revenue per terminal passenger(4)				36.4%		25.1%				15.9%

(1)
In real terms, as reported by the Mexican Central Bank. Figures corresponding to the nine-month periods ended September 30, 2004 and 2005, reflect changes as compared to the nine-month periods ended September 30, 2003 and 2004, respectively.

(2)
As reported by the Mexican Central Bank.

(3)
In thousands. One cargo unit is equivalent to 100 kilograms (220 pounds) of cargo. Under the regulation applicable to our aeronautical revenues, one workload unit is equivalent to one terminal passenger or 100 kilograms (220 pounds) of cargo.

(4)
In each case, as compared to previous period.

(5)
In millions of constant pesos.

        In 2004, we had 17.5 million terminal passengers (11.4 million domestic and 6.1 million international), of which 0.1 million were on general aviation flights, and an additional 1.3 million transit passengers. During the first nine months of 2004, we had 13.2 million terminal passengers (8.6 million domestic and 4.6 million international), of which 0.05 million were on general aviation flights, and an additional 1.0 million transit passengers. During the first nine months of 2005, we had 14.3 million terminal passengers (8.6 million domestic and 5.7 million international), of which 0.1 million were on general aviation flights, and an additional 0.9 million transit passengers. Approximately half of our transit passengers (approximately 0.7 million in 2004 and 0.4 million during the first nine months of 2005) are handled at our Guadalajara International Airport.

Classification of Revenues

        We classify our revenues into two categories: revenues from aeronautical services and revenues from non-aeronautical services. Historically, a substantial majority of our revenues have been derived from aeronautical services. For example, in 2002, 2003, 2004 and the first nine months of 2005, 88.6%, 85.0%, 82.4% and 81.6%, respectively, of our revenues were derived from aeronautical services and the remainder of our revenues were derived from non-aeronautical services.

        Our revenues from aeronautical services are subject to price regulation under the applicable maximum rate at each of our airports, and principally consist of passenger charges, aircraft landing and parking charges, airport security charges, passenger walkway charges, leasing of space in our airports to airlines (other than first class/VIP lounges and other similar non-essential activities), complementary services (i.e., fees from handling and catering providers, permanent ground transportation operators and access fees from fuel providers at our airports).

        Our revenue from non-aeronautical services is not subject to price regulation under our maximum rates and generally includes revenues earned from car parking, leasing of space in our airports to airlines and complementary service providers (for first class/VIP lounges and similar non-essential activities), rental and royalty payments from third parties operating stores and providing commercial services at our airports, such as car rental agencies, food and beverage providers and retail and duty free store operators, as well as advertising and fees collected from other miscellaneous sources, such as vending machines and timeshare companies.

        For a detailed description of the components of our aeronautical and non-aeronautical revenue categories, see "Business—Our Sources of Revenue."

  Aeronautical Revenue

        The system of price regulation applicable to our aeronautical revenues establishes a maximum rate in pesos for each airport for each year in a five-year period, which is the maximum annual amount of revenue per workload unit (which is equal to one terminal passenger or 100 kilograms (220 pounds) of cargo) that we may earn at that airport from aeronautical services. See "Regulatory Framework—Aeronautical Services Regulation" for a description of our maximum rates and the rate setting procedures for future periods. The maximum rates for our airports have been determined for each year through December 31, 2009.

        The following table sets forth our revenue from aeronautical services for the years indicated.

Aeronautical Revenue

	Year ended December 31,									Nine months ended September 30,
	2002			2003			2004			2004			2005
	Amount		Percent	Amount		Percent	Amount		Percent	Amount		Percent	Amount		Percent
	(millions of pesos, except percentages and workload unit data)
Aeronautical Revenue:
Passenger charges	Ps.	1,061.2	69.6%	Ps.	1,202.9	73.7%	Ps.	1,420.7	78.7%	Ps.	1,097.8	79.9%	Ps.	1,260.4	80.9%
Landing charges		150.7	9.9%		132.5	8.1%		118.8	6.6%		83.7	6.1%		90.9	5.8%
Aircraft parking charges		166.3	10.9%		138.0	8.5%		101.5	5.6%		72.3	5.3%		77.5	5.0%
Airport security charges		22.7	1.5%		23.4	1.4%		24.8	1.4%		19.2	1.4%		21.8	1.4%
Passenger walkway charges		24.1	1.6%		23.1	1.4%		21.4	1.2%		14.7	1.1%		16.5	1.1%
Leasing of space to airlines		53.7	3.5%		68.8	4.2%		82.4	4.6%		59.4	4.3%		61.4	3.9%
Revenues from complementary service providers(1)		45.4	3.0%		42.5	2.6%		35.5	2.0%		26.5	1.9%		28.6	1.8%

Total Aeronautical Revenue	Ps.	1,524.3	100.0%	Ps.	1,631.2	100.0%	Ps.	1,805.3	100.0%	Ps.	1,373.6	100.0%	Ps.	1,557.3	100.0%

Other Information:
Total workload units(2)		16.7			17.8			19.0			14.3			15.4
Total aeronautical revenue per workload unit	Ps.	91.3		Ps.	91.7		Ps.	95.2		Ps.	96.4		Ps.	101.2
Change in aeronautical revenue						7.0%			10.7%						13.4%
Change in total aeronautical revenues per workload unit(3)						0.5%			3.8%						5.1%

(1)
Revenues from complementary service providers consist of access and other fees charged to third parties providing handling, catering and other services at our airports.

(2)
In millions. Under the regulation applicable to our aeronautical revenues, a workload unit is equivalent to one terminal passenger or 100 kilograms (220 pounds) of cargo.

(3)
In each case, as compared to previous year.

        Under the regulatory system applicable to our aeronautical revenues, we can set the specific price for each category of aeronautical services every six months (or more frequently if accumulated inflation since the last adjustment exceeds 5%), as long as the total aeronautical revenue per workload unit each year at each of our airports does not exceed the maximum rate at that airport for that year. The specific prices we charge for regulated services are determined based on various factors, including projections of passenger traffic volumes, capital expenditures estimated under our master development programs, the Mexican producer price index (excluding petroleum) and the value of the peso relative to the U.S. dollar. We currently set the specific price for each category of aeronautical services after negotiating with our principal airline customers. Our current agreements with our principal airline customers are scheduled to expire at year-end 2006. Under these agreements, our specific prices are structured such that the substantial majority of our aeronautical revenues are derived from passenger charges, and we expect this to continue to be the case in any future agreements. In 2002, 2003, 2004 and the first nine months of 2005, passenger charges represented 69.6%, 73.7%, 78.7% and 80.9%, respectively, of our aeronautical services revenues and 61.7%, 62.7%, 64.9% and 66.0%, respectively, of our total revenues.

        Historically, we have set the prices we charge for regulated services at each airport in order to come as close as possible to the maximum rates we are allowed to charge for that airport in any given year, and we expect to continue to pursue this pricing strategy in the future. In December 2004, the Ministry of Communications and Transportation established new maximum rates applicable to our airports for the period from January 1, 2005 through December 31, 2009 that are higher than the maximum rates that were applicable to our airports for the past five-year period. There can be no assurance that we will be able to collect virtually all of the revenue we are entitled to earn from services subject to price regulation in the future. For a discussion of risks relating to our ability to set specific prices, see "Risk Factors—Risks Related to Our Operations—The principal domestic airlines operating at our airports have in the past refused to pay certain increases in our specific prices for aeronautical services and could refuse to pay additional increases in the future."

        In prior years, in order to ensure our compliance with the maximum rate at a particular airport when the possibility of exceeding that maximum rate arose, we have taken actions in the latter part of the year, such as reducing our specific prices for aeronautical services and offering discounts or rebates, to ensure our compliance with the applicable maximum rate. In the future, we intend to continue to adjust our rates in the latter part of each year to ensure compliance with our maximum rates.

        Revenues from passenger charges have fluctuated in recent periods at our Tijuana International Airport and our Mexicali International Airport, as more passengers have been traveling to the United States via alternative airports, such as our Guadalajara, Bajio and Aguascalientes International Airports. In 2004, passengers paying passenger charges at our Tijuana International Airport and our Mexicali International Airport declined by 1.3% and increased by 11.6%, respectively, as compared to 2003. During the first nine months of 2005, passengers paying passenger charges at our Tijuana International Airport and our Mexicali International Airport increased by 0.8% and declined by 2.3%, respectively, as compared to the first nine months of 2004. Passenger traffic volumes at both our Tijuana International Airport and our Mexicali International Airport principally reflect border-crossing volumes near each of these airports. Many of the passengers using our Tijuana International Airport and our Mexicali International Airport are traveling to and from the United States, and delays at the San Diego/Tijuana or the Calexico/Mexicali border crossing have caused travelers to use other routes to enter and leave the United States. We believe many travelers have elected to take direct flights to or from the United States from our Aguascalientes, Bajio and Guadalajara International Airports.

        The following table sets forth the number of passengers paying passenger charges for the years indicated. We earn passenger charges from each departing passenger at our airports, other than transit passengers, diplomats and infants.

Passengers Paying Passenger Charges

Airport	Year ended December 31,					Nine months ended September 30,
			% change 02/03		% change 03/04			% change 04/05
	2002	2003		2004		2004	2005
	(in thousands, except percentages)
Guadalajara	2,279.2	2,433.6	6.8%	2,551.4	4.8%	1,958.3	2,043.8	4.4%
Tijuana	1,395.3	1,527.7	9.5	1,507.1	(1.3)	1,103.6	1,111.9	0.8
Puerto Vallarta	982.8	1,003.9	2.1	1,115.7	11.1	863.2	1,021.2	18.3
Los Cabos	732.3	785.6	7.3	902.2	14.8	680.6	911.6	33.9
Hermosillo	314.5	334.6	6.4	383.7	14.7	281.8	309.8	9.9
Bajio	411.2	486.6	18.3	506.5	4.1	393.5	421.6	7.1
Morelia	236.6	264.4	11.8	303.5	14.8	241.6	264.7	9.6
La Paz	202.1	202.8	0.4	213.3	5.2	158.2	163.2	3.2
Aguascalientes	171.0	173.9	1.7	174.0	0.1	134.3	133.4	(0.7)
Mexicali	151.5	189.9	25.4	212.1	11.6	159.4	155.7	(2.3)
Los Mochis	83.3	98.8	18.6	96.7	(2.2)	73.8	67.5	(8.5)
Manzanillo	86.6	87.8	1.4	92.3	5.1	69.6	88.4	26.9

Total	7,046.3	7,589.7	7.7%	8,058.4	6.2%	6,118.0	6,692.8	9.4%

  Non-aeronautical Revenue

        Non-aeronautical services historically have generated a significantly smaller portion of our total revenues as compared to aeronautical services. However, the contribution to our total revenues from non-aeronautical services has increased recently, from 11.4% in 2002 to 18.4% in the first nine months of 2005, reflecting our business strategy of developing our commercial activities. During this period, our non-aeronautical revenue per terminal passenger nearly doubled, from Ps. 12.9 in 2002 to Ps. 24.6 in the first nine months of 2005 (or to Ps. 23.2 in the first nine months of 2005, excluding a one-time fee paid by one of the time-share marketing and sales operators at our Los Cabos International Airport). Our revenues from non-aeronautical services are principally derived from commercial activities. None of our revenues from non-aeronautical services are subject to price regulation under our dual-till price regulation system.

        The following table sets forth our revenue from non-aeronautical activities for the years indicated.

Non-aeronautical Revenue

	Year ended December 31,									Nine months ended September 30,
	2002			2003			2004			2004			2005
	Amount		Percent	Amount		Percent	Amount		Percent	Amount		Percent	Amount		Percent
	(millions of pesos, except percentages and passenger data)
Non-aeronautical Services:
Commercial Activities:
Car parking charges	Ps.	36.9	18.7%	Ps.	67.0	23.2%	Ps.	87.2	22.6%	Ps.	66.0	23.6%	Ps.	72.3	20.5%
Leasing of space(1)		20.7	10.5		50.7	17.5		74.0	19.2		47.3	16.9		49.8	14.1
Car rentals		26.1	13.3		28.8	10.0		36.2	9.4		27.0	9.6		33.2	9.4
Food and beverage operations		15.4	7.8		25.1	8.7		32.0	8.3		23.5	8.4		28.9	8.2
Retail operations		11.4	5.8		16.0	5.5		31.1	8.1		21.5	7.7		34.0	9.7
Duty free operations		14.9	7.6		16.6	5.7		28.9	7.5		20.0	7.2		30.6	8.7

Advertising		Ps.5.2	2.7%		Ps.20.7	7.2%		Ps.22.1	5.7%		Ps.19.1	6.8%		Ps.17.8	5.0%
Communications		6.5	3.3		8.0	2.8		8.8	2.3		6.7	2.4		7.5	2.1
Financial services		4.0	2.1		4.1	1.4		4.8	1.3		3.6	1.3		4.5	1.3
Time sharing		8.4	4.3		16.9	5.9		23.5	6.1		17.7	6.3		39.8	11.3
Other		36.2	18.4		19.1	6.6		19.4	5.0		14.0	5.0		18.6	5.3
Total commercial activities		185.8	94.3		272.9	94.5		368.0	95.6		266.4	95.1		337.0	95.7
Recovery of costs(2)		11.2	5.7		16.0	5.5		17.1	4.4		13.6	4.9		15.2	4.3

Total Non-aeronautical Revenue	Ps.	197.0	100.0%	Ps.	288.9	100.0%	Ps.	385.1	100.0%	Ps.	280.1	100.0%	Ps.	352.2	100.0%

Other Information:
Total terminal passengers(3)		15.3			16.4			17.5			13.2			14.3
Non-aeronautical revenue per terminal passenger	Ps.	12.9		Ps.	17.6		Ps.	22.0		Ps.	21.2		Ps.	24.6
Change in non-aeronautical revenue per terminal passenger						36.4%			25.1%						15.9%
Car parking charges per terminal passenger	Ps.	2.4		Ps.	4.1		Ps.	5.0		Ps.	5.0		Ps.	5.0
Change in car parking charges per terminal passenger(4)						70.8%			21.9%						1.0%

(1)
Includes leasing of space in our airports to airlines and complementary service providers (for first class/VIP lounges and other similar non-essential activities).
(2)
Recovery of costs consists of utility and maintenance charges that are transferred to airlines and other tenants in our airports.
(3)
In millions.
(4)
In each case, as compared to previous year.

        The majority of our non-aeronautical revenue is derived from commercial activities such as car parking, leasing of space in our airports to airlines and complementary service providers (for first class/VIP lounges and similar non-essential activities), rental and royalty payments from third parties operating stores and providing commercial services at our airports, such as car rental agencies, food and beverage providers and retail and duty free store operators, as well as advertising and fees collected from other miscellaneous sources, such as vending machines and timeshare companies.

        Leading privatized airports typically generate a greater portion of their revenues from commercial activities than we currently do. We estimate that, prior to 2002, revenues from commercial activities in our airports generally accounted for less than 12% of the total revenues generated by our airports. In contrast, we believe that revenues from commercial activities account for up to 40% or more of the consolidated revenues of many leading privatized airports. While we believe that aeronautical revenues will continue to represent a substantial majority of our future revenues, we anticipate that the future growth rate of our revenues from commercial activities will exceed the growth rate of our aeronautical revenues. In recent years, non-aeronautical revenues per terminal passenger have nearly doubled (from Ps. 12.9 in 2002 to Ps. 24.6 in the first nine months of 2005, or to Ps. 23.2 in the first nine months of 2005, excluding a one-time fee paid by one of the time-share marketing and sales operators at our Los Cabos International Airport), while our cost of services per workload unit has remained relatively stable (Ps. 31.6 in 2002 as compared to Ps. 29.8 in the first nine months of 2005), resulting in non-aeronautical services contributing increasingly to our results of operations. As the primary focus of our business strategy since we assumed control of our airports, we have made it a priority to increase our revenues from commercial activities in our airports, from a combination of the following:

  •
  Expanding the space available in our airport terminals allocated to commercial activities.    In order to increase our revenues from commercial activities, we have expanded and redesigned the layout of certain terminals in our airports to allow for the inclusion of more commercial businesses, as well as to redirect the flow of passengers through our airports to increase their exposure to commercial businesses operating at our airports.

  •
  Renegotiating agreements with terminal tenants to be more consistent with market practice.    We have also begun to improve our lease arrangements with existing tenants by adopting a new type of contract that provides for royalty payments based on a percentage of revenues, subject to a minimum fixed amount, which has replaced the substantial majority of our square-footage-based leases suitable for conversion to royalty-based leases. We estimate such suitable leases represent approximately 88% of our current commercial revenue.

  •
  Recovering the rights to several retail and car parking businesses at our airports previously operated by third parties.    In recent years we have recovered, by compensating leaseholders for early termination of their leases, several significant long-term leases previously held by third parties who managed our car parking and commercial areas and received all revenues from the operations in those areas. We now manage several of those areas directly and have thereby increased our revenues from commercial activities. The most significant of these long-term lease recoveries are the following:

  –
  On June 1, 2000, we recovered the right to operate a substantial part of the commercial space in the charter terminal and the entire FBO terminal at Los Cabos International Airport for U.S.$35.5 million (including certain related assets).

  –
  Effective November 12, 2002, we recovered the right to operate the most lucrative commercial space in the departure area in the terminal at Tijuana International Airport for U.S.$1.5 million.

  –
  On May 31, 2004, we recovered the right to operate all of the most lucrative commercial space in the terminal at our Puerto Vallarta International Airport for U.S.$26.6 million.

  –
  On May 31, 2004, we also recovered the right to operate the most lucrative commercial space in the departure area and the area connecting the terminal to the hotel at Guadalajara International Airport for U.S.$7.8 million.

  •
  Improving the quality of commercial business in our airports.    A handful of commercial tenants currently operating in our terminals consist of small local businesses offering goods and services of limited variety and for which demand is relatively low. We plan to lease space currently occupied by such tenants, as well as newly available space, to more established, internationally recognized businesses in order to improve the quality of commercial goods and services available to our passengers. We have recently leased commercial space to internationally recognized businesses such as Burger King, Starbucks, Aeroboutiques, Aerocomerciales and Dufry. In order to promote commercial development at all of our airports, we encourage commercial tenants to lease bundles of commercial spaces among multiple airports that we operate.

        For a description of these recent acquisitions, see "Business—Our Sources of Revenues—Non-aeronautical Services—Revenue from Commercial Activities—Recent Expansion and Development of Commercial Areas." Following the recovery of the long-term leases described above, the only commercial areas at our airports not operated directly by us are the car parking facility at our Tijuana International Airport and the hotel of our Guadalajara International Airport.

        We expect the future growth rate of our non-aeronautical revenue to exceed the growth rate of our aeronautical revenues as we continue to implement our business strategy. Among the steps we anticipate will contribute to our future growth in non-aeronautical revenues are: (a) the addition of 3,500 square meters of commercial space in our airports in 2006; (b) amending additional lease agreements at our airports to include royalty payments based on a percentage of the tenant's sales, rather than a fixed cost; and (c) improving the mix of retailers operating at our airports.

Operating Costs

        The following table sets forth our operating costs and certain other related information for the years indicated.

Operating Costs

	Year ended December 31,								Nine months ended September 30,
	2002		2003			2004			2004		2005
	Amount		Amount		% change	Amount		% change	Amount		Amount		% change
	(millions of pesos, except percentages and passenger data)
Operating Costs:
Cost of services:
Employee costs	Ps.	254.2	Ps.	257.7	1.4%	Ps.	266.9	3.6%	Ps.	204.8	Ps.	209.2	2.1%
Maintenance		98.4		94.6	(3.9)		101.4	7.2		71.2		73.5	3.2
Safety, security and insurance		68.8		76.4	11.0		84.0	10.0		63.6		64.1	0.8
Utilities		49.1		53.5	8.9		61.8	15.7		44.3		49.0	10.5
Other		57.0		79.4	39.3		95.7	20.5		83.9		62.1	(25.9)
Total cost of services		527.5		561.6	6.5		609.8	8.6		467.8		457.9	(2.1)
Technical assistance fees		57.0		64.5	13.1		75.5	17.0		56.1		68.4	21.9
Government concession fees		84.9		95.2	12.2		108.9	14.2		82.1		94.9	15.6
Depreciation and amortization:
Depreciation(1)		50.4		74.8	48.6		94.7	26.6		71.2		76.8	7.8
Amortization(2)		443.8		444.2	0.1		460.0	3.6		341.8		377.8	10.5
Total depreciation and amortization		494.2		519.0	5.0		554.7	6.9		413.0		454.5	10.0

Total operating costs	Ps.	1,163.6	Ps.	1,240.3	6.6%	Ps.	1,348.9	8.8%	Ps.	1,019.0	Ps.	1,075.7	5.6%

Other Information:
Total workload units(3)		16,699.9		17,789.0	6.5%		18,966.2	6.6%		14,255.3		15,381.6	7.9%
Cost of services per workload unit	Ps.	31.6	Ps.	31.6	(0.1)%	Ps.	32.2	1.9%	Ps.	32.8	Ps.	29.8	(9.1)%
Cost of services margin(4)		30.6%		29.2%			27.8%			28.3%		24.0%

(1)
Reflects depreciation of fixed assets.

(2)
Reflects amortization of our concessions and recovered long-term leases (long-term third-party leases granted by our predecessor to operate commercial areas in our airports).

(3)
In thousands. Under the regulation applicable to our aeronautical revenues, a workload unit is equivalent to one terminal passenger or 100 kilograms (220 pounds) of cargo.

(4)
Cost of services divided by total revenues, expressed as a percentage.

  Cost of Services

        Our cost of services consists primarily of employee costs, maintenance, safety, security and insurance costs, utilities (a portion of which we recover from our tenants) and other miscellaneous expenses. In recent years, our cost of services per workload unit has remained relatively constant, decreasing modestly from Ps. 31.6 in 2002 to Ps. 29.8 in the first nine months of 2005. This stability in cost of services per workload unit, together with increases in revenue in recent years, have increased our operating margins (defined as income from operations divided by total revenue) from 32.4% in 2002 to 43.7% in the first nine months of 2005.

  Technical Assistance Fee and Government Concession Fee

        Under the technical assistance agreement, AMP provides management and consulting services and transfers technical assistance and technological and industry knowledge and experience to us in exchange for a fee. This agreement is more fully described in "Related Party Transactions." The technical assistance fee for each of 2000 and 2001 was fixed at U.S.$7.0 million (adjusted annually for U.S. inflation since August 25, 2000). Subsequent to January 1, 2002, the fee is equal to the greater of U.S. $4.0 million (adjusted annually for U.S. inflation since August 25, 2000) and 5% of our annual consolidated operating income (calculated prior to deducting the technical assistance fee and depreciation and amortization and in each case determined in accordance with Mexican GAAP).

        Beginning November 1, 1998, we became subject to the Mexican Federal Duties Law, which requires each of our airports to pay a concession fee to the Mexican government, which is currently equal to 5% of the gross annual revenues of each concession holder obtained from the use of public domain assets pursuant to the terms of its concession. The concession fee may vary on an annual basis as determined solely by the Mexican federal congress, and there can be no assurance that this fee may not increase in the future. If the Mexican federal congress increases the concession fee, we are entitled to request an increase in our maximum rates from the Ministry of Communications and Transportation; however, there can be no assurance that the Ministry of Communications and Transportation would honor our request.

  Depreciation and Amortization

        Our depreciation and amortization expenses reflect primarily the amortization of our investment in our 12 concessions, which we began amortizing for accounting purposes in August 1999, the date on which the value of our concessions was determined based on the value assigned by AMP to our BB shares as part of its winning bid to acquire its 15% interest in us. In addition, we depreciate the value of certain fixed assets we acquire or build at our airports pursuant to the investment requirements under our master development programs. Beginning in October 2004, we changed the amortization rates applicable to our concessions. The effect of this change resulted in an increase of Ps. 10.3 million of amortization expense for the year ended December 31, 2004, and an increase Ps. 31.5 million for the nine-month period ended September 30, 2005.

Taxation

        We and each of our subsidiaries pay taxes on an individual (rather than consolidated) basis. Mexican companies are generally required to pay the greater of their income tax liability (determined at a rate of 35% for 2002, 34% for 2003, 33% for 2004, 30% for 2005, 29% for 2006 and 28% thereafter) or their asset tax liability (determined at a rate of 1.8% of the average tax value of virtually all of their assets including, in our case, our concessions), less the average tax value of certain liabilities. If, in any year, the asset tax liability exceeds the income tax liability, the asset tax payment for such excess may be reduced by the amount by which the income tax exceeded the asset tax in the three preceding years. In addition, any required payment of asset tax is creditable against the excess of income tax over asset tax of the following ten years. Mexican companies are exempt from the asset tax during the first three full fiscal years following the commencement of operations (which in our case occurred on November 1, 1998). Accordingly, we were exempt from the asset tax until December 31, 2001.

        In 2002, 2003, 2004 and the first nine months of 2005, we paid an aggregate of Ps. 212.9 million, Ps. 202.5 million, Ps. 152.4 million and Ps. 129.4 million, respectively in asset taxes. We recorded a deferred tax asset of Ps. 82.4 million, Ps. 60.9 million, Ps. 33.7 million and Ps. 68.8 million in 2002, 2003, 2004 and the first nine months of 2005, respectively, while we provided for a valuation allowance of Ps. 130.5 million, Ps. 141.6 million, Ps. 118.7 million and Ps. 60.6 million in 2002, 2003, 2004 and the first nine months of 2005, respectively, on our income statement, representing those amounts which we do not expect to recover.

        We regularly review our deferred tax assets for recoverability and, if necessary, establish a valuation allowance based on historical taxable income, projected future taxable income and the expected timing of the reversals of existing temporary differences. Mexican tax law allows Mexican companies utilizing tax amortization rates that are lower than the maximum allowable rates to modify their tax amortization rates every five years, without exceeding the maximum allowable rate. Beginning in 2000, we utilized rates lower than the 15% maximum allowable rate to amortize our airport concessions and rights to use airport facilities for tax purposes. Beginning in January 2005, after the expiration of the five-year period and in order to optimize our effective tax rate and our long-term financial position, we elected to increase the tax amortization rates on our airport concessions and rights to use airport facilities at eight of our twelve airports. As a result of the change in tax amortization rates and the increase in pre-tax income attributable to our recovery of commercial space at our Puerto Vallarta International Airport, in 2005 we reversed Ps. 36.9 million in valuation allowance charges and recorded a corresponding increase in our deferred tax asset.

        Our effective tax rate in 2002, 2003, 2004 and the first nine months of 2005 was 57%, 56%, 56% and 39%, respectively. Our relatively high effective tax rate historically has been the result of the valuation allowance we recorded against asset tax amounts that we did not expect to recover. In the first nine months of 2005, our effective tax rate declined, reflecting an increase in our pre-tax income that was not matched by a proportionate increase in our tax provision, which was principally composed of asset tax liability (rather than income tax liability). This valuation allowance for recoverable tax on assets is estimated using factors such as historical taxable income, projected future taxable income and the expected timing of the reversals of existing temporary differences. If these estimates and related assumptions change in the future, we may be required to adjust our valuation allowance for recoverable tax on assets, resulting in additional income tax expense.

        On January 1, 1999, we became subject to the statutory employee profit sharing regime established under the Mexican Federal Labor Law. Under this regime, 10% of each unconsolidated company's annual profits (as calculated for tax purposes) must be distributed among its employees, other than its chief executive officer.

Effects of Devaluation and Inflation

        The following table sets forth, for the years indicated:

  •
  the percentage that the Mexican peso devalued or appreciated against the U.S. dollar;

  •
  the Mexican inflation rate;

  •
  the U.S. inflation rate; and

  •
  the percentage that Mexican gross domestic product, or GDP, changed as compared to the previous period.

	Year ended December 31,			Nine months ended September 30,
	2002	2003	2004	2004	2005
Depreciation (appreciation) of the Mexican peso as compared to the U.S. dollar(1)	13.0%	8.1%	0.2%	2.0%	-3.6%
Mexican inflation rate(2)	5.7%	4.0%	5.2%	3.4%	1.7%
U.S. inflation rate(3)	2.4%	1.9%	3.3%	3.0%	4.5%
Increase (decrease) in Mexican gross domestic product(4)	0.7%	1.3%	4.4%	4.2%	3.0%

(1)
Based on changes in the rates for calculating foreign exchange liabilities, as reported by Banco de Mexico, or the Mexican Central Bank, at the end of each period, which were as follows: Ps. 10.3613 per U.S. dollar as of December 31, 2002, Ps. 11.1998 per U.S. dollar as of

  December 31, 2003, Ps. 11.2183 per U.S. dollar as of December 31, 2004, and Ps. 10.8131 per U.S. dollar as of September 30, 2005.

(2)
Based on changes in the Mexican Consumer Price Index from the previous period, as reported by the Mexican Central Bank. The Mexican Consumer Price Index at period end was 102.904 in 2002, 106.996 in 2003, 112.554 in 2004. The Mexican Consumer Price Index was 110.602 on September 30, 2004, and 114.484 on September 30, 2005.

(3)
As reported by the U.S. Department of Labor, Bureau of Labor Statistics.

(4)
In real terms, as reported by the Mexican Central Bank.

        Due to the relatively low rate of inflation in Mexico in recent years, inflation has not had a material impact on our revenues or results of operations during the past three years. However, the general condition of the Mexican economy, the devaluation of the peso as compared to the dollar, inflation and high interest rates have in the past adversely affected, and may in the future adversely affect, the following:

  •
  Depreciation and amortization expense.    We restate our non-monetary assets to give effect to inflation. The restatement of these assets in periods of high inflation increases the carrying value of these assets in pesos, which in turn increases the related depreciation expense and risk of impairments.

  •
  Passenger charges.    Passenger charges for international passengers are currently denominated in dollars (although invoiced and paid in pesos), while passenger charges for domestic passengers are denominated in pesos. Because Mexican GAAP requires Mexican companies to restate their results of operations for prior periods in constant pesos as of the most recent balance sheet date, when the rate of inflation in a period exceeds the depreciation of the peso as compared to the dollar for that period, the peso value of dollar-denominated or dollar-linked revenues in the prior period will be higher than those of the current period. This effect may occur despite the fact that the amount of such revenues in dollar terms may have been the same or greater in the current period.

  •
  Comprehensive financing cost.    As required by Mexican GAAP, our comprehensive financing cost reflects gains or losses from foreign exchange transactions and gains or losses from monetary position and, as a result, is impacted by both inflation and devaluations.

  •
  Maximum rates in pesos.    Our passenger charges for international passengers are denominated in U.S. dollars, but are invoiced and paid in Mexican pesos based on the average exchange rate for the month prior to each flight. Our passenger charges from airlines are collected within a maximum period of 152 days following each invoice delivery date. In 2004 and in the first nine months of 2005, on a weighted average basis, we generally have received payment within 91 to 130 days and 77 to 88 days, respectively. The actual term for payment is dependent upon interest rates on short-term Mexican treasury bills, or Cetes, with longer payment periods during periods of lower interest rates (within a defined range). We generally invoice passenger charges on a weekly basis and we record an account receivable for the invoice corresponding to a flight during the month of the actual flight.

Operating Results by Airport

        The following table sets forth our results of operations for the years indicated for each of our principal airports.

Airport Operating Results

	Airport Operating Results
	Year ended December 31,			Nine months ended September 30,
	2002	2003	2004	2004	2005
	(millions of pesos, except percentages)
Guadalajara:
Revenues:
Aeronautical services	Ps.513.2	Ps.546.8	Ps.603.3	Ps.458.1	Ps.486.7
Non-aeronautical services	70.9	101.2	134.4	101.7	117.0
Total revenues	584.1	648.0	737.7	559.8	603.7
Operating costs	353.8	381.0	402.9	301.5	315.3
Costs of services	186.4	209.0	223.2	166.5	173.2
Depreciation and amortization	167.4	172.0	179.7	134.9	142.1
Income from operations	230.3	267.0	334.8	258.3	288.4
Operating margin(1)	39.4%	41.2%	45.4%	46.1%	47.8%
Tijuana:
Revenues:
Aeronautical services	236.2	255.7	259.8	199.0	214.2
Non-aeronautical services	17.8	30.0	43.7	25.0	27.2
Total revenues	254.0	285.7	303.5	224.0	241.5
Operating costs	205.7	221.6	259.1	201.0	181.7
Costs of services	100.0	111.5	140.7	111.3	90.5
Depreciation and amortization	105.7	110.1	118.4	89.8	91.2
Income from operations	48.3	64.1	44.4	22.9	59.8
Operating margin(1)	19.0%	22.4%	14.6%	10.2%	24.8%
Puerto Vallarta:
Revenues:
Aeronautical services	210.9	216.3	261.0	198.7	247.2
Non-aeronautical services	9.7	18.0	49.3	32.9	54.4
Total revenues	220.6	234.3	310.3	231.6	301.6
Operating costs	146.7	153.5	171.0	128.0	137.3
Costs of services	81.1	85.4	97.6	72.9	78.4
Depreciation and amortization	65.6	68.1	73.4	55.0	58.9
Income from operations	73.9	80.8	139.3	103.6	164.3
Operating margin(1)	33.5%	34.5%	44.9%	44.7%	54.5%
Los Cabos:
Revenues:
Aeronautical services	186.8	202.1	234.2	178.0	230.0
Non-aeronautical services	53.3	69.9	78.4	59.7	85.8
Total revenues	240.1	272.0	312.6	237.7	315.9
Operating costs	133.4	137.6	142.5	108.5	116.9
Costs of services	80.2	83.0	87.9	67.0	74.9
Depreciation and amortization	53.2	54.6	54.6	41.5	42.0
Income from operations	106.7	134.4	170.1	129.2	199.0
Operating margin(1)	44.4%	49.4%	54.4%	54.3%	63.0%
Hermosillo:
Revenues:
Aeronautical services	88.7	89.4	100.3	75.2	82.1
Non-aeronautical services	10.0	14.1	17.4	13.0	15.8
Total revenues	98.7	103.5	117.7	88.2	97.9
Operating costs	58.6	62.7	68.9	50.4	63.9
Costs of services	40.3	43.1	45.9	35.0	40.0
Depreciation and amortization	18.3	19.6	23.0	15.4	24.0
Income from operations	40.1	40.8	48.8	37.7	33.9
Operating margin(1)	40.6%	39.4%	41.5%	42.8%	34.7%

Bajio:
Revenues:
Aeronautical services	Ps.92.2	Ps.105.8	Ps.112.9	Ps.87.1	Ps.96.0
Non-aeronautical services	12.1	18.8	20.6	16.0	18.7
Total revenues	104.3	124.6	133.5	103.0	114.7
Operating costs	63.6	72.4	75.8	57.7	64.3
Costs of services	39.1	45.2	46.7	35.5	40.3
Depreciation and amortization	24.5	27.2	29.1	22.2	23.9
Income from operations	40.7	52.2	57.7	45.3	50.4
Operating margin(1)	39.0%	41.9%	43.2%	44.0%	44.0%
Other:(2)
Revenues:
Aeronautical services	196.5	215.2	233.8	177.7	201.0
Non-aeronautical services	23.0	36.9	41.2	31.7	33.3
Total revenues	219.5	252.1	275.0	209.5	234.3
Operating costs	207.1	217.4	233.7	174.6	201.4
Costs of services	151.0	154.4	161.4	123.7	132.3
Depreciation and amortization	56.1	63.0	72.3	50.9	69.0
Income from operations	12.4	34.7	41.3	34.8	33.0
Operating margin(1)	5.6%	13.7%	15.0%	16.6%	14.1%
Total:
Revenues:
Aeronautical services	1,524.3	1,631.2	1,805.3	1,373.6	1,557.3
Non-aeronautical services	197.0	288.9	385.1	280.1	352.2
Total revenues	1,721.3	1,920.1	2,190.4	1,653.7	1,909.5
Operating costs	1,168.9	1,246.2	1,353.9	1,021.8	1,080.7
Costs of services	678.1	731.6	803.4	611.9	629.6
Depreciation and amortization	490.8	514.6	550.5	409.8	451.2
Income from operations	552.4	673.9	836.5	631.9	828.7
Operating margin(1)	32.1%	35.1%	38.2%	38.2%	43.4%

(1)
We determine operating margin per airport by dividing income from operations at each airport or group of airports by total revenues for that airport or group of airports.

(2)
Reflects the results of operations of our airports located in Morelia, La Paz, Aguascalientes, Mexicali, Los Mochis and Manzanillo.

        Historically, our most profitable airports have been our Los Cabos, Guadalajara and Puerto Vallarta International Airports, which handle the majority of our international passengers. We determine profitability per airport by dividing income from operations in each airport by total revenues for that airport. Operating margins at our Tijuana International Airport historically have been lower than at our other airports because the maximum rates applicable to aeronautical services provided at our Tijuana International Airport are lower than those applicable to our other principal airports. In addition, the amortization of our concession relative to the level of revenues is much higher at our Tijuana International Airport than at our other principal airports.

Fourth Quarter Outlook

        We estimate that our airports served approximately 19.1 million terminal passengers in 2005, which represents a 9.2% increase over 2004. Of our total terminal passengers in 2005, we estimate that approximately 11.5 million were domestic passengers and 7.6 million were international passengers. We estimate that domestic and international terminal passenger traffic in 2005 was 1.0% and 24.7% higher, respectively, than in 2004.

        During the first nine months of 2005, our revenues, operating income and net income increased by 15.5%, 31.4% and 46.5%, in each case as compared to the corresponding period in 2004. We expect revenues and operating income for 2005 to increase relative to 2004 at rates modestly below the increases we experienced in those line items for the first nine months of 2005, while we believe the increase in net income will exceed the percentage increase for the first nine months of 2005.

        Our estimates are based on preliminary, unaudited data. Our actual audited results of operations for 2005 could differ from these estimates.

Summary Historical Results of Operations

        The following table sets forth a summary of our consolidated results of operations for the years indicated.

	Summary Consolidated Operating Results
	Year ended December 31,					Nine months ended September 30,
	2002	2003		2004		2004	2005
	(thousands of pesos, except percentages)
	Amount	Amount	% change	Amount	% change	Amount	Amount	% change
Revenues:
Aeronautical services	Ps.1,524,331	Ps.1,631,208	7.0%	Ps.1,805,263	10.7%	Ps.1,373,621	Ps.1,557,283	13.4%
Non-aeronautical services	196,992	288,895	46.7	385,110	33.3	280,050	352,202	25.8
Total revenues	1,721,323	1,920,103	11.5	2,190,373	14.1	1,653,671	1,909,485	15.5
Operating costs:
Cost of services	527,486	561,562	6.5	609,894	8.6	467,799	457,870	(2.1)
Technical assistance fees	57,027	64,522	13.1	75,537	17.1	56,103	68,386	21.9
Government concession fees	84,908	95,245	12.2	108,788	14.2	82,099	94,875	15.6
Depreciation and amortization	494,164	519,004	5.0	554,665	6.9	413,044	454,543	10.0
Total operating costs	1,163,585	1,240,333	6.6	1,348,884	8.8	1,019,045	1,075,674	5.6
Income from operations	557,738	679,770	21.9	841,489	23.8	634,626	833,811	31.4
Net comprehensive financing income (expense):
Interest income, net	76,950	62,370	(18.9)	58,381	(6.4)	37,376	69,178	85.1
Exchange (loss) gain, net	28,455	18,491	(35.0)	9,005	(51.3)	13,202	(8,074)	(161.2)
Monetary position loss	(73,794)	(57,547)	(22.0)	(80,510)	39.9	(55,921)	(23,069)	(58.7)
Loss from embedded derivatives	0	0	0	(1,145)	(100.0)	3,527	(13,533)	(483.7)
Net comprehensive financing income (expense)	31,611	23,314	(26.2)	(14,269)	(161.2)	(1,816)	24,502	(1,449.2)
Other (expense) income	(55,316)	(10)	(100.0)	(2,372)	23,620.0	2,781	622	(77.6)
Income before income taxes, employee statutory profit sharing and cumulative effect of change in accounting principle	534,033	703,074	31.7	824,848	17.3	635,591	858,935	35.1
Income taxes and employee statutory profit sharing expense	(306,124)	(391,774)	28.0	(461,861)	17.9	(304,495)	(337,710)	10.9
Cumulative effect of change in accounting principle	0	0	0	24,342	100.0	24,762	0	(100.0)
Consolidated net income	227,909	311,300	36.6	387,329	24.4	355,858	521,225	46.5
Other operating data (unaudited):
Operating margin(1)	32.4%	35.4%		38.4%		38.4%	43.7%
Net margin(2)	13.2%	16.2%		17.7%		21.6%	27.3%

(1)
Income from operations divided by total revenue, expressed as a percentage.

(2)
Net income divided by total revenues, expressed as a percentage.

Results of operations for the nine months ended September 30, 2005 compared to the nine months ended September 30, 2004

Revenues

        Total revenues for the first nine months of 2005 were Ps. 1,909.5 million, 15.5% higher than the Ps. 1,653.7 million recognized in the first nine months of 2004, reflecting increases in both aeronautical services revenue (a 13.4% increase over the first nine months of 2004) and in non-aeronautical services revenue (a 25.8% increase over the first nine months of 2004).

        Aeronautical services revenue increased 13.4% from Ps. 1,373.6 million in the first nine months of 2004 to Ps. 1,557.3 million in the first nine months of 2005, principally reflecting a 4.4% increase in our maximum rates and the resulting increase in the specific prices we charge for various aeronautical services under an amended agreement with our principal airline customers, which took effect January 1, 2005. For a description of this agreement, see "Business—Principal Customers." This increase was also attributable in part to a 7.9% increase in workload units, reflecting an increase in passenger traffic. As a result of these factors, aeronautical revenue per workload unit increased 5.1% to Ps. 101.2 per workload unit in the first nine months of 2005 compared to Ps. 96.4 in the first nine months of 2004.

        Non-aeronautical services revenue increased 25.8% in the first nine months of 2005 as compared to the first nine months of 2004 (and increased 15.9% per terminal passenger), due in large part to our recovery in May 2004 of the long-term leases to operate commercial space at our Puerto Vallarta International Airport and our Guadalajara International Airport (which contributed revenue for nine months in the 2005 period as compared to five months in the 2004 period). This recovery produced significant increases in revenue from retail operations, duty-free operations, food and beverage operations and car rentals in the first nine months of 2005 as compared to the first nine months of 2004. The increase in non-aeronautical revenues was also attributable in part to an increase in the leasing of commercial space used for marketing and sales of time-share units.

Operating Results

  Cost of Services

        Costs of services decreased 2.1% in the first nine months of 2005 as compared to the first nine months of 2004, mainly as the result of a 25.9% decrease in other costs of services, which was offset in part by a 10.5% increase in utility costs (principally reflecting the increased electrical consumption associated with the expansion of our facilities pursuant to our master development programs) and minimal increases in each remaining component of cost of services. The decrease in other costs of services was principally attributable to amounts we recorded in our non-recoverable accounts equal to Ps. 16.7 million due to the failure by a third party to pay us amounts due under an agreement to operate the cargo facility at our Tijuana International Airport, and Ps. 6.3 million corresponding to amounts owed to us by Lineas Aereas Allegro, S.A. de C.V., an airline customer that became insolvent. As a percentage of total revenue, costs of services decreased from 28.3% of revenues in the first nine months of 2004 to 24.0% of revenues in the first nine months of 2005, due primarily to the increase in revenues. Cost of services per workload unit decreased 9.3% in the first nine months of 2005, compared to the first nine months of 2004. This change was largely the result of the implementation of improved cost controls, which enabled us to benefit from the increase in workload units.

  Technical Assistance Fee and Concession Fee

        Our technical assistance fee increased 21.9% to Ps. 68.4 million in the first nine months of 2005 compared to Ps. 56.1 million in the first nine months of 2004, due to our improved results of operations in the first nine months of 2005. Our government concession fee increased 15.6% from Ps. 82.1 million in the first nine months of 2004 to Ps. 94.9 million in the first nine months of 2005, reflecting the increase in our revenues in the 2005 period.

  Depreciation and Amortization

        The 10.0% increase in depreciation and amortization, from Ps. 413.0 million in the first nine months of 2004 to Ps. 454.5 million in the first nine months of 2005, was principally due to a 10.5% increase in amortization expense (from Ps. 341.8 million in the first nine months of 2004 to Ps. 377.8 million in the first nine months of 2005). The higher amortization expense in the 2005 period reflected the increase in the amortization rate of our concessions effective October 2004 and our recovery in May 2004 of the long-term leases to operate commercial space at our Puerto Vallarta International Airport and our Guadalajara International Airport.

  Income from Operations

        Operating income increased 31.4% to Ps. 833.8 million in the first nine months of 2005, as compared to Ps. 634.6 million in the first nine months in 2004. This increase primarily reflected the proportionately larger increase in revenues relative to the increase in our operating costs. Our operating margin increased from 38.4% in the first nine months of 2004 to 43.7% in the first nine months of 2005.

        On an airport-by-airport basis, the principal contributors to the increase in operating income in the first nine months of 2005 were Los Cabos (operating income increased 54.0% and operating margin increased from 54.3% to 63.0%), Puerto Vallarta (operating income increased 58.6% and operating margin increased from 44.7% to 54.5%), Tijuana (operating income increased 161.1% and operating margin increased from 10.2% to 24.8%) and Guadalajara (operating income increased 11.7% and operating margin increased from 46.1% to 47.8%). In the case of Los Cabos, this increase resulted largely from a 33.9% increase in terminal passenger volumes at that airport; in the case of Puerto Vallarta, the increase was mainly attributable to our recovery in May 2004 of the long-term lease to operate the commercial space at that airport; and, in the case of Tijuana, the increase was attributable principally to the decrease in our other costs of services, as described above.

Comprehensive Financing Result

        Our net comprehensive financing result for the first nine months of 2005 generated income of Ps. 24.5 million, as compared to an expense of Ps. 1.8 million in the first nine months of 2004. This change resulted primarily from our investment during the first half of 2004 of significant amounts of cash in U.S.-dollar denominated, short-term investments in anticipation of making payment pursuant to our recovery of the rights to operate the leases at our Puerto Vallarta International Airport and our Guadalajara International Airport in May 2004, whereas in 2005 we have invested our cash in higher-yielding investments. The increase in our comprehensive financial result in the first nine months of 2005 also resulted from lower inflation in the first nine months of 2005, resulting in a lower loss from monetary position in that period.

Income Taxes, Employees Statutory Profit Sharing and Asset Tax

        The provision for income taxes, employee statutory profit sharing and asset tax increased 10.9% in the first nine months of 2005, to Ps. 337.7 million from Ps. 304.5 million in the first nine months of 2004, principally due to the overall increase in our pre-tax income in the first nine months of 2005 as a result of the factors discussed above, and due partly to changes to the amortization rates applicable to our airport concessions for tax purposes, as described under "—Taxation." Our effective tax rate decreased from 47.8% in the first nine months of 2004 to 39.2% in the first nine months of 2005, reflecting an increase in our pre-tax income that was not matched by a proportionate increase in our tax provision, which was principally composed of asset tax liability (rather than income tax liability).

Net Income

        Our consolidated net income increased 46.5% in the first nine months of 2005, to Ps. 521.2 million, from Ps. 355.9 million in the first nine months of 2004, reflecting the factors discussed above.

Results of operations for the year ended December 31, 2004 compared to the year ended December 31, 2003

Revenues

        Total revenues for 2004 were Ps. 2,190.4 million, 14.1% higher than the Ps. 1,920.1 million recognized in 2003, as a result of increases in both aeronautical and non-aeronautical revenue.

        Aeronautical revenue increased 10.7% from 2003 to 2004, due primarily to a 6.6% increase in workload units, which reflected increases in passenger and cargo volume. This increase was also attributable to increases in our maximum rates for 2004 at our Bajio International Airport and our Puerto Vallarta International Airport, which was authorized by the Ministry of Communications and Transportation to account for our addition of three passenger walkways at our Bajio International Airport and our recovery of the lease at our Puerto Vallarta International Airport. Aeronautical revenue per workload unit in 2004 increased 3.8% as compared to 2003. In July 2003, we adjusted the specific prices we charge for various aeronautical services pursuant to the agreement we entered into that month with our principal airline customers. Under this agreement, those airlines agreed to increases in passenger charges in exchange for discounts in aircraft landing and parking charges. For a description of this agreement, see "Business—Principal Customers."

        Non-aeronautical revenue increased 33.3% (an increase of 25.1% per terminal passenger) from 2003 to 2004, principally due to (a) the renegotiation in August 2003 of the contract governing the car parking facility at our Guadalajara International Airport (which contributed to a 30.1% increase in car parking revenues), (b) our recovery in May 2004 of the long-term leases to operate commercial space at our Puerto Vallarta International Airport and our Guadalajara International Airport, (c) our earning revenue for a full year from a new advertising agreement entered into in May 2003 covering all of our airports and (d) the change from fixed-fee-based to royalty-based agreements with operators of commercial areas in our terminals.

Operating Results

  Cost of Services

        Cost of services increased 8.6% from 2003 to 2004, mainly as a result of increases in various categories of expenses, including other expenses (from Ps. 79.4 million to Ps. 95.7 million), employee costs (from Ps. 257.7 million to Ps. 266.9 million), utilities (from Ps. 53.5 million to Ps. 61.8 million), security, safety and insurance (from Ps. 76.4 million to Ps. 84.0 million) and maintenance (from Ps. 94.6 million to Ps. 101.4 million). The increase in other expenses was attributable primarily to the renegotiation of the contract to operate the parking facility at our Guadalajara International Airport in mid-2003, pursuant to which we now directly earn revenue from users of the facility and pay a fixed fee to the operator of the facility to manage the facility. The increase in other expenses also corresponds to our recording an increase of Ps. 16.7 million in our non-recoverable accounts due to the failure by a third party to pay us amounts due under an agreement to operate the cargo facility at our Tijuana International Airport. In the past, the operator earned revenue from the facility and paid us a royalty. Our safety, security and insurance costs increased primarily due to our addition in July 2003 of terrorism coverage to one of our insurance policies. As a percentage of total revenues, cost of services decreased from 29.2% of revenues in 2003 to 27.8% of revenues in 2004. Cost of services per workload unit increased 1.9% in 2004. The relative stability of cost of services per workload unit generally (other than employee-insurance and other costs) reflected our implementation of aggressive cost control procedures, including more stringent budget controls and audit controls and the implementation of new purchasing policies.

  Technical Assistance Fee and Concession Fee

        Our technical assistance fee increased 17.1% to Ps. 75.5 million in 2004, as compared to Ps. 64.5 million in 2003, as a result of our improved operating income during 2004. Our government concession fee increased from Ps. 95.2 million in 2003 to Ps. 108.8 million in 2004, reflecting the increase in revenues in 2004.

  Depreciation and Amortization

        Our 6.9% increase in depreciation and amortization, from Ps. 519.0 million for 2003 to Ps. 554.7 million for 2004, was principally due to additions to fixed assets in 2004 resulting from investments made pursuant to our master development programs. The increase in amortization also reflected a change that we made in October 2004 to the amortization rates applicable to certain of our airports. This change resulted in a Ps. 10.3 million increase in amortization expense in 2004 as compared to 2003.

  Income from Operations

        Operating income increased 23.8% to Ps. 841.4 million in 2004, as compared to Ps. 679.8 million in 2003. This increase primarily reflected the 14.1% increase in our total revenues in 2004, which was offset in part by the proportionately smaller increase in total operating costs (8.8%). Our operating margin increased from 35.4% in 2003 to 38.4% in 2004, reflecting the proportionately greater increase in our revenues relative to the increase in our total operating costs.

        On an airport-by-airport basis, the principal contributors to the increase in operating income in 2004 were our Guadalajara, Puerto Vallarta and Los Cabos International Airports. Operating income at our Tijuana International Airport declined by 30.7% in 2004, as compared to 2003, primarily due to an increase in operating costs at our Tijuana International Airport during 2004 attributable to (a) the failure by a third party to pay us amounts due under an agreement to operate the cargo facility at that airport, (b) increased cost of services associated with increasing the size of the terminal at that airport and (c) the lower specific prices we charged at that airport pursuant to the agreement with our principal airline customers entered into in July 2003.

Comprehensive Financing Result

        Our net comprehensive financing result changed in 2004 to an expense of Ps. 14.3 million, as compared to income of Ps. 23.3 million in 2003. This decline resulted primarily from a 39.9% increase in losses from monetary position. In addition, foreign exchange gains declined 51.3% and interest income declined 6.4% in 2004. The increased loss from monetary position was principally the result of a higher net monetary asset position in 2004 (7.8% higher on a weighted average monthly basis) and higher inflation in 2004 (5.2% as compared to 4.0% in 2003). The decline in foreign exchange gains in 2004 resulted primarily from the lower depreciation of the value of the Mexican peso in 2004 (0.2%) as compared to 2003 (8.1%). The decrease in interest income mainly resulted from our allocation of a larger portion of our cash to U.S. dollar investments during the first half of 2004, which bore lower interest rates than the Mexican investments that we made during 2003, in anticipation of purchasing several long-term leases in 2004 and reduced interest income attributable to our shortening of the maturity of our investment portfolio in 2004 due to increased volatility in global financial markets. In 2004, our net comprehensive financing result included an expense of Ps. 1.1 million associated with a net loss from embedded derivatives. See note 3a to our audited financial statements.

Income Taxes, Employees Statutory Profit Sharing and Asset Tax

        The provision for income taxes and employee statutory profit sharing and asset tax increased 17.9% in 2004, to Ps. 461.9 million, from Ps. 391.8 million in 2003. This increase was attributable primarily to a decrease made by the Mexican Government to our applicable income tax rate (to 28% through 2007), which resulted in a Ps. 61.8 million increase in our deferred income tax expense.

Net Income

        Net income increased 24.4% in 2004, to Ps. 387.3 million, from Ps. 311.3 million for 2003, reflecting the factors described above. In 2004, our net income included a credit of Ps. 24.3 million reflecting the cumulative effect on prior years of the application of Bulletin C-10 (regarding embedded derivatives). See note 3a to our audited financial statements.

Results of operations for the year ended December 31, 2003 compared to the year ended December 31, 2002

Revenues

        Total revenues in 2003 were Ps. 1,920.1 million, 11.5% higher than the Ps. 1,721.3 million recognized in 2002, due to increases in both aeronautical and non-aeronautical revenue.

        Aeronautical revenue increased 7.0% from 2002 to 2003, principally reflecting a 6.5% increase in workload units. Aeronautical revenue per workload unit was Ps. 91.7 in 2003 and Ps. 91.3 in 2002. The mix of our aeronautical revenue (between passenger charges, aircraft landing and parking charges and other aeronautical charges) changed in 2003, as a result of our agreement in July 2003 with our principal airline customers. Reflecting the terms of this agreement, the 13.3% increase in revenues from passenger charges was offset in part by decreases of 12.1%, 17.0% and 4.1% in revenues from landing fees, aircraft parking fees and passenger walkway fees, respectively.

        Revenues from non-aeronautical services increased 46.7% (an increase of 36.4% per terminal passenger) to Ps. 288.9 million in 2003, as compared to Ps. 197.0 million in 2002, primarily as a result of increases in revenue from car parking, leasing of space, advertising, food and beverage operations and retail and duty free operations. Our increase in revenues from non-aeronautical services in 2003 was also attributable in part to our recovery, effective November 2002, of the long-term lease to operate a substantial part of the commercial area at our Tijuana International Airport. Car parking revenue increased primarily due to the renegotiation in August 2003 of the contract governing the car parking facility at our Guadalajara International Airport and our earning revenue for a full year following our recovery of the right to operate the car parking facilities at six of our airports in August 2002. In addition, non-aeronautical revenue in 2003 increased due to (a) the opening of several new retail businesses at our airports, (b) the new advertising contract applicable to all of our airports that took effect in February 2003, (c) leasing of additional space to vacation time-share promoters in Puerto Vallarta since April 2003 and (d) the change from fixed-fee-based to royalty-based agreements with operators of commercial areas in our terminals.

Operating Results

  Cost of Services

        Cost of services increased 6.5% to Ps. 561.6 million in 2003, as compared to Ps. 527.5 million in 2002. This increase was primarily attributable to increases in other expenses and in safety, security and insurance costs. The Ps. 22.4 million increase in other expenses was attributable primarily to the renegotiation in August 2003 of the contract to operate the parking facility at our Guadalajara International Airport, pursuant to which we began paying a fee to the operator of the facility to manage the facility. Our safety, security and insurance costs increased Ps. 7.6 million primarily due to our addition in January 2003 of terrorism coverage to our third party liability insurance policy and our purchase in August 2003 of a policy covering damages to our properties from terrorist acts.

        These increased costs were offset in part by a 3.9% decrease in maintenance costs, reflecting our continued cost-control efforts. As a percentage of revenues, cost of services decreased modestly from 30.6% of revenues in 2002 to 29.2% of revenues in 2003. In addition, cost of services per workload unit declined 0.1% in 2003 as compared to 2002.

  Technical Assistance Fee and Concession Fee

        Our technical assistance fee increased 13.1% to Ps. 64.5 million in 2003, as compared to Ps. 57.0 million in 2002, due to our improved operating results in 2003. Our government concession fee increased from Ps. 84.9 million in 2002 to Ps. 95.2 million in 2003, reflecting the increase in our revenues in 2003.

  Depreciation and Amortization

        Depreciation and amortization costs increased 5.0% to Ps. 519.0 million in 2003, as compared to Ps. 494.2 million in 2002. This increase was mainly the result of an increase in our property, plant and equipment reflecting the investments made pursuant to our master development programs.

  Income from Operations

        Operating income increased 21.9% to Ps. 679.8 million in 2003, as compared to Ps. 557.7 million in 2002. This increase was primarily attributable to the 11.5% increase in total revenues during 2003, which was offset in part by the 6.6% increase in total operating costs during the period, to Ps. 1,240.3 million from Ps. 1,163.6 million. Our operating margin increased from 32.4% in 2002 to 35.4% in 2003.

        On an airport-by-airport basis, the principal contributors to the increase in operating income in 2003 were our Guadalajara International Airport and our Los Cabos International Airport. Our Tijuana International Airport and our Bajio International Airport also had significant increases in operating income of 32.7% and 28.2%, respectively. At our Guadalajara International Airport, our renegotiation in August 2003 of the contract governing the car parking facility at that airport contributed significantly to the increase in operating income. Our recovery of the long-term lease relating to the commercial space at our Tijuana International Airport improved that airport's operating margin in 2003. Recovery of the parking facilities at our Aguascalientes, Hermosillo, Los Mochis, Mexicali, Puerto Vallarta and Los Cabos International Airports during 2002 also increased revenues at these airports for the full year 2003, which favorably affected their operating margins.

Comprehensive Financing Result

        Our net comprehensive financing result in 2003 yielded income of Ps. 23.3 million, as compared to income of Ps. 31.6 million in 2002. This 26.3% decline in income from our comprehensive financing result in 2003 was attributable primarily to a decrease in our cash balances in 2003, which reflected our payment of a Ps. 269.9 million cash dividend in July 2003 (in contrast to our nonpayment of dividends in 2002) and our payment of Ps. 63.6 million to the Mexican Airport and Auxiliary Services Agency, described below under "Other (Expense) Income." Lower interest rates in 2003 also contributed to the decrease in interest income. In addition, the relatively smaller depreciation of the peso as compared to the U.S. dollar in 2003 resulted in a 35.0% decline in foreign exchange gains, from Ps. 28.5 million in 2002 to Ps. 18.5 million in 2003. These sources of reduced income were offset in part by a lower loss from monetary position, which decreased from Ps. 73.8 million in 2002 to Ps. 57.5 million in 2003, reflecting lower inflation in 2003.

Other (Expense) Income

        We had other expense of Ps. 55.3 million in 2002 as compared to nominal other expense in 2003. Our other expense in 2002 reflected Ps. 63.6 million in administrative service fees paid to the Mexican Airport and Auxiliary Services Agency to settle a dispute regarding fees owed to them during the transition period in 1999 when management of our business was transferred from the Mexican government to our strategic stockholder. This fee was offset in part by miscellaneous other income of Ps. 8.3 million in 2002. For a description of this dispute see "Business—Legal Proceedings—Deductibility of certain payments to the Mexican Airport and Auxiliary Services Agency."

Income Taxes, Employee Statutory Profit Sharing and Asset Tax

        The provision for income taxes, employee statutory profit sharing and asset tax increased 28.0% to Ps. 391.8 million in 2003 from Ps. 306.1 million in 2002, primarily due to a higher asset tax liability (reflecting the tax planning strategy described in the following paragraph) and, to a lesser extent, higher income tax liability in 2003 as compared to 2002. Our effective tax rate was 57.3% and 55.7% in 2002 and 2003, respectively, reflecting our substantial asset tax liability in each year.

        We pursued a tax planning strategy aimed at reducing our asset tax provision in 2002. This resulted in a Ps. 76.9 million (nominal pesos) decrease in our tax provision for that year. This strategy reduced our tax provision in 2002 and resulted in our recording an asset for recoverable income tax. For a discussion of certain risks relating to the possible write-off of this asset, see "Risk Factors—Risks Related to Our Operations—We may be required write off an income tax refund that we have recorded as an asset on our balance sheet."

Net Income

        Net income increased 36.6% from Ps. 227.9 million in 2002 to Ps. 311.3 million in 2003, reflecting the factors described above.

Liquidity and Capital Resources

        Historically, our operations have been funded through cash flow from operations, and we have not incurred any significant indebtedness. The cash flow generated from our operations has generally been used to fund operating costs and capital expenditures, including expenditures under our master development programs, and the excess of our cash flow has been added to our accumulated cash balances. In addition, in 2003, 2004 and 2005, we used Ps. 269.9 million, Ps. 283.8 million and Ps. 1,039.6 million, respectively, of our cash balances for the payment of dividends. At December 31, 2004 and September 30, 2005, we had Ps. 1,188.9 million and Ps. 868.8 million, respectively, of cash and temporary investments. This decrease principally reflected the payment of dividends in May and June of 2005. We believe our working capital and resources expected to be generated from operations will be sufficient to meet our present requirements.

        On May 4, 2005, a dividend payment of Ps. 595 million (constant pesos) was made. Another dividend payment, in the amount of Ps. 444 million (constant pesos), was made on June 3, 2005.

        In the first nine months of 2005, we generated Ps.973.0 million from operating activities, as compared to Ps. 818.5 million in the first nine months of 2004, principally reflecting the improvement in our income from operations discussed above under "—Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004—Operating Results."

        In 2004, we generated Ps. 1,166.8 million in resources from operating activities, principally reflecting the sum of our net income, depreciation and amortization, deferred income tax and the change in our working capital. On June 1, 2004, we paid Ps. 417.3 million (U.S. $34.4 million at the then-applicable exchange rate), representing Ps. 409.9 million in cash and assumption of liabilities of Ps.

7.4 million, to recover the leases to operate the most lucrative commercial areas in our Guadalajara International Airport and our Puerto Vallarta International Airport in addition to passenger walkways and other sources of aeronautical revenues at our Puerto Vallarta International Airport.

        In 2003, we generated Ps. 571.5 million in resources from operating activities, principally reflecting the sum of our net income, depreciation and amortization, deferred income tax and the change in our working capital. This result also reflected a Ps. 213.1 million increase in trade accounts receivable attributable to the renegotiation of payment terms related to passenger charges with our principal airline customers in July 2003. Our resources used in financing activities were Ps. 269.9 million, reflecting payment of dividends. Our resources used in investing activities were Ps. 313.4 million.

        In 2002, we generated Ps. 644.1 million in resources from operating activities, principally reflecting the sum of our net income, depreciation and amortization and deferred income tax. Our resources used in financing activities were Ps. 84.2 million, which corresponded to an income tax payment in that amount that we have recorded as an asset on our balance sheet because we believe we are entitled to a refund. Our resources used in investing activities were Ps. 504.2 million. This amount includes U.S. $1.5 million used to repurchase the right to operate the most lucrative commercial space in Tijuana International Airport, which previously was operated by a third party under a long-term lease.

        We will not receive any proceeds from the global offering.

        Our airport subsidiaries have entered into a committed credit line with Scotiabank Inverlat, S.A. in order to secure surety bonds that we may be required to post to challenge property-tax claims by the municipalities where our airports operate. See "Business—Legal Proceedings—Property tax claims by certain municipalities." This credit line provides for the issuance of letters of credit up to an aggregate amount of Ps. 300 million. In the event a letter of credit is drawn down and the amount drawn down remains unpaid for more than one business day, the outstanding balance will accrue interest at two times the Mexican interbank rate. Until the credit line expires in 2009, our airport subsidiaries are subject to certain financial covenants, including, among others, the requirement to (i) maintain a consolidated tangible net worth (defined as stockholders' equity less intangible assets (including our concessions) and reserves for inflationary effects, in each case under Mexican GAAP) of at least Ps. 2.1 billion, (ii) maintain a free and unencumbered cash reserve equal to the amount due on any outstanding letters of credit and (iii) earn consolidated annual EBITDA of at least Ps. 1.0 billion. On February 9, 2006 a letter of credit of approximately U.S.$14 million was issued under this credit line with respect to our Tijuana airport.

        Under the terms of our concessions, each of our subsidiary concession holders is required to present a master development program for approval by the Ministry of Communications and Transportation every five years. Each master development program includes investment commitments (including capital expenditures and improvements) applicable to us as concession holder for the succeeding five-year period. Once approved by the Ministry of Communications and Transportation, these commitments become binding obligations under the terms of our concessions. In December 2004, the Ministry of Communications and Transportation approved our master development programs for each of our airports for the 2005 to 2009 period. These 5-year programs will be in effect from January 1, 2005 until December 31, 2009.

        We believe we have complied with the investment obligations set forth in our master development programs for each of our airports for the 2000 to 2004 period. Although these programs initially established our investment obligations on an annual basis at each airport, in 2003 the Ministry of Communications and Transportation conducted a review of our compliance with the obligations under our 2000-2004 master development programs through that date and the Ministry of Communications and Transportation amended these 2000-2004 programs to provide for a single committed investment amount for each airport from 2000 to 2004. We expect that the Ministry of Communications and Transportation will formally determine during the first six months of 2006 whether we complied with our obligations for the 2000 to 2004 period. If the Ministry of Communications and Transportation determines that we did not comply with our obligations under each of our master development programs, we may be subject to sanctions.

        The following tables set forth our historical committed investments and capital expenditures for the periods indicated. Our capital expenditures have not historically been equal to our committed investments and generally have exceeded the amounts required to be invested by us pursuant to our master development programs, due to capital expenditures we are required to make beyond the minimum amounts in our master development programs. In addition, our master development programs include some commitments, such as baggage screening-related commitments, that are expensed rather than capitalized; thus not all of our committed investments will constitute capital expenditures.

        The following table sets forth our historical committed investments for each airport from 2000 to 2004 under our master development programs.

Historical Committed Investments Under Master Development Programs

Airport	2000 to 2004
	(thousands of pesos)
Guadalajara	Ps.	393,268
Tijuana		286,072
Puerto Vallarta		133,238
Los Cabos		105,295
Hermosillo		69,642
Bajio		78,370
Morelia		76,744
La Paz		98,710
Aguascalientes		38,639
Mexicali		47,977
Los Mochis		31,423
Manzanillo		66,297

Total	Ps.	1,425,678

        The following table sets forth our historical capital expenditures, which reflect our actual expenditures (as compared to our committed investments, which are presented above) by airport for the years indicated. The substantial majority of these investments were made under the terms of our current master development programs.

Historical Capital Expenditures by Airport

	Year ended December 31,						Nine months ended September 30,
	2002		2003		2004		2004		2005
	(thousands of pesos)
Guadalajara	Ps.	101,088	Ps.	113,359	Ps.	243,295	Ps.	207,987	Ps.	77,659
Tijuana		106,003		102,929		13,524		7,007		16,045
Puerto Vallarta		41,750		17,947		327,753		330,628		76,687
Los Cabos		28,853		3,697		2,336		1,674		9,067
Hermosillo		23,204		7,276		13,837		7,017		18,807
Bajio		45,111		22,272		39,336		27,223		9,558
Morelia		38,509		15,292		6,228		1,360		9,228
La Paz		56,135		19,349		6,461		4,739		11,338
Aguascalientes		10,010		2,963		18,166		12,686		7,457
Mexicali		24,565		1,274		27,026		1,648		18,358
Los Mochis		7,321		1,174		8,749		2,503		10,743
Manzanillo		17,938		1,950		2,765		1,903		4,029
Other		3,742		3,872		13,035		8,562		5,066

Total	Ps.	504,229	Ps.	313,354	Ps.	722,511	Ps.	614,937	Ps.	274,042

        The following table sets forth our historical capital expenditures by type of investment across all of our airports for the years indicated:

Historical Capital Expenditures by Type

	Year ended December 31,						Nine months ended September 30,
	2002		2003		2004		2004		2005
	(thousands of pesos)
Terminals	Ps.	144,772	Ps.	155,824	Ps.	140,022	Ps.	81,503	Ps.	129,934
Runways and aprons		153,108		57,965		77,612		51,625		76,038
Acquisition of long-term leases(1)		23,809		0		417,293		424,470		0
Machinery and equipment		119,978		33,366		17,090		12,431		20,994
Other		62,562		66,199		70,493		44,908		47,076

Total	Ps.	504,229	Ps.	313,354	Ps.	722,511	Ps.	614,937	Ps.	274,042

(1)
For 2005, reflects restated amount using the Mexican Consumer Price Index, as reported by the Mexican Central Bank, which increased 1.7% from 112.550 on December 31, 2004, to 114.484 on September 30, 2005.

        Our capital expenditures from 2002 through 2004 were allocated to the following types of investments at the majority of our airports:

  •
  Machinery and equipment. We invested in machinery and equipment such as fire extinguishing vehicles, emergency back-up electricity generators, metal detectors and other security-related equipment, ambulances, moving walkways and public information systems.

  •
  Terminals. We remodeled many of the terminals at our airports by expanding departure areas (concourses and lounges), baggage claim areas and arrival areas, by improving lighting systems, adding office space, adding taxi and other ground transportation waiting areas, and by increasing handicap services and remodeling our restrooms.

  •
  Runways, access roads and aircraft parking. We improved the lighting systems on our runways and access roads, expanded our aircraft parking areas, and made improvements and renovations to the fences on the outlying areas of our properties subject to our concessions.

  •
  Utility-related infrastructure. We installed sewage treatment plants and systems at several of our airports, improved our drainage systems, and installed underground electric wiring systems at several of our airports.

        The following table sets forth our estimated committed investments for each airport for 2005 through 2009 under our master development programs. These amounts are based on investment commitments approved by the Ministry of Communications and Transportation and have been adjusted by us to take into consideration increases in petroleum and steel prices since the Ministry's approval. We are required to comply with the investment obligations under these programs on a year-by-year basis. For a discussion of the regulations applicable to our compliance with our master development programs, see "Regulatory Framework—Master Development Programs."

Estimated Committed Investments by Airport(1)

	Year ended December 31,
	2005		2006		2007		2008		2009		Total 2005-2009
	(thousands of pesos)(2)
Guadalajara	Ps.	221,029	Ps.	162,231	Ps.	182,321	Ps.	156,512	Ps.	26,719	Ps.	748,812
Tijuana		73,242		29,178		24,668		51,270		58,659		237,017
Puerto Vallarta		142,267		78,483		62,249		22,812		19,774		325,584
Los Cabos		54,501		173,097		88,196		10,486		8,213		334,494
Hermosillo		51,656		44,820		14,578		22,912		47,906		181,871
Bajio		38,032		21,368		14,563		34,424		29,316		137,703
Morelia		43,038		24,714		8,166		10,212		35,389		121,519
La Paz		40,906		20,359		9,119		13,903		20,637		104,925
Aguascalientes		16,157		9,178		7,794		16,798		29,861		79,788
Mexicali		65,763		17,603		14,362		17,573		16,487		131,788
Los Mochis		16,308		11,630		8,682		14,687		11,216		62,523
Manzanillo		34,888		25,214		11,917		10,807		16,027		98,854

Total	Ps.	797,786	Ps.	617,876	Ps.	446,615	Ps.	382,397	Ps.	320,204	Ps.	2,564,878

(1)
Includes expected investments required to be made by us for certain security and baggage screening equipment. In September 2005, we initiated discussions with the General Office of Civil Aviation regarding the possible modification of the master development programs to provide for a change in the equipment used for screening checked baggage. If these modifications are approved, the investment amounts, by year, for the 12 airports we operate, are expected to be affected as follows: a reduction of Ps. 339,667,000 in 2005, an increase of Ps. 554,879,600 in 2006 and increases of Ps. 13,666,400 in each of 2007, and 2008 and 2009 (for a total net increase of Ps. 256,211,800 over five years).

(2)
Figures expressed in constant pesos as of December 31, 2003, in each case restated at December 31, 2004 based on the Mexican production, merchandise and construction price index (Indice Nacional de Precios a la Produccion, Mercancias y Servicios Finales, Sector Secundario Construccion) for 2004, which is the index that the Ministry of Communications and Transportation directed us to apply in restating those values as of December 31, 2004. We have submitted a formal request to the Ministry of Communications and Transportation seeking confirmation that the correct index to be applied to update the amounts set forth in our master development programs is instead the Mexican producer price index (Indice Nacional de Precios a la Produccion). Should the Ministry of Communications and Transportation approve our request, each of the figures set forth in the table above would be reduced by approximately 6%.

        The following table sets forth our estimated committed investments for 2005 through 2009 by type of investment:

Estimated Committed Investments by Type(1)

	Year ended December 31,
	2005		2006		2007		2008		2009		Total 2005-2009
	(thousands of pesos)(2)
Terminals	Ps.	172,537	Ps.	97,013	Ps.	138,837	Ps.	122,186	Ps.	42,277	Ps.	572,849
Runways and aprons		154,424		346,021		169,043		149,032		180,045		998,565
Machinery and equipment		52,483		36,853		11,562		11,011		8,387		120,296
Baggage screening system—investments		333,224		0		0		0		0		333,224
Baggage screening system—ongoing expenses		20,358		64,042		64,042		64,042		64,042		276,526
Other		64,761		73,947		63,131		36,126		25,453		263,418

Total	Ps.	797,786	Ps.	617,876	Ps.	446,615	Ps.	382,397	Ps.	320,204	Ps.	2,564,878

(1)
Includes expected investments required to be made by us for certain security and baggage screening equipment. In September 2005, we initiated discussions with the General Office of Civil Aviation regarding the possible modification of the master development programs to provide for a change in the equipment used for screening checked baggage. If these modifications are approved, the investment amounts, by year, for the 12 airports we operate, are expected to be affected as follows: a reduction of Ps. 339,667,000 in 2005, an increase of Ps. 554,879,600 in 2006 and increases of Ps. 13,666,400 in each of 2007, and 2008 and 2009 (for a total net increase of Ps. 256,211,800 over five years).

(2)
Figures expressed in constant pesos as of December 31, 2003, in each case restated at December 31, 2004 based on the Mexican production, merchandise and construction price index (Indice Nacional de Precios a la Produccion, Mercancias y Servicios Finales, Sector Secundario Construccion) for 2004, which is the index that the Ministry of Communications and Transportation directed us to apply in restating those values as of December 31, 2004. We have submitted a formal request to the Ministry of Communications and Transportation seeking confirmation that the correct index to be applied to update the amounts set forth in our master development programs is instead the Mexican producer price index (Indice Nacional de Precios a la Produccion). Should the Ministry of Communications and Transportation approve our request, each of the figures set forth in the table above would be reduced by approximately 6%.

        We expect to fund our operations and capital expenditures in the short-term and long-term through cash flow from operations, although we may incur indebtedness from time to time. We expect to allocate a majority of our investments for the period 2005 through 2009 to our five largest airports. In particular, a portion of our investments will be dedicated to expanding and remodeling the terminals where we recently acquired the rights to exploit certain commercial areas from former holders of long-term leases at our Guadalajara and Puerto Vallarta International Airports.

        In 2005, the Mexican government adopted a policy that requires all checked baggage on international commercial flights beginning in January 2006, and on domestic commercial flights beginning in July 2006, to undergo a new comprehensive screening process. Because the General Office of Civil Aviation has not yet announced the details of the new policy, we anticipate that the implementation of the new screening process will be deferred beyond January 2006. The new process is expected to require the installation of new screening equipment and that baggage be checked manually, whether or not the owner of the baggage is present, if the equipment signals the potential presence of prohibited items. Although airlines, rather than holders of airport concessions, are responsible under Mexican law for baggage screening, in order to comply with the new policy we will be required to purchase, install and operate the new equipment and to conduct manual searches as necessary, which could increase our exposure to liability.

        While we anticipate that the Federal Government will permit us to offset the cost of acquiring any required new screening equipment through increases in our maximum rates, we cannot currently estimate the cost to us of compliance with the new screening guidelines. We could be required to undertake significant capital expenditures and ongoing expenses to comply with these requirements, which could restrict our liquidity and adversely affect our operating results.

Critical Accounting Policies

        We prepare our consolidated financial statements in conformity with accounting principles generally accepted in Mexico. As such, we are required to make estimates, judgments and assumptions that affect (i) certain reported amounts of our assets and liabilities, (ii) the disclosure of our contingent assets and liabilities at the date of the financial statements and (iii) certain reported amounts of revenues and expenses during the reporting period. We base our estimates and judgments on our historical experience and on various other reasonable factors that together form the basis for making judgments about the carrying values of our assets and liabilities. Our actual results may differ from these estimates under different assumptions or conditions. We evaluate our estimates and judgments on an ongoing basis. Our significant accounting policies are described in note 3 to our audited consolidated financial statements. We believe our most critical accounting policies that result in the application of estimates and/or judgments are the following:

  Recoverable Income Tax

        As part of a tax planning strategy that we implemented in 2002 following the recommendation of our tax advisors, we recorded a recoverable income tax asset in the amount of Ps. 76.9 million (nominal pesos) as of December 31, 2002 in our financial statements as permitted by Mexican GAAP for the recovery of income taxes paid on the distribution of dividends. In July 2003, we requested that the Mexican tax authorities confirm the criteria under which we are claiming this refund and this request was rejected. We have since initiated proceedings before the Mexican tax court seeking to have our refund claims adjudicated in our favor. For a further discussion of this asset, see Note 14 to our audited year-end financial statements and Note 13 to our interim audited financial statements for the nine-month period ended September 30, 2005. Although this receivable may be recognized under Mexican GAAP, under U.S. GAAP the recoverable income tax asset is considered a gain contingency, the recognition of which is not permitted until recovery is assured beyond a reasonable doubt.

        In the case of our Tijuana International Airport, the Mexican tax authorities fined us Ps. 19.1 million (nominal pesos) in May 2005 based on a finding that our refund request relating to this airport is unfounded. We paid the fine in order to obtain a discount on the fine (which was reduced to Ps. 11.4 million) and avoid accruing interest and inflation adjustments while we contest the fine. If we are successful in having the fine annulled, we would recover the amount of the fine plus interest and inflation adjustments. We have recorded the expected refund as an asset in our financial statements for the nine months ended September 30, 2005, as we do not believe there is any legal basis for the fine. Although this receivable may be recognized under Mexican GAAP, under U.S. GAAP, this asset is considered a gain contingency, the recognition of which is not permitted until recovery is assured beyond a reasonable doubt.

        There can be no assurance that we will be successful in our claims with respect to the tax refund. If these claims are not decided in our favor, we may be required to write off the remaining asset we have recorded in respect of the anticipated refund, as well as any related fines we have paid. At September 30, 2005, the aggregate amount of these assets was approximately Ps. 88.3 million (nominal pesos).

  Income Taxes

        In conformity with Bulletin D-4, Accounting for Income Tax, Asset Tax and Employee Statutory Profit Sharing, of Mexican GAAP, we recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities. At December 31, 2004, we recorded, within the long-term deferred income tax asset, an estimated amount of recoverable asset tax paid, based on financial projections that show that we will recover, within the permitted 10-year recovery period, the excess of asset tax over income tax relating to our Bajio, Guadalajara, Hermosillo and Los Cabos International Airports. We regularly review our deferred tax assets for recoverability and, if necessary, establish a valuation allowance based on historical taxable income, projected future taxable income and the expected timing of the reversals of existing temporary differences. In 2005, we elected to modify our tax amortization rates on our airport concessions and rights to use airport facilities, increasing the rate at eight of our twelve airports. As a result of the change in tax amortization rates as well as based on estimated projections of future taxable income, we reversed our valuation allowance related to recoverable asset tax paid at two additional airports, our Puerto Vallarta International Airport and our Morelia International Airport, for an aggregate of Ps. 50.1 million (nominal pesos) and recorded an additional reserve at the Hermosillo International Airport for Ps. 15.6 million (nominal pesos). If these estimates and related assumptions change in the future, we may be required to make additional adjustments to our deferred tax assets, which may result in additional income tax expense.

  Impairment in the Value of Long-Lived Assets

        We must test for impairment when indicators of potential impairment in the carrying amount of tangible and intangible long-lived assets in use exist, unless there is conclusive evidence that the indicators of impairment are temporary. An impairment is recorded when the carrying amount of long-lived assets exceeds the greater of the present value of future net cash flows provided by the assets on the net sales price upon disposal. Present value of future net cash flows is based on management's projections of future operations, discounted using current interest rates. Our evaluations throughout the year and up to the date of this filing did not reveal any impairment of tangible and intangible long-lived assets. We can give no assurance that our evaluations will not change as a result of new information or developments which may change our future projections of net cash flows or the related discount rates and result in future impairment charges.

Principal Differences Between Mexican GAAP and U.S. GAAP

        Our consolidated financial statements are prepared in accordance with Mexican GAAP, which differs in certain respects from U.S. GAAP. See Note 22 to our audited consolidated financial statements for the years ended December 31, 2004, 2003 and 2002 and Note 21 to our audited interim financial statements for the nine-month period ended September 30, 2005. Consolidated net income (loss) under U.S. GAAP was Ps. 513.2 million and (Ps. 115.9) million for the years ended December 31, 2003 and 2004, respectively, and Ps. 679.3 million and Ps. 475.0 million for the nine-month periods ended September 30, 2005 and 2004, respectively.

        The principal differences between Mexican GAAP and U.S. GAAP as they relate to us are the treatment of our investments in our concessions and the rights to use our airport facilities, the recognition of the fair value of embedded derivatives, the treatment of AMP's option and portion of shares held in trust, which are forfeitable, and the effects of these adjustments on deferred income taxes. Each of these differences affects both consolidated net income and stockholders' equity. See Note 22 to our audited year-end consolidated financial statements and Note 21 to our audited interim financial statements for the nine-month period ended September 30, 2005 for a discussion of these differences and the effect on our consolidated results of operation.

Off-balance Sheet Arrangements

        We are not party to any off-balance sheet arrangements.

Tabular Disclosure of Contractual Obligations

	Payments due by period
Contractual Obligations	Total		Less than 1 year(4)		1-3 years		3-5 years		More than 5 years
	(in millions of pesos)
Master Development Programs(1)	Ps.	2,273.8	Ps.	740.6	Ps.	924.2	Ps.	609.0	Ps.	N/A	(5)
Purchase Obligations(2)		663.8		62.2		197.0		231.7		172.8
Operating Lease Obligations(3)		6.3		2.1		4.2		0.0		0.0

Total	Ps.	2,943.9	Ps.	804.9	Ps.	1,125.4	Ps.	840.7	Ps.	172.8

(1)
Includes expected investments required to be made by us for certain security and baggage screening equipment. Figures expressed in constant pesos as of December 31, 2003, in each case restated at December 31, 2004 based on the Mexican production, merchandise and construction price index (Indice Nacional de Precios a la Produccion, Mercancias y Servicios Finales, Sector Secundario Construccion) for 2004, which is the index that the Ministry of Communications and Transportation directed us to apply in restating those values as of December 31, 2004. We have submitted a formal request to the Ministry of Communications and Transportation seeking confirmation that the correct index to be applied to update the amounts set forth in our master development programs is instead the Mexican producer price index (Indice Nacional de Precios a la Produccion). Should the Ministry of Communications and Transportation approve our request, each of the figures set forth in the table above would be reduced by approximately 6%.

(2)
Reflects minimum fixed annual payment of U.S. $4.0 million required to be paid under our technical assistance agreement, assuming an average exchange rate of Ps. 13.65 per U.S. dollar and an annual U.S. inflation rate of 2.7%. The amount ultimately to be paid in any year will depend on our profitability.

(3)
Includes leasing of buildings and vehicles.

(4)
Amount for less than one year corresponds to obligations for the remainder of 2005.

(5)
In year five of the master development programs, a negotiation will take place with the Ministry of Communications and Transportation to determine the new master development program commitments for the subsequent five-year period.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to market risk from changes in currency exchange rates.

  Foreign Currency Risk

        Our principal exchange rate risk involves changes in the value of the peso relative to the dollar. Historically, a significant portion of the revenues generated by our airports (principally derived from passenger charges for international passengers and certain operating leases for commercial space) has been denominated in or linked to the U.S. dollar, although such revenues are collected in pesos based on the average exchange rate for the prior month. In 2002, 2003, 2004 and the first nine months of 2005, approximately 24.2%, 25.2%, 29.3% and 33.2%, respectively, of our consolidated revenues were derived from passenger charges from international passengers. Substantially all of our other revenues are denominated in pesos. We estimate that substantially all of our consolidated costs and expenses are denominated in pesos (other than the technical assistance fee, to the extent paid based on the fixed minimum annual payment).

        We did not have any material foreign currency denominated indebtedness at December 31, 2002, 2003 and 2004. As of December 31, 2002, 2003, 2004 and the first nine months of 2005, 20.5%, 63.2%, 20.6% and 22.1%, respectively, of our cash and temporary investments were denominated in dollars. In the event that we incur foreign currency denominated indebtedness in the future, decreases in the value of the peso relative to the U.S. dollar will increase the cost in pesos of servicing such indebtedness. A depreciation of the peso relative to the dollar would also result in foreign exchange losses as the peso value of our foreign currency denominated indebtedness is increased. At December 31, 2002, 2003 and 2004, and at September 30, 2005, we did not have any outstanding forward foreign exchange contracts.

        For a discussion of the effects of devaluation and inflation on our results of operations, see "—Effects of Devaluation and Inflation."

New Accounting Pronouncements

  Mexican GAAP

        Beginning January 1, 2003, we adopted the provisions of new Bulletin C-8, Intangible Assets (C-8), which establishes that project development costs should be capitalized if they fulfill the criteria established for recognition as assets; preoperating costs that are not considered development costs should be recorded as a period expense; and intangible assets considered to have indefinite useful lives are not amortized, but instead are subject to impairment tests. The unamortized balance of capitalized preoperating costs up to December 31, 2002, under the former C-8, will continue to be amortized according to the provisions of that Bulletin. The adoption of C-8 did not have a significant effect on our consolidated financial position or results of operations.

        Beginning January 1, 2003, we adopted the provisions of new Bulletin C-9, Liabilities, Provisions, Contingent Assets and Liabilities and Commitments (C-9), which establishes additional guidelines clarifying the accounting for provisions, accruals and contingent liabilities, and establishes new standards for the use of present value techniques to measure liabilities and accounting for the early settlement or substitution of obligations. The adoption of C-9 did not have a significant effect on our consolidated financial position or results of operations.

        Beginning January 1, 2004, we early adopted the provisions of Bulletin C-10, Derivative Instruments and Hedging Activities (C-10). C-10 establishes, among other things, the criteria to determine whether embedded derivatives should be segregated and, if so, required that they be stated at fair value, thus resulting in the recognition of an asset or liability with a corresponding credit or debit to current earnings, respectively, unless such instruments are designated as hedging instruments. Changes to the fair value of embedded derivative instruments in subsequent years should also be recognized in the respective years' earnings.

        C-10 also establishes the conditions that must be met for an instrument to be considered as a derivative, and revises and adds definitions. It also includes rules regarding the elements involved in hedging activities, including the formal documentation at the inception of each hedge and measurement of its effectiveness during its term, among other things. If an instrument is designated as a hedging instrument, C-10 classifies hedges into three categories: a) fair value hedges; b) cash flow hedges; and c) foreign currency hedges, and provides specific rules by type of hedge, for their valuation, recognition, presentation and disclosure. For fair value hedges, any variances in the fair value, both of the derivative and the underlying, must be reflected in current earnings when such variances occur; for cash flow hedges, the effective portion of fair value variances must be recognized in other comprehensive income as a component of stockholders' equity, while the ineffective portion must affect current earnings; for foreign currency hedges, recognition of change in fair values should be treated in the same manner as fair value hedges or cash flow hedges, as described above, depending on the nature of the instruments.

        As a result of the early adoption of C-10, we identified embedded derivatives for those lease agreements it has entered into for the rental of commercial airport space which stipulate monthly rental payments in U.S. dollars. As the U.S. dollar is not the functional currency either of us or the tenant, an embedded derivative results. The effect of the early adoption of C-10 was the recognition of an embedded derivative asset of Ps. 36,331 and a related deferred tax liability of Ps. 11,989 at January 1, 2004.

        Beginning January 1, 2004, we adopted the provisions of Bulletin C-15, Accounting for the Impairment and Disposal of Long-lived Assets (C-15), which establishes, among other things, new rules to calculate and recognize impairment losses and their reversal. When there are indicators of impairment of long-lived assets in use, tangible and intangible, including goodwill, and such impairment is not temporary, entities must evaluate possible impairment losses. To calculate impairment losses, recovery value must be determined, which is now defined as the greater of the net selling price of a cash-generating unit and its value in use, represented by the present value of future net cash flows, using an appropriate discount rate. The adoption of this new Bulletin as of January 1, 2004, did not have a significant effect on our consolidated financial position or results of operations.

        On January 1, 2005, we adopted Bulletin B-7, Business Acquisitions (B-7). B-7 provides updated rules for the accounting treatment of business acquisitions and investments in associated entities. It establishes, among other things; the adoption of the purchase method as the only accounting method for business combinations; it eliminates the amortization of goodwill, which is now subject to impairment rules; it establishes rules for the accounting treatment of asset transfers or share exchange among entities under common control as well as for the acquisition of minority interest based on the provisions of Bulletin B-8, Consolidated and Combined Financial Statements and Valuation of Permanent Investments in Shares. The adoption of this Bulletin did not have significant effects on our consolidated financial position or results of operations.

        On January 1, 2005, we adopted revised Bulletin C-2, Financial Instruments (Revised C-2). Revised C-2 establishes that any variances in the fair value of financial instruments classified as available for sale must be recognized in other comprehensive income and reclassified to current earnings upon sale of such instruments; revised C-2 includes the possibility of making transfers among some of the categories under which financial instruments are classified, provided that conditions and rules for their accounting recognition are met. It also extends the applicability of impairment rules to financial instruments available for sale and provides more precise rules for their recognition. The adoption of this revised bulletin did not have significant effects on our consolidated financial position or results of operations.

        On January 1, 2005, we adopted revised Bulletin D-3, Labor Obligations (Revised D-3), which replaces the concept of unforeseen severance payments that are recognized in earnings of the period in which the payment decision is made, with that of "Severance payments at the end of the work relationship", defined as payments granted to employees when they conclude their labor relationship before reaching retirement age, for which the valuation and disclosure rules applicable to pension and seniority premium payments must be followed. The adoption of this revised bulletin did not have significant effects on the our consolidated financial position or results of operations.

U.S. GAAP

        In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). In December 2003, FIN 46 was replaced by FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46(R)). FIN 46(R) clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial

Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46(R) requires an enterprise to consolidate a variable interest entity if that enterprise will absorb a majority of the entity's expected losses, is entitled to receive a majority of the entity's expected residual returns, or both. For the purpose of analyzing investments in potential variable interest entities formed after January 31, 2003, we have applied the provision of FIN 46 and FIN 46(R) as of January 1, 2004. For the purpose of analyzing potential variable interests in variable interest entities previously defined as Special Purpose Entities (SPE's) created before February 1, 2003, we have applied the provision of FIN 46 and FIN 46(R) for the period beginning January 1, 2004. We have also applied the provisions of FIN 46 and FIN 46(R) in determining whether we hold potential interests in variable interest entities not previously defined as SPE's for the period ending December 31, 2004. The adoption of FIN 46(R) did not have a material impact on our consolidated financial position, results of operations or cash flows.

        On January 1, 2004, we adopted Statement of Financial Accounting Standards (SFAS) No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS No. 150). SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and requires that certain financial instruments be classified as liabilities that were previously considered equity. The provisions of SFAS No. 150 were effective for financial instruments entered into or modified after May 31, 2003. For pre-existing instruments, we adopted SFAS No. 150 on January 1, 2004. The adoption of SFAS No. 150 did not have a material impact on our financial position, results of operations or cash flows.

        In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), Share-Based Payments or SFAS No. 123(R). This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees to stock compensation awards issued to employees. Rather, SFAS No. 123(R) requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award—the requisite service period (usually the vesting period). SFAS No. 123(R) applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. SFAS No. 123(R) will be effective for our fiscal year ending December 31, 2006. We do not believe the effect of the future adoption of SFAS No. 123(R) will have a material impact on its financial position, results of operations or cash flows.

        In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets—an amendment of APB Opinion No. 29 or SFAS No. 153, which amends APB Opinion No. 29, Accounting for Nonmonetary Transactions to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring after January 1, 2006. We do not anticipate that the adoption of this statement will have a material effect on its financial position, results of operations or cash flows.

        In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3 (SFAS No. 154). SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principles, unless impracticable. "Retrospective application" is defined as the application of a different accounting principle to prior accounting periods as if that principle had always been used and "restatement" is redefined as the revising of previously issued financial statements to reflect the correction of an error. SFAS No. 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle should be recognized in the period of the accounting change. The new standard is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We will adopt the provisions of SFAS No. 154, as applicable, beginning January 1, 2006 and do not anticipate that the adoption of this standard will have a material effect on our consolidated financial position, results of operations or cash flows.

        At the September 29 and 30, 2004 and November 17 and 18, 2004 Emerging Issues Task Force ("EITF" or the "Task Force") meetings, the Task Force discussed EITF 04-10, Determining Whether to Aggregate Operating Segments That Do Not Meet the Quantitative Thresholds (EITF 04-10). EITF 04-10 concludes that a company, when determining if operating segments that do not meet the quantitative thresholds of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131) should be aggregated, may aggregate such operating segments only if aggregation is consistent with the objective and basic principle of SFAS No. 131, that the operating segments have similar economic characteristics and share a majority of the aggregation criteria listed in (a) through (e) of paragraph 17 of SFAS No. 131. The consensus in EITF 04-10 should be applied for fiscal years ending after September 15, 2005. We do not anticipate that the application of this consensus will affect the presentation or aggregation of our operating segments.

BUSINESS

Introduction

        We were incorporated in 1998 as part of the Mexican government's program for the opening of Mexico's airports to private investment. We hold concessions to operate, maintain and develop 12 airports in the Pacific and central regions of Mexico. Each of our concessions has a term of 50 years beginning on November 1, 1998. The term of each of our concessions may be extended by the Ministry of Communications and Transportation under certain circumstances for up to 50 additional years. As operator of the 12 airports under our concessions, we charge airlines, passengers and other users fees for the use of the airports' facilities. We also derive rental and other income from commercial activities conducted at our airports, such as the leasing of space to restaurants and retailers.

Our Operations

        We operate 12 airports, which serve two major metropolitan areas (Guadalajara and Tijuana), several tourist destinations, such as Puerto Vallarta, Los Cabos, La Paz and Manzanillo, and a number of mid-sized cities, such as Hermosillo, Leon, Guanajuato, Silao, Morelia, Aguascalientes, Mexicali and Los Mochis. Our airports are located in 9 of the 31 Mexican states, covering a territory of approximately 566,000 square kilometers (approximately 216,000 square miles), with a population of approximately 26 million according to the Mexican National Population Council. All of our airports are designated as international airports under Mexican law, meaning that they are all equipped to receive international flights and maintain customs, refueling and immigration services managed by the Mexican government.

        Our airports handled approximately 17.5 million and 14.3 million terminal passengers in 2004 and the first nine months of 2005, respectively, which we believe makes us the largest private airport operator in the Americas. Six of our airports rank among the top ten busiest airports in Mexico based on commercial aviation passenger traffic, according to data published by the Mexican Bureau of Civil Aviation for 2004. According to figures of the Mexican Bureau of Civil Aviation, our commercial aviation passenger traffic accounted for approximately 26.4% and 27% of all arriving and departing commercial aviation passengers in Mexico in 2004 and the first nine months of 2005, respectively. In 2004, we recorded revenues of Ps. 2,190.4 million (U.S. $203 million) and net income of Ps. 387.3 million (U.S. $35.9 million). For the first nine months of 2005, we recorded revenues of Ps. 1,909.5 million (U.S. $177 million) and net income of Ps. 521.2 million (U.S. $48.3 million).

        Our airports serve several major international routes, including Guadalajara—Los Angeles, which ranks as the second busiest international route in Mexico by total number of passengers according to the Mexican Bureau of Civil Aviation. In addition, our airports serve major resort destinations such as Puerto Vallarta and Los Cabos, which are among the most popular destinations in Mexico visited by tourists from California. Our airports also serve major domestic routes, including Guadalajara—Mexico City, which was the country's third busiest route in 2004, handling over 1.4 million total passengers that year, according to the Mexican Bureau of Civil Aviation. Other top-five domestic routes in terms of total passenger traffic include Mexico City-Tijuana and Guadalajara-Tijuana, according to the Mexican Bureau of Civil Aviation.

        Mexico and the United States have recently concluded negotiations to enter into an amended bilateral aviation agreement that increases, from two each to three each, the number of Mexican and U.S. carriers eligible to operate routes between certain pairs of cities, which may include any U.S. city and twelve specified cities in Mexico, including our airports in Manzanillo, Puerto Vallarta and Los Cabos. The amended bilateral agreement will enter into effect once all necessary government approvals have been obtained. The agreement also provides for a future increase, from two each to three each, in the number of Mexican and U.S. carriers eligible to operate routes between U.S. cities and two specified additional Mexican cities, including Guadalajara. This subsequent increase is expected to take effect in October 2007. We believe that our business will benefit from an increase in flights to and from four of our airports as a result of the amended bilateral aviation agreement.

        In 2005, the Mexican government awarded four new domestic airline licenses to several new low-cost carriers, one of which (A Volar) is based out of our Tijuana International Airport. These carriers have recently announced the addition of new routes serving our airports, which we anticipate will increase our passenger traffic.

        The following table sets forth the top ten airports in Mexico by number of commercial aviation passengers in 2004.

Principal Mexican Airports by Passenger Traffic

Airport	2004 Commercial Aviation Passengers(1) (in thousands)
Mexico City	22,940
Cancun	10,011
Guadalajara*	5,375
Monterrey	4,288
Tijuana*	3,382
Puerto Vallarta*	2,271
Los Cabos*	1,826
Hermosillo*	1,197
Bajio*	1,029
Merida	931

  *
  Indicates airports operated by us.

  (1)
  Excluding general aviation passengers.

Source:    Mexican Bureau of Civil Aviation. Data is preliminary for airports that we do not operate.

        Guadalajara and Tijuana are among Mexico's most important manufacturing, industrial and commercial centers. Both cities have significant maquiladora industries. A maquiladora plant is a manufacturing facility where most raw materials are imported and finished products are exported, with the manufacturer paying tariffs only on the value added in Mexico. Maquiladora plants were originally concentrated along the Mexico-U.S. border, but more recently have moved further south in order to access lower labor costs, a larger and more diverse labor pool and to take greater advantage of certain inputs available from Mexican suppliers. In 2004, our Guadalajara International Airport and our Tijuana International Airport constituted Mexico's third and fifth busiest airports, respectively, in terms of passenger traffic according to the Mexican Bureau of Civil Aviation. In 2004 and the first nine months of 2005, our Guadalajara International Airport and our Tijuana International Airport together represented approximately 50.2% and 47.7%, respectively, of our terminal passenger traffic and 47.5% and 44.3%, respectively, of our total revenues.

        Four of our airports, Puerto Vallarta International Airport, Los Cabos International Airport, La Paz International Airport and Manzanillo International Airport, serve popular Mexican tourist destinations. Of these tourist destinations, Puerto Vallarta and Los Cabos are the largest, with Puerto Vallarta constituting Mexico's second largest international tourist destination and Los Cabos the third largest in terms of visitors in 2004, according to the Mexican National Institute of Migration (Instituto Nacional de Migracion). Puerto Vallarta attracted approximately 2.3 million terminal passengers in 2004, while Los Cabos attracted approximately 1.8 million terminal passengers in 2004. In 2004 and the first nine months of 2005, our Puerto Vallarta International Airport and our Los Cabos International Airport together represented 23.4% and 27.0%, respectively, of our terminal passengers and 28.4% and 32.3%, respectively, of our total revenues.

        Mexico was the eighth largest tourist destination in the world in 2004 in terms of international arriving tourists (20.6 million), according to the World Tourism Organization. Within Latin America and the Caribbean, Mexico ranked first in 2004 in terms of number of foreign visitors and income from tourism, according to the World Tourism Organization. The tourism industry is one of the largest generators of foreign exchange in the Mexican economy, contributing U.S. $10.8 billion in 2004, according to the Mexican Ministry of Tourism.

        The remaining six airports in our group serve mid-sized cities—Hermosillo, Leon, Morelia, Aguascalientes, Mexicali and Los Mochis—with diverse economic activities. These cities are industrial centers (Hermosillo, Leon, Aguascalientes and Mexicali) and/or the hubs of important agricultural regions (Leon, Morelia and Los Mochis). Of these six airports, Hermosillo International Airport has the greatest passenger traffic volume. In 2004 and the first nine months of 2005, Hermosillo International Airport accounted for approximately 7.0% and 6.4%, respectively, of our terminal passenger traffic and 5.4% and 5.1%, respectively, of our total revenues. In 2004 and the first nine months of 2005, our six airports serving mid-sized cities (including Hermosillo International Airport) accounted for approximately 22.9% and 21.7%, respectively, of our terminal passenger traffic and 20.4% and 19.7%, respectively, of our total revenues.

Opening of Mexican Airports to Investment

  Privatization of Mexican Airports

        In February 1998, the Mexican government issued the Investment Guidelines for the Opening of Investment in the Mexican Airport System. Under these guidelines, the Ministry of Communications and Transportation identified 35 of Mexico's 58 principal airports as being suitable for investment. These 35 airports were divided into four groups: the Pacific Group (consisting of our 12 airports), Grupo Aeroportuario del Sureste, or the Southeast Group (consisting of nine airports), Grupo Aeroportuario de la Ciudad de Mexico, D.F., or the Mexico City Group (currently consisting of one airport) and Grupo Aeroportuario del Centro-Norte, or the Central-North Group (consisting of 13 airports). The guidelines generally provide for the airport groups to become open to investment through a two-stage program.

        In the first stage, a series of public bidding processes were conducted to award a minority interest in each airport group (except the Mexico City Group) to a strategic stockholder. In the second stage, all or a portion of the remaining interest in each airport group is proposed to be sold through public offerings in the Mexican and international capital markets. To date, the government has completed the first stage of this process and this global offering represents the second stage of the opening of our airports to investment. In 1998, a 15% interest in the Southeast Group was awarded to a consortium including Copenhagen Airports, A/S, the Danish airport operator, and, in 2000, a 15% interest in the Central-North Group, was awarded to a consortium including Aeroports de Paris, the French airport operator. The Southeast Group conducted the second stage with a global public offering of shares and ADSs in September 2000 and, in March 2005, sold the remaining 11.08% held by the Mexican government in a local public offering of shares in Mexico.

        As a result of the opening of Mexico's airports to investment, we and our subsidiaries are no longer subject to the Mexican regulations applicable to government wholly owned companies. We believe that this provides us greater flexibility to develop and implement our business strategy and to respond to potential business opportunities.

Investment by AMP

        In 1999, as part of the first stage in the process of opening Mexico's airports to investment, the Mexican government sold a 15% equity interest in us to AMP, pursuant to a public bidding process. This offering is the second stage of the process of the opening of our airports to private investment.

        The following are AMP's current stockholders:

  •
  AENA, owns 25.5% of AMP. AENA is a wholly owned subsidiary of Aeropuertos Espanoles y Navegacion Aerea, a Spanish state-owned company that manages all airport operations in Spain. Aeropuertos Espanoles y Navegacion Aerea operates 47 airports in Spain, handling approximately 166 million total passengers in Spain in 2004, making it one of the largest airport operators in the world. Pursuant to the privatization guidelines published by the Mexican government during the first phase of our privatization, requiring our strategic stockholder to have, among other qualifications, an operating partner and a Mexican partner, AENA is one of AMP's two key partners, acting as its operating partner. In addition to its investment in AMP, AENA also directly manages four other airports in Latin America. In addition, AENA owns 10.0% of Airport Concessions and Development Limited, which owns a British airport company that operates thirteen airports in Europe, North America and Latin America through ownership, concession or management arrangements. In 2004, AENA had total revenue of approximately U.S.$1.5 billion.

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  Controladora Mexicana owns 25.5% of AMP. Controladora Mexicana is a Mexican joint venture company 50% owned by Pal Aeropuertos, S.A. de C.V., and 50% owned by Promotora Aeronautica del Pacifico, S.A. de C.V. Pal Aeropuertos, S.A. de C.V. is a Mexican special purpose vehicle owned by Eduardo Sanchez Navarro Redo, an individual Mexican investor with substantial interests in Mexican real estate. Promotora Aeronautica del Pacifico, S.A. de C.V. is a Mexican special purpose vehicle owned by Laura Diez Barroso Azcarraga and her husband, Carlos Laviada Ocejo. Mrs. Diez Barroso has extensive experience in the magazine publishing industry and currently serves on the boards of directors of Telefonos de Mexico, S.A. de C.V., Grupo Financiero Inbursa S.A. and Royal Caribbean Cruises Ltd. Mr. Laviada Ocejo, an individual Mexican investor with substantial interests in real estate development and automobile dealerships in Mexico City, currently serves on the board of directors of Toyota Mexico Dealers A.C. Pursuant to the privatization guidelines discussed above, Controladora Mexicana is AMP's second key partner, acting as its Mexican partner. Controladora Mexicana recently acquired its interest in AMP from Pacifico Noroeste, which is no longer a shareholder of AMP. The Mexican antitrust authorities have conditioned their recent approval of this sale on the disposition by the shareholders of Controladora Mexicana of any direct or indirect equity interest they hold in Grupo Mexicana, the owner of Mexicana and Click airlines, or its subsidiaries. See "Principal Stockholders and Selling Stockholders."

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  DCA, a subsidiary of Actividades de Construcciones y Servicios, S.A., owns 34.42% of AMP. Actividades de Construcciones y Servicios, S.A. is one of Europe's major construction companies and an operator of various infrastructure projects under concessions in industries including airports, trains, toll roads, ports and car parking on four continents. Actividades de Construccion y Servicios, S.A. is the largest operator of concessions in Latin America and one of the largest operators of concessions (based on number of concessions) in the world. In July 2005, Actividades de Construccion y Servicios, S.A. acquired 22.073% of Grupo Union FENOSA, S.A, the majority shareholder of Inversora, and Actividades de Construccion y Servicios, S.A. recently acquired an additional 6.26% stake in Grupo Union FENOSA, S.A. Actividades de Construccion y Servicios, S.A. also owns 24.83% of Abertis Infraestructuras, S.A., the majority shareholder of Airport Concessions and Development Limited. Actividades de Construccion y Servicios, S.A. is

    listed on the Madrid Stock Exchange and had a market capitalization of €8.7 billion as of December 5, 2005.

  •
  Inversora owns 14.58% of AMP. Inversora is a Mexican company controlled by Grupo Union FENOSA S.A., a Spanish energy utility company with a strong international presence of approximately 24,000 employees in 28 countries and four continents. The company is involved in the generation, transmission, distribution and marketing of energy, in telecommunications and in professional services. Grupo Union FENOSA S.A.'s largest shareholder is Actividades de Construccion y Servicios, S.A., the parent corporation of DCA. Grupo Union FENOSA S.A. is listed on the Madrid Stock Exchange and had a market capitalization of €9.8 billion as of December 5, 2005.

        The shareholders of AMP have advised us that they expect to carry out certain transfers of their equity interests in AMP such that each of AENA, Controladora Mexicana and DCA will become the owner of a 33.33% interest in AMP. Upon consummation of these transfers, Inversora (and, indirectly, Grupo Union FENOSA, S.A.) would cease to have any interest in AMP. We can provide no assurance as to whether these potential transfers will occur or when they might occur. It is likely that if these transfers do occur, the remaining three shareholders of AMP will execute an amended shareholders' agreement to allocate governance rights among themselves.

        In 1999, AMP paid the Mexican government a total of Ps. 2,453.4 million (nominal pesos, excluding interest) (U.S. $261 million based on the exchange rates in effect on the dates of payment) in exchange for:

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  All of our Series BB shares, representing 15% of our outstanding capital stock;

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  an option to subscribe for up to 5% of newly issued Series B shares; and

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  the right and obligation to enter into various agreements with us and the Mexican government, including a participation agreement setting forth the rights and obligations of each of the parties involved in the privatization, including AMP, a 15-year technical assistance agreement setting forth AMP's right and obligation to provide technical assistance to us in exchange for an annual fee and a shareholders' agreement under terms established during the public bidding process. These agreements are described in greater detail under "Principal Stockholders and Selling Stockholder" and "Related Party Transactions."

        Under the technical assistance agreement, AMP provides management and consulting services and transfers industry expertise and technology to us in exchange for a fee. In 2004, this fee amounted to Ps. 75.5 million (U.S. $7 million). This agreement is more fully described in "Related Party Transactions." The agreement provides us an exclusive license in Mexico to use all technical assistance and expertise transferred to us by AMP or its stockholders during the term of the agreement. The agreement has an initial term of approximately 15 years beginning November 11, 1999 and expiring on the date of the expiration of the participation agreement, or August 25, 2014. The agreement automatically renews for successive five-year terms unless one party provides the other a notice of termination at least 60 days prior to a scheduled expiration date. A decision by us not to renew the technical assistance agreement is subject to the approval of 51% of our Series B stockholders. A party may terminate the technical assistance agreement prior to its expiration date upon non-compliance with its terms by the other party. AMP provides us assistance in various areas, including development of our commercial activities, preparation of marketing studies focusing on increasing passenger traffic, assistance with the preparation of the master development programs that we are required to submit to the Ministry of Communications and Transportation and the improvement of our airport operations.

        The technical assistance fee for 2000 and 2001 was fixed at U.S. $7.0 million (adjusted annually for U.S. inflation since August 25, 2000). Subsequent to January 1, 2002, the technical assistance fee is equal to the greater of U.S. $4.0 million adjusted annually for inflation since August 25, 2000

(measured by the U.S. consumer price index) or 5% of our annual consolidated operating income (calculated prior to deducting the technical assistance fee and depreciation and amortization and in each case determined in accordance with Mexican GAAP). We believe that this structure creates an incentive for AMP to increase our annual consolidated earnings. AMP is also entitled to reimbursement for the out-of-pocket expenses it incurs in its provision of services under the agreement.

        The technical assistance agreement allows AMP, its stockholders and their affiliates to render additional services to us only if our Acquisitions and Contracts Committee determines that these related persons have submitted the most favorable bid in a public bidding process involving at least three unrelated parties. For a description of this committee, see "Management—Committees."

        Pursuant to our bylaws, AMP (as holder of our Series BB shares) has the right to appoint and remove our chief executive officer, our chief financial officer, our chief operating officer and our commercial director, to elect four members of our board of directors and to designate 20% of the members of each board committee (or one member of any committee consisting of fewer than five members). AMP (as holder of our Series BB shares) also has the right pursuant to our bylaws to veto certain actions requiring approval of our stockholders (including the payment of dividends, the amendment of our bylaws and the amendment of its right to appoint certain members of our senior management). These rights are not subject to the technical assistance agreement and the participation agreement remaining in effect. If at any time before August 25, 2014 AMP were to hold less than 7.65% of our capital stock in the form of Series BB shares, it would lose its veto rights (but its other special rights would be unaffected). If at any time after August 25, 2014 AMP were to hold less than 7.65% of our capital stock in the form of Series BB shares, such shares must be converted into Series B shares, which would cause AMP to lose all of its special rights. In addition, shareholders of AMP have allocated among themselves certain veto rights relating to the exercise by AMP of its veto and other rights, which increases the risk of impasse at the shareholders meeting of AMP and ultimately at our shareholders meetings.

        Our bylaws, the participation agreement and the technical assistance agreement also contain certain provisions designed to avoid conflicts of interest between AMP and us, such as approval of certain related party transactions by designated committees. The rights of AMP in our management are explained in "Management—Committees," "Description of Capital Stock" and "Principal Stockholders and Selling Stockholders." AMP's stockholders have entered into an agreement regarding the exercise of AMP's rights and performance of its obligations under our bylaws, the participation agreement, the technical assistance agreement and the option agreement. The AMP shareholders' agreement is described in "Principal Stockholders and Selling Stockholder."

        Our bylaws and certain of the agreements executed in connection with the privatization process provide that AMP could not transfer any of its Series BB shares before August 25, 2004. From the end of this no-sale period and thereafter, AMP may transfer up to 49% of its Series BB shares without restriction. After August 25, 2009, AMP may additionally sell in any year up to 20% of its remaining 51% ownership interest in us represented by Series BB shares. Our bylaws provide that, subject to certain exceptions, Series BB shares must be converted into Series B shares prior to transfer. For a more detailed discussion of AMP's rights to transfer its stock, see "Description of Capital Stock—Registration and Transfer."

  AMP Shares in Bancomext Trust

        As required under the participation agreement entered into in connection with the Mexican government's sale of our Series BB shares to AMP, AMP has transferred its Series BB shares to a trust, the trustee of which is Banco Nacional de Comercio Exterior, S.N.C., or Bancomext. For a description of this trust, see "Principal Stockholders and Selling Stockholder."

        Pursuant to the terms of the trust, AMP may direct the trustee to vote only shares representing up to 10% of our capital stock. Any shares in excess of 10% are voted by the trustee in accordance with the vote of the majority of Series B shares. The trust does not affect the veto and other special rights granted to the holders of Series BB shares described in "Description of Capital Stock."

  Remaining Shares in NAFIN Trust

        The remaining 85% of our outstanding capital stock was transferred on August 25, 1999 by the Mexican government to a Mexican trust established by Nacional Financiera, S.N.C., or NAFIN, a Mexican national credit institution and development bank owned and controlled by the Mexican government. NAFIN also is acting as trustee of this trust pursuant to the instructions of the Ministry of Communications and Transportation. This trust is the selling stockholder in this global offering. The net proceeds from the sale of shares held by the selling stockholder are payable to the Mexican government. For a description of this trust and the shareholders' agreement between AMP and the selling stockholder, see "Principal Stockholders and Selling Stockholder."

Our Sources of Revenue

Aeronautical Services

        Aeronautical services represent the most significant source of our revenues. In 2004 and the first nine months of 2005, aeronautical services revenues represented approximately 82.4% and 81.6%, respectively, of our total revenues. All of our revenues from aeronautical services are regulated under the dual-till price regulation system applicable to our airports.

        Our revenues from aeronautical services are derived principally from the charges listed below. Aeronautical services revenues are principally dependent on the following factors: passenger traffic volume, the number of air traffic movements, the weight of the aircraft, the duration of an aircraft's stay at the airport and the time of day the aircraft operates at the airport.

  Passenger Charges

        We earn a passenger charge for each departing passenger on an aircraft (other than diplomats, infants and transfer and transit passengers). We do not collect passenger charges from arriving passengers. Passenger charges are automatically included in the cost of a passenger's ticket and we issue invoices for those charges to each airline on a weekly basis and we record an account receivable for the invoice corresponding to a flight during the actual month of the flight.

        Pursuant to our agreement with our principal airline customers signed in 2003 and renewed in March 2005, our principal airline customers are required to pay us no later than 152 days after our invoice delivery date. In 2004 and in the first nine months of 2005, on a weighted average basis, we generally have received payment within 91 to 130 days and 77 to 88 days, respectively. The actual term for payment is dependent upon interest rates on short-term Mexican treasury bills, or Cetes, with longer payment periods during periods of lower interest rates (within a defined range).

        Since April 1999 and until January 2000, passenger charges increased by 1% monthly for all domestic passengers departing from any of our 12 airports. In October 2000 passenger charges increased by 5% for domestic passengers departing from our La Paz, Tijuana, Puerto Vallarta, Los Cabos and Los Mochis International Airports. In June 2001, both domestic and international passenger charges increased by amounts ranging from 15% to 24% for all passengers departing from our Guadalajara, Puerto Vallarta, Los Cabos, Hermosillo, Bajio, La Paz and Los Mochis International Airports. In August 2003 our international passenger charges increased by amounts ranging from 9% to 26%, when we increased the domestic passenger charges in all of our airports (with the exceptions of Aguascalientes, Manzanillo, Puerto Vallarta and Los Cabos International Airports) in exchange for a reduction in our prices for other aeronautical services, pursuant to the agreement reached with our principal airline customers, which expired at year-end 2004. In August 2003, in the case of Puerto Vallarta and Los Cabos, we reduced domestic passenger charges by 12% because we increased the international passenger charges by 9% and 18% respectively, pursuant to an agreement signed with our principal airlines consumers. In mid-2004, we increased passenger charges by amounts ranging from 3% to 8% for both domestic and international passengers. In March 2005, we renewed an agreement with these customers that expires at year-end 2006. Although the Ministry of Communications and Transportation may authorize an increase in our maximum rates, we must negotiate with our principal airline customers the specific rates applicable to each aeronautical activity. As a result, we may not be able to implement increases up to the amount of these maximum rates. See "Risk Factors—Risks Related to Our Operations."

        International passenger charges are currently dollar-denominated, but are collected in pesos based on the average exchange rate during the month prior to the flight. Domestic passenger charges are peso-denominated. In 2004 and the first nine months of 2005, passenger charges represented approximately 78.7% and 80.9%, respectively, of our aeronautical services revenues and approximately 64.9% and 66.0%, respectively, of our total revenues. Passenger charges vary at each of our airports and based on the destination of each flight. Passenger charges for international flights are denominated in U.S. dollars and the value of our revenues from those charges is therefore affected by fluctuations in the value of the U.S. dollar as compared to the peso.

  Aircraft Landing Charges

        We collect landing charges from carriers for their use of our runways, illumination systems on the runways and other visual landing assistance services. Our landing charges are different for each of our airports and are based on each landing aircraft's weight (determined as an average of the aircraft's weight without fuel and maximum takeoff weight), the time of the landing, the origin of the flight and the nationality of the airline or client. In 2004 and the first nine months of 2005, these charges represented approximately 6.6% and 5.8%, respectively, of our aeronautical services revenues and approximately 5.4% and 4.8%, respectively, of our total revenues.

  Aircraft Parking, Boarding and Unloading Charges

        We collect various charges from carriers for the use of our facilities by their aircraft and passengers after landing. We collect aircraft parking charges based on the time an aircraft is at an airport's gate or parking position. Each of these charges varies based on the time of day or night that the relevant service is provided (with higher fees generally charged during peak usage periods and at night), the aircraft's maximum takeoff weight, the origin and destination of the flight and the nationality of the airline or client. We collect aircraft parking charges the entire time an aircraft is on our aprons.

  Aircraft Long-Term Parking Charges

        We collect charges from our carriers for the long-term use of facilities at our airports for aircraft long-term parking that does not involve the loading or unloading of passengers or cargo. These charges are based on the time of day or night the aircraft is parked at our facilities, the length of time the aircraft is parked at our facilities and the nationality of the airline or client. Together with our aircraft parking, boarding and unloading charges described above, in 2004 and the first nine months of 2005, these charges represented approximately 5.6% and 5.0%, respectively, of our aeronautical services revenues and 4.6% and 4.1%, respectively, of our total revenues.

  Passenger Walkway Charges

        Airlines are also assessed charges for the connection of their aircraft to our terminals through a passenger walkway and for the transportation of passengers between terminals and aircraft via mini-buses and other vehicles. Until March 2005, these charges were based on the amount of time each service is used, the number of these services used, the time of day the services are used, the origin and destination of the flight and the nationality of the airline or client. Since April 1, 2005, charges for use of passenger walkways continue to be assessed as described above, but charges for the transportation of customers between terminals and aircraft via mini-buses and other vehicles are determined based on the number of trips taken between the terminal and the aircraft. Passenger walkways are only available at our Guadalajara, Tijuana, Puerto Vallarta and Bajio International Airports. In 2004 and the first nine months of 2005, these charges represented approximately 1.2% and 1.1%, respectively, of our aeronautical services revenues and approximately 1.0% and 0.9%, respectively, of our total revenues.

  Airport Security Charges

        We also assess an airport security charge, which is collected from each airline, based on the number of its departing terminal passengers (excluding infants, diplomats and transit passengers), for use of our X-ray equipment, metal detectors and other security equipment and personnel. These charges are based on the time of day the services are used, the number of departing passengers and the destination of the flight. We provide airport security services at our airports directly. In 2004 and the first nine months of 2005, these charges represented approximately 1.4% of our aeronautical services revenues and approximately 1.1% of our total revenues.

        The General Office of Civil Aviation, Mexico's federal authority on aviation, and the Office of Public Security issue guidelines for airport security in Mexico. In response to the September 11, 2001 terrorist attacks in the United States, we have taken additional steps to increase security at our airports. At the request of the Federal Aviation Authority of the United States, the General Office of Civil Aviation issued directives in October 2001 establishing new rules and procedures to be adopted at our airports. Under these directives, these rules and procedures were to be implemented immediately and for an indefinite period of time.

        To comply with these directives, we have reinforced our security by:

  •
  adding security personnel, some of which is contracted with third-party providers;

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  updating and amending our emergency security and contingency plans and the responsibilities of security personnel relating thereto;

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  establishing security supervision committees at each of our airports;

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  increasing the sensitivity and technology of metal detectors and introducing new procedures for x-ray inspection of luggage and screening for explosives;

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  increasing and improving the training of security personnel;

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  coordinating security measures and emergency plans with operators of complementary and commercial services at our airports;

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  implementing a higher security employee identification system;

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  hiring third-party providers of security equipment installation services;

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  establishing security review procedures at all of our airports; and

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  installing a closed-circuit television security monitoring system at our Guadalajara International Airport, with plans to install similar systems at our Tijuana International Airport and our Puerto Vallarta International Airport.

        Several of our airline customers have also contributed to the enhanced security at our airports as they have adopted new procedures and rules issued by the General Office of Civil Aviation applicable to airlines. Some measures adopted by the airlines include adding more points for verification of passenger identification, inspecting luggage prior to check-in and reinforcing controls over access to airplanes by various service providers (such as baggage handlers and food service providers).

        Beginning in 2006, we also assess a new airport security surcharge, subject to price regulation under our maximum rates, to offset the costs of new baggage screening equipment that we will be required to purchase and operate in order to comply with a newly implemented baggage screening process mandated by the General Office of Civil Aviation.

  Complementary Services

        At each of our airports, we earn revenues from charging access and other fees from third-party providers of baggage handling services, catering services, aircraft maintenance and repair and fuel at our airports. These access fees are included in the revenues that are regulated under our dual-till price regulation system and are determined for each third-party service provider based on a percentage of their total revenues. In 2004 and the first nine months of 2005, revenues from these access fees represented approximately 1.6% and 1.5%, respectively, of our total revenues. We currently maintain contracts with nine companies that provide the majority of these complementary services at our 12 airports.

        Under the Mexican Airport Law, we are required to provide complementary services at each of our airports if there is no third party providing such services. For example, SEAT, which is controlled by Aeromexico and Mexicana through a joint venture, currently provides the majority of the baggage handling services at our airports. If the third parties currently providing these services cease to do so, we will be required to provide these services or find a third party to provide such services.

        The Mexican Airport and Auxiliary Services Agency maintains an exclusive contract to sell fuel at all of our airports and we charge the Mexican Airport and Auxiliary Services Agency a nominal access fee. The Mexican Airport and Auxiliary Services Agency in turn is required to purchase all of its fuel from Petroleos Mexicanos, or PEMEX. In the event that the Mexican government privatizes fuel supply activities in the future, the terms of our concessions provide that it will do so through a competitive bidding process.

  Leasing of Space to Airlines

        In addition, we derive regulated revenue from leasing space in our airports to airlines that is necessary for their operations, such as ticket counters, monitors and back offices.

  Cargo Handling

        In 2004 and the first nine months of 2005, our 12 airports handled approximately 145.0 thousand metric tons of cargo and 104.2 thousand metric tons of cargo, respectively. Guadalajara International Airport represents the most significant portion of our cargo volume, accounting for approximately 71.4% of the cargo handled by our 12 airports in 2004. Increases in our cargo volume are beneficial to us for purposes of the maximum rate calculations, as cargo increases the number of our workload units.

        Cargo-related revenues include revenues from the leasing of space in our airports to handling agents and shippers, landing fees for each arriving aircraft carrying cargo and a portion of the revenues derived from other complementary services for each workload unit of cargo. Cargo-related revenue is largely regulated and therefore subject to maximum rates applicable to regulated revenue sources.

        Revenues from cargo handling in our airports historically have represented a negligible portion of our total revenues, but we believe that Mexico has significant potential for growth in the volume of cargo transported by air. The Ministry of Communications and Transportation estimates that less than 0.1% of the cargo transported in Mexico in 2004 was transported by air, which we believe to be substantially lower than the comparable percentage in many other countries. A substantial portion of cargo originating in the United States and destined for Latin America is currently handled in the Miami and Los Angeles International Airports, and we believe that a portion of this cargo could instead be routed more efficiently through our Guadalajara International Airport or our Tijuana International Airport.

        The domestic cargo center in our Guadalajara International Airport is not included within the scope of that airport's concession and is currently operated by a third party under a license from the Ministry of Finance and Public Credit. As part of our business strategy, we are planning to develop a new competing international cargo center in our Guadalajara International Airport. To date, we have completed the expansion of related infrastructure in the airport to accommodate increased cargo handling and have built a portion of the cargo center's infrastructure.

        In our Tijuana International Airport, we are in the process of converting a 14,700 square meter hangar for use as a cargo center that will be able to accommodate three aircraft.

        Additionally, we have conducted marketing studies to determine the potential revenues that may be generated from cargo-related activities at our Hermosillo International Airport and our Aguascalientes International Airport.

  Permanent Ground Transportation

        We receive revenues from ground transportation vehicles and taxi companies who pay an access fee to operate on our airports' premises. Our revenues from providers of ground transport services deemed "permanent" under applicable Mexican law, such as access fees charged to taxis, are subject to price regulation.

Non-aeronautical Services

  General

        Non-aeronautical services historically have generated a significantly smaller portion of our revenues as compared to aeronautical services, although the contribution to our total revenues from non-aeronautical services has increased in recent years from approximately 11.4% in 2002 to approximately 18.4% in the first nine months of 2005. We estimate that this contribution will continue to increase as we focus increasingly on investment in commercial activities. Our revenues from non-aeronautical services are principally derived from commercial activities.

        None of our revenues from non-aeronautical services are regulated under our dual-till price regulation system.

  Revenues from Commercial Activities

        Leading privatized airports typically generate a significant portion of their revenues from commercial activities. An airport's revenues from commercial activities are largely dependent on passenger traffic, its passengers' level of spending, its terminal design, the mix of commercial tenants and how fees are charged to businesses operating in the commercial area of the airport. Revenues from commercial activities depend substantially on the percentage of traffic represented by international passengers, who tend to spend greater amounts at our airports, particularly on duty free items. The contribution to our total revenues of our commercial activities has increased significantly, from approximately 10.8% in 2002 to approximately 17.6% in the first nine months of 2005.

        We currently directly operate the following types of commercial activities in each of our airports:

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  Parking facilities—Our concessions provide us the right to operate the car parking facilities at all of our airports with the exception of our Tijuana International Airport. We indirectly operate the car parking facilities at our Guadalajara International Airport through a third party contracted by us and earn 75% of the revenues from car parking at that airport (in comparison to 100% at the ten other airports where we operate the car parking facilities directly). The parking facilities at our Tijuana International Airport are currently operated by a third-party provider pursuant to a long-term lease granted to the third party by our predecessor prior to the granting of our concessions. Since August 2001, we have acquired the right to operate the parking facilities at seven of our airports that were previously operated by third-party providers. Revenues from parking facilities at our airports currently are not regulated under our maximum rates, although they could become regulated upon a finding by the Mexican Antitrust Commission that there are no competing alternatives for such parking.

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  Leasing of space—Revenues that we derive from leasing of space in our terminals to airlines and complementary service providers for certain non-essential activities such as first class/VIP lounges are not subject to price regulation under our maximum rates and are classified by us as non-aeronautical commercial activities.

  •
  Car rentals—We have recently remodeled the areas used by car rental agencies to whom we lease space at our airports and have sought to bring in a greater percentage of internationally known name-brand car rental providers.

  •
  Food and beverage services—In recent years we have completed "clean up" projects with respect to our restaurant and bar leases, in order to bring in providers with recognizable brand names more likely to increase consumer traffic in our commercial areas. We have completed these projects at our Guadalajara, Puerto Vallarta, Los Cabos, Bajio, Aguascalientes, Morelia, Hermosillo, La Paz and Manzanillo International Airports. We intend to implement similar projects at the remainder of our airports, beginning with our Tijuana International Airport.

  •
  Retail stores—In recent years we have completed renovation projects to improve the product mix of retail stores in the commercial areas at our Guadalajara, Puerto Vallarta, Los Cabos, Bajio, Tijuana, Manzanillo, Morelia and La Paz International Airports. We intend to implement similar projects at the remainder of our airports, beginning with our Hermosillo International Airport.

  •
  Duty free stores—We currently have duty free stores at four of our 12 airports. These stores are most lucrative at our Puerto Vallarta, Los Cabos and Guadalajara airports, where we have a greater number of international passengers. Since 2002, we have opened new duty free stores at our Guadalajara, Los Cabos, Puerto Vallarta and Bajio International Airports that are larger and better located than the duty free stores previously existing at those airports.

  •
  Advertising—We recently entered into a contract with the leading advertising agency in Mexico, pursuant to which we have developed a greater number of and more strategically located billboards and other advertising space at our airports.

  •
  Communications—We have consolidated all of the telephone and Internet service at our airports with one provider and are currently installing wireless Internet service at six of our airports.

  •
  Financial services—We have recently expanded and modernized the space we lease to financial services providers such as currency exchange bureaus and have additionally improved our contracts with several of the financial services providers at our airports to provide for access fees based on a percentage of the revenues recorded by those providers rather than fixed yearly fees.

  •
  Ground transportation—Our revenues from providers of ground transportation services deemed "non-permanent" under applicable Mexican law, such as access fees charged to charter buses,

    are not subject to price regulation under our maximum rates and are classified by us as non-aeronautical commercial activities.

  •
  Time-Share Marketing and Sales—We receive revenues from time-share developers to whom we rent space in our airports for the purpose of marketing and sales of time-share units.

        Domestic passengers represented approximately 65.2% and 60.3% of our terminal passenger traffic in 2004 and the first nine months of 2005, respectively. In addition, we estimate that a significant minority of our international passengers are lower-income Mexicans traveling to or from the United States. We believe that the spending habits of these Mexican international passengers are more similar to the spending habits of our domestic passengers, who generally purchase fewer products than other international passengers.

  Recent Expansion and Development of Commercial Areas

        Leading privatized airports typically generate a greater portion of their revenues from commercial activities than we currently do. We estimate that, prior to 2002, revenues from commercial activities in our airports generally accounted for less than 12% of the total revenues generated by our airports. In contrast, we believe that revenues from commercial activities account for up to 40% or more of the consolidated revenues of many leading privatized airports. While we expect aeronautical revenues to continue to represent a substantial majority of our future revenues, we expect that the future growth of our revenues from commercial activities will exceed the growth of our aeronautical revenues. As the main part of our business strategy, since we took over control of our airports, we have made it a priority to increase our revenues from commercial activities in our airports, from a combination of:

  •
  Expanding the space available in our airport terminals allocated to commercial activities.

        In order to increase our revenues from commercial activities, we have expanded and redesigned the layout of certain terminals in our airports to allow for the inclusion of more commercial businesses, as well as to redirect the flow of passengers through our airports so as to increase their exposure to the commercial businesses operating in our airports. In 2002 and 2003 we expanded the commercial areas in our airports in Guadalajara (by 3,000 square meters), Tijuana (by 1,750 square meters), Los Cabos (by 725 square meters), La Paz (by 600 square meters), Bajio (by 425 square meters), Morelia (by 300 square meters) and Hermosillo (by 300 square meters). In 2004, we expanded the commercial areas in our airports at Puerto Vallarta and Guadalajara (by 2,500 square meters each). In 2005, we have further expanded commercial areas at our airports and we expect to complete a project to expand commercial areas at our Puerto Vallarta International Airport by 1,371 square meters during the first three months of 2006.

  •
  Renegotiating agreements with terminal tenants to be more consistent with market practice.

        We have also begun to improve our lease arrangements with existing tenants by adopting a new type of contract that provides for royalty payments based on a percentage of revenues, subject to a minimum fixed amount, in place of the square-footage-based leases that we have used historically. We estimate that approximately 60% of our agreements for the lease of commercial space, representing approximately 88% of our current commercial revenue, are suitable for royalty-based leasing arrangements, based on the nature of our tenants' operations. At September 30, 2005, the substantial majority of that eligible portion consisted of royalty-based leasing arrangements, and revenues under those agreements accounted for approximately 64% of our total commercial revenues. In 2001, less than 5% of our lease contracts provided for royalty payments.

  •
  Recovering the rights to several retail and car parking businesses at our airports previously operated by third parties.

        Prior to 1999, our predecessor entered into several contracts with third-party operators to develop new space and modernize existing space at our 12 airports. Several of these contracts were long-term lease agreements pursuant to which the third-party service provider, in exchange for assuming all risks during the construction and modernization phase of each development project, acquired the exclusive right to operate the new commercial areas once developed. Many of the most lucrative commercial areas within our principal airports were leased by our predecessor to third parties on a long-term basis. In some cases these long-term leases also gave the third-party operator the right to operate not only commercial activities, but also passenger walkways, transportation and other activities in the commercial areas subject to the lease. We acquired our concessions from our predecessor subject to these long-term lease obligations and have sought to recover the third parties' lease rights so that we may sublet these areas directly and earn rental or royalty revenues from the commercial activities carried out in these areas. In recent years we have recovered, by compensating leaseholders for early termination of their leases, several significant leases previously held by third parties who managed our commercial areas and received all revenues from the operations in those areas. We now manage several of those areas directly and have thereby increased our revenues from commercial activities. Our most significant recent recoveries of long-term leases include the following:

  •
  On June 1, 2000, we recovered the right to operate the entire FBO terminal and much of the commercial space in the charter terminal at our Los Cabos International Airport for U.S. $35.5 million (including certain related assets).

  •
  Effective November 12, 2002, we entered into an agreement with Ruber, S.A. de C.V. to recover the right to operate the most lucrative commercial space in the departure area at our Tijuana International Airport for U.S. $1.5 million.

  •
  On May 31, 2004, we entered into an agreement with Grupo Aeroplazas, S.A. de C.V., or Aeroplazas, to recover the right to operate the commercial space and to collect access fees from certain service providers at our Puerto Vallarta International Airport for U.S. $26.6 million. The rights to operate commercial space under this lease were previously scheduled to expire between 2010 and 2011 and granted Aeroplazas the right to operate virtually all of the commercial activities (including stores and office space) as well as passenger taxis and airbridges within these areas. Pursuant to this repurchase, as of June 1, 2004 in our Puerto Vallarta International Airport we now directly operate all of the commercial space in the terminal, the passenger walkways, mini-buses and other vehicles used to transport passengers between aircraft and the terminal and the right to collect access fees from permanent and non-permanent grand transportation operating at the terminal.

  •
  On May 31, 2004, we also entered into an agreement with Aerolocales de Mexico, S.A. de C.V., or Aerolocales, an affiliate of Aeroplazas, to recover the right to operate the most lucrative commercial space in the domestic terminal at our Guadalajara International Airport previously governed by a long-term lease agreement for U.S. $7.8 million. The rights to operate commercial space under this lease were previously scheduled to expire in 2010. Pursuant to this agreement, in our Guadalajara International Airport we acquired the right to operate over 2,550 square meters of commercial space, including the commercial space located in the hallway leading to the gate area for domestic flights, the majority of the commercial space in the gate area itself and the commercial space connecting the airport to the airport hotel that previously were operated by Aerolocales.

        Our recovery of the rights to operate the commercial spaces under long-term leases at our Guadalajara International Airport and our Puerto Vallarta International Airport cost us an aggregate amount of approximately U.S. $34.4 million. The lease recovery agreement for rights to operate commercial space at our Guadalajara International Airport does not include the rights associated with the development and operation of a hotel adjacent to our Guadalajara International Airport. These development and operation rights are owned by Coco Club Hoteles y Moradas de Mexico, S.A. de C.V., or Coco Club, who owned the original long-term leases at our Guadalajara International Airport, but had transferred all of the rights to operate commercial space under its long-term leases with the exception of the hotel to Aerolocales. Following our recovery of the leases described above, there are only two material commercial activities at our airports that remain subject to third-party leases in which we receive nominal or no revenue:

  •
  Hotel at Guadalajara International Airport. Coco Club was granted the right by the Mexican Airport and Auxiliary Services Agency to operate the following commercial space at our Guadalajara International Airport in exchange for the construction and remodeling of certain commercial areas and infrastructure in the airport: the commercial space located in the hallway leading to the gate area for domestic flights, the majority of the commercial space in the gate area itself and the commercial space connecting the airport to the airport hotel.

  •
  In September 1998, Coco Club transferred these developed commercial areas to Aerolocales, but maintained all of the rights associated with the right to operate a hotel at our Guadalajara International Airport for a period of 15 years from March 1993 in exchange for its obligation to construct such hotel. We recovered the right to operate the commercial areas previously operated by Aerolocales in May 2004, as described above. Coco Club has the right to renew the contract and continue operating the hotel for another 15-year period from March 2008.

  •
  Car parking at Tijuana International Airport. Constructora Comar, S.A. de C.V., or Comar, was granted the right by the Mexican Airport and Auxiliary Services Agency to construct and operate five-floor parking facilities within our Tijuana International Airport. This lease is currently scheduled to expire in 2006. Pursuant to the terms of our concession to operate the Tijuana International Airport, all improvements made by Comar will become our property upon expiration of the lease, at no material cost to us.

Our Airports

        In 2004 and the first nine months of 2005, our airports served a total of approximately 17.5 million and 14.3 million terminal passengers, respectively. Our two principal airports servicing major metropolitan areas, Guadalajara International Airport and Tijuana International Airport, together accounted for approximately 50.2% and 47.7% of our terminal passenger traffic in 2004 and the first nine months of 2005, respectively. Puerto Vallarta International Airport and Los Cabos International Airport, our main airports servicing the most popular tourist destinations in our group, together accounted for approximately 23.4% and 27.0% of our terminal passenger traffic in 2004 and the first nine months of 2005, respectively. Hermosillo International Airport, our largest airport serving a mid-sized city, accounted for approximately 7.0% and 6.4% of our terminal passenger traffic in 2004 and the first nine months of 2005, respectively. All of our airports are designated as international airports under applicable Mexican law, meaning that they are equipped to receive international flights and maintain customs and immigration facilities operated by the Mexican government.

        The following table sets forth the revenues for each of our airports for the years indicated.

Revenues by Airport

	Year ended December 31,						Nine months ended September 30,
	2002		2003		2004		2004		2005
	(thousands of pesos)	(thousands of dollars)(1)	(thousands of pesos)	(thousands of dollars)(1)	(thousands of pesos)	(thousands of dollars)(1)	(thousands of pesos)	(thousands of dollars)(1)	(thousands of pesos)	(thousands of dollars)(1)
Guadalajara	Ps.584,098	$54,128	Ps.648,024	$60,052	Ps.737,700	$68,363	Ps.559,762	$51,873	Ps.603,671	$55,942
Tijuana	253,987	23,537	285,694	26,475	303,474	28,123	223,969	20,755	241,454	22,375
Puerto Vallarta	220,598	20,443	234,308	21,713	310,317	28,757	231,560	21,459	301,577	27,947
Los Cabos	240,114	22,251	271,953	25,202	312,615	28,970	237,700	22,028	315,887	29,273
Hermosillo	98,749	9,151	103,466	9,588	117,757	10,913	88,168	8,171	97,856	9,068
Bajio	104,298	9,665	124,613	11,548	133,536	12,375	103,047	9,549	114,691	10,628
Morelia	55,884	5,179	65,933	6,110	77,363	7,169	58,394	5,411	70,167	6,502
La Paz	49,892	4,623	52,317	4,848	56,496	5,235	42,714	3,958	47,743	4,424
Aguascalientes	34,836	3,228	38,557	3,573	40,512	3,754	31,331	2,903	33,048	3,063
Mexicali	37,984	3,520	48,525	4,497	52,196	4,837	40,081	3,714	41,908	3,884
Los Mochis	21,684	2,009	25,380	2,352	25,242	2,339	19,635	1,820	18,342	1,700
Manzanillo	19,199	1,779	21,330	1,977	23,164	2,147	17,308	1,604	23,141	2,144

Total	Ps.1,721,323	$159,513	Ps.1,920,103	$177,935	Ps.2,190,373	$202,982	Ps.1,653,671	$153,245	Ps.1,909,485	$176,952

(1)
Translated into dollars at the rate of Ps. 10.791 per U.S. dollar, the Federal Reserve noon buying rate on September 30, 2005.

        The following table sets forth the approximate contribution to our total revenues of our six largest airports for the years indicated.

Revenue Contribution by Airport

				Nine months ended September 30,
	Year ended December 31,
Airport
	2002	2003	2004	2004	2005
Guadalajara	33.9%	33.7%	33.7%	33.8%	31.6%
Tijuana	14.8	14.9	13.9	13.5	12.6
San Jose del Cabo	13.9	14.2	14.3	14.4	16.5
Puerto Vallarta	12.8	12.2	14.2	14.0	15.8
Bajio	6.1	6.5	6.1	6.2	6.0
Hermosillo	5.7	5.4	5.4	5.3	5.1
Our six other airports	12.8	13.1	12.4	12.7	12.3

Total	100.0%	100.0%	100.0%	100.0%	100.0%

        The following tables set forth the passenger traffic volume for each of our airports for the years indicated:

Passenger Traffic

	Year ended December 31,
	2000			2001			2002			2003			2004
	Terminal(1)	Transit(2)	Total	Terminal(1)	Transit(2)	Total	Terminal(1)	Transit(2)	Total	Terminal(1)	Transit(2)	Total	Terminal(1)	Transit(2)	Total
Total passengers:
Guadalajara	5,185,272	752,078	5,937,350	5,027,707	807,957	5,835,664	4,689,810	687,262	5,377,072	5,058,124	663,532	5,721,656	5,392,108	650,046	6,042,154
Tijuana	3,174,804	35,750	3,210,554	3,237,274	18,400	3,255,674	3,192,707	36,893	3,229,600	3,452,153	27,496	3,479,649	3,392,024	3,200	3,395,224
Puerto Vallarta	2,099,619	42,175	2,141,794	2,142,826	38,402	2,181,228	2,005,209	23,426	2,028,635	2,045,390	17,171	2,062,561	2,279,369	23,603	2,302,972
Los Cabos	1,439,471	73,112	1,512,583	1,405,652	75,136	1,480,788	1,491,661	67,784	1,559,445	1,609,426	63,161	1,672,587	1,827,168	75,135	1,902,303
Hermosillo	1,217,471	217,218	1,434,689	1,191,696	273,462	1,465,158	1,056,480	283,324	1,339,804	1,097,835	259,373	1,357,208	1,216,885	251,520	1,468,405
Bajio	983,580	122,350	1,105,930	967,473	90,057	1,057,530	868,815	95,714	964,529	999,436	71,356	1,070,792	1,045,433	36,926	1,082,359
Morelia	527,811	104,266	632,077	535,148	74,518	609,666	471,712	72,772	544,484	534,431	50,289	584,720	610,305	25,336	635,641
La Paz	469,211	77,532	546,743	447,272	59,127	506,399	416,120	56,663	472,783	419,416	66,754	486,170	437,584	90,430	528,014
Aguascalientes	373,665	64,131	437,796	326,716	80,043	406,759	343,714	51,078	394,792	356,621	35,398	392,019	364,105	29,521	393,626
Mexicali	440,129	18,672	458,801	415,838	8,342	424,180	388,724	435	389,159	465,085	1,236	466,321	536,560	13,756	550,316
Los Mochis	224,644	110,870	335,514	201,012	104,646	305,658	193,274	106,106	299,380	226,707	116,929	343,636	223,953	123,149	347,102
Manzanillo	251,349	19,264	270,613	250,805	16,803	267,608	175,605	9,355	184,960	179,711	7,795	187,506	190,664	9,408	200,072

Total	16,387,026	1,637,418	18,024,444	16,149,419	1,646,893	17,796,312	15,293,831	1,490,812	16,784,643	16,444,335	1,380,490	17,824,825	17,516,158	1,332,030	18,848,188

	2000		2001		2002		2003		2004
	Domestic	International	Domestic	International	Domestic	International	Domestic	International	Domestic	International	Total
Terminal departing passengers:
Guadalajara	1,810,148	847,377	1,745,014	841,545	1,605,662	793,485	1,743,887	836,435	1,783,691	958,728	2,742,419
Tijuana	1,349,087	7,153	1,419,560	7,952	1,434,712	8,489	1,570,630	10,485	1,548,153	9,605	1,557,758
Puerto Vallarta	216,542	835,419	223,812	854,619	206,274	800,394	232,721	795,409	250,005	894,755	1,144,760
Los Cabos	133,218	591,116	128,858	573,819	150,242	598,079	166,538	638,322	170,851	744,484	915,335
Hermosillo	426,766	80,767	433,138	78,271	382,522	57,878	401,291	50,663	445,115	64,258	509,373
Bajio	289,703	206,394	294,499	193,066	268,878	162,597	318,043	185,307	308,655	218,223	526,878
Morelia	179,082	92,922	195,863	90,273	172,975	76,087	184,859	92,185	191,489	125,926	317,415
La Paz	202,318	38,143	201,595	28,201	188,520	25,510	191,995	23,291	199,612	23,835	223,447
Aguascalientes	171,505	21,915	139,792	27,102	147,408	29,461	140,604	38,878	128,230	52,181	180,411
Mexicali	178,066	989	170,531	1,057	158,714	679	196,083	784	218,672	1,544	220,216
Los Mochis	101,926	9,585	90,435	9,313	88,121	7,603	104,984	8,694	102,797	9,145	111,942
Manzanillo	53,834	70,927	47,276	79,196	36,115	52,385	36,543	53,170	37,434	57,649	95,083

Total	5,112,195	2,802,707	5,090,373	2,784,414	4,840,143	2,612,647	5,288,178	2,733,623	5,384,704	3,160,333	8,545,037

	2000		2001		2002		2003		2004
	Domestic	International	Domestic	International	Domestic	International	Domestic	International	Domestic	International	Total
Terminal arriving passengers:
Guadalajara	1,612,352	915,395	1,602,397	838,751	1,512,528	778,135	1,693,051	784,751	1,725,340	924,349	2,649,689
Tijuana	1,817,196	1,368	1,805,487	4,275	1,742,755	6,751	1,864,475	6,563	1,833,615	651	1,834,266
Puerto Vallarta	270,066	777,592	269,668	794,727	255,598	742,943	281,922	735,338	297,440	837,169	1,134,609
Los Cabos	129,786	585,351	127,920	575,055	145,024	598,316	169,284	635,282	182,709	729,124	911,833
Hermosillo	624,720	85,218	609,938	70,349	548,678	67,402	580,600	65,281	634,552	72,960	707,512
Bajio	302,065	185,418	310,219	169,689	306,171	131,169	350,240	145,846	354,342	164,213	518,555
Morelia	142,169	113,638	151,781	97,231	143,711	78,939	181,907	75,480	191,973	100,917	292,890
La Paz	210,622	18,128	207,355	10,121	193,854	8,236	196,585	7,545	204,559	9,578	214,137
Aguascalientes	153,554	26,691	127,295	32,527	135,252	31,593	141,731	35,408	135,533	48,161	183,694
Mexicali	258,892	2,182	243,161	1,089	228,545	786	267,522	696	315,445	899	316,344
Los Mochis	112,651	482	100,980	284	97,313	237	112,831	198	111,601	410	112,011
Manzanillo	55,315	71,273	51,390	72,943	40,056	47,049	41,396	48,602	41,731	53,850	95,581

Total	5,689,388	2,782,736	5,607,591	2,667,041	5,349,485	2,491,556	5,881,544	2,540,990	6,028,840	2,942,281	8,971,121

(1)
Includes arriving and departing passengers as well as transfer passengers (passengers who arrive at our airports on one aircraft and depart on a different aircraft).

(2)
Terminal passengers who arrive at our airports but generally depart without changing aircraft.

	Nine months ended September 30,
	2004			2005
	Terminal(1)	Transit(2)	Total	Terminal(1)	Transit(2)	Total
Total passengers:
Guadalajara	4,058,744	501,625	4,560,369	4,224,409	418,681	4,643,090
Tijuana	2,581,486	2,596	2,584,082	2,612,179	2,827	2,615,006
Puerto Vallarta	1,730,898	16,604	1,747,502	2,046,918	12,078	2,058,996
Los Cabos	1,365,963	56,918	1,422,881	1,828,499	48,647	1,877,146
Hermosillo	915,530	191,741	1,107,271	918,196	153,526	1,071,722
Bajio	783,881	28,486	812,367	837,205	32,725	869,930
Morelia	454,338	20,678	475,016	503,479	17,380	520,859
La Paz	324,235	64,540	388,775	342,719	78,274	420,993
Aguascalientes	276,339	22,258	298,597	274,126	21,549	295,675
Mexicali	415,140	10,597	425,737	418,753	8,801	427,554
Los Mochis	168,026	98,390	266,416	154,371	73,840	228,211
Manzanillo	138,956	6,996	145,952	178,922	6,607	185,529

Total	13,213,536	1,021,429	14,234,965	14,339,776	874,935	15,214,711

	Nine months ended September 30,
	2004			2005
	Domestic	International	Total	Domestic	International	Total
Total departing passengers:
Guadalajara	1,358,315	745,466	2,103,781	1,321,650	865,764	2,187,414
Tijuana	1,133,680	7,183	1,140,863	1,141,578	8,593	1,150,171
Puerto Vallarta	192,051	692,725	884,776	194,944	850,231	1,045,175
Los Cabos	132,430	558,881	691,311	144,232	777,612	921,844
Hermosillo	328,016	46,671	374,687	338,734	43,790	382,524
Bajio	239,301	170,037	409,338	232,050	206,123	438,173
Morelia	151,158	101,327	252,485	146,724	129,101	275,825
La Paz	147,802	17,588	165,390	153,044	21,824	174,868
Aguascalientes	98,561	40,674	139,235	90,562	47,437	137,999
Mexicali	164,551	1,237	165,788	159,772	1,595	161,367
Los Mochis	78,560	6,507	85,067	71,003	7,351	78,354
Manzanillo	27,897	43,645	71,542	40,587	51,119	91,706

Total	4,052,322	2,431,941	6,484,263	4,034,880	3,010,540	7,045,420

	Nine months ended September 30,
	2004			2005
	Domestic	International	Total	Domestic	International	Total
Total arriving passengers:
Guadalajara	1,283,143	671,820	1,954,963	1,273,177	763,818	2,036,995
Tijuana	1,440,073	550	1,440,623	1,461,728	280	1,462,008
Puerto Vallarta	222,733	623,389	846,122	227,784	773,959	1,001,743
Los Cabos	141,386	533,266	674,652	160,112	746,543	906,655
Hermosillo	488,398	52,445	540,843	491,898	43,774	535,672
Bajio	258,485	116,058	374,543	249,762	149,270	399,032
Morelia	136,368	65,485	201,853	125,545	102,109	227,654
La Paz	151,736	7,109	158,845	157,931	9,920	167,851
Aguascalientes	101,883	35,221	137,104	93,791	42,336	136,127
Mexicali	248,669	683	249,352	256,860	526	257,386
Los Mochis	82,651	308	82,959	75,730	287	76,017
Manzanillo	30,308	37,106	67,414	42,629	44,587	87,216

Total	4,585,833	2,143,440	6,729,273	4,616,947	2,677,409	7,294,356

(1)
Includes arriving and departing passengers as well as transfer passengers (passengers who arrive at our airports on one aircraft and depart on a different aircraft).

(2)
Terminal passengers who arrive at our airports but depart without changing aircraft.

        The following table sets forth the air traffic movement capacity of each of our airports for 2004.

Capacity by Airport(1)

Airport	Peak air traffic movements per hour	Runway capacity(2)	Planned runway capacity(3)
Guadalajara	31	34	39
Tijuana	15	30	30
Puerto Vallarta	19	30	30
Los Cabos	17	21	33
Hermosillo	17	28	28
Bajio	9	23	23
Morelia	8	16	16
La Paz	8	19	19
Aguascalientes	6	22	22
Mexicali	6	18	18
Los Mochis	11	19	19
Manzanillo	5	13	13

(1)
2004 figures.

(2)
Air traffic movements per hour.

(3)
Runway capacity expected upon completion of committed investments under our master development programs from 2005 to 2009.

        The following table sets forth the air traffic movements for each of our airports for the years indicated.

Air Traffic Movements by Airport(1)

	Year ended December 31,					Nine months ended September 30,
	2000	2001	2002	2003	2004	2004	2005
Guadalajara	121,464	124,942	118,041	124,063	122,328	90,908	93,015
Tijuana	41,972	42,862	42,178	43,523	43,584	32,240	35,707
Puerto Vallarta	33,808	33,234	32,372	32,517	37,116	27,332	32,488
Los Cabos	22,081	21,981	25,054	26,325	30,750	22,318	28,627
Hermosillo	48,310	47,824	47,467	44,376	44,200	32,853	33,801
Bajio	28,725	25,837	25,117	26,154	26,180	19,143	21,907
Morelia	17,814	18,893	16,996	16,044	16,390	12,098	13,767
La Paz	18,214	21,051	23,382	20,394	19,598	14,594	14,240
Aguascalientes	11,045	11,128	11,146	10,475	11,684	8,882	8,530
Mexicali	12,166	10,761	9,716	10,918	11,640	8,693	8,713
Los Mochis	19,276	21,066	20,058	20,244	19,116	14,713	13,654
Manzanillo	8,386	7,366	6,583	7,046	7,782	5,786	6,092

Total	383,261	386,945	378,110	382,079	390,368	289,560	310,541

(1)
Includes departures and landings.

        The following table sets forth the average number of passengers per air traffic movement for each of our airports for the years indicated:

Average Passengers per Air Traffic Movements by Airport(1)

	Year ended December 31,					Nine months ended September 30,
	2000	2001	2002	2003	2004	2004	2005
Guadalajara	48.88	46.71	45.55	46.12	49.39	50.16	49.92
Tijuana	76.49	75.96	76.57	79.95	77.90	80.15	73.24
Puerto Vallarta	63.35	65.63	62.67	63.43	62.05	63.94	63.38
Los Cabos	68.50	67.37	62.24	63.54	61.86	63.75	65.57
Hermosillo	29.70	30.64	28.23	30.58	33.22	33.70	31.71
Bajio	38.50	40.93	38.40	40.94	41.34	42.44	39.71
Morelia	35.48	32.27	32.04	36.44	38.78	39.26	37.83
La Paz	30.02	24.06	20.22	23.84	26.94	26.64	29.56
Aguascalientes	39.64	36.55	35.42	37.42	33.69	33.62	34.66
Mexicali	36.18	39.42	40.05	42.71	47.28	48.97	49.07
Los Mochis	17.41	14.51	14.93	16.97	18.16	18.11	16.71
Manzanillo	32.27	36.33	28.10	26.61	25.71	25.23	30.45

Average of all airports	46.98	45.99	44.39	46.65	48.28	49.16	48.99

(1)
Includes total passengers divided by total air traffic movements.

        The following table sets forth the air traffic movements in our airports for the years indicated in terms of commercial, charter and general aviation:

Air Traffic Movements by Aviation Category

	Year ended December 31,					Nine months ended September 30,
	2000(1)	2001	2002	2003	2004	2004	2005
Commercial aviation	N/A	297,747	286,283	289,106	306,160	226,910	243,488
Charter aviation	N/A	16,753	17,184	18,376	18,988	14,022	14,783
General aviation	N/A	72,445	74,643	74,597	65,220	48,628	52,270

Total	N/A	386,945	378,110	382,079	390,368	289,560	310,541

(1)
Includes departures and landings for all 12 airports. Prior to 2001, we categorized air traffic movements by aviation category differently than we did in 2001 and thereafter.

  Guadalajara International Airport

        Guadalajara International Airport is our most important airport in terms of passenger traffic, air traffic movements and contribution to revenues. In 2004, Guadalajara International Airport was the third busiest airport in Mexico in terms of commercial aviation passenger traffic according to the Mexican Bureau of Civil Aviation. In 2004 and the first nine months of 2005, it accounted for approximately 30.8% and 29.5%, respectively, of our terminal passenger traffic.

        In 2004 and the first nine months of 2005, a total of 5.4 million terminal passengers and 4.2 million terminal passengers, respectively, were served by Guadalajara International Airport. Of the terminal passengers in 2004, 65.1% were domestic and 34.9% were international passengers. In the first nine months of 2005, 61.4% were domestic and 38.6% were international. Of the airport's international passengers, we estimate a significant portion are Mexicans living in the United States visiting Guadalajara. This airport also serves many business travelers traveling to and from Guadalajara. Because the airport's passengers are predominantly domestic, the airport's passenger traffic and results of operations are affected by Mexican economic conditions.

        A total of 16 airlines operate at the airport, the principal ones of which are Aeromexico, Mexicana and Aerocalifornia. The principal non-Mexican airlines operating at the airport are Continental Airlines, American Airlines and Delta Airlines. Airlines operating at this airport reach 47 destinations. Of these destinations, Mexico City, Tijuana and Los Angeles are the most popular. In 2005, we have entered into agreements with three new low-cost Mexican carriers for the operation of 6 additional routes to and from the airport, and three other such carriers have expressed an interest in commencing operations at our airport. In addition, under the amended bilateral aviation agreement between Mexico and the United States, we expect that an additional U.S. carrier will commence service to and from the airport by the end of 2007.

        Guadalajara International Airport is located approximately 20 kilometers (12.4 miles) from the city of Guadalajara, which has a population (including its suburbs) of approximately 5 million. Guadalajara is Mexico's second largest city in terms of population as well as the capital of the state of Jalisco, the country's fourth largest state in terms of population. As a major hub for Mexico's national highway system, the city of Guadalajara is an important center for both ground and air transportation. Other major cities in the state of Jalisco include Puerto Vallarta and Lagos de Moreno. Jalisco is an important agriculture producer, making Guadalajara an important center for agricultural commerce. The state is also a significant contributor to Mexico's maquiladora industry, most notably in the electronic, computer equipment and clothing industries. The maquiladora industry in Jalisco grew significantly in the 1990s as maquiladora plants moved away from the U.S.-Mexico border seeking lower labor costs and a larger and more diverse labor pool.

        Guadalajara International Airport operates 24 hours daily. The airport has two operating runways, one with a length of 4,000 meters (2.5 miles) and the other with a length of 1,770 meters (1.1 miles), as well as a full parallel taxiway. The runway capacity at this airport is 34 air traffic movements per hour. The airport also has an instrument landing system (ILS) that assists pilots in poor weather. The airport's facilities include a main commercial terminal with a large parking facility and a general aviation building. The airport's main commercial terminal has a total area of approximately 24,859 square meters (267,586 square feet), along with a parking facility with an additional 46,000 square meters (495,100 square feet). The general aviation building has an additional 1,825 square meters (19,640 square feet). The main commercial terminal has 18 gates and 18 remote boarding positions. Of the 18 gates, eight are international and ten are domestic. Of the international gates, three have air bridges, and of the domestic gates, five have air bridges.

        Until May 31, 2004, the most lucrative commercial space (comprising approximately 1,300 square meters) in and leading to the domestic departure area at our Guadalajara International Airport was operated by a third party under a long-term lease scheduled to expire in 2010. On May 31, 2004, we recovered the rights to operate that commercial space as of June 1, 2004. As part of our business strategy, we intend to renovate this area and better integrate it within the other commercial space at the airport. The airport has an onsite hotel operated by a third party from which we derive no revenues.

        The domestic cargo center in Guadalajara International Airport is not included within the scope of that airport's concession and is currently operated by a third party under a license from the Ministry of Finance and Public Credit. As part of our business strategy, we are developing a new competing international cargo center in Guadalajara International Airport. To date, we have completed the expansion of related infrastructure in the airport to accommodate increased cargo handling and have built a portion of the cargo center.

        Between 2001 and 2003 we took significant steps to modernize and expand the Guadalajara International Airport in order to improve its operations and image. During this period we expanded the commercial space in this airport by 2,150 square meters in the international gate area. In addition, these steps have included the improvement of the airport's runways and platforms, an increase in the number of remote boarding positions, the installation of an improved computer system and expansion of the main commercial terminal, including the installation and/or modernization of airbridges, the baggage claim area, ticket counters, restrooms, hallways and gate areas. In addition, in 2005 and 2009 we expect to complete the expansion of the international baggage claim area and the expansion of the domestic and international gate areas and the international arrival area by a total of 7,067 square meters and to remodel an additional 2,120 square meters in these areas. After the renovations, approximately 2,000 square meters of these areas will be devoted to commercial activities.

  Tijuana International Airport

        Tijuana International Airport is our second most important airport in terms of passenger traffic and contribution to revenues and is our third largest airport in terms of air traffic movements. In 2004, Tijuana International Airport was the fifth busiest airport in Mexico in terms of commercial aviation passenger traffic according to the Mexican Bureau of Civil Aviation. In 2004, it accounted for approximately 19.4% of our terminal passenger traffic. Revenue from passenger charges has declined in recent periods at our Tijuana International Airport. In 2004, revenues from passengers paying passenger charges at one Tijuana International Airport declined by 1.3% as compared to 2003. We believe the decline in passenger traffic volume at Tijuana International Airport was caused by delays at the San Diego/Tijuana border crossing. Many of the passengers using Tijuana International Airport are traveling to and from the United States, and delays at the San Diego/Tijuana border crossing have caused travelers to use other routes to enter and leave the United States. We believe many travelers have elected to use our Mexicali International Airport and the nearby border crossing into California, while other travelers have taken direct flights to or from the United States from our Aguascalientes, Guanajuato and Guadalajara International Airports.

        During 2004, Tijuana International Airport served 3.4 million terminal passengers. We estimate that virtually all of the terminal passengers at this airport were domestic passengers. Since Tijuana is located near the Mexico-U.S. border and is therefore a popular entry point to the United States, a majority of the airport's passengers consist of Mexican migrant workers traveling to Tijuana in order to seek work in the United States. Accordingly, the airport's passenger traffic and results of operations are affected by Mexican and U.S. economic conditions. A highway connecting the city of Tijuana to the airport also extends directly to the U.S.-Mexico border crossing, providing convenient access to San Diego, California (which is located approximately 30 kilometers (20 miles) from Tijuana International Airport) and other areas of southern California, particularly Los Angeles.

        A total of seven airlines operate at the airport, the principal ones of which are Aeromexico, Aerocalifornia and Aviacsa. Airlines operating at our airport reach 36 destinations. Of these destinations, Mexico City, Guadalajara and Morelia are the most popular. In 2005, we have entered into agreements with two new low-cost Mexican carriers for the operation of 4 additional routes to and from the airport, one of which uses the airport as its base of operations.

        Tijuana International Airport serves the city of Tijuana and surrounding areas in the state of Baja California, including such municipalities of Ensenada, Tecate and Rosarito. With a population of approximately 1.5 million according to the Mexican National Population Council, Tijuana is the largest city in the state. Currently, in terms of production, the state of Baja California is the second largest maquiladora center in Mexico according to the Mexican National Institute of Statistics, Geography and Informatics.

        Tijuana International Airport currently operates 17 hours daily. However, it is equipped to operate 24 hours daily if necessary and we double our passenger charges and fees for other aeronautical services provided outside normal business hours. The airport has one runway with a length of 2,960 meters (1.8 miles) and a full parallel taxiway. The runway capacity at this airport is 30 air traffic movements per hour. The airport also has an instrument landing system (ILS) that assists pilots in poor weather. It has 22 gates serving both domestic and international travelers and 16 remote boarding positions. Of the 22 gates, ten have air bridges.

        We operate commercial space of approximately 2,000 square meters (21,500 square feet) in Tijuana International Airport. On December 12, 2002, we entered into an agreement with Recaro, S.A. de C.V. and Ruber, S.A. de C.V. to recover the right to operate the commercial space in the departure area at our Tijuana International Airport for U.S. $1.5 million.

        In 2004, approximately 18.7 thousand metric tons of cargo were transported through the airport. In the first nine months of 2004 and 2005, 13.8 thousand metric tons of cargo and 13.1 thousand metric tons of cargo, respectively were transported. In Tijuana International Airport, we are in the process of converting a 14,700 square meter hangar for use as a cargo center that will be able to accommodate three aircraft.

        A portion of the land comprising Tijuana International Airport was expropriated by the Mexican government in 1970 pursuant to its power of eminent domain and is subject to certain legal proceedings by its former landholders. For a description of these legal proceedings and their potential impact on our operations, see "Risk Factors—Risks Related to Our Operations—Actions by the former holders of land comprising Tijuana International Airport may limit our ability to expand the airport and may disrupt its operations" and "Business—Legal Proceedings."

        In 2003 we completed an expansion project at our Tijuana International Airport that expanded the gate area by 6,000 square meters and added a number of passenger walkways.

  Puerto Vallarta International Airport

        Puerto Vallarta International Airport is our third most important airport in terms of passenger traffic and our fourth largest airport in terms of air traffic movements and contribution to revenues. In 2004, Puerto Vallarta International Airport was the sixth busiest airport in Mexico in terms of commercial aviation passenger traffic according to the Mexican Bureau of Civil Aviation. In 2004, it accounted for approximately 13.0% of our terminal passenger traffic.

        In 2004, 2.3 million terminal passengers traveled through Puerto Vallarta International Airport. We estimate that 76.0% of these terminal passengers were international passengers and 24.0% were domestic passengers. In the first nine months of 2004 and 2005, we estimate that 76% and 79.3%, respectively, of terminal passengers at this airport were international passengers. The airport serves primarily foreign tourists and is a popular tourist destination in Mexico.

        A total of 23 airlines operate at the airport, the principal ones of which are Alaska, Aeromexico and Mexicana. Airlines operating at our airport reach 54 destinations. Of these destinations, Los Angeles and Canada are the most popular. Pursuant to the amended bilateral aviation agreement between Mexico and the United States, we expect that an additional U.S. carrier will commence service to and from the airport in 2006. We are currently engaged in discussions with a U.S. carrier regarding the addition of two routes between Puerto Vallarta and the United States.

        Puerto Vallarta International Airport is located on the Pacific coast in the state of Jalisco. Puerto Vallarta's tourist attractions include the natural beauty of the Bay of Banderas, the area's many beaches and abundant marine wildlife. Puerto Vallarta is a mature tourist destination as reflected by Puerto Vallarta International Airport's stable passenger traffic over the last few years. However, the completion of new resort areas including hotels and golf courses in the areas known as Nuevo Vallarta and Punta Mita is expected to bring more tourists to the area in subsequent years. In addition, we anticipate an increase in demand within Puerto Vallarta's tourism industry attributable the reduction in tourist demand in Cancun due to damage recently caused by Hurricane Wilma. We believe that a significant portion of the tourists visiting Puerto Vallarta consists of timeshare owners who make frequent trips to the area.

        Puerto Vallarta International Airport operates 24 hours daily. The airport has one runway with a length of 3,100 meters (2 miles) as well as a parallel taxiway. The runway capacity at this airport is 30 air traffic movements per hour. This airport has one main commercial terminal, a fixed-base operation, or FBO, terminal and a general aviation building. The airport has seven gates serving domestic and international flights, eight remote boarding positions and three air bridges.

        Until May 31, 2004, the right to operate all of the commercial space (comprising approximately 2,500 square meters (26,900 square feet)) and the mini-buses and other vehicles and services, as well as the right to collect access fees from ground transportation providers in the Puerto Vallarta International Airport belonged to a third party pursuant to a long-term lease. On May 31, 2004, we recovered the rights to operate the commercial space and transportation and to collect access fees from providers of ground transportation as of June 1, 2004.

  Los Cabos International Airport

        Los Cabos International Airport is our fourth most important airport in terms of passenger traffic, and our fifth most important airport in terms of air traffic movements and contribution to revenues. In 2004, Los Cabos International Airport was the seventh busiest airport in Mexico in terms of commercial aviation passenger traffic according to the Mexican Bureau of Civil Aviation. In 2004, it accounted for approximately 10.4% of our passenger traffic and 14.3% of our total revenues.

        Approximately 1.8 million terminal passengers were served by the airport in 2004. Approximately 80.6% of the terminal passengers were international passengers. In the first nine months of 2004 and 2005, we estimate that 80% and 83.4%, respectively, of terminal passengers at this airport were international passengers. The airport serves primarily tourists visiting San Jose del Cabo, Cabo San Lucas and other coastal destinations along a 30-kilometer (18-mile) stretch of the Baja Peninsula's Trans-Peninsular highway.

        A total of eight airlines operate at the airport, the principal ones of which are Alaska, American, America West, Aeromexico and Mexicana. Airlines operating at our airport reach 25 destinations. Of these destinations, Los Angeles, Phoenix and Mexico City are the most popular. Pursuant to the amended bilateral aviation agreement between Mexico and the United States, we expect that an additional U.S. carrier will commence service to and from the airport in 2006. We are currently engaged in discussions with three U.S. carriers regarding the addition of four routes between Los Cabos and the United States.

        Los Cabos International Airport is located within driving distance of both the city of San Jose del Cabo and the city of Cabo San Lucas, in the state of Baja California Sur. Nationally, the Los Cabos region has a growing tourist industry according to the Mexican National Institute of Migration, with approximately 742 thousand arriving airline visitors in 2003, up 26.3% from 588 thousand in 2001. Visitors to the area are generally affluent, and include golfers who enjoy world-class courses as well as sport fishing and scuba diving enthusiasts who are drawn by the rich marine life in the region's coastal waters. According to Mexico's Ministry of Tourism, hotel capacity in Los Cabos reached 4,309 rooms in 2001, 5,327 rooms in 2002 and, 5,722 rooms in 2003 with a 56.2% occupancy rate in 2003. A growing percentage of visitors to Los Cabos consists of recurring visitors as the popularity and availability of timeshares in the area has increased over recent years. In addition, we anticipate an increase in demand within the Los Cabos tourism industry attributable the reduction in tourist demand in Cancun due to damage recently caused by Hurricane Wilma. A significant portion of the tourists visiting Los Cabos consists of timeshare owners who make frequent trips to the area.

        Los Cabos International Airport's standard operating hours are from 7:00 a.m. and 6:00 p.m. However, it is equipped to operate 24 hours daily if necessary and we double our passenger charges and fees for other aeronautical services provided outside normal business hours. The airport has one runway measuring 3,000 meters (1.9 miles), and a partial parallel taxiway with only one entry point to the runway. The runway capacity at this airport is 21 air traffic movements per hour. The existing runway allows us to serve planes flying to any destination in the United States and Canada. The airport has two commercial aviation terminals, Terminal 1, which occupies approximately 14,600 square meters (157,200 square feet) and Terminal 3, which occupies approximately 10,600 square meters (114,100 square feet). The airport has eight gates and ten remote boarding positions. In addition, the airport has a general aviation and an FBO terminal, Terminal 2, occupying 1,961 square meters (21,110 square feet). FBOs are specialized, full service operations offered to general aviation aircraft. The services offered to FBO users include refueling, cleaning, and catering.

        We operate commercial space of approximately 2,000 square meters (21,528 square feet) in Los Cabos International Airport. Currently, approximately 24.3% of revenues generated at the Los Cabos International Airport are derived from our commercial business, a percentage that is higher than in any other airport in our group.

  Hermosillo International Airport

        Hermosillo International Airport is our fifth most important airport in terms of passenger traffic, our second most important airport in terms of air traffic movements and our sixth most important airport in terms of contribution to revenues. In 2004, Hermosillo International Airport was the eighth busiest airport in Mexico in terms of commercial aviation passenger traffic according to the Mexican Bureau of Civil Aviation. In 2004, it accounted for approximately 7.0% of our terminal passenger traffic.

        In 2004, Hermosillo International Airport served approximately 1.2 million terminal passengers, and approximately 88.7% of the terminal passengers were domestic. In the first nine months of 2004 and 2005, we estimate that 89.2% and 90.5%, respectively, of terminal passengers at this airport were domestic passengers. Many of the airport's passengers use the airport as a hub for connecting flights between other Mexican cities, particularly Mexico City, Tijuana, Guadalajara and Monterrey. Because the airport's passengers are predominantly domestic, the airport's passenger traffic and results of operations are affected by Mexican economic conditions.

        A total of seven airlines operate at the airport, the principal ones of which are Aeromexico, Mexicana, Aerocalifornia and Aerolitoral. Airlines operating at our airport reach 25 destinations. Of these destinations, Mexico City, Tijuana and Guadalajara are the most popular. In 2005, we entered into an agreement with a new low-cost Mexican carrier for the operation of additional routes to and from the airport.

        Hermosillo International Airport serves the city of Hermosillo and four other nearby municipalities, which together have a population of approximately 1 million, according to the Mexican National Population Council. The city of Hermosillo, which is the capital of the state of Sonora, is located approximately 260 kilometers (160 miles) south of the border town of Nogales and 130 kilometers (80 miles) east of the Gulf of California. The airport is located approximately 13 kilometers (8 miles) west of the city of Hermosillo. The airport is an important hub in a primarily agricultural and industrial region. Approximately 5.7 thousand metric tons of cargo passed through the airport in 2004. Currently, cargo transport services at this airport primarily serve the nearby Ford factory, which receives components via the airport.

        Hermosillo International Airport operates 14 hours daily between the hours of 6:00 a.m. and 8:00 p.m. However, it is equipped to operate 24 hours daily if necessary and we double our passenger charges and fees for other aeronautical services provided outside normal business hours. The airport has two runways, one with a length of 2,300 meters (1.4 miles) and the other with a length of 1,100 meters (0.7 miles). The runway capacity at this airport is 28 air traffic movements per hour. The airport also has seven gates and seven remote boarding locations and includes both a commercial aviation building and a general aviation building for small private airplanes.

  Bajio International Airport

        Bajio International Airport is our sixth most important airport in terms of passenger traffic and air traffic movements and our fifth most important airport in terms of contribution to revenues. In 2004, Bajio International Airport was the ninth busiest airport in Mexico in terms of commercial aviation passenger traffic according to the Mexican Bureau of Civil Aviation. In 2004, it accounted for approximately 6.0% of our terminal passenger traffic.

        During 2004, the airport served 1.0 million terminal passengers, and 63.4% of which passengers arrived or departed on domestic flights. In the first nine months of 2004 and 2005, we estimate that 63.5% and 57.6%, respectively, of terminal passengers at this airport were domestic passengers. Because the airport's passengers are predominantly domestic, the airport's passenger traffic and results of operations are affected by Mexican economic conditions.

        A total of ten airlines operate at the airport, the principal ones of which are Aeromexico, Mexicana and Aviacsa. Airlines operating at our airport reach 17 destinations. Of these destinations,

Tijuana, Mexico City and Los Angeles are the most popular. In addition, two low-cost Mexican carriers have expressed an interest in operating routes to and from our Bajio airport.

        Bajio International Airport is located in the central state of Guanajuato near the cities of Leon, Irapuato, Silao and Guanajuato approximately 315 kilometers (195 miles) northwest of Mexico City. The state of Guanajuato has a population of approximately 4.8 million people according to the Mexican National Population Council and is located in Mexico's Guanajuato region, best known for its rich colonial history, its agricultural sector and manufacturing industry. General Motors has an assembly plant in Silao, Guanajuato. The local government plans to develop a "dry dock" or truck loading service terminal near the airport that we believe will increase cargo demand.

        Bajio International Airport operates 18 hours daily between the hours of 6:00 a.m. and 12 midnight. However, it is equipped to operate 24 hours daily if necessary and we double our passenger charges and fees for other aeronautical services provided outside normal business hours. The airport has one runway with a length of 3,500 meters (2.2 miles). The runway capacity at this airport is 23 air traffic movements per hour. It has two terminals (one commercial and one general aviation), with six gates and three remote boarding positions. Of the six gates, three have air bridges.

        During 2002 and 2003 we expanded the terminal at this airport to add space to the ticket counter and baggage claim areas. In 2004 we added a terminal at this airport, including three passenger walkways.

  Morelia International Airport

        Morelia International Airport is our seventh most important airport in terms of passenger traffic, our ninth most important in terms of air traffic movements and our seventh most important airport in terms of contribution to revenues. In 2004, Morelia International Airport was the fifteenth busiest airport in Mexico in terms of commercial aviation passenger traffic according to the Mexican Bureau of Civil Aviation. In 2004, it accounted for approximately 3.5% of our terminal passenger traffic.

        In 2004, the Morelia International Airport served 0.6 million terminal passengers. We estimate that approximately 62.8% of the terminal passengers were domestic passengers. In the first nine months of 2004 and 2005, we estimate that 63.3% and 54.1%, respectively, of terminal passengers at this airport were domestic passengers. Because the airport's passengers are predominately domestic, the airport's passenger traffic and results of operations are affected by Mexican economic conditions.

        A total of eight airlines operate at the airport, the principal ones of which are Mexicana, Lineas Aereas Azteca and Aviacsa. Airlines operating at our airport reach 12 destinations. Of these destinations, Mexico City, Tijuana and Chicago are the most popular.

        Morelia International Airport serves the city of Morelia and ten other municipalities in the immediate vicinity. The city of Morelia is the capital of the state of Michoacan, which has a population of approximately 4.1 million according to the Mexican National Population Council. Michoacan's principal industry is agriculture and it has a developing eco-tourism and ecology industry (primarily due to the seasonal presence of Monarch butterflies).

        Morelia International Airport operates 24 hours a day. Extended hours of operation serve the needs of passengers seeking off-hour, discount flights. The airport has one runway with a length of 3,400 meters (2.1 miles), and a single main terminal building. The runway capacity at this airport is 16 air traffic movements per hour. The airport has two gates and nine remote boarding positions.

        In 2002, we completed the remodeling of the passenger terminal, thereby increasing our available commercial space by 300 square meters (3,230 square feet).

  Mexicali International Airport

        Mexicali International Airport is our eighth most important airport in terms of passenger traffic, our eleventh most important airport in terms of air traffic movements and our ninth most important airport in terms of contribution to revenues. In 2004, Mexicali International Airport was the twenty-second busiest airport in Mexico in terms of commercial aviation passenger traffic according to the Mexican Bureau of Civil Aviation. In 2004, it accounted for approximately 3.1% of our terminal passenger traffic.

        During 2004, Mexicali International Airport served 0.5 million terminal passengers. We estimate that approximately 99.5% of passengers served by this airport in 2004 and the first nine months of 2005 were domestic passengers. Because the airport's passengers are predominantly domestic, the airport's passenger traffic and results of operations are affected by Mexican economic conditions.

        A total of four airlines operate at the airport, which are Mexicana, Aviacsa, Aerovias del Caribe and Aerolitoral. Airlines operating at our airport reach 16 destinations. Of these destinations, Hermosillo, Guadalajara and Mexico City are the most popular.

        Mexicali International Airport serves the city of Mexicali, in the Mexican state of Baja California, as well as the U.S. cities of Yuma, Arizona and Calexico, California. The city of Mexicali is located along the U.S.-Mexico border approximately 150 kilometers (94 miles) east of Tijuana and 80 kilometers (50 miles) west of Yuma, Arizona. Manufacturing forms the basis of the area's economy, most notably in the form of maquiladora factories, which have proliferated along the California-Baja California border.

        Mexicali International Airport operates 12 hours daily between the hours of 6:00 a.m. and 6:00 p.m. However, it is equipped to operate 24 hours daily if necessary and we double our passenger charges and fees for other aeronautical services provided outside normal business hours. The airport has one runway measuring 2,600 meters (1.6 miles) in length as well as a main commercial terminal and a smaller general aviation terminal. The runway capacity at this airport is 18 air traffic movements per hour. The main commercial terminal has two gates and three remote boarding areas.

  La Paz International Airport

        La Paz International Airport is our ninth most important airport in terms of passenger traffic, our eighth most important airport in terms of contribution to revenues and our seventh most important airport in terms of air traffic movements. In 2004, La Paz International Airport was the twenty-fourth busiest airport in Mexico in terms of commercial aviation passenger traffic according to the Mexican Bureau of Civil Aviation. In 2004 it accounted for approximately 2.5% of our terminal passenger traffic.

        During 2004, La Paz International Airport served 0.4 million terminal passengers. We estimate that approximately 92.4% of these terminal passengers were domestic passengers. In the first nine months of 2004 and 2005, we estimate that 92.4% and 90.7%, respectively, of terminal passengers at this airport were domestic passengers. Because the airport's passengers are predominantly domestic, the airport's passenger traffic and results of operations are affected by Mexican economic conditions.

        A total of three airlines operate at the airport, which are Aeromexico, Aerolitoral and Aerocalifornia. Aerocalifornia is headquartered in La Paz and uses the airport as its center of operations and maintenance. Airlines operating at our airport reach 16 destinations. Of these destinations, Mexico City, Guadalajara and Tijuana are the most popular.

        La Paz International Airport serves the city of La Paz, located along the coast of the Gulf of California in the state of Baja California Sur, of which La Paz is the capital. Eco-tourism is a growing industry in La Paz due to the abundance of marine life found in the Gulf of California.

        La Paz International Airport operates 16 hours daily between the hours of 7:00 a.m. and 11:00 p.m. However, it is equipped to operate 24 hours daily if necessary and we double our passenger charges and fees for other aeronautical services provided outside normal business hours. The airport has one runway measuring 2,500 meters (1.6 miles) in length and a single main commercial terminal. The runway capacity at this airport is 19 air traffic movements per hour. It also has three gates and seven remote boarding positions.

  Aguascalientes International Airport

        Aguascalientes International Airport is our tenth most important airport in terms of passenger traffic, air traffic movements and contribution to revenues. In 2004, Aguascalientes International Airport was the twenty-sixth busiest airport in Mexico in terms of commercial aviation passenger traffic according to the Mexican Bureau of Civil Aviation. In 2004, it accounted for approximately 2.1% of our terminal passenger traffic.

        During 2004, the airport served 0.4 million terminal passengers. Of these passengers, we estimate that approximately 72.4% were domestic passengers. In the first nine months of 2004 and 2005, we estimate that 72.5% and 67.3%, respectively, of terminal passengers at this airport were domestic passengers. Because the airport's passengers are predominantly domestic, the airport's passenger traffic and results of operations are affected by Mexican economic conditions.

        A total of seven airlines operate at the airport, the principal ones of which are Aeromexico and Aerocalifornia. Airlines operating at our airport reach seven destinations. Of these destinations, Tijuana, Mexico City and Los Angeles are the most popular.

        Aguascalientes International Airport serves the city of Aguascalientes and eight surrounding municipalities in the central state of Aguascalientes, which is located roughly 513 kilometers (319 miles) northwest of Mexico City. Manufacturing forms the basis of the region's economy. One of Nissan's main manufacturing plants in Mexico is located in the city of Aguascalientes.

        Aguascalientes International Airport operates 12 hours daily between the hours of 7:00 a.m. and 7:00 p.m. However, it is equipped to operate 24 hours daily if necessary and we double our passenger charges and fees for other aeronautical services provided outside normal business hours. It has two runways, one measuring 3,000 meters (1.8 miles) in length and the other (which is closed temporarily) measuring 1,000 meters (0.6 miles), and a single main commercial terminal. The runway capacity at this airport is 22 air traffic movements per hour. The airport has three gates and four remote boarding locations.

  Los Mochis International Airport

        Los Mochis International Airport is our eleventh most important airport in terms of passenger traffic, air traffic movements and contribution to revenues. In 2004, Los Mochis International Airport was the thirty-first busiest airport in Mexico in terms of commercial aviation passenger traffic according to the Mexican Bureau of Civil Aviation. In 2004, it accounted for approximately 1.3% of our terminal passenger traffic.

        Los Mochis International Airport serves the city of Los Mochis, in the Pacific coastal state of Sinaloa, an important agricultural state. During 2004 the airport served 0.2 million terminal passengers, approximately 95.7% of which were domestic passengers. In the first nine months of 2004 and 2005, we estimate that 95.9% and 95.1%, respectively, of terminal passengers at this airport were domestic passengers. The area's sport fishing and hunting attract both Mexican and foreign visitors. Because the airport's passengers are predominantly domestic, the airport's passenger traffic and results of operations are affected by Mexican economic conditions.

        A total of three airlines operate at the airport, which are Aeromexico, Aerolitoral and Aerocalifornia. Airlines operating at our airport reach 12 destinations. Of these destinations, Mexico City, Guadalajara and Tijuana are the most popular.

        Los Mochis International Airport operates 14 hours daily between the hours of 7:00 a.m. and 9:00 p.m. However, it is equipped to operate 24 hours daily if necessary and we double our passenger charges and fees for other aeronautical services provided outside normal business hours. The airport has one runway measuring 2,000 meters (1.25 miles) in length as well as a single main commercial terminal. The runway capacity at this airport is 19 air traffic movements per hour. The airport has three gates and four remote boarding positions.

  Manzanillo International Airport

        Manzanillo International Airport is our twelfth most important airport in terms of passenger traffic, air traffic movements and contribution to revenues. In 2004, Manzanillo International Airport was the thirty-fifth busiest airport in Mexico in terms of commercial aviation passenger traffic according to the Mexican Bureau of Civil Aviation. In 2004, it accounted for approximately 1.1% of both our total and terminal passenger traffic.

        During 2004, the airport served 0.2 million terminal passengers. We estimate that approximately 41.5% of these passengers were domestic passengers and 58.5% of these passengers were international passengers (approximately 26.1% of the international passengers were charter passengers). In the first nine months of 2004 and 2005, we estimate that 58.1% and 53.5%, respectively, of terminal passengers at this airport were international passengers. (Approximately 24.5% and 35.5%, respectively, of these international passengers were charter passengers.)

        A total of 14 airlines operate at the airport, the principal ones of which are Aeromar, Alaska and Air Transart. Airlines operating at our airport reach 15 destinations. Of these destinations, Los Angeles, Mexico City and Toronto are the most popular. Pursuant to the amended bilateral aviation agreement between Mexico and the United States, we expect that an additional U.S. carrier will commence service to and from the airport in 2006. We are currently engaged in discussions with two carriers regarding the addition of two routes between Manzanillo and the United States.

        Manzanillo International Airport serves the city of Manzanillo and six surrounding municipalities in the small Pacific coastal state of Colima. The city is located on the coast approximately 230 kilometers (144 miles) southeast of Puerto Vallarta and 520 kilometers (325 miles) northwest of Acapulco. The airport serves primarily tourists visiting coastal resorts in Colima and neighboring Jalisco. In recent years, passenger traffic in the Manzanillo International Airport has remained stable due to the increased popularity of Puerto Vallarta as a tourist destination and the decrease in investment in the tourism sector in Manzanillo.

        Manzanillo International Airport operates 12 hours daily between the hours of 8:00 a.m. and 8:00 p.m. However, it is equipped to operate 24 hours daily if necessary and we double our passenger charges and fees for other aeronautical services provided outside normal business hours. The airport has one runway measuring 2,200 meters (1.4 miles). The runway capacity at this airport is 13 air traffic movements per hour. The airport has four gates and three remote boarding positions. In 2002 we completed the expansion of the terminal building, thereby increasing the arrival area and our commercial space.

Principal Customers

Principal Aeronautical Services Customers

  Airline Customers

        As of December 31, 2004, 21 international airlines (considering all charter airlines as one client since we manage them through a single representative that is our actual client) and 24 Mexican airlines operated flights at our 12 airports. Aeromexico operates the most flights at our airports, with Mexicana providing the second highest number of flights. In 2004, revenues from Aeromexico totaled Ps. 406.2 million (U.S. $37.6 million), of which Ps. 346.6 million (U.S. $32.1 million) derived from passenger charges, while revenues from Mexicana were Ps. 312.2 million (U.S. $28.9 million), of which Ps. 255.7 million (U.S. $23.7 million) derived from passenger charges, representing 18.5% and 14.3%, respectively, of our total revenues for 2004. In addition to passenger charges, revenues are earned from landing charges, aircraft parking charges and the leasing of space to these airlines.

        Aeromexico is owned by the Mexican holding company Cintra. The Mexican government directly owns approximately 10% of the capital stock of Cintra, approximately 3.5% of the capital stock of Cintra is owned by NAFIN and approximately 50% of the capital stock of Cintra is owned by the Institute for the Protection of Bank Savings, a decentralized entity of the Mexican federal government. Although Cintra seeks to sell its interest in Grupo Aeromexico, including its subsidiaries Aeromexico and Aerolitoral, a recent auction process did not generate bids acceptable to Cintra, and the company has since announced that it will resume efforts to sell Aeromexico in 2006. Until recently Cintra also owned Grupo Mexicana, whose subsidiaries include Mexicana and Click Mexicana (formerly known as Aerocaribe). On December 20, 2005, Cintra sold Grupo Mexicana to Grupo Posadas, S.A de C.V., the largest hotel operator in Mexico. Grupo Aeromexico and Grupo Mexicana also control other airlines operating in our airports, including Aerocozumel and Aeromexpress, as well as the largest provider of baggage and ramp handling services at our airports, Servicios de Apoyo en Tierra, or SEAT, a joint venture between Grupo Aeromexico and Grupo Mexicana. Further information regarding Cintra and its affiliates may be found in "Related Party Transactions."

        Aeromexico and Mexicana, along with Aeromar and Aerolitoral, have in the past refused to pay certain increases in our airport service charges. On July 15, 2003, we entered into an agreement with the National Air Transportation Chamber of Commerce and the Ministry of Communications and Transportation pursuant to which we resolved existing disputes with our airlines and established specific prices applicable to those airlines for 2003 and 2004 and a method for retroactively applying those prices from 2000, since these airlines had refused to pay certain of our charges since that year. In March 2005, we entered into a renewal agreement with the National Air Transportation Chamber of Commerce for the years 2005 and 2006. The National Air Transportation Chamber of Commerce agreed to act as a mediator to cause those airlines' signature of (a) our contracts governing aeronautical service charges, (b) lease contracts for property used by the airlines and (c) the contract governing collection of passenger charges through December 31, 2004. To date, the airlines have entered into agreements with us scheduled to expire in 2006 representing (a) virtually all of the relevant contracts governing the substantial majority of our aeronautical services, (b) 83% of the agreements for the leasing of space in our terminals and (c) 88% of the contracts governing the collection of passenger charges, in each case in terms of the total number agreements to be entered into.

        The following charts set forth our principal air traffic customers as of December 31, 2004.

Principal Air Traffic Customers

  Complementary Services Customers

        Our principal complementary services clients are our two principal providers of baggage handling services, Menzies Aviation and SEAT, which provided Ps. 12.1 million of revenues each in the form of access fees in 2004. Although SEAT is the primary provider of complementary services in our airports, under our agreement with the National Air Transportation Chamber of Commerce described above, we earn only nominal revenue from SEAT.

        Our primary catering clients are Comisariato Gotre, S.A. de C.V. and Aerococina, S.A. de C.V., which provided Ps. 5.3 million and Ps. 5.5 million in revenues in the form of access fees, respectively, in 2004.

  Principal Non-aeronautical Services Customers

        At December 31, 2004, we were party to approximately 650 contracts with providers of commercial services in the commercial space in our airports, including retail store operators, duty free store operators, food and beverage providers, financial services providers, car rental companies, telecommunications providers, VIP lounges, advertising, travel agencies and tourist information and promotion services. As a result, our revenues from non-aeronautical services commercial customers are spread across a large number of customers and are therefore not dependent on a limited number of principal customers. In 2004, our largest commercial customers were Unidad de Diseno y Comunicacion, S.A. de C.V. (advertising, Ps. 19.9 million), Operadora Aeroboutiques, S.A. de C.V. (duty free, Ps. 26.4 million), Telefonos de Mexico, S.A. de C.V. (public telephones, Ps. 6.4 million), Comercial Ariete, S.A. de C.V. (car rentals, Ps. 5.9 million) and Aerocomidas, S.A. de C.V. (food and beverage, Ps. 6.2 million).

Property and Insurance

        Pursuant to the Mexican General Law of National Assets, all real estate and fixtures in our airports are owned by the Mexican government. Each of our concessions is scheduled to terminate in 2048, although each concession may be extended one or more times for up to an aggregate of an additional 50 years. The option to extend a concession is subject to our acceptance of any changes to such concession that may be imposed by the Ministry of Communications and Transportation and our compliance with the terms of our current concessions. Upon expiration of our concessions, these assets automatically revert to the Mexican government, including improvements we may have made during the terms of the concessions, free and clear of any liens and/or encumbrances, and we will be required to indemnify the Mexican government for damages to these assets, except for those caused by normal wear and tear.

        Our corporate headquarters are located in Guadalajara, Jalisco. We are currently leasing the office space for our corporate headquarters, located on the fifth, sixth, and seventh floors of La Torre Pacifico, from Guadalajara World Trade Center, S.A. de C.V., for a period of five years on market terms. In addition to our corporate offices in Guadalajara, we also lease office space in Colonia Los Morales, in Mexico City. Our lease in Colonia Los Morales is with Racine, S.A. de C.V., for a renewable one-year term, on market terms.

        We maintain comprehensive insurance coverage that covers the principal assets of our airports and other property, subject to customary limits, against damage due to natural disasters, accidents, terrorism or similar events. We also maintain general liability insurance, but do not maintain business interruption insurance. Among other insurance policies, we carry a Ps. 500 million insurance policy covering damages to our property resulting from certain terrorist acts and a U.S. $20 million policy covering personal and property damages to third parties. We also carry a Ps.1.6 billion insurance policy covering damage to our assets and infrastructure generally.

Competition

        Excluding our airports servicing tourist destinations, our airports generally are natural monopolies in the geographic areas that they serve and generally do not face significant competition.

        However, since our Puerto Vallarta, Los Cabos, La Paz and Manzanillo International Airports are substantially dependent on tourists, these airports face competition from competing tourist destinations. We believe that the main competitors to these airports are those airports serving vacation destinations in Mexico, such as Acapulco and Cancun, and abroad such as in Puerto Rico, Florida, Cuba, Jamaica, the Dominican Republic, other Caribbean islands and Central America. In addition, the governor of the state of Quintana Roo recently announced that the state is interested in developing a competing airport on the Mayan Riviera.

        The relative attractiveness of the locations we serve is dependent on many factors, some of which are beyond our control. These factors include the general state of the Mexican economy and the attractiveness of other commercial and industrial centers in Mexico that may affect the attractiveness of Guadalajara, Tijuana and other growing industrial centers in our group, such as Hermosillo, Leon, Aguascalientes and Mexicali. In addition, with respect to Puerto Vallarta, Los Cabos, La Paz and Manzanillo, these factors include promotional activities and pricing policies of hotel and resort operators, weather conditions, natural disasters (such as hurricanes and earthquakes) and the development of new resorts that may be considered more attractive. There can be no assurance that the locations we serve will continue to attract the same level of passenger traffic in the future.

        The Mexican Airport and Auxiliary Services Agency currently operates seven small airports in Mexico's Pacific and Central regions. The Mexican Airport and Auxiliary Services Agency estimates that its airports collectively account for less than 3% of the passenger traffic in these regions.

Employees

        As of December 31, 2004, we had approximately 1,064 employees. Our total number of employees increased by 9% in 2002, by 2% in 2003 and by 6% in 2004 due primarily to the addition of security personnel after the events of September 11, 2001. At December 31, 2004, 53.5% of our employees were unionized.

        The following table sets forth the number of employees and a breakdown of employees by main category of activity and geographic location as of the end of each year indicated.

Employees

	December 31,			Sept. 30,
	2002	2003	2004	2005
Categories of activity:
Airport operations	647	672	741	744
Airport maintenance	134	136	145	145
Administration(1)	201	194	178	180
Geographic location:
Guadalajara	204	220	225	225
Tijuana	113	118	116	118
Puerto Vallarta	83	83	114	109
Los Cabos	79	76	77	81
Hermosillo	69	66	70	73
Bajio	68	70	78	78
Morelia	62	63	64	63
La Paz	46	45	48	48
Aguascalientes	45	52	52	52
Mexicali	43	46	48	45
Los Mochis	40	38	38	40
Manzanillo	39	34	38	37

Total(1)	982	1,002	1,064	1,069

(1)
At December 31, 2002, 2003, 2004 and September 30 2005, includes 91, 91, 96 and 100 persons employed by Servicios a la Infraestructura Aeroportuaria del Pacifico, S.A. de C.V., our administrative services subsidiary.

        All of our unionized employees are members of local chapters of the Mexican National Union of Airport Workers, an organization formed in 1998 whose members include employees of the Mexican Airport and Auxiliary Services Agency as well as of the three other airport groups (the Southeast Group, the Mexico City Group and the Central-North Group) operating in Mexico. Labor relations with our employees are governed by 12 separate collective labor agreements, each relating to one of our 12 airport subsidiaries, and negotiated by the local chapter of the union. As is typical in Mexico, wages are renegotiated every year, while other terms and conditions of employment are renegotiated every two years. We will next renegotiate our collective bargaining agreements with our unionized employees in October 2006. We believe that our relations with our employees are good. We believe the wages we pay our employees are similar to those paid to employees of similar airport operating companies in Mexico.

        We maintain a savings plan available to all of our employees pursuant to which our employees may make bi-weekly contributions of up to 13% of their pre-tax salaries. We make bi-weekly contributions matching each employee's contribution. Employees are entitled to withdraw the funds in their accounts on an annual basis. In 2003 and 2004, we made a total of Ps. 10.1 million and Ps. 11.2 million, respectively, in payments to employees' accounts pursuant to the savings plan.

        Funds in the savings plan may be used to make loans to employees and are otherwise invested in securities listed on the Mexican Stock Exchange or in treasury bills issued by the Ministry of Finance and Public Credit.

Legal Proceedings

  General

        We are involved in certain legal proceedings from time to time that are incidental to the normal conduct of our business. In addition, the Mexican Airport and Auxiliary Services Agency is currently engaged in several legal proceedings related to our airports, none of which is expected to have a material adverse effect on our business.

  Ejido participants at Tijuana Airport

        A portion of the land comprising the Tijuana International Airport was expropriated by the Mexican government in 1970 pursuant to its power of eminent domain. Prior to its expropriation, the land had been held by a group of individuals through a system of communal ownership of rural land known as an ejido. The former ejido participants have asserted claims against the Mexican government challenging the 1970 expropriation decree. Our Tijuana airport subsidiary has been joined in the proceedings, but only as an interested third party. Although, a judgment in favor of the former ejido participants could materially disrupt the airport's current operations, the terms of our concession require the Mexican government to provide restitution to us for any loss of our use of the land subject to our concessions.

        Certain of the former ejido participants are currently occupying portions of the real property on which we operate Tijuana International Airport that are not currently essential to the airport's operations. Although these persons are not currently interfering with the airport's operations, their presence could limit our ability to expand the airport into the areas they currently occupy. In addition, there can be no assurance that the former ejido participants would not seek to disrupt the airport's operations if their legal claims against the Mexican government are not resolved to their satisfaction.

  Deductibility of certain payments to the Mexican Airport and Auxiliary Services Agency

        Pursuant to a management services agreement, our predecessor, the Mexican Airport and Auxiliary Services Agency agreed to provide certain services to our airports for a temporary transition period in exchange for a management fee of 26.5% of the gross monthly revenues of each of our subsidiary concession holders. Pursuant to the terms of this agreement, the Mexican Airport and Auxiliary Services Agency was only to provide these services until the date on which our strategic stockholder (AMP) acquired its 15% equity interest in our capital stock on August 25, 1999. However, AMP was unable to provide these services starting on August 25, 1999 and, as a result, the Mexican Airport and Auxiliary Services Agency continued to provide these services after August 25, 1999 through November 15, 1999 without an agreed management fee for this period.

        An agreement with respect to the management fee owed for the period from August 25, 1999 to November 15, 1999 was not reached between us and the Mexican Airport and Auxiliary Services Agency until early in 2003. Upon reaching this agreement, we paid a total fee of Ps. 64.1 million (including value-added tax (IVA)) for these services. A deduction for this expense was taken in 2003.

        One of the requirements under Mexican income tax law to deduct an expense in a fiscal period is that the service be rendered in the same period in which it is deducted. In light of this requirement, we requested confirmation from the Ministry of Finance and Public Credit that a deduction for the management fee for the period from August 25, 1999 through November 15, 1999 could be claimed in 2003, since an agreement with respect to the amount of this fee was not reached until 2003. On April 30, 2004, we were notified by the Ministry of Finance and Public Credit that it rejected the deduction of this expense in 2003. We have challenged the determination of the Ministry of Finance and Public Credit, as we believe our deduction in 2003 was fully justified. During 2005 we received a favorable ruling with respect to the claim relating to our Aguascalientes International Airport, but an unfavorable resolution from the first level of judicial authority for our Bajio, Guadalajara, Tijuana, Puerto Vallarta and Los Cabos International Airports. Although no assurance can be provided, we and our legal counsel believe that as the legal proceedings reach higher levels of judicial authority, there is a high probability of a favorable resolution. If we are unsuccessful in our challenge, we estimate that we would be required to pay approximately Ps. 21.5 million plus accrued surcharges and penalties over time until paid.

  Refund of Income Tax

        In 2002, we implemented a tax planning strategy designed to reduce our asset tax liability. As a result of this tax planning strategy, we reduced our tax provision in 2002 by Ps. 76.9 million (nominal pesos) and recorded an asset for recoverable income tax of the same amount in our Mexican GAAP financial statements. This provision has been eliminated in our reconciliation to U.S. GAAP. See Notes 14 and 22 to our audited year-end financial statements and Notes 13 and 21 to our audited interim financial statements for the nine-month period ended September 30, 2005.

        In July 2003, we requested that the Mexican tax authorities confirm the criteria under which we are claiming this refund and these requests have been rejected. We have since initiated proceedings before the Mexican tax court seeking to have our refund claims adjudicated in our favor.

        In the case of the Tijuana airport, the Mexican tax authorities fined us Ps. 19.1 million (nominal pesos) in May 2005 based on a finding that our refund request relating to this airport is unfounded. We paid the fine in order to obtain a discount on the fine (which was reduced to Ps. 11.4 million) and avoid accruing interest and inflation adjustments while we contest the fine. If we are successful in having the fine annulled, we would recover the amount of the fine plus interest and inflation adjustments. We have recorded the expected refund as an asset in our financial statements for the nine months ended September 30, 2005, as we do not believe there is any legal basis for the fine. Although this receivable is recognized under Mexican GAAP, under U.S. GAAP, this asset is considered a gain contingency, the recognition of which is not permitted until recovery is assured beyond a reasonable doubt.

        There can be no assurance that we will be successful in these claims for the remaining airports. If these claims are not decided in our favor, we may be required to write off the remaining asset we have recorded in respect of the anticipated refund as well as any related fines that we have paid. At September 30, 2005, the aggregate amount of these assets was approximately Ps. 88.3 million (nominal pesos).

  Proceedings before the Ministry of Finance and Public Credit regarding asset tax

        On December 31, 2003, we commenced two administrative proceedings before the Ministry of Finance and Public Credit seeking (i) a reduction of the asset basis or the applicable rate for purposes of calculating asset tax liability and (ii) an increase of the recovery period of any asset tax paid. These proceedings were brought in the first case to reduce our cash tax payments. The second case was brought to extend the time period during which we are entitled to recover the excess of our asset tax liability over our income tax liability. Both proceedings seek to reduce our effective tax rate. During the fiscal years 2002, 2003 and 2004, and during the first nine months of 2005, our effective tax rates were 57%, 56%, 56% and 39%, respectively. Based on the advice of our tax advisors, our board of directors agreed during its meeting on April 29, 2004 to commence legal proceedings if the Ministry of Finance and Public Credit rejects our position. If we fail to succeed in these proceedings, we would continue to be obligated to pay asset taxes at rates comparable to those paid in recent years.

  Property tax claims by certain municipalities

        Claims have been asserted against us by the municipalities of Mexicali, Los Mochis, Tijuana, Los Cabos and Aguascalientes for the payment of property taxes with respect to the real property on which we operate our airports in those cities, and similar claims may be asserted by other municipalities where we operate our airports. The claims in respect of the Los Mochis airport have been dismissed. In addition, in the case of Aguascalientes, although we have received a memorandum from the Aguascalientes Ministry of Finance stating that the Aguascalientes airport is exempt from property taxes, we continue to defend the claim in order to obtain a definitive judicial resolution, which we expect will be in our favor. We are also seeking the dismissal of remaining claims pending in Mexicali, Los Cabos and Tijuana. The total amount of the property-tax claims outstanding in each of Aguascalientes, Mexicali, Los Cabos and Tijuana are Ps. 2.6 million, Ps. 89 million, Ps. 12.2 million and Ps. 104.8 million, respectively, although any of these amounts could increase if the underlying claims are not resolved in our favor.

        In Tijuana, the court has ordered the temporary encumbrance of certain of our assets, including our concession to operate the Tijuana airport, pending our deposit of a bond with the court as provisional security, in accordance with Mexican judicial procedures, pending the final resolution of the underlying claims. We intend to deposit a bond with the court as provisional security in place of our encumbered assets in the very near future, at which time we anticipate that the court will lift such encumbrances unconditionally.

        In order to secure this surety bond, or any other future surety bond to challenge any property-tax claims by any other municipality, our airport subsidiaries have entered into a committed credit line with Scotiabank Inverlat, S.A. This credit line provides for the issuance of letters of credit up to an aggregate amount Ps. 300 million. In the event a letter of credit is drawn down and the amount drawn down remains unpaid for more than one business day, the outstanding balance will accrue interest at two times the Mexican interbank rate. Until the credit line expires in 2009, our airport subsidiaries are subject to certain financial covenants, including the requirement to (i) maintain a consolidated tangible net worth (defined as stockholders' equity less intangible assets (including our concessions) and reserves for inflationary effects, in each case under Mexican GAAP) of at least Ps. 2.1 billion, (ii) maintain a free and unencumbered cash reserve equal to the amount due on any outstanding letters of credit and (iii) earn consolidated annual EBITDA of at least Ps. 1.0 billion. On February 9, 2006 a letter of credit of approximately U.S.$14 million was issued under this credit line in respect of the Tijuana claim.

        A court has also ordered the temporary encumbrance of a portion of the revenues from the parking garage that we operate at the Mexicali airport to guarantee the property-tax claims of the Mexicali municipal government. In the event of a decision in our favor in the annulment proceeding that we have initiated with respect to each of those claims, we expect to recover such encumbered revenues in full.

        We do not believe that liabilities related to any claims or proceedings against us are likely to have, individually or in the aggregate, a material adverse effect on our consolidated financial condition or results of operations because, should a court determine that these taxes must be paid in response to any future proceedings, we believe that the Mexican government, as the owner of the real property upon which we operate our airports, would be responsible for paying these taxes directly, and the obligation to pay these taxes is not otherwise contemplated in the terms of our concessions. Nonetheless, the Mexican government has indicated publicly that it may propose an amendment to the Mexican Constitution and other laws pursuant to which we could be liable to municipalities for property taxes in the future. If such a change were to occur and any amounts owed were substantial, these tax liabilities could therefore have a materially adverse effect on our consolidated financial condition or results of operations.

  Other claims by certain municipalities

        In Guadalajara we are subject to claims by the municipality regarding our failure to obtain certain municipal licenses. We do not believe that we are subject to the license requirements at issue, and we have initiated proceedings to challenge the municipality's claims. In Tijuana, the municipal government adopted certain environmental regulations, which could materially affect our operation of the airport. We initiated proceedings to challenge the authority of the municipal government to adopt such regulations. In response to our challenge the municipal government voluntarily abandoned its regulations. Judicial proceedings will remain pending until the court determines that there is no longer a matter in controversy.

  Contract regarding the operation of certain shuttle buses at Guadalajara International Airport

        A claim has been asserted against us by Remaconst, S.A. de C.V. concerning a contract entered into between Remaconst and our predecessor in 1992. Remaconst had the right pursuant to the 1992 contract to operate certain shuttle buses at our Guadalajara International Airport for a period of ten years. At the expiration of the ten-year period, our Guadalajara International Airport terminated the contract. Upon our termination of the contract, Remaconst filed a claim against us disputing the termination of the contract on the basis that it had not recovered the investment it made in the shuttle buses pursuant to the terms of the contract during the ten-year period. This claim was decided in our favor in September 2005 when the trial court approved our termination of the contract and determined that we are not liable to Remaconst in connection with its claim. Remaconst appealed the decision of the trial court and this appeal was decided in our favor in January 2006. Remaconst may initiate proceedings in federal court for final review of the trial and appellate decisions, which were state court decisions. Although we believe it is unlikely, if Remaconst were to receive a favorable ruling against us, we believe our maximum exposure would not exceed approximately Ps. 110 million.

  Changes to the Mexican Customs Law

        On January 1, 2002, the Mexican government amended the Mexican Customs Law, requiring Mexican airport operators, at their cost, to provide adequate facilities to customs authorities as well as to acquire, install and maintain equipment to be used by these authorities. Such equipment includes X-ray, gamma or other similar machinery to inspect cargo, weighing equipment, closed circuit cameras, and other items required to maintain the continuous operation of the customs computer system (including electricity, security and telecommunications equipment). Each of our airports filed an amparo (a legal proceeding similar to an injunction or a habeas corpus action) against the Mexican government challenging the legal validity of the amendment to the Mexican Customs Law and the applicable court ruled in our favor in each case. On December 30, 2002, the Mexican government further amended the Mexican Customs Law, providing for certain additional requirements with respect to security equipment to be maintained at all Mexican airports. We have been advised by our Mexican counsel that the judgments with respect to the amparos filed by each of our airports in 2002 should apply to this additional amendment to the customs law; however, there can be no assurance that the Mexican government will agree with our analysis. If the Mexican government were to require us to comply, or, should the outcome of the amparos be adverse to us, we would be required to make the necessary expenditures. If we were required to make these expenditures, we do not believe that they would be material

  Modification of the operating schedules of the Morelia and Los Cabos airports

        The General Office of Civil Aviation has issued a decree extending the official operating schedules of the Morelia and Los Cabos airports to 24 hours per day. Pursuant to the decree, we can no longer double our charges for airport services provided outside of our official hours of operation. Any resulting reduction in revenue will reduce our ability to offset the increased operating expenses associated with an extended operating schedule. As a result, and also because the modification decree was issued without any input from us, we have initiated legal proceedings to challenge the decree. Pending the resolution of these proceedings, the Los Cabos airport has remained non-compliant with the decree pursuant to a temporary judicial stay of the decree. We continue to double our charges for services provided outside of this airport's standard operating hours of 7:00 a.m. to 6:00 p.m. Although the Morelia airport has not been granted such relief, we continue to double our charges for services during off hours; however, our airline customers currently pay us amounts corresponding to our standard charges in connection with services provided during off hours. In the event that these proceedings are not resolved in our favor, the schedule modifications and the resulting increases in expenses could have a material adverse effect on our financial condition and results of our operations.

Environmental Matters

  Regulation

        Our operations are subject to Mexican federal, state and municipal laws and regulations relating to the protection of the environment. The major federal environmental laws applicable to our operations are: (i) the General Law of Ecological Balance and Environmental Protection (the "General Environmental Law") and its regulations, which are administered by the Ministry of the Environment and Natural Resources (Secretaria de Medio Ambiente y Recursos Naturales) and enforced by the Ministry's enforcement branch, the Federal Office for the Protection of the Environment (Procuraduria Federal de Proteccion al Ambiente); (ii) the General Law for the Prevention and Integral Management of Waste (the "Law on Waste"), which is also administered by the Ministry of the Environment and Natural Resources and enforced by the Federal Office for the Protection of the Environment; and (iii) the National Waters Law and its regulations, which are administered and enforced by the National Waters Commission, (Comision Nacional del Agua), also a branch of the Ministry of the Environment and Natural Resources.

        Under the General Environmental Law, regulations have been enacted concerning air pollution, environmental impact, noise control, hazardous waste, environmental audits and natural protected areas. The General Environmental Law also regulates, among other things, vibrations, thermal energy, soil contamination and visual pollution, although the Mexican government has not yet issued enforceable regulation on the majority of these matters. The General Environmental Law also provides that companies that contaminate soils are responsible for their clean-up. Further, according to the Law on Waste, which was enacted in January 2004, owners and/or possessors of real property with soil contamination are jointly and severally liable for the remediation of such contaminated sites, irrespective of any recourse or other actions such owners and/or possessors may have against the contaminating party, and aside from the criminal or administrative liability to which the contaminating party may be subject. Restrictions on the transfer of contaminated sites also exist. The Law on Waste also regulates the generation, handling and final disposal of hazardous waste.

        Pursuant to the National Waters Law, companies that discharge waste waters into national water bodies must comply, among others, with maximum permissible contaminant levels in order to preserve water quality. Periodic reports on water quality must be provided to competent authorities. Liability may result from the contamination of underground waters or recipient water bodies. The use of underground waters is subject to restrictions pursuant to our concessions and the National Waters Commission.

        In addition to the foregoing, Mexican Official Norms, which are technical standards issued by competent regulatory authorities pursuant to the General Normalization Law (Ley General de Metrologia y Normalizacion) and to other laws that include the environmental laws described above, establish standards relating to air emissions, waste water discharges, the generation, handling and disposal of hazardous waste and noise control, among others. Mexican Official Norms on soil contamination and waste management are currently being developed and may also soon be enacted. Although not enforceable, the internal administrative criteria on soil contamination of the Federal Office for the Protection of the Environment are widely used as guidance in cases where soil remediation, restoration or clean-up is required.

        The Federal Office for the Protection of the Environment can bring administrative, civil and criminal proceedings against companies that violate environmental laws and it also has the power to close non-complying facilities and impose a variety of sanctions. Companies in Mexico are required to obtain proper authorizations, licenses, concessions or permits from competent environmental authorities for the performance of activities that may have an impact on the environment or that may constitute a source of contamination. Companies in Mexico are also required to comply with a variety of reporting obligations that include, among others, providing the Federal Office for the Protection of the Environment and the National Waters Commission, as applicable, with periodic reports regarding compliance with various environmental laws.

        Prior to the opening of Mexico's airports to private investment, the Federal Office for the Protection of the Environment required that environmental audits be performed at each of our airports. Based on the results of these audits, the Federal Office for the Protection of the Environment issued recommendations for improvements and corrective actions to be taken at each of our airports. In connection with the transfer of the management of our airports from our predecessor, we entered into environmental compliance agreements with the Federal Office for the Protection of the Environment on January 1, 1999 and July 12, 2000 pursuant to which we agreed to comply with a specific action plan and adopt specific actions within a determined time frame.

        The Federal Office for the Protection of the Environment has confirmed that we have complied with all of the relevant environmental requirements derived from the aforementioned environmental audits at of, and has issued compliance certificates for, all of our airports other than Guadalajara and Los Cabos. These certificates, which are known as Environmental Compliance Certificates (Certificados de Cumplimiento Ambiental) certify compliance with applicable Mexican environmental laws, regulations and applicable Mexican Official Norms and must be renewed in 2006 (Los Mochis, Hermosillo, Puerto Vallarta and Tijuana) and 2007 (La Paz and Mexicali). We are in the process of completing the corrective actions recommended by the Federal Office for the Protection of the Environment at our Guadalajara and Los Cabos airports.

  Liability for Environmental Noncompliance

        The legal framework of environmental liability applicable to our operations is generally outlined above. Under the terms of our concessions, the Mexican government has agreed to indemnify us for any environmental liabilities arising prior to November 1, 1998 and for any failure by the Mexican Airport and Auxiliary Services Agency prior to November 1, 1998 to comply with applicable environmental laws and with its agreements with Mexican environmental authorities. Although there can be no assurance, we believe that we are entitled to indemnification for any liabilities related to the actions our predecessor was required to perform or refrain from performing under applicable environmental laws and under their agreements with environmental authorities. For further information regarding these liabilities, see note 16.d to our audited financial statements.

        The level of environmental regulation in Mexico has significantly increased in recent years, and the enforcement of environmental laws is becoming substantially more stringent. We expect this trend to continue and expect additional norms to be imposed by the North American Agreement on Environmental Cooperation entered into by Canada, the United States and Mexico in the context of the North American Free Trade Agreement, as well as by other international treaties on environmental matters. We do not expect that compliance with Mexican federal, state or municipal environmental laws currently in effect will have a material adverse effect on our financial condition or results of operations. However, there can be no assurance that environmental regulations or the enforcement thereof will not change in a manner that could have a material adverse effect on our business, results of operations, prospects or financial condition.

  Investment in Environmental Compliance

        Since our privatization, we have made significant efforts towards complying with environmental laws and regulations, with our investment in environmental compliance totaling Ps. 1.9 million in 2002, Ps. 1.3 million in 2003, Ps. 0.3 million in 2004 and Ps. 4.2 million in the first nine months of 2005. We expect to invest approximately Ps. 6.9 million in environmental compliance activities in 2006. However, we can provide no assurance that we may not have to make significant investments in environmental compliance in the future, whether due to noncompliance, changes to applicable regulatory frameworks or more stringent enforcement of applicable regulatory frameworks.

        Please also see the discussion of legal challenges to environmental regulations in Tijuana described under "—Legal Proceedings—Other Claims by Municipalities."

Subsidiaries

        The following table sets forth our subsidiaries at September 30, 2005.

Name of Company	Jurisdiction of Establishment	Percentage Owned	Description
Aeropuerto de Guadalajara, S.A. de C.V.	Mexico	100	Holds concession for Guadalajara International Airport
Aeropuerto de Tijuana, S.A. de C.V.	Mexico	100	Holds concession for Tijuana International Airport
Aeropuerto de Puerto Vallarta, S.A. de C.V.	Mexico	100	Holds concession for Puerto Vallarta International Airport
Aeropuerto de San Jose del Cabo, S.A. de C.V.	Mexico	100	Holds concession for Los Cabos International Airport
Aeropuerto de Hermosillo, S.A. de C.V.	Mexico	100	Holds concession for Hermosillo International Airport
Aeropuerto del Bajio, S.A. de C.V.	Mexico	100	Holds concession for Bajio International Airport
Aeropuerto de Morelia, S.A. de C.V.	Mexico	100	Holds concession for Morelia International Airport
Aeropuerto de La Paz, S.A. de C.V.	Mexico	100	Holds concession for La Paz International Airport
Aeropuerto de Aguascalientes, S.A. de C.V.	Mexico	100	Holds concession for Aguascalientes International Airport
Aeropuerto de Mexicali, S.A. de C.V.	Mexico	100	Holds concession for Mexicali International Airport
Aeropuerto de Los Mochis, S.A. de C.V.	Mexico	100	Holds concession for Los Mochis International Airport
Aeropuerto de Manzanillo, S.A. de C.V.	Mexico	100	Holds concession for Manzanillo International Airport
Servicios a la Infraestructura Aeroportuaria del Pacifico, S.A. de C.V.	Mexico	100	Provider of administrative services to our other subsidiaries
Pacifico Cargo, S.A. de C.V.	Mexico	100	Provider of cargo services at certain of our airports.

REGULATORY FRAMEWORK

Sources of Regulation

        The following are the principal laws, regulations and instruments that govern our business and the operation of our airports:

  •
  the Mexican Airport Law ("Ley de Aeropuertos"), enacted December 22, 1995;

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  the regulations under the Mexican Airport Law ("Reglamento del la Ley de Aeropuertos"), enacted February 17, 2000;

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  the Mexican Communications Law ("Ley de Vias Generales de Comunicacion"), enacted February 19, 1940;

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  the Mexican Civil Aviation Law ("Ley de Aviacion Civil"), enacted May 12, 1995;

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  the Mexican Federal Duties Law ("Ley Federal de Derechos"), revised on an annual basis;

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  the Mexican National Assets Law ("Ley de Bienes Nacionales"), enacted May 20, 2004; and

  •
  the concessions that entitle our subsidiaries to operate our 12 airports, which were granted on June 29, 1998 and amended on November 15, 1999.

        The Mexican Airport Law and the regulations under the Mexican Airport Law establish the general framework regulating the construction, operation, maintenance and development of Mexican airport facilities. The Mexican Airport Law's stated intent is to promote the expansion, development and modernization of Mexico's airport infrastructure by encouraging investment and competition.

        Under the Mexican Airport Law, a concession granted by the Ministry of Communications and Transportation is required to construct, operate, maintain and develop a public service airport in Mexico. A concession generally must be granted pursuant to a public bidding process, except for: (i) concessions granted to (a) entities considered part of "the federal public administration" as defined under Mexican law and (b) private companies whose principal stockholder may be a state or municipal government; (ii) concessions granted to operators of private airports (who have operated privately for five or more years) wishing to begin operating their facilities as public service airports; and (iii) complementary concessions granted to existing concession holders. Complementary concessions may be granted only under certain limited circumstances, such as where an existing concession holder can demonstrate, among other things, that the award of the complementary concession is necessary to satisfy passenger demand. On June 29, 1998, the Ministry of Communications and Transportation granted 12 concessions to operate, maintain and develop the 12 principal airports in Mexico's Pacific and Central regions to our subsidiaries. Because our subsidiaries were considered entities of the federal public administration at the time the concessions were granted, the concessions were awarded without a public bidding process. However, the process of selling 15% of our capital stock to our strategic stockholder pursuant to the privatization process was conducted through a public bidding process. Each of our concessions was amended on November 15, 1999 in order, among other things, to incorporate each airport's maximum rates and certain other terms as part of the concession.

        On February 17, 2000, the regulations under the Mexican Airport Law were issued. We believe we are currently complying with the material requirements of the Mexican Airport Law and its regulations. Noncompliance with these regulations could result in fines or other sanctions being assessed by the Ministry of Communications and Transportation, and are among the violations that could result in termination of a concession if they occur three or more times.

        On May 20, 2004 a new Mexican National Assets Law was adopted and published in the Diario Oficial de la Federacion which, among other things, established regulations relating to concessions on real property held in the public domain, including the airports that we operate. The new Mexican National Assets Law established new grounds for revocation of concessions for failure to pay applicable taxes, but does not specify which taxed must be paid, including whether certain taxes to municipalities must be paid by a concessionaire.

        To the best of our knowledge as of the date hereof, the constitutionality of the new Mexican National Assets Law has not been challenged in Mexico's court system. If challenged in the future, a court could declare the tax void or determine an alternate amount.

Role of the Ministry of Communications and Transportation

        The Ministry of Communications and Transportation is the principal regulator of airports in Mexico and is authorized by the Mexican Airport Law to perform the following functions:

  •
  plan, formulate and establish the policies and programs for the development of the national airport system;

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  construct, administer and operate airports and airport-related services for the public interest;

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  grant, modify and revoke concessions for the operation of airports;

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  establish air transit rules and rules regulating take-off and landing schedules through the Mexican air traffic control authority;

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  take all necessary action to create an efficient, competitive and non-discriminatory market for airport-related services, and set forth the minimum operating conditions for airports;

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  establish safety regulations;

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  close airports entirely or partially when safety requirements are not being satisfied;

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  monitor airport facilities to determine their compliance with the Mexican Airport Law, other applicable laws and the terms of the concessions;

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  maintain the Mexican aeronautical registry for registrations relating to airports;

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  impose penalties for failure to observe and perform the rules under the Mexican Airport Law, the regulations thereunder and the concessions;

  •
  approve any transaction or transactions that directly or indirectly may result in a change of control of a concession holder;

  •
  approve the master development programs prepared by each concession holder every five years;

  •
  determine each airport's maximum rates;

  •
  approve any agreements entered into between a concession holder and a third party providing airport or complementary services at its airport; and

  •
  perform any other function specified by the Mexican Airport Law.

        In addition, under the Mexican Organic Law of the Federal Public Administration, the Mexican Airport Law and the Mexican Civil Aviation Law, the Ministry of Communications and Transportation is required to provide air traffic control, radio assistance and aeronautical communications at Mexico's airports. The Ministry of Communications and Transportation provides these services through Services for Navigation in Mexican Air Space, the Mexican air traffic control authority, which is a division of the Ministry of Communications and Transportation. Since 1978, the Mexican air traffic control authority has provided air traffic control for Mexico's airports.

Concession Fee

        Under the Mexican Federal Duties Law, each of our subsidiary concession holders is required to pay the Mexican government a concession fee based on its gross annual revenues from the use of public domain assets pursuant to the terms of its concession. Currently, this concession fee is set at a rate of 5% and may be revised annually by the Mexican Congress. Our concessions provide that we may request an amendment of our maximum rates if there is a change in this concession fee.

Scope of Concessions

        We hold concessions granted to us by the Mexican government to use, operate, maintain and develop 12 airports in the Pacific and Central regions of Mexico in accordance with the Mexican Airport Law. As authorized under the Mexican Airport Law, each of the concessions is held by our subsidiaries for an initial 50-year term as of November 1, 1998. This initial term of each of our concessions may be renewed in one or more terms for up to an additional 50 years, subject to the concession holder's acceptance of any new conditions imposed by the Ministry of Communications and Transportation and to its compliance with the terms of its concession.

        The concessions held by our subsidiary concession holders allow the relevant concession holder, during the term of the concession, to: (i) operate, maintain and develop its airport and carry out any necessary construction in order to render airport, complementary and commercial services as provided under the Mexican Airport Law and the Mexican Airport Law regulations; and (ii) use and develop the assets that comprise the airport that is the subject of the concession (consisting of the airport's real estate and improvements but excluding assets used in connection with fuel supply and storage). These assets are government-owned assets, subject to the Mexican National Assets Law. Upon expiration of a concession, these assets, together with any improvements thereto, automatically revert to the Mexican government.

        Concession holders are required to provide airport security, which must include contingent and emergency plans in accordance with the regulations under the Mexican Airport Law. The security regulations shall be implemented in accordance with the requirements set forth in the National Program for Airport Security. In addition, the regulations pertaining to the Mexican Airport Law specify that an airport concession holder is responsible for the inspection of passengers and carry-on luggage prior to approaching the departure gates, and specify that the transporting airline is responsible for the inspection of checked-in luggage and cargo. If public order or national security is endangered, the competent federal authorities are authorized to act to protect the safety of aircraft, passengers, cargo, mail, installations and equipment.

        In 2005, the Mexican government adopted a policy that requires all checked baggage on international commercial flights beginning in January 2006, and on domestic commercial flights beginning in July 2006, to undergo a new comprehensive screening process. The new process requires the installation of new screening equipment and that baggage be checked manually, whether or not the owner of the baggage is present, if the equipment signals the potential presence of prohibited items. Although airlines, rather than holders of airport concessions, are responsible under Mexican law for baggage screening, in order to comply with the new policy we are required to purchase, install and operate the new equipment and to conduct manual searches as necessary, which could increase our exposure to liability. In addition, the possibility for manual inspections pursuant to the new screening process raises issues concerning the permissibility, under the Mexican constitution, of manual baggage searches, generally, and searches outside the presence of the owners of the baggage, specifically.

        The shares of a concession holder and the rights under a concession may be subject to a lien only with the approval of the Ministry of Communications and Transportation. No agreement documenting liens approved by the Ministry of Communications and Transportation may allow the beneficiary of a pledge to become a concession holder under any circumstances.

        A concession holder may not assign any of its rights or obligations under its concession without the authorization of the Ministry of Communications and Transportation. The Ministry of Communications and Transportation is authorized to consent to an assignment only if the proposed assignee satisfies the requirements to be a concession holder under the Mexican Airport Law, undertakes to comply with the obligations under the relevant concession and agrees to any other conditions that the Ministry of Communications and Transportation may require.

General Obligations of Concession Holders

        The concessions impose certain obligations on the concession holders, including, among others, (i) the obligation to pay the concession fee described above, (ii) the obligation to deliver concession services in a continuous, public and non-discriminatory manner, (iii) the obligation to maintain the airports in good working condition and (iv) the obligation to make investments with respect to the infrastructure and equipment in accordance with the master development programs and the concessions.

        Each concession holder and any third party providing services at an airport is required to carry specified insurance in amounts and covering specified risks, such as damage to persons and property at the airport, in each case as specified by the Ministry of Communications and Transportation. To date the Ministry of Communications and Transportation has not specified the required amounts of insurance. We cannot assure you that we will not be required to obtain additional insurance once these amounts are specified.

        We and our subsidiary concession holders are jointly and severally liable to the Ministry of Communications and Transportation for the performance of all obligations under the concessions held by our subsidiaries. Each of our subsidiary concession holders is responsible for the performance of the obligations set forth in its concession and in the master development programs, including the obligations arising from third-party contracts, as well as for any damages to the Mexican government-owned assets that they use and to third-party airport users. In the event of a breach of one concession, the Ministry of Communications and Transportation is entitled to revoke all of the concessions held by our subsidiaries.

        Substantially all of contracts entered into prior to August 25, 1999 by the Mexican Airport and Auxiliary Services Agency with respect to each of our airports were assigned to the relevant concession holder for each airport. As part of this assignment, each concession holder agreed to indemnify the Mexican Airport and Auxiliary Services Agency for any loss suffered by the Mexican Airport and Auxiliary Services Agency due to the concession holder's breach of its obligations under an assigned agreement.

Classification of Services Provided at Airports

        The Mexican Airport Law and the Mexican Airport Law regulations classify the services that may be rendered at an airport into the following three categories:

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  Airport Services. Airport services may be rendered only by the holder of a concession or a third party that has entered into an agreement with the concession holder to provide such services. These services include the following:

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  the use of airport runways, taxiways and aprons for landing, aircraft parking and departure;

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  the use of hangars, passenger walkways, transport buses and car parking facilities;

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  the provision of airport security services, rescue and firefighting services, ground traffic control, lighting and visual aids;

    •
    the general use of terminal space and other infrastructure by aircraft, passengers and cargo; and

    •
    the provision of access to an airport to third parties providing complementary services (as defined in the Mexican Airport Law) and third parties providing permanent ground transportation services (such as taxis).

  •
  Complementary Services. Complementary services may be rendered by an airline, by the airport operator or by a third party under agreements with airlines and the airport operator. These services include: ramp and handling services, passenger check-in, and aircraft security, catering, cleaning, maintenance, repair and fuel supply and related activities that provide support to air carriers.

  •
  Commercial Services. Commercial services involve services that are not considered essential to the operation of an airport or aircraft, and include, among other things, the leasing of space to retailers, restaurants and banks, and advertising.

        Third parties rendering airport, complementary or commercial services are required to do so pursuant to a written agreement with the relevant concession holder. We have not entered into any agreement with a third party with respect to the provision of airport services as we provide these services ourselves. All agreements relating to airport or complementary services are required to be approved by the Ministry of Communications and Transportation. The Mexican Airport Law provides that the concession holder is jointly liable with these third parties for compliance with the terms of the relevant concession with respect to the services provided by such third parties. All third-party service providers are required to be corporations incorporated under Mexican law.

        Airport and complementary services are required to be provided to all users in a uniform and regular manner, without discrimination as to quality, access or price. Concession holders are required to provide airport and complementary services on a priority basis to military aircraft, disaster support aircraft and aircraft experiencing emergencies. Airport and complementary services are required to be provided at no cost to military aircraft and aircraft performing national security activities. The concession holders have not and do not provide complementary services as these services are provided by third parties.

        In the event of force majeure, the Ministry of Communications and Transportation may impose additional regulations governing the provision of services at airports, but only to the extent necessary to address the force majeureevent. The Mexican Airport Law allows the airport administrator appointed by a concession holder to suspend the provision of airport services in the event of force majeure.

        A concession holder is also required to allow for a competitive market for complementary services. A concession holder may only limit the number of providers of complementary services in its airport due to space, efficiency and safety considerations. If the number of complementary service providers must be limited due to these considerations, contracts for the provision of complementary services must be awarded through a competitive bidding process.

Master Development Programs

        Concession holders are also required to submit to the Ministry of Communications and Transportation a master development program describing, among other things, the concession holder's construction and maintenance plans.

        Each master development program is required to be updated every five years and resubmitted for approval to the Ministry of Communications and Transportation. Upon such approval, the master development program is deemed to constitute a part of the relevant concession. Any major construction, renovation or expansion of an airport may only be made pursuant to a concession holder's master development program or upon approval by the Ministry of Communications and Transportation. Information required to be presented in the master development program includes:

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  airport growth and development expectations;

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  15-year projections for air traffic demand (including passenger, cargo and operations);

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  construction, conservation, maintenance, expansion and modernization programs for infrastructure, facilities and equipment;

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  a binding five-year detailed investment program and planned major investments for the following ten years;

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  descriptive airport plans specifying the distinct uses for the corresponding airport areas;

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  any financing sources; and

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  environmental protection measures.

        The concessions provide for a 24-month period to prepare and submit the concession holder's master development program, and require the concession holder to engage recognized independent consultants to conduct polls among airport users with respect to current and expected quality standards, and to prepare air traffic projections and investment requirements. The concession holder must submit a draft of the master development program to an operations committee comprising each airport's principal users for their review and comments six months prior to its submission for approval to the Ministry of Communications and Transportation. Further, the concession holder must submit, six months prior to the expiration of the five-year term, the new master development program to the Ministry of Communications and Transportation. The Ministry of Communications and Transportation may request additional information or clarification as well as seek further comments from airport users. The Ministry of Defense may also opine on the master development programs.

        Any major construction project, renovation or expansion relating to an airport can only be done pursuant to the master development program of the concession holder or with the approval of the Ministry of Communications and Transportation. We are required to spend the full amounts set forth in each investment program under our master development programs.

        Changes to a master development program and investment program require the approval of the Ministry of Communications and Transportation, except for emergency repairs and minor works that do not adversely affect an airport's operations.

        Each of our subsidiary concession holders submitted its current master development program for the 2000 to 2004 period for approval on July 14, 2000 and filed additional information on November 28, 2000. On November 30, 2000, the Ministry of Communications and Transportation approved these master development programs. Although these programs initially established our investment obligations thereunder on an annual basis, in 2003 the Ministry of Communications and Transportation conducted a review of our compliance with the obligations under our 2000-2004 master development programs through that date and we and the Ministry of Communications and Transportation subsequently amended these 2000-2004 programs to provide for a single committed investment amount for each airport for the entire 2000-2004 period.

        In December 2004, the Ministry of Communications and Transportation approved the master development programs for each of our subsidiary concession holders for the 2005 to 2009 period. We will allocate a majority of our investments for the 2005 to 2009 period to our five largest airports.

        Pursuant to the terms of our concessions, we are required to comply with the investment obligations under our master development programs on a year-by-year basis and the Ministry of Communications and Transportation is entitled to review our compliance thereunder (and apply sanctions accordingly) on an annual basis. Although historically the Ministry of Communications and Transportation has indicated its intent to review our compliance with these obligations on an aggregate five-year basis, we can offer no assurance that it will not choose to review our compliance with our obligations on an annual basis going forward.

Aeronautical Services Regulation

        The Mexican Airport Law provides for the Ministry of Communications and Transportation to establish price regulations for services for which there is no competitive market, as determined by the Antitrust Commission. In 1999, the Antitrust Commission issued a ruling stating that competitive markets generally do not exist for airport services and airport access provided to third parties rendering complementary services. This ruling authorized the Ministry of Communications and Transportation to establish regulations governing the prices that may be charged for airport services and access fees that may be charged to third parties rendering complementary services in our airports. On November 15, 1999, a new regulation, the Rate Regulation, was incorporated within the terms of each of our concessions. This regulation provides a framework for the setting by the Ministry of Communications and Transportation of five-year maximum rates.

  Regulated Revenues

        The majority of our revenues are derived from providing aeronautical services, which generally are related to the use of airport facilities by airlines and passengers and principally consist of a fee for each departing passenger, aircraft landing fees based on the aircraft's weight and arrival time, an aircraft parking fee, a fee for the transfer of passengers from the aircraft to the terminal building and a security charge for each departing passenger.

        Since January 1, 2000, all of our revenues from aeronautical services have been subject to a price regulation system established by the Ministry of Communications and Transportation. Under this price regulation system, the Ministry of Communications and Transportation establishes a maximum rate for each airport for every year in a five-year period. The maximum rate is the maximum amount of revenues per workload unit that may be earned at an airport each year from regulated revenue sources. Under this regulation, a workload unit is equivalent to one terminal passenger or 100 kilograms (220 pounds) of cargo. We are able to set the specific prices for each aeronautical service every six months (or more frequently if accumulated inflation since the last adjustment exceeds 5%), as long as the combined revenue from regulated services at an airport does not exceed the maximum rate per workload unit at that airport. Since our aggregate revenues resulting from regulated services are not otherwise restricted, increases in passenger and cargo traffic permit greater revenues overall within each five-year interval for which maximum rates are established.

        In 2004 and the first nine months of 2005, approximately 82.4% and 81.6%, respectively, of our total revenues were earned from aeronautical services subject to price regulation under our maximum rates.

        Our revenues from non-aeronautical services, including revenues that we earn from most commercial activities in our terminals, are not regulated under this dual-till price regulation system and are therefore not subject to a ceiling. For a description of how we classify our revenues into aeronautical and non-aeronautical services, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Classification of Revenues."

  Historical Maximum Rates and Maximum Rates for 2005 through 2009

        The maximum rates for each of our airports were initially approved by the Ministry of Communications and Transportation through December 31, 2004 and are reflected in the terms of our concessions. For subsequent periods, each airport's maximum rate is to be determined by the Ministry of Communications and Transportation based on a general framework established in our concessions. This framework reflects, among other factors, projections of an airport's revenues, operating costs and capital expenditures, as well as the estimated cost of capital related to regulated services and projected annual efficiency adjustments determined by the Ministry of Communications and Transportation. The schedule of maximum rates for each airport is to be established every five years. In December 2004, the Ministry of Communications and Transportation set new airport maximum rates for the period from January 1, 2005 through December 31, 2009.

        The following tables set forth the maximum rates for each of our airports for the periods indicated under our 2000 to 2004 master development programs and under the master development programs that went into effect as of January 1, 2005. These maximum rates are subject to adjustment only as described above or under the limited circumstances described below under "Special Adjustments to Maximum Rates."

Historical Maximum Rates(1)

	Year ended December 31,
	2000		2001		2002		2003		2004
Guadalajara	Ps.	97.55	Ps.	96.57	Ps.	95.61	Ps.	94.65	Ps.	93.70
Tijuana		75.14		74.40		73.66		72.91		72.18
Puerto Vallarta		111.27		110.16		109.05		107.97		115.34
Los Cabos		130.79		129.47		128.18		126.89		125.62
Hermosillo		85.99		85.13		84.27		83.44		82.59
Bajio		109.83		108.73		107.64		106.57		111.71
Morelia		114.89		113.74		112.60		111.48		110.35
La Paz		107.67		106.59		105.52		104.46		103.42
Aguascalientes		96.11		95.14		94.18		93.24		92.31
Mexicali		86.71		85.84		84.98		84.14		83.29
Los Mochis		104.78		103.73		102.69		101.65		100.65
Manzanillo		99.71		98.72		97.73		96.75		95.78

(1)
Expressed in constant pesos as of December 31, 2004.

Current Maximum Rates(1)

	Year ended December 31,
	2005		2006		2007		2008		2009
Guadalajara	Ps.	96.39	Ps.	95.67	Ps.	94.95	Ps.	94.24	Ps.	93.53
Tijuana		76.88		76.30		75.73		75.17		74.61
Puerto Vallarta		117.70		116.82		115.94		115.07		114.20
Los Cabos		122.30		121.38		120.47		119.56		118.67
Hermosillo		83.72		83.08		82.47		81.84		81.24
Bajio		111.05		110.21		109.39		108.57		107.75
Morelia		123.22		122.30		121.38		120.47		119.56
La Paz		110.85		110.02		109.19		108.38		107.57
Aguascalientes		103.08		102.30		101.53		100.77		100.02
Mexicali		90.52		89.84		89.16		88.49		87.83
Los Mochis		105.88		105.09		104.30		103.51		102.74
Manzanillo		116.93		116.05		115.18		114.32		113.46

(1)
Expressed in constant pesos as of December 31, 2004.

  Methodology for Determining Future Maximum Rates

        The Rate Regulation provides that each airport's annual maximum rates are to be determined in five-year intervals based on the following variables:

  •
  Projections for the following fifteen years of workload units (each of which is equivalent to one terminal passenger or 100 kilograms (220 pounds) of cargo), operating costs and expenses related to services subject to price regulation and pre-tax earnings from services subject to price regulation. The concessions provide that projections for workload units and expenses related to regulated services are to be derived from the terms of the relevant concession holder's master development program for the following fifteen years.

  •
  Projections for the following fifteen years of capital expenditures related to regulated services, based on air traffic forecasts and quality of standards for services to be derived from the master development programs.

  •
  Reference values, which initially were established in the concessions and are designed to reflect the net present value of the regulated revenues minus the corresponding regulated operating costs and expenses (excluding amortization and depreciation), and capital expenditures related to the provision of regulated services plus a terminal value.

  •
  A discount rate to be determined by the Ministry of Communications and Transportation. The concessions provide that the discount rate shall reflect the cost of capital to Mexican and international companies in the airport industry (on a pre-tax basis), as well as Mexican economic conditions. The concessions provide that the discount rate shall be at least equal to the average yield of long-term Mexican government debt securities quoted in the international markets during the prior 24 months plus a risk premium to be determined by the Ministry of Communications and Transportation based on the inherent risk of the airport business in Mexico.

  •
  An efficiency factor to be determined by the Ministry of Communications and Transportation. For the five-year period ending December 31, 2004, the maximum rates applicable to our airports reflect a projected annual efficiency improvement of 1%. For the five-year period ending December 31, 2009, the maximum rates applicable to our airports reflect a projected annual efficiency improvement of 0.75%.

        Our concessions specify a discounted cash flow formula to be used by the Ministry of Communications and Transportation to determine the maximum rates that, given the projected pre-tax earnings, the efficiency adjustment, capital expenditures and discount rate, would result in a net present value equal to the reference values established in connection with the last determination of maximum rates. We prepare a proposal to submit to the Ministry of Communications and Transportation establishing the values we believe should be used with respect to each variable included in the determination of maximum rates, including the efficiency factor, projected capital expenditures and the discount rate. The maximum rates ultimately established by the Ministry of Communications and Transportation historically have resulted from a negotiation between the Ministry of Communications and Transportation and us regarding these variables.

        The concessions provide that each airport's reference values, discount rate and the other variables used in calculating the maximum rates do not in any manner represent an undertaking by the Ministry of Communications and Transportation or the Mexican government as to the profitability of any concession holder. Therefore, whether or not the maximum rates (or the amounts up to the maximum rates that we have been able to collect) multiplied by workload units at any airport generate a profit or exceed our profit estimates, or reflect the actual profitability, discount rates, capital expenditures or productivity gains at that airport over the five-year period, we are not entitled to any adjustment to compensate for this shortfall.

        To the extent that such aggregate revenues per workload unit exceed the relevant maximum rate, the Ministry of Communications and Transportation may proportionately reduce the maximum rate in the immediately subsequent year and assess penalties equivalent to 1,000 to 50,000 times the general minimum wage in the Federal District (Mexico City). On September 30, 2005, the daily minimum wage in Mexico City was Ps. 46.80. As a result, the maximum penalty at such date could have been Ps. 2.3 million (U.S.$0.2 million) per airport.

        Our concessions provide that, during 2000 and 2001 our calculation of workload units (one passenger or 100 kilograms (220 pounds) of cargo) included transit passengers. Beginning January 1, 2002, the Ministry of Communications and Transportation established that the calculation of workload units would not include transit passengers for subsequent years. The current workload unit calculation is therefore equal to one terminal passenger or 100 kilograms (220 pounds) of cargo.

  Special Adjustments to Maximum Rates

        Once determined, each airport's maximum rates are subject to special adjustment only under the following circumstances:

  •
  Change in law or natural disasters. A concession holder may request an adjustment in its maximum rates if a change in law with respect to quality standards or safety and environmental protection results in operating costs or capital expenditures that were not contemplated when its maximum rates were determined. In addition, a concession holder may also request an adjustment in its maximum rates if a natural disaster affects demand or requires unanticipated capital expenditures. There can be no assurance that any request on these grounds would be approved.

  •
  Macroeconomic conditions. A concession holder may also request an adjustment in its maximum rates if, as a result of a decrease of at least 5% in Mexican gross domestic product in a 12-month period, the workload units processed in the concession holder's airport are less than that projected when its master development program was approved. To grant an adjustment under these circumstances, the Ministry of Communications and Transportation under the master development program must have already allowed the concession holder to decrease its projected capital improvements as a result of the decline in passenger traffic volume. There can be no assurance that any request on these grounds would be approved.

  •
  Increase in concession fee under Mexican Federal Duties Law. An increase in duty payable by a concession holder under the Mexican Federal Duties Law entitles the concession holder to request an adjustment in its maximum rates. There can be no assurance that any request on these grounds would be approved.

  •
  Failure to make required investments or improvements. The Ministry of Communications and Transportation annually is entitled to review each concession holder's compliance with its master development program (including the provision of services and the making of capital investments). If a concession holder fails to satisfy any of the investment commitments contained in its master development program, the Ministry of Communications and Transportation is entitled to decrease the concession holder's maximum rates and assess penalties.

  •
  Excess revenues. In the event that revenues subject to price regulation per workload unit in any year exceed the applicable maximum rate, the maximum rate for the following year will be decreased to compensate airport users for overpayment in the previous year. Under these circumstances, the Ministry of Communications and Transportation is also entitled to assess penalties against the concession holder.

Ownership Commitments and Restrictions

        The concessions require us to retain a 51% direct ownership interest in each of our 12 concession holders throughout the term of these concessions. Any acquisition by us or one of our concession holders of any additional airport concessions or of a beneficial interest of 30% or more of another concession holder requires the consent of the Antitrust Commission. In addition, the concessions prohibit us and our concession holders, collectively or individually, from acquiring more than one concession for the operation of an airport along each of Mexico's southern and northern borders.

        Air carriers are prohibited under the Mexican Airport Law from controlling or beneficially owning 5% or more of the shares of a holder of an airport concession. We, and each of our subsidiaries, are similarly restricted from owning 5% or more of the shares of any air carrier.

        Foreign governments acting in a sovereign capacity are prohibited from owning any direct or indirect equity interest in a holder of an airport concession.

Reporting, Information and Consent Requirements

        Concession holders and third parties providing services at airports are required to provide the Ministry of Communications and Transportation access to all airport facilities and information relating to an airport's construction, operation, maintenance and development. Each concession holder is obligated to maintain statistical records of operations and air traffic movements in its airport and to provide the Ministry of Communications and Transportation with any information that it may request. Each concession holder is also required to publish its annual audited consolidated financial statements in a principal Mexican newspaper within the first four months of each year.

        The Mexican Airport Law provides that any person or group directly or indirectly acquiring control of a concession holder is required to obtain the consent of the Ministry of Communications and Transportation to such control acquisition. For purposes of this requirement, control is deemed to be acquired in the following circumstances:

  •
  if a person acquires 35% or more of the shares of a concession holder;

  •
  if a person has the ability to control the outcome of meetings of the stockholders of a concession holder;

  •
  if a person has the ability to appoint a majority of the members of the board of directors of a concession holder; and

  •
  if a person by any other means acquires control of an airport.

        Under the regulations to the Mexican Airport Law, any company acquiring control of a concession holder is deemed to be jointly and severally liable with the concession holder for the performance of the terms and conditions of the concession.

        The Ministry of Communications and Transportation is required to be notified upon any change in a concession holder's chief executive officer, board of directors or management. A concession holder is also required to notify the Ministry of Communications and Transportation at least 90 days prior to the adoption of any amendment to its bylaws concerning the dissolution, corporate purpose, merger, transformation or spin-off of the concession holder.

Penalties and Termination and Revocation of Concessions and Concession Assets

  Termination of Concessions

        Under the Mexican Airport Law and the terms of the concessions, a concession may be terminated upon any of the following events:

  •
  the expiration of its term;

  •
  the surrender by the concession holder;

  •
  the revocation of the concession by the Ministry of Communications and Transportation;

  •
  the reversion of the Mexican government-owned assets that are the subject of the concession (principally real estate, improvements and other infrastructure);

  •
  the inability to achieve the purpose of the concession, except in the event of force majeure;

  •
  the dissolution, liquidation or bankruptcy of the concession holder; or

  •
  the failure by the concession holder to satisfy the shareholding obligations set forth in the concession.

        Following a concession's termination, the concession holder remains liable for the performance of its obligations during the term of the concession.

  Revocation of Concessions

        A concession may be revoked by the Ministry of Communications and Transportation under certain conditions, including:

  •
  the failure by a concession holder to begin operating, maintaining and developing an airport pursuant to the terms established in the concession;

  •
  the failure by a concession holder to maintain insurance as required under the Mexican Airport Law;

  •
  the assignment, encumbrance, transfer or sale of a concession, any of the rights thereunder or the assets underlying the concession in violation of the Mexican Airport Law;

  •
  any alteration of the nature or condition of an airport's facilities without the authorization of the Ministry of Communications and Transportation;

  •
  use, with a concession holder's consent or without the approval of air traffic control authorities, of an airport by any aircraft that does not comply with the requirements of the Mexican Civil

    Aviation Law, that has not been authorized by the Mexican air traffic control authority, or that is involved in the commission of a felony;

  •
  knowingly appointing a chief executive officer or board member of a concession holder that is not qualified to perform his functions under the law as a result of having violated criminal laws;

  •
  the failure by the concession holder to pay the Mexican government the airport concession fee;

  •
  our failure to beneficially own at least 51% of the capital stock of our subsidiary concession holders;

  •
  a violation of the safety regulations established in the Mexican Airport Law and other applicable laws;

  •
  a total or partial interruption of the operation of an airport or its airport or complementary services without justified cause;

  •
  the failure to maintain the airport's facilities;

  •
  the provision of unauthorized services;

  •
  the failure to indemnify a third party for damages caused by the provision of services by the concession holder or a third-party service provider;

  •
  charging prices higher than those registered with the Ministry of Communications and Transportation for regulated services or exceeding the applicable maximum rate;

  •
  any act or omission that impedes the ability of other service providers or authorities to carry out their functions within the airport; or

  •
  any other failure to comply with the Mexican Airport Law, its regulations and the terms of a concession.

        The Ministry of Communications and Transportation is entitled to revoke a concession without prior notice as a result of the first six events described above. In the case of other violations, a concession may be revoked as a result of a violation only if sanctions have been imposed at least three times with respect to the same violation.

        Pursuant to the terms of our concessions, in the event the Ministry of Communications and Transportation revokes one of our concessions, it is entitled to revoke all of our concessions.

        According to the Mexican National Assets Law, Mexico's national patrimony consists of private and government-owned assets of Mexico. The surface area of our airports and improvements on such space are considered government-owned assets. A concession concerning government-owned assets may be "rescued", or revert to the Mexican government prior to the concession's expiration, when considered necessary for the public interest. In exchange, the Mexican government is required to pay compensation as determined by expert appraisers. Following a declaration of "rescue," or reversion, the assets that were subject to the concession are automatically returned to the Mexican government.

        In the event of war, public disturbances or threats to national security, the Mexican government may assume the operations (through a process known as requisa) of any airport, airport and complementary services as well as any other airport assets. Such government action may exist only during the duration of the emergency. Except in the case of war, the Mexican federal government is required to compensate all affected parties for any damages or losses suffered as a result of such government action. If the Mexican government and a concession holder cannot agree as to the appropriate amount of damages or losses, the amount of damages shall be determined by experts jointly appointed by both parties and the amount of losses shall be determined based on the average net income of the concession holder during the previous year.

        The Mexican Airport Law provides that sanctions of up to 200,000 times the minimum daily wage in the Federal District (Mexico City) may be assessed for failures to comply with the terms of a concession. On September 30, 2005, the daily minimum wage in Mexico City was Ps. 46.80. As a result, the maximum penalty at such date could have been Ps. 9.4 million (U.S.$0.9 million).

  Consequences of Termination or Revocation of a Concession

        Upon termination, whether as a result of expiration or revocation, the real estate and fixtures that were the subject of the concession automatically revert to the Mexican government. In addition, upon termination the Mexican federal government has a preemptive right to acquire all other assets used by the concession holder to provide services under the concession at prices determined by expert appraisers appointed by the Ministry of Communications and Transportation. Alternatively, the Mexican government may elect to lease these assets for up to five years at fair market rates as determined by expert appraisers appointed by the Mexican government and the concession holder. In the event of a discrepancy between appraisals, a third expert appraiser must be jointly appointed by the Mexican government and the concession holder. If the concession holder does not appoint an expert appraiser, or if such appraiser fails to determine a price, the determination of the appraiser appointed by the Mexican government will be conclusive. If the Mexican government chooses to lease the assets, it may thereafter purchase the assets at their fair market value, as determined by an expert appraiser appointed by the Mexican government.

        The Mexican Communications Law, however, provides that upon expiration, termination or revocation of a concession, all assets necessary to operate the airports will revert to the Mexican government, at no cost, and free of any liens or other encumbrances. There is substantial doubt as to whether the provisions of our concessions would prevail over those of the Mexican Communications Law. Accordingly, there can be no assurance that upon expiration or termination of our concessions the assets used by our subsidiary concession holders to provide services at our airports will not revert to the Mexican government, free of charge, together with government-owned assets and improvements permanently attached thereto.

MANAGEMENT

Directors

        The board of directors is responsible for the management of our business. Pursuant to our bylaws, the board of directors must consist of an uneven number of directors determined at an ordinary general meeting of stockholders and is required to have at least 11, but not more than 13, members. Under Mexican law, at least 25 percent of our directors must be independent (as defined under Mexican law). Currently, the board of directors consists of 11 directors, each of whom has been elected at the annual stockholders' meeting for a term of one year or until a successor has been appointed.

        Our bylaws provide that the holders of Series BB shares are entitled to elect four members to the board of directors. Our remaining directors are elected by the holders of our Series B shares. Under our bylaws, each stockholder or group of stockholders owning at least 10% of our capital stock in the form of Series B shares is entitled to elect one member to the board of directors. The other directors to be elected by the holders of our Series B shares are elected by majority vote of all holders of Series B shares present at the stockholders' meeting (including stockholders that individually or as part of a group elected a director as a result of their 10% stake).

        Under the participation agreement and the shareholders' agreement between NAFIN, as trustee of the selling stockholder, Bancomext and AMP, NAFIN and AMP have agreed that prior to the consummation of this global offering four of our directors would be elected by AMP, five would be elected by NAFIN and the remaining two independent directors would be elected jointly by NAFIN and AMP.

        The following table lists the title, date of appointment, age and alternate of each of our current directors.

Name	Title	Director since	Age	Alternate
Ernesto Velasco Leon	Chairman and Director	May 3, 2001	63	—
Aaron Dychter Poltolarek	Director	May 28, 1998	53	—
Rodolfo Salgado Leyva	Director	February 13, 2002	40	—
Agustin Arellano Rodriguez	Director	December 6, 1999	49	—
Eduardo Sanchez Navarro Redo*	Director	February 7, 2006	59	Carlos Laviada Ocejo
Francisco Glennie y Graue	Director	February 7, 2006	56	—
Demetrio Ullastres Llorente*	Director	November 27, 2002	60	Manuel Garcia Buey
Jaime de la Rosa Montes*	Director	November 15, 1999	47	Honorato Lopez Isla
Javier Marin San Andres*	Director	August 1, 2001	46	Vicente Emilio Alonso Diego
Francisco Javier Fernandez Carbajal	Director	April 27, 2005	50	—
Jose Manuel Rincon Gallardo Puron	Director	February 7, 2006	63	—

*
Elected by AMP as holder of Series BB shares, which represents 15% of our capital stock.

        Ernesto Velasco Leon.    Mr. Ernesto Velasco Leon is the President of our board of directors and has been the General Director of Airports and Auxiliary Services since 2000. He has been the Director of the Architecture Department of the Universidad Nacional Autonoma de Mexico (UNAM), Technical Associate Director of the Instituto del Fondo Nacional Para la Vivienda de los Trabajadores (INFONAVIT), Associate General Director of Works and Maintenance of the Instituto de Seguridad Social al Servicio de los Trabajadores del Estado (ISSSTE), Associate Director of Construction and Conservation of the Mexican Airport and Auxiliary Services Agency and he was a part of the Board of Directors of the International Constructors Airports Administration (ICAA). Currently, he is also President of the Board of Directors of Grupo Aeroportuario del Centro Norte, S.A. de C. V. and of the Grupo Aeroportuario Ciudad de Mexico, S.A. de C.V. Mr. Velasco is also a member of the board of directors of Administradora Mexiquense del Aeropuerto Internacional de Toluca, S.A. de C.V. and Operadora Estatal de Aeropuertos, S.A. de C.V. Mr. Velasco has a degree in Architecture from the

Universidad Nacional Autonoma de Mexico (UNAM) and a degree in Industrial Design from the Central School of Art and Design in London, England.

        Aaron Dychter Poltolarek.    Mr. Aaron Dychter Poltolarek is a member of our board of directors and has been Undersecretary of Transportation of the Ministry of Communications and Transportation since December 1994. Previously, Mr. Dychter was Chief of the Investment, Energy and Industry Unit of the Undersecretary of Expenditures of the Ministry of Finance and Public Credit, Chief of the Investment Unit of the Undersecretary of Budget Control of the Ministry of Finance and Public Credit, Coordinator of Advisors to the Undersecretary of Budget of the Ministry of Budget and Director General of Energy Policy of the Ministry of Energy, Mining and Industry. Currently, Mr. Dychter is a member of our board of directors and of the boards of directors of Grupo Aeroportuario del Sureste, S.A. de C.V., Grupo Aeroportuario del Centro Norte, S.A. de C.V. and Grupo Aeroportuario de la Ciudad de Mexico, S.A. de C.V., as well as of the subsidiaries of least two of these companies. Mr. Dychter received a Ph.D in economics from George Washington University. Mr. Dychter was appointed director by NAFIN.

        Rodolfo Salgado Leyva.    Mr. Rodolfo Salgado Leyva is a member of our board of directors and has been the General Coordinator of the Support Unit for Structural Change of the Ministry of Communications and Transportation since 2002, reporting directly to the Secretary of Communications and Transportation. He has previously served as Vice President, Chief Strategy and Knowledge Officer, North American region for Siemens Business Services LLC, Manager of Strategy, Strategic Scenarios and Knowledge Management for the Coca-Cola Company, and project leader and commercial pilot of Mexicana Airlines. Currently he is also a member of the board of directors of the Consejo de Administracion de Grupo Aeroportuario del Centro Norte, S.A. de C.V. and Grupo Aeroportuario de la Ciudad de Mexico, S.A de C.V. Mr. Salgado is a commercial aviation pilot and has a master's degree in business administration from the Massachusetts Institute of Technology (MIT) and a degree in labor law and social security from the Instituto Tecnologico Autonomo de Mexico (ITAM).

        Agustin Arellano Rodriguez.    Mr. Agustin Arellano Rodriguez has been the General Director of Servicios to the Navegacion en el Espacio Aereo Mexicano, the Mexican air traffic control authority, since January 1998. Previously, Mr. Arellano was Technical Director of this entity. Mr. Arellano is also a member of the board of directors of Grupo Aeroportuario del Centro Norte, S.A. de C.V. and Grupo Aeroportuario de la Ciudad de Mexico, S.A. de C.V. and Airports and Auxiliary Services. Mr. Arellano holds a master's degree in product management from the Centro Internacional de Estudios Superiores Empresariales in Spain, as well as a degree in air traffic signal navigation and processing systems from ENAC, France.

        Eduardo Sanchez Navarro Redo.    Mr. Eduardo Sanchez Navarro Redo is currently the chairman of AMP. He is also the chairman of Grupo Questro, a real estate investment group with substantial holdings in Los Cabos, including luxury resorts and residential developments such as Cabo Real, Club Campestre San Jose and Puerto Los Cabos, as well as Club de Golf Bosques in Mexico City. Since 1986, Mr. Sanchez Navarro Redo has been the Vice President of Consejo de Grupo Embotelladoras Unidas, the second largest Pepsi bottling group in Mexico. He is also the current President of the Asociacion de Inversionistas en Hoteles y Empresas Turisticas, a member of the National Tourism Business Counsel, a member of the Counsel for Promotion of Mexican Tourism, a member of the Sustainable Northeast Counsel and founder of the Coordinating Counsel of Los Cabos.

        Francisco Glennie y Graue    Mr. Francisco Glennie y Graue has served previously as an alternate member of our board of directors and as a member of our audit committee. Since 2003, he has been affiliated with Challenger, Gray and Christmas, a U.S. human resources consulting firm, as its representative in Mexico City following several years as an independent executive search consultant. He had previously served as vice-president of human resources for Pepsi Cola in Mexico and as the director of human resources for the Latin America region of Frito Lay. Mr. Glennie y Graue has also served in human resources positions of increasing seniority at such companies as Unilever and Sabritas, one of Mexico's leading snack food companies, following several years in various human resources positions at Ford Motor Company. Mr. Glennie y Graue obtained his B.A. in industrial relations at the Universidad Iberoamericana in Mexico City and has completed the Senior Management Program at the Instituto Panamericano de Alta Direccion de Empresa in Mexico City.

        Demetrio Ullastres Llorente.    Mr. Demetrio Ullastres Llorente is a member of our board of directors and has been since 2002. Since 2004 he is the President of the Service and Concessions Division of ACS. He received his Bachelor's of Arts as a transportation engineer from the Colegio del Pilar in Madrid, Spain and has since worked in various capacities at Dragados in Cadiz, Delegate of Edification, Manager of Civil Works, International Director, President of Dragados Industrial and President of Dragados Works and Projects. In 2001, he was named the General Director of Grupo Dragados, responsible for the areas of construction and concessions. In 2002, he was awarded a medal of Professional Merit by the Colegio de Ingenieros de Caminos, Canales y Puertos.

        Jaime de la Rosa Montes.    Mr. Jaime de la Rosa Montes is a member of our board of directors and has been President of Union FENOSA Mexico since 1997. He is also President of Soluziona Mexico, a company comprising engineering and construction, telecommunications, consulting, quality control and environment-related businesses. He previously served as General Director for Asea Brown Boveri in Mexico from 1990 to 1996 and Director of International Operations in the area of Automatization, Measurement and Control for Westinghouse Electric Corp. in the United States from 1981 to 1990. He has also been a member of the boards of directors of IUSA and COLUMBIA, Vice President of the Mexican Association of Electric Energy and he is currently President of the board of directors of AMP, our strategic stockholder. Mr. de la Rosa is married to Mr. Guzman's cousin. Mr. de la Rosa has a degree in Industrial Electric Engineering from La Salle University and a master's degree in Business Administration from Duke University.

        Javier Marin San Andres.    Mr. Javier Marin San Andres is a member of our board of directors and has been since 2001. He is currently Director of Aeropuertos Espanoles y Navegacion Aerea and is in charge of the management and development of the airport network in Spain. He is also a member of the board of directors of Centro Logisticos Aeroportuarios S.A. (serving as Vice President) and Ingenieria y Economia del Transporte, S.A., as well as several Mexican companies, including Aeropuertos Mexicanos del Pacifico, S.A. as well as Colombian companies such as Aeropuertos del Caribe, S.A., Sociedad Aeroportuaria de la Costa, S.A., Aerocali, S.A. and Compania de Extincion General de Incendios, S.A. In 1999, he was appointed Chief Executive Officer and General Director of Aeropuertos Espanoles y Navegacion Aerea, which he joined in 1991 and at which he served in various executive capacities until his appointment from 1993 to 1996 as General Director of Air Navigation and in 1997 as Director of Corporate Development, responsible for strategic planning the initial international development of AENA as an airport operator. He has also served as the General Direction of Civil Aviation at the Universidad Politecnica de Madrid, in the Experimental Center of the Eurocontrol Organization in Paris, as well as in the Indra Corporation Group. He holds a degree in Aeronautic Engineering from the Universidad Politecnica de Madrid and has a degree in Finance and Economics Management from the Chamber of Commerce in Madrid and a Graduate degree in management from the IESE, Universidad de Navarra.

        Francisco Javier Fernandez Carbajal.    Mr. Francisco Javier Fernandez Carbajal is a member of our board of directors and has been since April 27, 2005. Since 2002 he has served as a consultant for public and private investment transactions including mergers, acquisitions, strategic joint ventures and debt and equity issuances, and his experience includes transactions in domestic and international markets. From 2000 through 2002 he served as General Director of the Corporate Development division at Grupo BBVA Bancomer, S.A. de C.V. after having held other positions at BBVA Bancomer since 1991. From 1989 through 1991 he held positions at Acciones Bursatiles, S.A. de C.V. and Fianzas Monterrey, S.A. He has been member of various boards of directors of companies in several industries, including Grupo Gigante, S.A. de C.V. (supermarkets), Ixe Grupo Financiero, S.A. de C.V. (finance),

Fomento Economico Mexicano (FEMSA), S.A. de C.V. (beverage production and distribution), Grupo Bimbo, S.A. de C.V. (food products) and Infommersion, Inc. (software developer). Mr. Fernandez Carbajal has a degree in engineering from the Instituto Tecnologico y de Estudios Superiores de Monterrey (ITESM) and a master's degree in business from the Harvard Business School.

        Jose Manuel Rincon Gallardo Puron    Mr. Jose Manuel Gallardo Puron is an accountant who currently serves on the boards of directors and audit committees of numerous large Mexican companies, including Cemex, S.A., de C.V. and Grupo Financiero Banamex, a subsidiary of Citigroup. He has also served as a managing partner of KPMG Mexico and has served on various committees of KPMG at a national and international level. Prior to joining KPMG, he was a partner at Ernst & Young in Mexico. He is a member of the Mexican Institute of Public Accountants and the Mexican Institute of Financial Executives. He received a degree in accounting from the Universidad Nacional Autonoma de Mexico and has studied administration and finance at the Wharton School of the University of Pennsylvania, Stanford University and the University of California at Los Angeles.

        The business address of our directors and executive officers is our principal executive headquarters.

Executive Officers

        Pursuant to our bylaws, the holders of Series BB shares are entitled to appoint and remove our chief executive officer, our chief financial officer, our chief operating officer and our commercial director.

        The following table lists our executive officers, their current position and their year of appointment as an executive officer:

Name	Current position	Executive officer since(2)	Age
Carlos Francisco del Rio Carcano(1)	Chief Executive Officer	August 1, 2001	55
Rodrigo Guzman Perera(1)	Chief Financial Officer	August 1, 2001	33
Angel Pablo Lerma Gaude(1)	Technical Operative Director	October 30, 2003	42
Carlos Criado Alonso(1)	Director of Commercial Activities	April 21, 2005	47
Sergio Enrique Flores Ochoa	General Counsel	February 8, 2002	52
Pedro Andres Sanchez-Mejorada Corral	Director of Institutional Relations	February 7, 2002	62
Rolando Bon Lopez	Director of Human Resources	February 7, 2002	52

(1)
Appointed by AMP as holder of Series BB shares.

(2)
Date of appointment.

        Carlos Francisco del Rio Carcano.    Mr. del Rio was named our Chief Executive Officer in August 2001. Previously, he was Director General of Control y Montajes Industriales CYMI S.A., President of CAE ASIA in Singapore, Executive Advisor to ENELEC in Portugal, and Advisor to the Mexican Airport and Auxiliary Services Agency, DYCTEL and MAKIBER. He was also head of Communications and Energy Works D.R. Cataluna, head of construction work for Lineas Telefonicas for Barcelona and Lerida, head of Channeling Works in Baleares, and head of Planning and Control of the Mediterranean Highway for the Tramos Vinaroz and Benisa sections. Mr. del Rio received a telecommunications engineering degree from ETSIS Madrid.

        Rodrigo Guzman Perera.    Mr. Guzman was named our Chief Financial Officer in August 2001. In 1999, Mr. Guzman represented Union FENOSA in its participation in AMP. Previously, he was the General Comptroller and Director of Tax Planning of Union FENOSA Mexico, the Chief Financial Officer of Ibertec Mexico, S.A. de C.V. (controlled by Union FENOSA) and the Chief Financial Officer of Ibersis Mexico (controlled by Union FENOSA). Mr. Guzman also served as Chief Financial Officer of Inversora del Noroeste, S.A. de C.V. and Fuerza y Energia de Hermosillo, S.A. de C.V. in 1998 and 1999. Mr. Guzman received a degree in business from the Instituto Tecnologico Autonomo de

Mexico (ITAM). Mr. Guzman is a cousin of Mr. Jaime de la Rosa's wife and is cousin to two executives of affiliates of Union FENOSA.

        Angel Pablo Lerma Gaude.    Mr. Lerma was named our Technical Operative Director in 2003. He has 15 years of professional experience and joined AENA at its inception in 1991. He bas been an AENA representative and member of working groups for various international organizations and associations: OACI (Organizacion de la Aviacion Civil Internacional), AFSG (Aeronautical Fixed Services Group), and EAN (European Aeronautical Network). Previously, he served under the Direccion General de Aviacion Civil de Espana and in Construcciones Aeronauticas, S.A. Mr. Lerma has a degree in Aeronautical Engineering with a specialty in Airports, Navigation and Aerial Transport from the Universidad Politecnica de Madrid.

        Carlos Criado Alonso.    Mr. Criado was named our Director of Commercial Activities in April 2005. Previously, he was Head of International Relations and Airport Marketing at Aeropuertos Espanoles (AENA) and served in various capacities at OAAN and the Center of Airport Operations at the Madrid Barajas Airport. He is a member of several committees of the International Airport Counsel (Europe). Mr. Criado has more than ten years of experience in the airport industry and has participated as a presenter in various forums in international airport organizations. Mr. Criado received a bachelor's degree in English from the Universidad Complutense de Madrid.

        Sergio Enrique Flores Ochoa.    Mr. Flores was named our General Counsel in February 2002. Previously, he was the Manager of legal matters for the Mexican Airport and Auxiliary Services Agency and the Assistant District Attorney for the Federal District of Mexico. In addition, he was the head of the legal department of INFONAVIT and Manager of legal matters for NAFINSA. Mr. Flores received a degree in law as well as a master's degree from the Universidad Nacional Autonoma de Mexico (UNAM).

        Pedro Andres Sanchez-Mejorada Corral.    Mr. Sanchez was named our Director of Institutional Relations in February 2002. Previously, he was Sub-director of Investor Relations of Transportacion Maritima Mexicana, S.A. de C.V. and Executive Vice President of Penoles Metals & Chemicals Inc. Mr. Sanchez received a degree in accounting from the Instituto Tecnologico de Estudios Superiores de Monterrey.

        Rolando Bon Lopez.    Mr. Bon was named our Director of Human Resources in February 2002. Previously, he was an advisor to the Board of Directors of Grupo Aeroportuario del Centro Norte, S.A. de C.V., Comptroller of Grupo Aeroportuario de la Ciudad de Mexico, S.A. de C.V. and Aeropuerto Internacional de la Ciudad de Mexico, S.A. de C.V. He was also Audit Manager of the Mexican Airport and Auxiliary Services Agency (at the corporate and subsidiary levels), General Director of Administration and General Juridical Fiduciary Director of the Banco Nacional de Comercio Interior, General Director of Programming and Budgeting of the Programming and Budgeting Ministry. Mr. Bon also served as a director on various boards of directors of Mexican government entities, including Instituto Mexicano de la Radio and El Nacional newspaper. He received a degree in law from the Universidad Nacional Autonoma de Mexico (UNAM).

        The business address of our directors and executive officers is our principal executive headquarters.

Statutory Auditor

        Our bylaws provide for two or more statutory auditors who report to the stockholders at the ordinary general stockholders' meeting on the accuracy of the financial information presented by the board of directors and generally review our affairs. Our bylaws provide that each stockholder or group of stockholders owning at least 10% of our shares is entitled to appoint a statutory auditor and an alternate. The statutory auditors are authorized to: (i) call ordinary or extraordinary stockholders' meetings; (ii) place items on the agenda for meetings of stockholders or the board of directors; and (iii) attend, but not vote at, meetings of stockholders, the board of directors and our management committees. The current statutory auditors are Jose Alejandro Casas Gonzalez, whose alternate is Carlos Pantoja Flores, and Froylan Rolando Hernandez Lara, whose alternate is Jorge Ventura Nevares.

Compensation of Directors and Executive Officers

        For 2004, the aggregate compensation earned by our directors, alternate directors and executive officers was approximately Ps. 42 million, including 30 executives (general director, corporate directors, corporate managers, coordinators and airport administrators).

        None of our directors, alternate directors or executive officers is the beneficial owner of more than 1% of any class of our capital stock.

        None of our directors of executive officers are entitled to benefits upon termination under their service contracts with us, except for what is due them according to the Federal Labor Law.

Committees

        Our bylaws provide for four committees to assist the board of directors with the management of our business: an Operating Committee, an Audit Committee, an Acquisitions and Contracts Committee and a Nominations and Compensation Committee.

  Operating Committee

        The Operating Committee, which has six members, is responsible for proposing and approving certain plans and policies relating to our business, investments and administration, including approval of the master development programs of our subsidiary concession holders, our dividend policy and investments of less than U.S. $2.0 million that are not provided for in our annual budget. Pursuant to our bylaws, the board of directors is authorized to appoint the six members of the Operating Committee. Board members elected by the holders of Series BB shares have the right to appoint three of the committee members, one of whom is required to be the chief executive officer. The chief executive officer presides over the committee and has a tie-breaking vote. The consent of the Series BB directors is also required to select the members of the Operating Committee that are not members of our board or officers of our company. The members of the Operating Committee are Carlos del Rio Carcano, Vicente Emilio Alonso Diego, Jaime de la Rosa Montes, Fidel Roberto Castaneda y Ramirez, Agustin Arellano Rodriguez and Rodolfo Salgado Leyva. A secretary has also been appointed who is not a member of the committee.

  Audit Committee

        The Audit Committee, which has five members, is responsible, among other things, for (i) monitoring the compliance of our directors and officers with our bylaws (estatutos sociales) and applicable law, (ii) naming, and supervising the work of, our independent auditors and (iii) receiving and investigating internal complaints or other information concerning our systems of internal control and other such matters. Our bylaws provide that a stockholders' meeting shall determine the number of members that the Audit Committee shall have, provided there must at all times be at least three members. The members of the board of directors elected by the holders of Series BB shares are entitled to appoint to the Audit Committee the number of members representing 20% of the committee's total members. The composition of the Audit Committee must at all times be compliant with all applicable laws and regulations in every jurisdiction where our securities are listed or quoted. The committee also appoints a special delegate, who may not be a person appointed by the holders of Series BB shares nor be related to such a person. The special delegate is charged with ensuring that AMP complies with its obligations under the technical assistance agreement with us. The members of the Audit Committee are Rodolfo Salgado Leyva, Jaime de la Rosa Montes, Francisco Javier Fernandez Carbajal, Francisco Glennie y Graue and Jose Manuel Rincon Gallardo Puron. Manuel Garcia Buey has been elected as an alternate member to Jaime de la Rosa Montes. A secretary has also been appointed, who is not a member of the committee.

  Acquisitions and Contracts Committee

        The Acquisitions and Contracts Committee, composed of three members, is responsible for ensuring compliance with our procurement policies set forth in our bylaws. Among other things, these policies require that the Acquisitions and Contracts Committee approve any transaction or series of related transactions between us and a third party involving consideration in excess of U.S. $400,000 and that any contract between us, on the one hand, and AMP or any of its related persons (as defined under "Description of Capital Stock"), on the other hand, be awarded pursuant to a bidding process involving at least three other bidders. Our bylaws provide that a stockholders' meeting will determine the number of members of the Acquisitions and Contracts Committee, which must be an odd number and must be comprised primarily of members of the board of directors. The members of the board of directors elected by the holders of Series BB shares are entitled to appoint to the committee the number of members representing 20% of its total members. The members of the Acquisitions and Contracts Committee are Vicente Emilio Alonso Diego, Miguel Angel Flores Ramirez and Jose Luis Figueroa Noriega. Jesus Rodriguez Robles has been elected as an alternate member to Vicente Emilio Alonso Diego. A secretary has also been appointed who is not a member of the committee. In the case of a proposed transaction between us and AMP or any related party, we are required to invite, pursuant to the bylaws, at least three contractors to bid on the transaction and, in the case that a third- party contractor's bid is equal to or less than AMP's bid, the transaction is awarded to the third-party contractor.

  Nominations and Compensation Committee

        The Nominations and Compensation Committee will be organized after the consummation of this public offering. The duties of the committee include the proposal, removal and compensation of candidates for election to the board of directors and for appointment as executive officers. Our bylaws provide that a stockholders' meeting will determine the number of members of the committee. The holders of the Series B and Series BB shares, acting as a class, are each entitled to name one member of the Nominations and Compensation Committee. The remaining members of the committee, if any, are to be designated by the two members who were selected by the Series B and Series BB shareholders. If these two members are unable to reach agreement, the remaining members of the committee will be designated by the majority of the votes in the stockholders' meeting. Members of the committee each have a term of one year. At each annual stockholders' meeting after the public offering of our shares, the Nominations and Compensation Committee is required to present a list of candidates for election as directors for the vote of the Series B stockholders.

  Procedures for Carrying out Initial Shareholders' Meetings following the Public Offering

        Our current shareholders (AMP and the selling stockholder) recently adopted resolutions by unanimous written consent relating to the procedures to be followed for the election of directors following the public offering.

        The resolutions provide for us to call two ordinary shareholders meetings shortly following the consummation of our public offering. At the first meeting, members of the Nominations and Compensation Committee of our board of directors will be proposed and submitted to shareholder approval. The resolutions propose that our shareholders be asked to approve a two-member Nominations and Compensation Committee. The resolutions provide that we propose to our shareholders that one member be selected by AMP as holder of our Series BB shares and the other member be designated by the selling stockholder, if following the global offering it owns 10% or more of our capital stock. In the event that the selling stockholder owns less than 10% of our capital stock following the global offering, the resolutions instruct the board to propose that the second member of the committee be selected by the holders of our Series B shares following the public offering from among our three current independent directors (Francisco Javier Fernandez Carbajal, Francisco Glennie y Graue and Jose Manuel Rincon Gallardo Puron).

        The second ordinary shareholders meeting is proposed to be held to determine the number of directors on our board and to elect members of the board of directors. The resolutions of our current shareholders recommend that the Nominations and Compensation Committee consider the persons listed below as replacements for those current directors elected by the selling stockholder that are expected to resign shortly following the public offering. Depending on whether the underwriters exercise their over-allotment option, we anticipate that shortly following the offering either three or four of the four government-elected directors will resign from our board of directors.

        The following are the persons recommended as director candidates by these recent shareholders' resolutions:

        Luis Tellez Kuenzler.    Mr. Tellez is a co-director of The Carlyle Group in Mexico and sits on the boards of directors of companies such as Bancomer and Femsa. Previously he served as an executive vice-president of Desc, S.A. de C.V., a diversified manufacturing company and, prior to that, as Mexico's energy minister. Before becoming energy minister, he held various senior roles in Mexico's federal government and was a lead negotiator of the North American Free Trade Agreeement. He holds an undergraduate degree in economics from the Instituto Tecnologico Autonomo de Mexico (ITAM) and a doctorate degree in economics from the Massaschusetts Institute of Technology (MIT).

        Joanne Butler.    Ms. Butler is the president of TransAlta México, S.A. de C.V., a rapidly expanding electrical energy company. She is also president of the Canadian Chamber of Commerce in Mexico. Prior to relocating to Mexico, she held several senior positions in major oil companies such as BP/AMOCO in Canada, the United States and the Middle East. She holds a civil engineering degree from Queen's University.

        Enrique Castillo Sánchez Mejorada.    Mr. Castillo is the president and chairman of Ixe Grupo Financiero S.A. de C.V. He has had a long career in the financial industry, having served as an executive director of Credit Suisse First Boston, as a partner in Xitus, S.C., as the director general of Grupo Financiero InverMéxico, S.A., as the director general of Seguros America, as an executive director of Casa de Bolsa Inverlat, S.A., and as a director of Nacional Financiera, S.A., among other posts. He holds a business administration degree from the University of Anahuac.

        Ernesto Vega Velasco.    Mr. Vega is currently a member of the board of directors, audit committee and compensation committee of Grupo Desc, where he spent most of his career in various senior roles. He is also a member of the boards of directors of several other companies including Wal-Mart of

Mexico. He is the chairman of the board and a member of the audit committee of the Bolsa Mexicana de Valores (the Mexican Stock Exchange). Mr. Vega is an accountant and has served as the president of Mexico's Commission on Accounting Principles. He holds a degree in accounting from the Instituto Tecnologico Autonomo de Mexico (ITAM).

        Juan Elek Klein.    Mr. Elek is a founding partner of Elek, Moreno, Valle & Asociados, a Mexican investment banking firm. He is a member of the boards of directors of Centex Corporation and the Americas Society. Previously he worked for the Banco Nacional de Mexico, for Citibank, where he served in executive roles in Canada, Mexico and the United States, and for General Foods de Mexico, S. A. He holds an undergraduate degree from Methodist College and a master's of business administration degree from Harvard Business School.

        We believe that each of the above proposed director candidates is independent under Mexican law and under Rule 10A-3 under the Securities and Exchange Act of 1934.

        Although we expect our Nominations and Compensation Committee to assign considerable weight to the director candidates recommended by our current shareholders, there can be no assurance that these candidates will be proposed for election by the Nominations and Compensation Committee, or that our shareholders following the public offering will elect any of these candidates. In addition, at the first shareholders meeting following the public offering, we intend to ask that any person (or group of persons acting together) holding 10 percent or more of our Series B shares that intends to exercise its right under Mexican law to elect a director identify itself, so that this request can be taken into account by the Nominations and Compensations Committee in proposing the required number of candidates to be considered for election as directors at the second shareholders' meeting.

RELATED PARTY TRANSACTIONS

Arrangements with AMP and its Affiliates

        The rules for the sale of the Series BB shares required AMP, us and the Ministry of Communications and Transportation to enter into a participation agreement, which established the framework for the option agreement, the technical assistance agreement and the Banco Nacional de Comercio Exterior, S.N.C., or Bancomext, trust agreement.

        Pursuant to the technical assistance agreement and the participation agreement, AMP and its stockholders agreed to provide management and consulting services and transfer to us technical assistance and technical and industry expertise related to the operation of airports. The agreement has an initial term of approximately 15 years beginning November 11, 1999 and expiring on the date of the expiration of the participation agreement, or August 25, 2014. The agreement automatically renews for successive five-year terms unless one party provides the other a notice of termination at least 60 days prior to a scheduled expiration date. A decision by us not to renew the technical assistance agreement is subject to the approval of 51% of our Series B stockholders.

        The technical assistance fee for each of 2000 and 2001 was U.S. $7.0 million (adjusted annually for U.S. inflation since August 25, 2000). Subsequent to January 1, 2002, the technical assistance fee is equal to the greater of U.S. $4.0 million adjusted annually for inflation (measured by the U.S. consumer price index) or 5% of our annual consolidated operating income (calculated prior to deducting the technical assistance fee and depreciation and amortization and in each case determined in accordance with Mexican GAAP). We believe that this structure creates an incentive for AMP to increase our annual consolidated earnings.

        The agreement allows AMP, its stockholders and their affiliates to render additional services to us only if our Acquisitions and Contracts Committee determines that these related persons have submitted the most favorable bid in a bidding process. This process is described in "Management—Committees."

        In 2002, 2003 and 2004, we recognized expenses of U.S. $5.3 million, U.S. $6.0 million and U.S. $7.0 million, respectively, pursuant to the technical assistance agreement plus additional expenses paid to AMP and its affiliates of approximately U.S. $160,000, U.S. $100,000, and U.S. $30,000, respectively.

        We recently settled a claim asserted against us by Soluziona S.A. de C.V., an affiliate of AMP that provided construction services at our Guadalajara International Airport for a total amount of approximately U.S.$ 500,000.

        Under the option agreement, AMP has an option to subscribe for newly issued Series B shares. This option was originally exercisable in three tranches, the first two of which have expired unexercised. Pursuant to the remaining tranche, AMP has the right to subscribe for 1% of our total capital stock outstanding at the time of the exercise, determined on a fully diluted basis. The remaining tranche may be exercised through August 25, 2006, provided that AMP has complied with its obligations under the technical assistance agreement. The option exercise price is approximately U.S. $3.12 per share (the per share purchase price paid by AMP for its Series BB shares) plus an annual adjustment of 5% from August 25, 1999. The option agreement provides that the exercise price will be adjusted in the event of increases or decreases in capital or certain dividend payments.

Stock Option Exercise Periods

		Percentage of then- outstanding fully-diluted capital stock
First exercise period(1)	August 25, 2002 to August 25, 2004	2%
Second exercise period(1)	August 25, 2003 to August 25, 2005	2%
Third exercise period	August 25, 2004 to August 25, 2006	1%

(1)
These options expired without being exercised.

        AMP is also entitled to exercise this option upon the occurrence of: (i) the acquisition of at least 35% of our capital stock by any stockholder (the acquisition of more than 10% of our capital stock by any person other than AMP, NAFIN or the Mexican government would require an amendment to our bylaws); (ii) a stockholders' meeting approving a merger involving us that dilutes the holdings of our stockholders by more than 35%; or (iii) our price per share on a stock exchange being at least U.S. $6.25 (or twice the option exercise price) during any 30 consecutive days. After the first exercise period, AMP or any holder of the option is entitled to transfer its option to any party that is entitled to be a stockholder of a concession holder under the Mexican Airport Law and our bylaws. The relevant restrictions are described in "Regulatory Framework—Scope of Concessions and General Obligations of Concession Holders."

Arrangements with Entities Controlled by the Mexican Government

        In the ordinary course of our business, we enter into transactions with various entities controlled by the Mexican government, including the provision of services to certain airlines controlled by the Mexican holding company Cintra and the purchase of electricity from the Mexican Federal Electricity Commission. For example, in 2002, 2003, 2004 and the first nine months of 2005, amounts paid to Mexican Government entities including Mexican Federal Electricity Commission for services received totaled Ps. 40.0 million, Ps. 43.9 million, Ps. 53.6 million and Ps. 41.6 million, respectively. See note 12 to our audited year-end financial statements and Note 12 to our audited interim financial statements for the nine-month period ended September 30, 2005. In addition, we purchase a small amount of fuel from the Mexican Airport and Auxiliary Services Agency, which we resell to our general aviation customers at our Los Cabos International Airport. We recorded other expense of approximately Ps. 2.4 million in these purchases in 2004. The Mexican Airport and Auxiliary Services Agency sells fuel directly to the airlines at our other airports.

        Aeromexico, Mexicana, and Aerolitoral collectively accounted for approximately 34.9% of the revenues generated by our airports in 2004. Until December 2005, Cintra controlled Mexicana and, although Cintra currently controls Aeromexico and Aerolitoral, it has announced that it seeks to sell its interests in both airlines. The Mexican government controls Cintra through the Institute for the Protection of Bank Savings. Cintra also controls SEAT, the principal provider of baggage and ramp handling services in our airports. For details of revenues earned from these related parties, see "Business—Principal Customers" and notes 5 and 12 to our audited financial statements.

        We also pay a concession fee to the Mexican government. For a description of this fee, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Operating Costs—Technical Assistance Fee and Government Concession Fee."

PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDER

        The selling stockholder, for whom NAFIN is the trustee, is offering all Series B shares to be sold in the global offering, whether in the form of ADSs or Series B shares. Prior to the global offering, the selling stockholder owned 476,850,000 Series B shares, representing 85% of our issued and outstanding capital stock. After the offering (and assuming the underwriters' over-allotment options are not exercised), the selling stockholder will own no Series B shares.

        The following table sets forth information with respect to beneficial ownership of our capital stock as of February 3, 2006 and as adjusted assuming 414,652,171 Series B shares are sold by the selling stockholder in the global offering. Prior to the commencement of the global offering, we effected a reverse stock split to reduce our total shares outstanding from 16.0 billion to 561 million.

	February 3, 2006				Post-offering
			Percentage of share capital				Percentage of total share capital
	Number of shares				Number of shares
Identity of stockholder			B Shares	BB Shares			B Shares	BB Shares
	B Shares	BB Shares			B Shares	BB Shares
Selling stockholder	476,850,000	—	85%	—	62,197,829	—	11%	—
AMP*	—	84,150,000	—	15%	—	84,150,000	—	15%
Public	—	—	—	—	414,652,171	—	74%	—
Officers and Directors	—	—	—	—	—	—	—	—

*
Held in trust with Bancomext.

        AMP has an option through August 25, 2006 to subscribe for newly issued Series B shares. This option was originally exercisable in three tranches, the first two of which have expired unexercised. Pursuant to the remaining tranche, AMP has the right to subscribe for 1% of our total capital stock outstanding at the time of the exercise, determined on a fully diluted basis. The remaining tranche may be exercised through August 25, 2006. AMP may exercise its option only if it has complied with its obligations under the technical assistance agreement. These options are described in "Related Party Transactions."

        Under the participation agreement as well as the shareholders' agreement between NAFIN, as trustee of the selling stockholder, Bancomext and AMP, NAFIN and AMP have agreed that prior to the consummation of this global offering four of our directors would be elected by AMP, five would be elected by NAFIN and the other two would be elected jointly by NAFIN and AMP.

        The underwriters have an option from the selling stockholder to purchase in this offering up to 62,197,829 additional Series B shares to cover over-allotments. If the over-allotment option is not exercised, the selling stockholder will have the right after this offering to appoint a member of the board of directors under Mexican corporate law for each 10% of our capital stock held by the selling stockholder.

Selling Stockholder

        NAFIN is the settlor and trustee of the selling stockholder, which trust was created on August 24, 1999 to hold 85% of our capital stock and to facilitate the offering of the Series B shares in the international capital markets. The terms of the trust authorize NAFIN, as trustee, to sell the Series B shares held in trust as instructed by the Ministry of Communications and Transportation. NAFIN is required under the terms of the trust to pay the Mexican government the proceeds from the sale of shares held in the trust less the costs of this offering incurred by the selling stockholder and any applicable taxes.

        Since the selling stockholder did not sell shares representing at least 36% of our capital stock in one or more public offerings within four years after the creation of the trust (which expired August 24, 2003), AMP may now require the selling stockholder to sell to it Series B shares representing 36% of our capital stock. Alternatively, if all or part of our shares held in the trust are not sold 15 years after the creation of the trust (August 24, 2014), the Mexican Treasury Ministry may require that the selling stockholder deliver the unsold shares to it.

AMP Trust, Bylaws and Shareholders' Agreement

        The rules governing the sale of our Series BB shares to AMP required that AMP place all of its Series BB shares in trust in order to guarantee AMP's performance of its obligations under the technical assistance agreement and AMP's commitment to maintain its interest in us for a specified period. Accordingly, AMP has placed its shares in trust with Bancomext. This trust provides that AMP may instruct Bancomext with respect to the voting of the shares held in trust that represent up to 10% of our capital stock; the remaining 5% is required to be voted in the same manner as the majority of all shares voted at the relevant stockholders' meeting. Under our bylaws and the trust, AMP could not sell any of its Series BB shares before August 25, 2004. From the end of this no-sale period and thereafter, AMP may transfer up to 49% of its Series BB shares without restriction. After August 25, 2009, AMP may additionally sell in any year up to 20% of its remaining 51% ownership interest in us represented by Series BB shares. The terms of the trust will be extended for an additional 15 years if, at the end of the initial 15-year term, AMP holds shares representing more than 10% of our capital stock. AMP may terminate the trust before the second 15-year term begins if: (i) AMP holds less than 10% of our capital stock at the end of the initial term; and (ii) the technical services agreement has been terminated. AMP is required to deposit in the trust any additional shares of our capital stock that it acquires.

        Concurrently with this offering, AMP's shareholders are entering into a shareholders' agreement that provides that during the nine-month period following the conclusion of the global offering, their right to appoint certain of our executive officers is to be allocated as follows: our chief executive officer will be appointed by DCA, our chief financial officer will be appointed by Controladora Mexicana, and our systems manager will be appointed by Union Fenosa, through Inversora. Our director of operations and director of commercial activities will be appointed by AENA. In addition, the parties have agreed that during the nine-month period immediately following the conclusion of the global offering,

  •
  in addition to the chief executive officer (who presides over our Operating Committee and will be appointed by DCA), AENA and Controladora Mexicana will each be entitled to appoint one member to our Operating Committee, and Inversora will be entitled to appoint one alternate;

  •
  AENA will be entitled to appoint one member to our Acquisitions and Contracts Committee, and DCA will be entitled to appoint an alternate;

  •
  Controladora Mexicana will be entitled to appoint one member to our newly formed Nominations and Compensation Committee, and DCA will be entitled to appoint an alternate; and

  •
  for any newly created committee to which AMP is entitled to appoint one or more members and alternates, a simple majority of AMP's shareholders will determine such appointments.

        Under the AMP shareholders' agreement, the parties will agree that subsequent to the nine-month period immediately following the conclusion of the global offering, Controladora Mexicana will have the right to appoint our president, AENA will have the right to appoint our director of operations, and the appointment of our chief financial officer, director of public relations, chief legal officer, director of systems, director of commercial activities and the secretary of our board of directors will be determined by a simple majority vote of AMP's shareholders. All other officers, directors or committee members to be appointed by AMP, and most other matters relating to AMP's participation in us, must be agreed upon by qualified majorities consisting of either:

  •
  holders of 75% in aggregate of the equity interest in AMP, so long as Inversora holds at least 8% of the equity interest in AMP; or

  •
  holders of 60% in aggregate of the equity interest in AMP, so long as Inversora holds less than 8% of the equity interest in AMP.

        In addition, under the AMP shareholders' agreement, the parties to such agreement have agreed that if AMP does not exercise its option to subscribe for up to 5% of our Series B shares, AMP may assign the option right to any other AMP shareholder.

        Under the terms of the participation agreement and the trust agreement, AMP's key partners are required to maintain their current 25.5% ownership interest in AMP until August 25, 2014. To the extent that a key partner acquires shares of AMP in excess of its current 25.5% interest, this additional interest may be sold without restriction. There can be no assurance that the terms of the participation agreement or the trust would not be amended to reduce or eliminate these ownership commitments. If AMP or any of its stockholders defaults on any obligation contained in the trust agreement, or if AMP defaults on any obligation contained in the participation agreement or the technical assistance agreement, after specified notice and cure provisions, the trust agreement provides that the trustee may sell 5% of the shares held in the trust and pay the proceeds of such sale to us as liquidated damages.

        In January 2006, Controladora Mexicana acquired its 25.5% interest in AMP from Pacifico Noroeste, which is no longer a shareholder of AMP, in exchange for a cash payment of U.S.$75.2 million. This price reflects the special voting rights of the BB shares owned by AMP as well as the fees that we pay to AMP under the technical assistance agreement. On February 15, 2006, the Competition Commission approved Controladora Mexicana's acquisition of its interest in AMP, subject to the subsequent disposition by the shareholders of Controladora Mexicana of any direct or indirect equity interest they hold in Grupo Mexicana, the owner of Mexicana and Click airlines, or its subsidiaries. The Competition Commission required that the shareholders of Controladora Mexicana submit a plan by March 17, 2006 for the disposition of their equity interests in Grupo Mexicana, and that such disposition be completed within the three-month period immediately following the Competition Commission's approval of such plan, which period may be extended for just cause at the discretion of the Competition Commission.

        We understand that as of February 7, 2006, the shareholders of Controladora Mexicana held shares of Grupo Mexicana representing less than 10% of its outstanding capital stock, and that they have undertaken to sell these shares pursuant to letters filed with the Competition Commission.

        In the event that the shareholders of Controladora Mexicana fail to satisfy the conditions imposed by the Competition Commission, they may be subject to fines and other sanctions and be required to transfer their holdings in AMP to a third party. Any such future transfer would require the consent of the Ministry of Communications and Transportation and the approval of the Competition Commission. We cannot assure you that any future change in AMP's Mexican partner would not have a material adverse effect on us or on the price of our series B shares and ADSs. See "Risk Factors—Risks Related to our Stockholders."

        Various reports in the Mexican press in 2004 and 2005 alleged that Pacifico Noroeste did not satisfy the Mexican partner nationality criteria set forth in the privatization guidelines and the participation agreement and that, consequently, AMP has failed to comply with the requirements of the privatization guidelines and the participation agreement during the time that Pacifico Noroeste has held an interest in AMP. Although we believe, based on the Ministry of Communications and Transportation's approval of the sale of the BB shares to Controladora Mexicana, including its role as AMP's Mexican partner, that Controladora Mexicana satisfies the Mexican nationality and other requirements applicable to AMP's Mexican partner, there can be no assurance that future allegations or official inquiries relating to AMP's compliance with the privatization guidelines and the participation agreement will not take place. See "Risk Factors—Risks Related to our Stockholders."

DESCRIPTION OF CAPITAL STOCK

        Information about our capital stock is set forth below. The description summarizes certain principal provisions of our bylaws and certain provisions of Mexican law. We have attached as an exhibit to the Registration Statement of which this prospectus is a part a copy of our bylaws.

General

        We were incorporated on May 28, 1998 as a variable capital stock corporation (sociedad anonima de capital variable) under Mexican law. Until recently, our capital was variable and consisted of two portions, a fixed portion and a variable portion. In December 2005, we converted the variable portion of our capital stock to fixed capital, such that our capital is now entirely fixed.

        The following table sets forth our authorized capital stock and our issued and outstanding capital stock at February 21, 2006.

Capital Stock

	Authorized	Issued and outstanding
Capital Stock:
Series B shares	476,850,000	476,850,000
Series BB shares	84,150,000	84,150,000

Total	561,000,000	561,000,000

        All ordinary shares confer equal rights and obligations to holders within each series. The Series BB shares have the voting and other rights described below.

        Our bylaws provide that our shares have the following characteristics:

        Series B.    Series B shares currently represent 85% of our capital. Series B shares may be held by any Mexican or foreign natural person, company or entity.

        Series BB.    Series BB shares may represent up to 15% of our capital. Series BB shares may be held by any Mexican or foreign natural person, company or entity.

        Under the Mexican Airport Law and the Mexican Foreign Investments Law, foreign persons may not directly or indirectly own more than 49% of the capital stock of a holder of an airport concession unless an authorization from the Mexican Commission of Foreign Investments is obtained. We obtained this authorization on November 1, 2001, therefore these restrictions will not apply to our Series B or Series BB shares.

Voting Rights and Stockholders' Meetings

        Each Series B share and Series BB share entitles the holder to one vote at any general meeting of our stockholders. Holders of Series BB shares are entitled to elect four members of our board of directors and holders of Series B shares are entitled to name the remaining members of the board of directors.

        Under Mexican law and our bylaws, we may hold three types of stockholders' meetings: ordinary, extraordinary, and special. Ordinary stockholders' meetings are those called to discuss any issue not reserved for extraordinary stockholders' meeting. An annual ordinary stockholders' meeting must be convened and held within the first four months following the end of each fiscal year to discuss, among other things, the report prepared by the Board on our financial statements, the appointment of members of the Board and statutory auditors, declaration of dividends and the determination of compensation for members of the Board and statutory auditors.

        Extraordinary stockholders' meetings are those called to consider any of the following matters:

  •
  extension of a company's duration or voluntary dissolution;

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  an increase or decrease in a company's minimum fixed capital;

  •
  change in corporate purpose or nationality;

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  any transformation, merger or spin-off involving the company;

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  any stock redemption or issuance of preferred stock or bonds;

  •
  the cancellation of the listing of our shares with the National Registry of Securities or on any stock exchange;

  •
  amendments to a company's bylaws; and

  •
  any other matters for which applicable Mexican law or the bylaws specifically require an extraordinary meeting.

        Special stockholders' meetings are those called and held by stockholders of the same series or class to consider any matter particularly affecting the relevant series or class of shares.

        Stockholders' meetings are required to be held in our corporate domicile, which is Mexico City. Calls for stockholders' meetings must be made by the Chairman and the Secretary, or two members of the board of directors or the statutory auditors. Any stockholder or group of stockholders representing at least 10% of our capital stock has the right to request that the board of directors or the statutory auditors call a stockholders' meeting to discuss the matters indicated in the relevant request. If the board of directors or the statutory auditors fail to call a meeting within 15 calendar days following receipt of the request, the stockholder or group of stockholders representing at least 10% of our capital stock may request that the call be made by a competent court.

        Calls for stockholders' meetings must be published in the Official Gazette of the Federation and in one newspaper of general circulation in Mexico at least 15 calendar days prior to the date of the meeting. Each call must set forth the place, date and time of the meeting and the matters to be addressed. Calls must be signed by whoever makes them, provided that calls made by the board of directors must be signed by the Chairman, the Secretary or a special delegate appointed by the board of directors for that purpose. Stockholders' meetings will be validly held and convened without the need of a prior call or publication whenever all the shares representing our capital are duly represented.

        To be admitted to any stockholders' meeting, stockholders must: (i) be registered in our share registry; and (ii) at least 24 hours prior to the commencement of the meeting submit (a) an admission ticket issued by us for that purpose, and (b) a certificate of deposit of the relevant stock certificates issued by the Secretary or by a securities deposit institution, a Mexican or foreign bank or securities dealer in accordance with the Mexican Securities Market Law. The share registry will be closed three days prior to the date of the meeting. Stockholders may be represented at any stockholders' meeting by one or more attorneys-in-fact who may not be either our directors or our statutory auditors. Representation at stockholders' meetings may be substantiated pursuant to general or special powers of attorney or by a proxy executed before two witnesses.

        At or prior to the time of the publication of any call for a stockholders' meeting, we will provide copies of the publication to the depositary for distribution to the holders of ADSs. Holders of ADSs are entitled to instruct the depositary as to the exercise of voting rights pertaining to the Series B shares. For further information, see "Description of American Depositary Shares—Voting Rights."

  Quorums

        Ordinary meetings are regarded as legally convened pursuant to a first call when more than 50% of the shares representing our capital are present or duly represented. Resolutions at ordinary meetings of stockholders are valid when approved by a majority of the shares present at the meeting. Any number of shares represented at an ordinary meeting of stockholders convened pursuant to a second or subsequent call constitutes a quorum. Resolutions at ordinary meetings of stockholders convened in this manner are valid when approved by a majority of the shares present at the meeting.

        Extraordinary stockholders' meetings are regarded as legally convened pursuant to a first or subsequent call when at least 75% of the shares representing our capital are present or duly represented. Resolutions at extraordinary meetings of stockholders are valid if taken by the favorable vote of shares representing more that 50% of our capital.

        Notwithstanding the foregoing, resolutions at extraordinary meetings of stockholders called to discuss any of the issues listed below are valid only if approved by a vote of shares representing at least 75% of our capital:

  •
  any amendment to our bylaws which: (i) changes or deletes the authorities of our committees; (ii) changes or deletes the rights of minority stockholders; or (iii) eliminates the restrictions on individual participation by shareholders or subsidiaries,

  •
  any actions resulting in the cancellation of the concessions granted to us or our subsidiaries by the Mexican government or any assignment of rights arising therefrom,

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  termination of the participation agreement that was entered into by AMP and the Mexican government in connection with the Mexican government's sale of the Series BB shares to AMP,

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  the cancellation of our registration in the Mexican Securities and Intermediaries Registry or in any stock market,

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  a merger by us with an entity the business of which is not related to the business of us or our subsidiaries, and

  •
  a spin-off, dissolution or liquidation of us.

        Our bylaws also establish the following voting requirements:

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  the amendment of the restrictions in our bylaws on ownership of shares of our capital stock requires the vote of holders of 85% of our capital stock,

  •
  a delisting of our shares requires the vote of holders of 95% of our capital stock,

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  the conversion of Series BB shares into Series B shares requires the vote of holders of 51% of our capital stock, and

  •
  the amendment of the provisions in our bylaws requiring that a stockholder seeking to obtain control carry out a tender offer requires the vote of holders of 95% of our capital stock.

  Election of Directors

        Our bylaws provide that our board of directors will have either eleven or thirteen members.

        At each stockholders' meeting for the election of directors, the holders of Series BB shares are entitled pursuant to our bylaws, the participation agreement and the technical assistance agreement to elect four directors and their alternates. The remaining members of the board of directors are to be elected by the holders of the Series B shares.

        Each person (or group of persons acting together) holding 10% of our capital stock in the form of Series B shares is entitled to designate one director. The remaining positions on the board of directors will be filled based on the vote of all holders of Series B shares, including those Series B holders that were entitled to elect a director by virtue of their owning 10% of our capital stock. The candidates to be considered for election as directors by the Series B stockholders will be proposed to the stockholders' meeting by the Nominations and Compensation Committee. All directors are elected based on a simple majority of the votes cast at the relevant stockholders' meeting. At least five of the directors nominated by the Nominations and Compensation Committee for election by the holders of Series B shares must be independent directors.

  Right of Withdrawal

        Any stockholder having voted against a resolution validly adopted at a meeting of our stockholders with respect to (i) a change in our corporate purpose or nationality, (ii) a change of corporate form, (iii) a merger involving us in which we are not the surviving entity or the dilution of its capital stock by more than 10% or (iv) a spin-off, may request redemption of its shares, provided that the relevant request is filed with us within fifteen days following the holding of the relevant stockholders' meeting. The redemption of the stockholders' shares will be effected at the lower of (a) 95% of the average trading price determined based on the average of the prices of our shares on the 30 days on which the shares may have been quoted prior to the date of the meeting, or (b) the book value of the shares in accordance with the most recent audited financial statements approved by our stockholders' meeting.

        Pursuant to our bylaws, our stockholders have waived the right to redeem their variable capital contributions provided in the Mexican General Law of Business Corporations.

  Veto Rights of Holders of Series BB Shares

        So long as the Series BB shares represent at least 7.65% of our capital stock, resolutions adopted at stockholders' meetings with respect to any of the issues listed below will only be valid if approved by a vote of a majority of the Series BB shares:

  •
  approval of our financial statements;

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  anticipated liquidation or dissolution;

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  capital increases or decreases;

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  declaration and payment of dividends;

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  amendment to our bylaws;

  •
  mergers, spin-offs or share-splits;

  •
  grant or amendment of special rights to series of shares; and

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  any decision amending or nullifying a resolution validly taken by the board of directors with respect to (i) appointment of our chief executive officer, our chief executive officer, our chief financial officer, our chief operating officer or our commercial director to be designated by the directors elected by the holders of our Series BB shares, (ii) appointment of the three members of our Operating Committee and of the members of the Audit and Acquisitions and Contracts Committees to be designated by the directors elected by the holders of the Series BB shares, (iii) appointment of the members of the Operating Committee whose appointment requires the consent of the directors elected by the holders of the Series BB shares, and (iv) decisions of the board of directors that require the affirmative vote of the directors elected by the holders of our Series BB shares.

Authority of the Board of Directors

        The board of directors is our legal representative. The powers of the board include, without limitation, the power:

  •
  to participate in our strategic planning decisions,

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  to authorize changes in our policies regarding financial structure, products, market development and organization,

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  to oversee compliance with general corporate practices, our bylaws and the minority rights set forth thereunder,

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  to call for stockholders' meetings and act on their resolutions,

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  to create special committees and grant them the powers and authority it sees fit, provided that said committees will not be vested with the authorities which by law or under our bylaws are expressly reserved for the stockholders or the board of directors,

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  to determine how to vote the shares held by us in our subsidiaries in matters related to the appointment of: (i) their chief executive officer; and (ii) the officers determined by the board of directors other than those whose designation is reserved for the directors elected by the holders of the Series BB shares or the Operating Committee,

  •
  to approve, upon proposal by the Operating Committee: (i) our annual budget and that of our subsidiaries; and (ii) the master development program and any amendments thereto for each of the airports to be submitted to the Ministry of Communications and Transportation, and

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  to determine how we will vote our shares in subsidiaries when the Operating Committee does not timely do so.

        Meetings of the board of directors will be validly convened and held if a majority of its members are present. Resolutions at said meetings will be valid if approved by a majority of the members of the board of directors, unless our bylaws require a higher number. The chairman does not have a tie-breaking vote. Notwithstanding the board's authority, our stockholders pursuant to decisions validly taken at a stockholders' meeting may at all times override the board.

        Resolutions at board meetings with respect to any of the issues listed below will be valid only if approved by the members of the board of directors elected by the holders of the Series BB shares:

  •
  approval of our financial statements and those of our subsidiaries and their submission to the stockholders' meeting,

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  approval of the five-year master development programs and any amendments thereto,

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  annual approval of the business plan and the investment budget,

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  approval of capital investments not considered in the approved annual budget for each fiscal year,

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  approval of any sale of fixed assets having, individually or jointly, a value greater than U.S. $2.0 million,

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  proposal to increase our capital or that of our subsidiaries,

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  approval of any transfer by us of shares in our subsidiaries,

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  purchase of shares or interests in any company,

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  approval or amendment of our management structure,

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  creation of new committees, delegation of powers to the same and changes to the powers of any existing committee,

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  incurrence of any indebtedness in an amount greater than U.S. $5.0 million during any calendar year or in excess of the debt level set forth in the annual business plan, which must not exceed a 50% debt to capital ratio, and

  •
  approval of our dividend policy and its submission to the stockholders' meeting.

  Powers of Series BB Directors

        The Series BB directors are entitled to: (i) appoint and remove our chief executive officer, our chief financial officer, our chief operating officer and our commercial director; (ii) appoint three members of the Operating Committee, one of which must be the chief executive officer, and their respective alternates; (iii) appoint 20% of the total members of the Audit Committee and the Acquisitions and Contracts Committee (a minimum of one member per committee), and their respective alternates; (iv) appoint 20% of the total number of members of the Nominations and Compensation Committee (a minimum of one member); and (v) consent to the appointment of individuals appointed to the Operating Committee who are not members of our board of directors or our officers.

Dividends and Distributions

        At our annual ordinary general stockholders' meeting, the board of directors will submit to the stockholders for their approval our financial statements for the preceding fiscal year. Five percent of our net income (after profit sharing and other deductions required by Mexican law) must be allocated to a legal reserve fund until the legal reserve fund reaches an amount equal to at least 20% of our capital stock (without adjustment for inflation). Additional amounts may be allocated to other reserve funds as the stockholders may from time to time determine including a reserve to repurchase shares. The remaining balance, if any, of net earnings may be distributed as dividends on the shares of common stock. A full discussion of our dividend policy may be found in "Dividend Policy." On May 4, 2005, we made a dividend payment of Ps. 590 million (nominal pesos), followed by a divided payment in the amount of Ps. 440 million (nominal pesos) on June 3, 2005.

Registration and Transfer

        Application has been made to register our shares with the Mexican National Securities Registry, as required under the Mexican Securities Market Law and regulations issued by the Mexican National Banking and Securities Commission. If we wish to cancel our registration, or if it is cancelled by the Mexican National Banking and Securities Commission, the stockholders having "control" (see below) of us at that time will be required to make a public offer to purchase all outstanding shares, prior to such cancellation. Unless the Mexican National Banking and Securities Commission authorizes otherwise, the price of the offer to purchase will be the higher of: (i) the average of the closing price during the prior thirty days on which the shares may have been quoted prior to the date of the offer; or (ii) the book value of the shares in accordance with the most recent quarterly report submitted to the Mexican National Banking and Securities Commission and to the Mexican Stock Exchange. Any amendments to the foregoing provisions included in our bylaws require the prior approval of the Mexican National Banking and Securities Commission and the resolution of the extraordinary stockholders' meeting adopted by a minimum voting quorum of 95% of our outstanding capital stock.

        Series BB shares may only be transferred after conversion into Series B shares, and are subject to the following rules:

  •
  After August 25, 2004, AMP may sell up to 49% of its Series BB shares. AMP is required to retain its remaining 51% interest through August 24, 2009.

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  After August 24, 2009, AMP is additionally free to sell in any year up to 20% of its other 51% interest in Series BB shares.

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  If AMP owns Series BB shares that represent less than 7.65% of our capital stock after August 24, 2014, those remaining Series BB shares will be automatically converted into freely transferable Series B shares.

  •
  If AMP owns Series BB shares representing at least 7.65% of our capital stock after August 24, 2014, those Series BB shares may be converted into Series B shares, provided the holders of at least 51% of Series B shares (other than shares held by AMP and any of its "related persons") approve such conversion.

        If upon such conversion any stockholder exceeds the individual ownership limitations set forth in our bylaws,such stockholder will be required to transfer the excess stock to a third party within 30 calendar days. If the stockholder fails to effect such transfer within the 30 calendar day period, we may thereafter redeem such excess stock at book value in accordance with the latest financial statements approved at the stockholders' meeting.

        For purposes of our bylaws, a "related person" means, with respect to any shareholder:

  •
  any corporation, directly or indirectly, controlling, controlled by or under common control with such person,

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  any subsidiary of a related person, or

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  in the case of an individual, an individual having a blood or civil kinship in a direct line (ascending or descending) within and including the fourth grade with any shareholder holding at least 5% of our capital stock.

        For purposes of our bylaws, "control" of a person, with respect to any person, is defined as:

  •
  the ownership, directly or indirectly of 35% or more of the capital stock with voting rights of such person,

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  the contractual right to elect the majority of the members of the board of directors of the person,

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  the ability to veto resolutions that could otherwise be adopted by the person's stockholders (except with respect to matters required to be approved by an extraordinary stockholders' meeting) either by agreement or by ownership of a special series of shares, or

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  existence of commercial relations representing the purchase of more than 15% of the total annual sales of such shareholder.

        For additional tender offer and insider trading rules applicable to our securities pursuant to Mexican Law, see "Market Information."

Stockholder Ownership Restrictions and Antitakeover Protection

        Holders of our shares are subject to the following restrictions:

  •
  holders of Series B shares, either individually or together with their related persons, may not directly or indirectly own more than 10% of our capital stock,

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  Series BB shares may represent no more than 15% of our outstanding capital stock,

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  holders of Series BB shares may also own Series B shares, provided that as long as they hold Series BB shares, their total beneficial ownership may not exceed 20% of our outstanding capital stock,

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  no more than 5% of our outstanding capital stock may be owned by air carriers, and

  •
  foreign governments acting in a sovereign capacity may not directly or indirectly own any portion of our capital stock.

        A person exceeding the 10% threshold described above due solely to our repurchase of our shares is required to reduce its interest below 10% within one year of such repurchase.

        The foregoing ownership restrictions do not apply to:

  •
  The Mexican government, prior to the consummation of this offering,

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  NAFIN, including in its capacity as trustee of the selling stockholder,

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  Institutions that act as depositaries for securities, and

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  Financial and other authorized institutions that hold securities for the account of beneficial owners (including the ADR depositary), provided that such beneficial owners are not exempt from the ownership restrictions.

        Any amendment to the ownership restrictions described above requires the vote of shares representing 85% of our capital stock.

        If our bylaws are amended to eliminate the share ownership restrictions described above, any stockholder seeking to acquire "control" of us (as defined above) is required to obtain the consent of the board of directors prior to acquiring shares in excess of the amount permitted to be acquired prior to any such amendment. Any such consent granted by the board of directors shall be conditioned on a tender offer being conducted within 30 days of such consent by the person acquiring "control." The tender offer price, unless otherwise authorized by the Mexican National Banking and Securities Commission, is required to be the higher of: (i) the average of the closing price during the prior 30 days on which the shares may have been quoted prior to the date of the offer; or (ii) the book value of the shares in accordance with the most recent quarterly report submitted to the Mexican National Banking and Securities Commission and to the Mexican Stock Exchange. Any amendment of this tender offer requirement requires the vote of the holders of 95% of our capital stock.

        Air carriers and their subsidiaries and affiliates are not permitted, directly or indirectly, to "control" us or any of our subsidiary concession holders.

        Under the Mexican Airport Law, any acquisition of control requires the prior consent of the Ministry of Communications and Transportation. See "Regulatory Framework—Reporting, Information and Consent Requirements."

        For purposes of these provisions, "related person" and "control" are defined above under "—Registration and Transfer."

Changes in Capital Stock

        Increases and reductions of our minimum fixed capital must be approved at an extraordinary stockholders' meeting, subject to the provisions of our bylaws and the Mexican General Law of Business Corporations. Increases or reductions of the variable capital must be approved at an ordinary stockholders' meeting in compliance with the voting requirements of our bylaws.

        Shares issued under Article 81 of the Securities Market Law (which are those held in treasury to be delivered upon their subscription) may be offered for subscription and payment by the board of directors subject to any modifications imposed by the shareholders' meeting, provided that:

  •
  the issuance is made to effect a public offering in accordance with the Mexican Securities Market Law, and

  •
  to facilitate the public offer, at the extraordinary stockholders' meeting where the issuance of non-subscribed shares is approved, an express waiver of preemptive rights referred to in Section 132 of the Mexican General Corporations Law must be made.

        If the holders of at least 25% of our capital stock vote against the issuance of non-subscribed shares, said issuance may not take place.

        Subject to the individual ownership limitations set forth in our bylaws, in the event of an increase of our capital stock our stockholders will have a preemptive right to subscribe and pay for new stock issued as a result of such increase in proportion to their stockholder interest at that time, unless: (i) the capital increase is made under the provisions of Article 81 of the Securities Market Law; or (ii) the capital increase relates to the issuance of shares upon the conversion of debentures as provided in Section 210 Bis of the Mexican General Law on Negotiable Instruments and Credit Transactions. Said preemptive right shall be exercised by any method provided in Section 132 of the Mexican General Corporations Law, by subscription and payment of the relevant stock within fifteen business days after the date of publication of the corresponding notice to our stockholders in the Official Gazette of the Federation and in one of the newspapers of greater circulation in Mexico, provided that if at the corresponding meeting all of our shares are duly represented, the fifteen business day period shall commence on the date of the meeting.

        Our capital stock may be reduced by resolution of a stockholders' meeting taken pursuant to the rules applicable to capital increases. Our capital stock may also be reduced upon withdrawal of a stockholder as provided in Section 206 of the Mexican General Corporations Law (See "—Voting Rights and Stockholders' Meetings—Right of Withdrawal" above) or by repurchase of our own stock in accordance with the Securities Market Law (See "—Share Repurchases" below).

  Share Repurchases

        We may choose to acquire our own shares through the Mexican Stock Exchange and the New York Stock Exchange on the following terms and conditions:

  •
  the acquisition must be made at the market price charged against the capital stock and, when applicable, against a reserve created with funds from net profits;

  •
  the ordinary stockholders' meeting shall determine the amount of capital and, if applicable, the amount of the reserve that we may use to repurchase our shares. The resources to be used for the repurchase will not exceed our earnings. The acquisition may be effected by resolution of our board of directors;

  •
  the acquisition must be made subject to the provisions of applicable law, including the Mexican Securities Market Law and carried out, reported and disclosed in the manner established by the Mexican National Banking and Securities Commission;

  •
  as a consequence of the purchase, the corporate capital and the reserve will be reduced, converting the acquired shares into treasury shares;

  •
  the shares may be resold out of the treasury by the board of directors, thereby increasing the corporate capital and the reserve;

  •
  the capital stock reductions and increases related to the purchase and sale of our shares as provided in this section will not require any resolution from any shareholders' meeting or from the board of directors; and

  •
  we will not be permitted to repurchase our shares if the outstanding Series B and Series BB shares exceed the limits provided in the bylaws or by the Mexican National Banking and Securities Commission.

  Ownership of Capital Stock by Subsidiaries

        Our subsidiaries may not, directly or indirectly, invest in our shares, except for shares of our capital stock acquired as part of an employee stock option plan, which may not exceed 15% of our capital stock.

Liquidation

        Upon our dissolution, one or more liquidators must be appointed at an extraordinary stockholders' meeting to wind up our affairs. All fully paid and outstanding shares will be entitled to participate equally in any distribution upon liquidation. Partially paid shares participate in any distribution in the same proportion that such shares have been paid at the time of the distribution.

Other Provisions

  Liabilities of the members of the Board of Directors

        As in any other Mexican corporation and due to the provisions contained in Section 14 Bis 3 of the Mexican Securities Market Law and subject to the provisions in Section 163 of the General Law on Business Corporations, once our capital stock is traded in the securities market, any stockholder or group of stockholders holding at least 15% of our capital stock may directly exercise a civil liability action under Mexican law against the members of the board of directors and statutory auditors.

        In addition to the foregoing, our bylaws provide that, from the date as of which at least 51% of our capital stock is listed on a stock exchange, a member of the board of directors will be liable to us and our stockholders in the following circumstances:

  •
  negligence resulting in the loss of more than two-thirds of our capital stock and which causes our dissolution;

  •
  fraud resulting in our bankruptcy;

  •
  exceeding board authority or breach of duties under our bylaws;

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  participation in the resolution of issues where a conflict of interest exists that results in damages to us;

  •
  negligence resulting in company obligations or agreements violating legal or statutory provisions;

  •
  breach of directors' obligations under applicable law and our bylaws that results in a direct loss suffered by us; and

  •
  failure to report irregularities in actions of former board members.

        The members of the board are liable to our stockholders only for the loss of net worth suffered as a consequence of disloyal acts carried out in excess of their authority or in violation of our bylaws.

  Information to Stockholders

        The Mexican General Law on Business Corporations establishes that companies, acting through their boards of directors, must annually present a report at a stockholder's meeting that includes:

  •
  a report of the directors on the operations of the company during the preceding year, as well as on the policies followed by the directors and on the principal existing projects,

  •
  a report explaining the principal accounting and information policies and criteria followed in the preparation of the financial information,

  •
  a statement of the financial condition of the company at the end of the fiscal year,

  •
  a statement showing the results of operations of the company during the preceding year, as well as changes in the company's financial condition and capital stock during the preceding year,

  •
  the notes which are required to complete or clarify the above mentioned information, and

  •
  the report prepared by the statutory auditors with respect to the accuracy and reasonability of the above mentioned information presented by the board of directors.

        In addition to the foregoing, our bylaws provide that the board of directors should also prepare the information referred to above with respect to any subsidiary that represents at least 20% of our net worth (based on the financial statements most recently available).

  Duration

        The duration of our corporate existence is 100 years.

  Stockholders' Conflict of Interest

        Under Mexican law, any stockholder that has a conflict of interest with respect to any transaction must abstain from voting thereon at the relevant stockholders' meeting. A stockholder that votes on a transaction in which its interest conflicts with ours may be liable for damages in the event the relevant transaction would not have been approved without such stockholder's vote.

  Directors' Conflict of Interest

        Under Mexican law, any director who has a conflict of interest with ours in any transaction must disclose such fact to the other directors and abstain from voting. Any director who violates such provision will be liable to us for any resulting damages or losses. Additionally, our directors and statutory auditors may not represent stockholders in the stockholders' meetings.

Certain Differences between Mexican and U.S. Corporate Law

        You should be aware that the Mexican General Corporations Law and the Mexican Securities Market Law, which apply to us, differ in certain material respects from laws generally applicable to U.S. corporations and their shareholders.

  Independent Directors

        The Mexican Securities Market Law requires that 25% of the directors of Mexican public companies be independent. Pursuant to the rules and regulations of the New York Stock Exchange, foreign companies subject to reporting requirements under the U.S. federal securities laws and listed on the New York Stock Exchange must maintain an audit committee comprised entirely of independent directors as defined in the U.S. federal securities laws.

  Mergers, Consolidations, and Similar Arrangements

        A Mexican company may merge with another company only if a majority of the shares representing its outstanding capital stock approve the merger at a duly convened general extraordinary shareholders' meeting, unless the company's bylaws impose a higher threshold. Dissenting shareholders are not entitled to appraisal rights. Creditors have ninety days to oppose a merger judicially, provided they have a legal interest to oppose the merger.

        Under Delaware law, with certain exceptions, a merger, consolidation, or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive payment in the amount of the fair market value of the shares held by the shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction. Delaware law also provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital share. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

  Anti-Takeover Provisions

        Subject to the approval of the Mexican National Banking and Securities Commission, the Mexican Securities Market Law permits public companies to include anti-takeover provisions in their bylaws that restrict the ability of third parties to acquire control of the company without obtaining approval of the company's board of directors. See "—Stockholder Ownership Restrictions and Anti-takeover Protection" for a discussion of provisions of our bylaws that could deter a takeover of us.

        Under Delaware law, corporations can implement shareholder rights plans and other measures, including staggered terms for directors and super-majority voting requirements, to prevent takeover attempts. Delaware law also prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the shareholder became an interested shareholder unless:

  •
  prior to the date of the transaction in which the shareholder became an interested shareholder, the board of directors of the corporation approves either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

  •
  upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of the voting stock of the corporation, excluding shares held by directors, officers, and employee stock plans; or

  •
  at or after the date of the transaction in which the shareholder became an interested shareholder, the business combination is approved by the board of directors and authorized at a shareholders' meeting by at least 66 2/3% of the voting stock which is not owned by the interested shareholder.

  Shareholders' Suits

        As mentioned above, holders of at least 15% of our outstanding capital stock may bring derivative actions for civil liabilities against our directors, members of the audit committee, and the statutory auditors. However, the grounds for shareholder derivative actions under Mexican law are extremely limited, which effectively bars most of these kinds of suits in Mexico. In addition, subject to certain requirements, holders of at least 20% of a company's outstanding capital stock may contest and suspend any shareholder resolution that violates Mexican law or our bylaws. Class action lawsuits are not permitted under Mexican law.

        Class actions and derivative actions are generally available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In these kinds of actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with the action.

  Shareholder Proposals

        Under Mexican law and our bylaws, holders of at least 10% of our outstanding capital stock are entitled to appoint one member of our board of directors and his or her alternate. Holders of at least 10% of the outstanding capital stock are entitled to appoint one statutory auditor and his or her alternate.

        Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

  Calling of Special Shareholders' Meetings

        Under Mexican law and our bylaws, a shareholders' meeting may be called by the board of directors, the chairman of the board of directors, or the statutory auditors. Any shareholder or group of shareholders with voting rights representing at least 10% of our capital stock may request that the board of directors or the statutory auditors call a shareholders' meeting to discuss the matters indicated in the written request. If the board of directors or the statutory auditors fail to call a meeting within 15 calendar days following date of the written request, the shareholder or group of shareholders may request that a competent court call the meeting. A single shareholder may call a shareholders' meeting if no meeting has been held for two consecutive years or if matters to be dealt with at an ordinary shareholders' meeting have not been considered.

        Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or bylaws to call a special meeting of shareholders.

  Cumulative Voting

        Under Mexican law, cumulative voting for the election of directors is not permitted.

        Under Delaware law, cumulative voting for the election of directors is permitted only if expressly authorized in the certificate of incorporation.

  Approval of Corporate Matters by Written Consent

        Mexican law permits shareholders to take action by unanimous written consent of the holders of all shares entitled to vote. These resolutions have the same legal effect as those adopted in a general or special shareholders' meeting. The board of directors may also approve matters by unanimous written consent.

        Delaware law permits shareholders to take action by written consent of holders of outstanding shares having more than the minimum number of votes necessary to take the action at a shareholders' meeting at which all voting shares were present and voted.

  Amendment of Certificate of Incorporation

        Under Mexican law, it is not possible to amend a company's certificate of incorporation (acta constitutiva). However, the provisions that govern a Mexican company are contained in its bylaws, which may be amended as described below. Under Delaware law, a company's certificate of incorporation generally may be amended by a vote of the majority of shareholders entitled to vote thereon (unless otherwise provided in the Certificate of Incorporation, subsequent to a resolution of the Board of Directors proposing such amendment.

  Amendment of Bylaws

        Under Mexican law, amending a company's bylaws requires shareholder approval at an extraordinary shareholders' meeting. Mexican law requires that at least 75% of the shares representing a company's outstanding capital stock be present at the meeting (unless the bylaws require a higher threshold) and that the resolutions be approved by a majority of the shares representing a company's outstanding capital stock.

        Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend, and repeal the bylaws of a corporation.

  Staggered Board of Directors

        Mexican law does not permit companies to have a staggered board of directors, while Delaware law does permit corporations to have a staggered board of directors.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

        ADRs are certificates that evidence our ADSs, just as a stock certificate evidences a holding of shares. Each of our ADSs will represent ownership interests in 10 Series B shares (or the right to receive Series B shares) which the selling stockholder will deposit with BBVA Bancomer S.A. as custodian in Mexico (the "Custodian"). The ADRs will be executed and delivered by The Bank of New York, the depositary bank in the United States. Each ADS will also represent any other securities, cash or other property which may be held by The Bank of New York under the deposit agreement. The Bank of New York's office at which the ADRs will be administered is located at 101 Barclay Street, New York, New York 10286.

        You may hold ADSs either directly by having an ADR registered in your name or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

        As an ADR holder, we will not treat you as one of our stockholders and you will not have stockholder rights. Mexican law governs stockholder rights. The Bank of New York or its nominees will be the holder of the shares underlying your ADSs. As a holder of ADRs, you will have ADR holder rights. A deposit agreement among us, The Bank of New York and the registered holders of ADRs sets out ADR holder rights as well as the rights and obligations of The Bank of New York as depositary. New York law governs the deposit agreement and the ADRs.

        The following is a summary of the important terms of the deposit agreement. It may not contain all the information that is important to you. For more complete information, you should read the entire deposit agreement and the form of ADR contained as an exhibit to the deposit agreement (which contains the terms of the ADSs). Directions on how to obtain copies of these are provided in the section entitled "Where Can You Find More Information."

Share Dividends and Other Distributions

        The Bank of New York has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Series B shares or other deposited securities, after deducting its fees and expenses. You will receive distributions in proportion to the number of Series B shares your ADSs represent. Each ADS will initially represent 10 Series B shares.

  Cash

        The Bank of New York will convert any cash dividend or other cash distribution we pay on the Series B shares into U.S. dollars, if, in its judgment, it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from the Mexican government is needed and cannot be obtained, the deposit agreement allows The Bank of New York to distribute the dividend or distribution in Pesos only to those ADR holders to whom it is possible to do so. It will hold the Pesos it cannot convert for the account of the ADR holders who have not yet been paid. It will not invest the Pesos and it will not be liable for any interest.

        Before a distribution is made, any withholding taxes that must be paid under Mexican law will be deducted. See "Taxation." The Bank of New York will distribute only whole U.S. dollars and cents and round fractional cents to the nearest whole cent. If exchange rates fluctuate during a time when The Bank of New York cannot convert the Peso, you may lose some or all of the value of the distribution.

  Shares

        The Bank of New York may distribute new ADSs representing any shares we may distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. The Bank of New York will only distribute whole ADSs. It will sell shares that would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it distributes cash. If The Bank of New York does not distribute additional ADSs, the outstanding ADSs will also represent the new shares.

  Rights to Receive Additional Shares

        If we offer holders of our Series B shares any rights to subscribe for additional shares or any other rights, The Bank of New York may make these rights available to you. We must first instruct The Bank of New York to do so and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and The Bank of New York decides it is legal and practical to sell the rights, The Bank of New York will sell the rights and distribute the proceeds in the same way as it distributes cash. Under current Mexican law, rights may not be sold. The Bank of New York may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

        If The Bank of New York makes rights available to you, it will exercise the rights and purchase the shares on your behalf. The Bank of New York will then deposit the shares and deliver ADRs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights and the deposit agreement require you to pay.

        U.S. securities laws may restrict the transfer and cancellation of ADRs issued upon exercise of rights. For example, you may not be able to trade freely in the United States ADRs that you acquire in a rights offering. In this case, The Bank of New York may deliver the ADRs under a separate restricted deposit agreement that will contain the same conditions as the deposit agreement, except for changes needed to put the restrictions in place.

  Other Distributions

        The Bank of New York will send to you anything else we distribute on the deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York has a choice. It may decide to sell what we distributed and distribute the proceeds, in the same way as it distributes cash. Or, it may decide to hold what we distributed, in which case ADRs will also represent the newly distributed property.

        The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register under the Securities Act our ADSs, shares, rights or other securities that may be distributed to holders of Series B shares and ADSs. We also have no obligation to take any other action to permit the distribution of ADRs, shares, rights, or anything else to ADR holders. This means that you may not receive distributions that we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

        The Bank of New York will deliver ADRs if you or your broker deposit shares or evidence of rights to receive Series B shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will register the appropriate number of ADSs in the names you request and will deliver the ADRs at its office to the persons you request.

        You may turn in your ADRs at The Bank of New York's office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will deliver:

  •
  the underlying Series B shares to an account designated by you, and

  •
  any other deposited securities underlying the surrendered ADRs at the office of the custodian.

        As an alternative, at your request, risk and expense, The Bank of New York will, if feasible, deliver the deposited securities at its office.

Voting Rights

        You may instruct The Bank of New York to vote the Series B shares underlying your ADRs.

        If we ask The Bank of New York to solicit your instructions, The Bank of New York will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will:

  •
  describe the matters to be voted on, and

  •
  explain how you, on a specified date, may instruct The Bank of New York to vote the shares or other deposited securities underlying your ADRs as you direct.

        For instructions to be valid, The Bank of New York must receive them on or before the date specified. If you give valid instructions, The Bank of New York will try, as far as is practical, and in conformity with Mexican law and the provisions of our bylaws, to vote or to have its agents vote the shares or other deposited securities as you instruct. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting with sufficient notice to withdraw the shares. If you provide voting instructions, The Bank of New York will only vote or attempt to vote as you instruct. We will use our best efforts to request The Bank of New York to notify you of upcoming votes and ask for your instructions. However, if The Bank of New York does not receive your voting instructions, it will vote your shares in the same proportion that all other shares of our capital stock are voted at the relevant stockholders' meeting. The depositary itself will not exercise any voting discretion.

        We cannot assure you that you will receive the voting materials or otherwise learn of an upcoming shareholders' meeting in time to ensure that you can instruct The Bank of New York to vote your shares. In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

Fees and Expenses

ADR holders must pay:		For:
•	U.S. $5.00 (or less) per 100 ADSs or portion thereof	•	Each issuance of an ADR, including as a result of a distribution of shares or rights or other property
		•	Each cancellation of an ADR for the purpose of withdrawal, including upon termination of the deposit agreement
•	U.S. $0.02 (or less) per ADS	•	Any cash distribution to them
•	Registration or transfer fees	•	Transfer and registration of shares on our share register to or from the name of The Bank of New York or its agent when you deposit or withdraw shares
•	A fee equivalent to the fee that would be payable upon deposit of Series B shares for issuance of ADSs	•	Distribution of securities received by The Bank of New York under the deposit agreement which are distributed to ADR holders
•	Expenses of The Bank of New York	•	Conversion of Pesos to U.S. dollars
		•	Certain cable, telex and facsimile transmission expenses as provided in the deposit agreement
•	Taxes and other governmental charges The Bank of New York or the custodian have to pay on an ADR or share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes	•	As necessary
•	Any charges payable by The Bank of New York or its agents in connection with servicing the deposited securities	•	As incurred

Payment of Taxes

        The Bank of New York may deduct the amount of any taxes owing on your ADRs from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If The Bank of New York sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalization and Mergers

If We:		Then:
• •	Change the nominal or par value of our shares Reclassify, split up or consolidate any of the deposited securities	•	The cash, shares or other securities received by The Bank of New York will become deposited securities. Each ADS will automatically represent its equal share of the
•	Distribute securities on the shares that are		new deposited securities.
•	not distributed to you or sold Recapitalize, reorganize, merger, liquidate, sell all or substantially all of our assets, or take any similar action	•	The Bank of New York may, and will if we ask it to, deliver additional ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs, identifying the new deposited securities.

Amendment and Termination

        We may agree with The Bank of New York to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or certain expenses of The Bank of New York, or prejudices an important right of ADR holders, it will only become effective 30 days after The Bank of New York notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

        The Bank of New York will terminate the deposit agreement if we ask it to do so. The Bank of New York may also terminate the deposit agreement if The Bank of New York has told us that it would like to resign and we have not appointed a new depositary bank within 90 days. In both cases, The Bank of New York must notify you at least 30 days before termination.

        In the event of termination, The Bank of New York and its agents will be required to do only the following: (i) advise you that the deposit agreement is terminated and (ii) collect any distributions on the deposited securities and deliver the deposited securities, including any distributions received on the deposited securities, upon cancellation of ADRs. At any time after the expiration of one year after termination, The Bank of New York may sell any remaining deposited securities by public or private sale. After that, The Bank of New York will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and will have no liability for interest. The Bank of New York's only obligations will be to account for the money and other property and with respect to indemnification. After termination, we will have no obligation to you under the Deposit Agreement.

Limitation on Obligations and Liability to ADR Holders

        The deposit agreement expressly limits our obligations and those of The Bank of New York. It also limits our liability and that of The Bank of New York. We and the Bank of New York:

  •
  are only obligated to take the actions specifically described in the deposit agreement without negligence or bad faith,

  •
  are not liable if either is prevented or delayed by law or circumstances beyond their control from performing their obligations under the deposit agreement,

  •
  are not liable if either exercises or fails to exercise discretion permitted under the deposit agreement,

  •
  have no obligations to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on your behalf or on behalf of any other party, and

  •
  may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

        In the deposit agreement, The Bank of New York and we agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

        Before The Bank of New York will deliver or register the transfer of an ADR, make a distribution on an ADR, or permit the withdrawal of Series B shares, the Bank of New York may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees as required by the deposit agreement,

  •
  production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary, and

  •
  compliance with regulations it may establish under the deposit agreement.

        The Bank of New York may refuse to deliver, transfer, or register transfers of ADRs generally when our or their transfer books are closed or at our or their discretion.

        You have the right to cancel your ADRs and withdraw the underlying Series B shares at any time except:

  •
  when temporary delays arise because: (i) The Bank of New York or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a stockholders' meeting; or (iii) we are paying a dividend on the shares,

  •
  when you owe money to pay fees, taxes and similar charges, or

  •
  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to our ADRs or to the withdrawal of shares or other deposited securities.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-Release of ADRs

        Subject to the provisions of the deposit agreement, The Bank of New York may, unless we have instructed it not to do so, deliver ADRs before deposit of the underlying Series B shares. This is called a pre-release of the ADRs. The Bank of New York may also deliver shares upon cancellation of pre-released ADRs even if the ADRs are cancelled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying shares are delivered to The Bank of New York. The Bank of New York may receive ADRs instead of shares to close out a pre-release. The Bank of New York may pre-release ADRs only under the following conditions:

  •
  before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York in writing that it or its customer (i) owns the shares or ADRs to be deposited, (ii) transfers its ownership of the shares or ADRs to The Bank of New York for the benefit of the ADR holders, and (iii) will not take any action with respect to such shares or ADRs that is inconsistent with their transfer to The Bank of New York;

  •
  the pre-release must be fully collateralized with cash or other collateral that The Bank of New York considers appropriate; and

  •
  The Bank of New York must be able to close out the pre-release on not more than five business days' notice.

        Additionally, The Bank of New York will normally limit the amount of Series B shares represented by pre-released ADSs to 30% of the Series B shares deposited and will set limits with respect to the number of ADRs issued to particular persons on a case-by-case basis and will not so issue ADRs if requested by us to cease doing so.

TAXATION

        The following summary contains a description of the material anticipated U.S. and Mexican federal income tax consequences of the purchase, ownership and disposition of the Series B shares or ADSs by a holder that is a citizen or resident of the United States or a U.S. domestic corporation or that otherwise will be subject to U.S. federal income tax on a net income basis in respect of the Series B shares or ADSs and that is a "non-Mexican holder" (as defined below) (a "U.S. holder"), but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase the Series B shares or ADSs. In particular, the summary deals only with U.S. holders that will hold the Series B shares or ADSs as capital assets and use the U.S. dollar as their functional currency and does not address the tax treatment of a U.S. holder that owns or is treated as owning 10% or more of the outstanding voting shares of the Company. In addition, the summary does not address any U.S. or Mexican state or local tax considerations that may be relevant to a U.S. holder.

        The summary is based upon the federal income tax laws of the United States and Mexico as in effect on the date of this prospectus, including the provisions of the income tax treaty between the United States and Mexico and protocol thereto (the "Tax Treaty"), all of which are subject to change, possibly with retroactive effect in the case of U.S. federal income tax law. Prospective investors in the Series B shares or ADSs should consult their own tax advisors as to the U.S., Mexican or other tax consequences of the purchase, ownership and disposition of the Series B shares or ADSs, including, in particular, the effect of any foreign, state or local tax laws and their entitlement to the benefits, if any, afforded by the Tax Treaty.

        For purposes of this summary, the term "non-Mexican holder" shall mean a holder that is not a resident of Mexico and that will not hold the Series B shares or ADSs or a beneficial interest therein in connection with the conduct of a trade or business through a permanent establishment or fixed base in Mexico.

        For purposes of Mexican taxation:

  •
  individuals are residents of Mexico if they have established their principal place of residence in Mexico or, if they have established their principal place of residence outside Mexico, if their core of vital interests (centro de intereses vitales) is located in Mexico. Individuals' core of vital interests will be deemed to be located in Mexico if, among other things,

  •
  at least 50% of the individuals' aggregate annual income derives from Mexican sources or

  •
  the individuals' principal center of professional activities is located in Mexico;

  •
  individuals are residents of Mexico if they are state employees, regardless of the location of the individuals' core of vital interests; and

  •
  legal entities are residents of Mexico if they were established under Mexican law or if they maintain their principal place of business or their place of effective management in Mexico.

        If non-residents of Mexico are deemed to have a permanent establishment in Mexico for tax purposes, all income attributable to the permanent establishment will be subject to Mexican taxes, in accordance with applicable Mexican tax law.

        In general, for U.S. federal income tax purposes, holders of ADSs will be treated as the beneficial owners of the Series B shares represented by those ADSs.

Taxation of Dividends

  Mexican Tax Considerations

        Under Mexican Income Tax Law provisions (Ley del Impuesto Sobre la Renta), dividends paid to non-Mexican holders with respect to the Series B shares represented by the ADSs are not subject to Mexican withholding tax.

        Dividends paid from distributable earnings that have not been subject to corporate income tax are subject to a corporate-level dividend tax at a rate of 42.86% for the year ended December 31, 2005. The corporate-level dividend tax on the distribution of earnings is not final and may be credited against income tax payable during the fiscal year in which the dividend tax was paid and for the following two years. Dividends paid from distributable earnings, after corporate income tax has been paid with respect to these earnings, are not subject to this corporate-level dividend tax. Currently, after corporate tax dividend distributions are not subject to individual withholding taxes for shareholder recipients thereof.

        Distributions made by us to our shareholders other than as dividends, including capital reductions, amortization of shares or otherwise, would be subject to taxation in Mexico, including withholding taxes. The tax rates applicable and the method of assessing and paying taxes applicable to any such non-dividend distributions, will vary depending on the nature of the distributions.

  U.S. Federal Income Tax Considerations

        The gross amount of any distributions paid with respect to the Series B shares represented by the ADSs, to the extent paid out of the Company's current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be taxable as dividends and generally will be includible in the gross income of a U.S. holder as ordinary income on the date on which the distributions are received by the depositary and will not be eligible for the dividends received deduction allowed to certain corporations under the U.S. Internal Revenue Code of 1986, as amended. Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual prior to January 1, 2009 with respect to the B shares and ADSs will be subject to taxation at a maximum rate of 15% if the dividends are "qualified dividends." Dividends paid on the B shares and ADSs will be treated as qualified dividends if (i) the issuer is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has approved for the purposes of the qualified dividend rules and (ii) the Company was not, in the year prior to the year in which the dividend was paid, and is not, in the year in which the dividend is paid, a passive foreign investment company ("PFIC"). The income tax treaty between Mexico and the United States has been approved for the purposes of the qualified dividend rules. Based on the Company's audited financial statements and its current expectations regarding the value and nature of its assets, the sources and nature of its income, and relevant market and shareholder data, the Company believes that it was not treated as a PFIC for U.S. federal income tax purposes with respect to its 2005 taxable year and does not anticipate becoming a PFIC for its 2006 taxable year.

        To the extent that a distribution exceeds the Company's current and accumulated earnings and profits, it will be treated as a non-taxable return of basis to the extent thereof, and thereafter as capital gain from the sale of Series B shares or ADSs. Distributions, which will be made in pesos, will be includible in the income of a U.S. holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date they are received by the depositary whether or not they are converted into U.S. dollars. U.S. holders should consult their own tax advisors regarding the treatment of foreign currency gain or loss, if any, on any pesos received that are converted into U.S. dollars on a date subsequent to receipt. Dividend income generally will constitute foreign source "passive income" or, in the case of certain U.S. holders, "financial services income" for U.S. foreign tax credit purposes.

        Distributions of additional Series B shares to holders of ADSs with respect to their ADSs that are made as part of a pro rata distribution to all stockholders of the Company generally will not be subject to U.S. federal income tax.

Taxation of Dispositions of Shares or ADSs

  Mexican Tax Considerations

        Gain on the sale or other disposition of ADSs by a U.S. holder will generally not be subject to Mexican tax. Deposits and withdrawals of Series B shares in exchange for ADSs will not give rise to Mexican tax or transfer duties.

        Gain on the sale of Series B shares by a U.S. holder will not be subject to any Mexican tax if the transaction is carried out through the Mexican Stock Exchange or other stock exchange or securities markets approved by the Mexican Ministry of Finance and Public Credit. Gain on sales or other dispositions of Series B shares made in other circumstances generally would be subject to Mexican tax at a rate of 25% based on the total amount of the transaction or, subject to certain requirements applicable to the seller, at a rate of 30% for the year ended December 31, 2005 of gains realized from the disposition.

        Under the Tax Treaty, a U.S. holder that is eligible to claim the benefits of the Tax Treaty will be exempt from Mexican tax on gains realized on a sale or other disposition of Series B shares, in a transaction that is not carried out through the Mexican Stock Exchange or such other approved securities markets, so long as the holder did not own, directly or indirectly, 25% or more of our share capital (including ADSs) during the twelve-month period preceding the sale or other disposition.

  U.S. Federal Income Tax Considerations

        Upon the sale or other disposition of the Series B shares or ADSs, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and such U.S. holder's tax basis in the Series B shares or ADSs. Gain or loss recognized by a U.S. holder on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Series B shares or ADSs have been held for more than one year. Long-term capital gain recognized by a U.S. holder that is an individual generally is subject to a maximum federal income tax rate of 15%. The deduction of a capital loss is subject to limitations for U.S. federal income tax purposes. Deposits and withdrawals of Series B shares by U.S. holders in exchange for ADSs will not result in the realization of gain or loss for U.S. federal income tax purposes.

        A U.S. holder that receives pesos upon sale or other disposition of the Series B shares will realize an amount equal to the U.S. dollar value of the pesos upon the date of sale (or in the case of cash basis and electing accrual basis taxpayers, the settlement date). A U.S. holder will have a tax basis in the pesos received equal to the U.S. dollar value of the pesos received translated at the same rate the U.S. holder used to determine the amount realized on its disposal of the Series B shares. Any gain or loss realized by a U.S. holder on a subsequent conversion of the pesos generally will be a U.S. source ordinary income or loss.

  Other Mexican Taxes

        There are no Mexican inheritance, gift, succession or value added taxes applicable to the ownership, transfer or disposition of the Series B shares or ADSs by non-Mexican holders; provided, however, that gratuitous transfers of the Series B shares or ADSs may in certain circumstances cause a Mexican federal tax to be imposed upon the recipient. There are no Mexican stamp, issue, registration or similar taxes or duties payable by non-Mexican holders of the Series B shares or ADSs.

  U.S. Backup Withholding Tax and Information Reporting Requirements

        In general, information reporting requirements will apply to certain payments by a paying agent to a U.S. holder of dividends in respect of the Series B shares or ADSs or the proceeds received on the sale or other disposition of the Series B shares or ADSs, and a backup withholding tax may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number to the paying agent or fails to establish an exemption or otherwise comply with these provisions. Amounts withheld as backup withholding tax will be creditable against the U.S. holder's U.S. federal income tax liability, provided that the required information is furnished to the U.S. Internal Revenue Service.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement for sales outside of Mexico, or the international underwriting agreement dated                        , 2006, the selling stockholder has agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC is acting as representative, the following respective numbers of Series B shares of common stock (all or a portion of which may be in the form of ADSs).

Underwriters	Number of Shares
Credit Suisse Securities (USA) LLC

Citigroup Global Markets, Inc.

Deutsche Bank Securities Inc.

Santander Investment Securities, Inc.

Subtotal	269,523,910

        Further, pursuant to a Mexican underwriting agreement dated                        , 2006, between the selling stockholder and Acciones y Valores Banamex, S.A. de C.V., Casa de Bolsa, the Mexican underwriter has agreed to place the following respective numbers of Series B shares of common stock with various investors in Mexico:

Mexican Underwriter
Acciones y Valores Banamex, S.A. de C.V. Casa de Bolsa	145,128,261

Subtotal	145,128,261

Total	414,652,171

        The international underwriting agreement provides that the international underwriters are obligated to purchase all the Series B shares in the offering if any are purchased, other than those Series B shares covered by their over-allotment option described below. The international underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of Series B shares may be terminated.

        The international underwriters and the Mexican underwriter have entered into an intersyndicate agreement pursuant to which sales may be made between the international underwriters and the Mexican underwriter of ADSs or Series B shares. To the extent that there are sales between the international underwriters and the Mexican underwriter pursuant to the intersyndicate agreement, the number of ADSs and Series B shares that may be available for sale by the international underwriters and the Mexican underwriter may be more or less than the amounts appearing on the cover page of this prospectus.

        All sales of Series B shares, whether in the form of ADSs or otherwise, in the United States will be made by U.S. registered brokers/dealers.

        The selling stockholder has granted 30-day options to the international underwriters and to the Mexican underwriter to purchase up to 40,428,590 additional Series B shares (in the case of the option granted to the international underwriters) and up to 21,769,239 additional Series B shares (in the case of the option granted to the Mexican underwriter) at the initial public offering price, less the underwriting discounts and commissions. These options may be exercised only to cover any over-allotments of Series B shares.

        Each ADS represents 10 Series B shares. The international underwriters propose to offer the Series B shares, whether in the form of ADSs or otherwise, initially at the public offering price on the cover page of this prospectus and to international selling group members at that price less a selling concession of U.S. $                              per Series B share (or U.S. $.            per ADS). The international underwriters and international selling group members may allow a discount of U.S. $                              per Series B share (or U.S. $                              per ADS) on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representative. The public offering price of the Series B shares sold in Mexico is the equivalent in pesos calculated with reference to the Fix Exchange Rate published by the Central Bank of Mexico (Banco de Mexico) in its web page at noon on the pricing date.

        The following table shows the underwriting discounts and commissions that the selling stockholder is to pay to the international underwriters in connection with the offering, excluding offering expenses payable by the selling stockholder. These amounts are shown assuming both no exercise and full exercise of the international underwriters' option to purchase additional Series B shares.

	No Exercise	Full Exercise
Per Series B share	U.S. $	U.S. $
Per ADS	U.S. $	U.S. $

Total	U.S. $	U.S. $

        The following table summarizes the estimated expenses related to the global offering, which the selling stockholder will pay.

Legal Expenses	U.S. $	1,800,000.00
Accounting Expenses	U.S. $	2,000,000.00
Printing Expenses	U.S. $	300,000.00
Other Expenses	U.S. $	2,100,000.00

        All of the expenses of the offering will be paid by the selling stockholder.

        The international underwriters have informed us that they do not expect discretionary sales to exceed 5% of the Series B shares being offered.

        The selling stockholder and any broker-dealers or agents who participate in the distribution of the Series B Shares or ADSs may be deemed to be "underwriters." As a result, any profits on the sale of the Series B Shares or ADSs by the selling stockholder and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholder were to be deemed an underwriter, the selling stockholder may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        Under the terms of the intersyndicate agreement between the international underwriters and the Mexican underwriter, the international underwriter has agreed that as part of its distribution of the Series B shares, whether in the form of ADSs or otherwise, and subject to permitted exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any Series B shares or distribute any prospectus relating to the Series B shares to any person in Mexico or to any other dealer who does not so agree. The Mexican underwriter has agreed that as part of its placement of the Series B shares and subject to permitted exceptions, it has not offered or sold, and will not offer or sell, directly or indirectly, any Series B shares or distribute any prospectus relating to the Series B shares outside of Mexico or to any other dealer who does not so agree. These limitations do not apply to stabilization transactions or to transactions between the international underwriters and the Mexican underwriter.

        Initial offers and sales of Series B shares and ADSs outside the United States have not been registered under the Securities Act of 1933 in reliance upon Regulation S thereunder. This prospectus may be used in connection with initial offers and sales of ADSs and Series B shares outside of the United States and Mexico, and insofar as ADSs and Series B are reoffered or resold from time to time in the United States in transactions that require registration under the Securities Act.

        We have made application to register the Series B shares in the Mexican National Securities Registry, maintained by the Mexican National Banking and Securities Commission to permit the transactions mentioned in this prospectus. This registration does not imply any certification as to the investment quality of the Company's Series B shares, its solvency or the accuracy or completeness of the information included in this prospectus. We cannot assure you that this registration will be obtained or maintained after the completion of this offering.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the ADSs and/or Series B shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the ADSs and/or Series B shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of ADSs and/or Series B shares to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

  (c)
  in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of ADSs and/or Series B shares to the public" in relation to any ADSs and/or Series B shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the ADSs and/or Series B shares to be offered so as to enable an investor to decide to purchase or subscribe the ADSs and/or Series B shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each of the international underwriters severally represents and agrees that:

  •
  it has not offered or sold, and prior to the date six months after the date of the offering of the Series B shares will not offer or sell any Series B shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the United Kingdom Financial Services and Markets Act of 2000 or FSMA;

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Series B shares in, from or otherwise involving, the United Kingdom; and

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by it in connection with the issue or sale of the ADSs in circumstances in which section 21(1) of FSMA does not apply to us.

        The offering of the ADSs and/or Series B shares in Italy has not been registered with the Commissione Nazionale per le Società e la Borsa, or CONSOB, pursuant to Italian securities legislation. As a result, neither the ADSs and Series B shares, this Prospectus nor any other documentation relating to the ADSs and/or Series B shares will be offered, sold, delivered, distributed or made available, in the Republic of Italy, other than to professional investors (investitori professionali) as defined in article 30, paragraph 2, of Legislative Decree No. 58 of February 24, 1998, or the Italian Securities Act, as subsequently amended and supplemented, which refers to the definition of operatori qualificati as defined in article 31, paragraph 2, of CONSOB Regulation No. 11522 of July 1, 1998, as subsequently amended and supplemented, or pursuant to article 100 of the Italian Securities Act and article 33, paragraph 1, of CONSOB Regulation n. 11971 of May 14, 1999, as subsequently amended and supplemented, and in accordance with applicable Italian laws and regulations.

        Any offer, sale or delivery of the ADSs and/or Series B shares or distribution of copies of this Prospectus or any other document relating to the ADSs and/or Series B shares to professional investors in the Republic of Italy shall be made only by banks, investment firms or financial companies enrolled in the special register provided for in Article 107 of Legislative Decree no. 385 of September 1, 1993, or the Italian Banking Act, to the extent that they are duly authorized to engage in the placement and/or underwriting of financial instruments in the Republic of Italy in accordance with the relevant provisions of the Italian Securities Act, CONSOB Regulation no. 11522 of July 1, 1998 and/or any other applicable laws and regulations and shall be made in accordance with any other Italian securities, tax and exchange control and other applicable requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

        Each of the underwriters represents and agrees that (a) it is a professional market party, or PMP, within the meaning of Section 1(e) of the Exemption Regulation of June 26, 2002 in respect of the Act on the Supervision of the Credit System 1992 (Vrijstellingsregeling Wet toezicht kredietwezen 1992), or the Exemption Regulation, as amended from time to time, where applicable read in conjunction with the Policy Rules of the Dutch Central Bank (de Nederlandsche Bank N.V.) on key concepts of market access and enforcement of the Act on the Supervision of the Credit System 1992 (Wet toezicht kredietwezen 1992) published on December 29, 2004 (Beleidsregel 2005 kernbegrippen markttoetreding en handhaving Wtk 1992), and Section 2 of the Policy Rules, as amended, supplemented and restated from time to time and (b) it has offered or sold and will offer or sell, directly or indirectly, as part of the initial distribution or at any time thereafter, the ADSs and Series B shares exclusively (i) to PMPs as reasonably identified by us on the closing date or (ii) to persons which cannot reasonably be identified as PMPs by us on the closing date, provided that the ADSs and Series B shares have a denomination of €100,000 (or the equivalent in any other currency) and shall upon their issuance be included in a clearing institution that is established in a EU Member State, the United States of America, Japan, Australia, Canada or Switzerland; so that it can reasonably be expected that the underwriters will transfer the ADSs and Series B shares exclusively to other PMPs.

        The ADSs and Series B shares have not been and will not be publicly issued or publicly placed, distributed, offered or negotiated in the Brazilian capital markets. Neither we nor the issuance of any ADSs and/or Series B shares has been or will be registered with the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários).

        Except with respect to newly issued shares we may sell to AMP pursuant to the remaining tranche of its option to subscribe, we have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or such other securities, in case or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and the Mexican underwriter until 180 days after the date of this offering circular.

        AMP has also agreed that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or such other securities, in case or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and the Mexican underwriter until 180 days after the date of this offering circular.

        Except with respect to the shares it proposes to sell pursuant to the international underwriting agreement and the Mexican underwriting agreement, including the shares contemplated by the over-allotment options in those agreements, the selling stockholder has also agreed that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or such other securities, in case or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and the Mexican underwriter until 180 days after the date of this offering circular.

        We have agreed to indemnify the international underwriters and the Mexican underwriter against liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in that respect.

        We have applied to list the ADSs on The New York Stock Exchange under the trading symbol "PAC".

        It is expected that delivery of the Series B shares, whether in the form of ADSs or otherwise, will be made to investors on or about                        , 2006.

        Prior to this offering, there has been no public market for our Series B shares, whether in the form of ADSs or otherwise. The initial public offering price will be determined by negotiation between the selling stockholder, Credit Suisse Securities (USA) LLC and the Mexican underwriter. Principal factors to be considered in determining the public offering price include the following:

  •
  the information included in this prospectus and otherwise available to the representative;

  •
  market conditions for initial public offerings and the common stock, whether in the form of ADSs or otherwise, of Mexican companies;

  •
  the history and the prospects for the industry in which we compete;

  •
  the ability of our management;

  •
  the prospects for our future earnings;

  •
  the present state of our development and our current financial condition;

  •
  the general condition of the securities markets at the time of this offering; and

  •
  the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

        Neither the Company, the selling stockholder, the international underwriters or the Mexican underwriter can assure investors that a trading market will develop for the Series B shares, whether in the form of ADSs or otherwise, in the United States, Mexico or elsewhere or that the Series B shares or ADSs will trade in the public market at or above the initial offering price. We also cannot predict the liquidity of any such market, should such market develop. If the trading volume of our Series B shares or ADSs in any such market were to be below certain levels, our Series B shares or ADSs may be delisted or deregistered in such market.

        In connection with the offering, the international underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act"). The Mexican underwriter may also engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids; however, the Mexican underwriter is not permitted to create a naked short position.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the international underwriters of Series B shares, whether in the form of ADSs or otherwise, in excess of the number of Series B shares the international underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of Series B shares over-allotted by the international underwriters is not greater than the number of Series B shares that they may purchase in the over-allotment option. In a naked short position the number of Series B shares involved is greater than the number of Series B shares in the over-allotment option. The international underwriters may close out any short position by either exercising their over-allotment option and/or purchasing Series B shares in the open market.

  •
  Syndicate covering transactions involve purchases of the Series B shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of Series B shares to close out the short position the international underwriters will consider, among other things, the price of Series B shares available for purchase in the open market as compared to the price at which they may purchase Series B shares through the over-allotment option. If the international underwriters sell more Series B shares than could be covered by the over-allotment option, a naked short position, that position can only be closed out by buying Series B shares in the open market. A naked short position is more likely to be created if the international underwriters are concerned that there may be downward pressure on the price of the Series B shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representative to reclaim exclusively to the international underwriters a selling concession from a syndicate member when the Series B shares originally sold by such syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Series B shares or preventing or retarding a decline in the market price of the Series B shares. As a result the price of the Series B shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        The Mexican underwriter will be engaged, in coordination with Credit Suisse Securities (USA) LLC, in stabilizing and over-allotment transactions in the Mexican market in accordance with Mexican law and regulation which, among other considerations, does not permit transactions that involve naked short positions.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the international underwriters, or international selling group members, if any, participating in the offering and one or more of the international underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of Series B shares to the underwriters for sale to their respective online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

        Certain of the international underwriters and the Mexican underwriter and their affiliates have engaged in commercial and investment banking transactions with the selling stockholder and its affiliates in the ordinary course of business. They may continue to do so in the future. In addition, Credit Suisse Securities (USA) currently is engaged by AMP with respect to the sale by Holdinmex of its controlling interest in APN.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the Series B shares in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholder prepare and file a prospectus with the securities regulatory authorities in each province where trades of Series B shares are made. Any resale of the Series B shares in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

        By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling shareholder and the dealer from whom the purchase confirmation is received that

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

  •
  where required by law, that the purchaser is purchasing as principal and not as agent, and

  •
  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action—Ontario Purchasers

        The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

        All of the issuer's directors and officers as well as the experts named herein and the selling shareholder may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements, principally under the captions "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." We have based these forward-looking statements largely on our current beliefs, expectations and projections about future events and financial trends affecting our business. Many important factors, in addition to those discussed elsewhere in this prospectus, could cause our actual results to differ substantially from those anticipated in our forward-looking statements, including, among other things:

  •
  general economic, political, demographic and business conditions in Mexico and particularly in the geographic markets we serve;

  •
  changes in our maximum rates;

  •
  potential disruption or interruption of our services;

  •
  inflation, depreciation and devaluation of the peso;

  •
  the early termination or revocation of our concessions by the Ministry of Communications and Transportation;

  •
  our ability to meet the obligations under our master development programs;

  •
  changes in passenger and cargo volume;

  •
  existing and future governmental regulations relating to us; and

  •
  the risk factors discussed under "Risk Factors" beginning on page 20.

        The words "believe," "may," "aim," "estimate," "continue," "anticipate," "intend," "expect" and similar words are intended to identify forward-looking statements. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors. In light of the risks and uncertainties described above, the forward-looking events and circumstances discussed in this prospectus might not occur. In light of these limitations, you should not place undue reliance on forward-looking statements contained in this prospectus.

WHERE CAN YOU FIND MORE INFORMATION

        We have filed with the Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

        Upon completion of this offering, we will become subject to the informational requirements of the U.S. Securities Exchange Act of 1934, which is also known as the Exchange Act. Accordingly, we will be required to file reports and other information with the Commission, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information to be filed with the Commission at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington D.C. 20549. Copies of the materials may also be obtained from the Commission's public reference facilities at prescribed rates. The public may obtain information on the operation of the Commission's public reference facilities by calling the Commission in the United States at 1-800-SEC-0330. In addition, the Commission maintains an internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.

        As a foreign private issuer, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act. For example, we are not required to prepare and issue quarterly reports. However, we will be required to file with the SEC, promptly after it is made public or filed, information we make public in Mexico or file with the Mexican Stock Exchange or Mexican Securities and Banking Commission.

        As a foreign private issuer, we are exempt from Exchange Act rules regarding proxy statements and short-swing profits.

        We will provide the depositary with annual reports in English, which will include a review of operations and annual audited consolidated financial statements prepared according to Mexican GAAP. The annual reports will include a reconciliation of net income and stockholders' equity to U.S. GAAP. We will also furnish the depositary with an English translation of our unaudited quarterly financial statements for each of the first three calendar quarters prepared in accordance with Mexican GAAP. When the depositary receives copies of these documents, it has agreed to promptly mail them to registered holders of ADRs.

        We will also furnish to the depositary in English all notices of stockholders' meetings and other reports, communications and information that are made generally available to the holders of Series B shares. The depositary has agreed to mail to all holders of ADRs a notice containing the information (or a summary of the information) contained in any notice of a meeting of our stockholders received by the depositary and will make available to all holders of ADRs such notices and all such other reports and communications received by the depositary.

        Neither we nor the selling stockholder are making offers to, nor are accepting offers to buy from, holders in any jurisdiction in which this offer would not comply with local securities laws.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are a corporation (sociedad anonima de capital variable) organized under the laws of Mexico. Most of our directors and officers, the selling stockholder and certain of the experts named in this prospectus reside in Mexico. In addition, most or all of our assets are located in Mexico. We have been advised by our Mexican counsel, Ritch Mueller, S.C., that you may not be able to serve process within the United States upon these individuals or enforce against them judgments of U.S. courts, including judgments based on the civil liability provisions of the federal securities laws of the United States and Mexican courts may not recognize the grounds or remedies for actions originally brought in a Mexican court against us, our directors and officers, the selling stockholder, the Mexican government and any expert named in this prospectus based on the federal securities laws of the United States.

VALIDITY OF SECURITIES

        The validity of the ADSs will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, our U.S. counsel, and for the underwriters by Shearman & Sterling LLP, U.S. counsel to the underwriters. The validity of the Series B shares will be passed upon for us by Ritch Mueller, S.C., our Mexican counsel, and for the underwriters by Creel, Garcia-Cuellar y Muggenburg, S.C., Mexican counsel to the underwriters.

EXPERTS

        The consolidated financial statements of Grupo Aeroportuario del Pacifico, S.A. de C.V. and subsidiaries as of and for the nine-month period ended September 30, 2005 and as of December 31, 2002, 2003 and 2004 and for each of the three years in the period ended December 31, 2004 included in this prospectus have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C., an independent registered public accounting firm and member of Deloitte Touche Tohmatsu, as stated in their reports appearing herein (which report as of and for each of the three years in the period ended December 31, 2004 expresses an unqualified opinion on the financial statements and includes two explanatory paragraphs, referring to the restatement of the financial statements as of and for the years ended December 31, 2002 and 2003 related to the reclassification of the value of airport concessions and rights to use airport facilities and the early adoption of Bulletin C-10, Derivative Instruments and Hedging Activities of Mexican GAAP) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Grupo Aeroportuario del Pacifico, S.A. de C.V.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of independent registered public accounting firm	F-2
Consolidated balance sheets as of December 31, 2004 December 31, 2003 and December 31, 2002	F-4
Consolidated statements of income for the years ended December 31, 2004, December 31, 2003 and December 31, 2002	F-5
Consolidated statements of changes in stockholders' equity for the years ended December 31, 2004, December 31, 2003 and December 31, 2002	F-6
Consolidated statements of changes in financial position for the years ended December 31, 2004, December 31, 2003 and December 31, 2002	F-8
Notes to consolidated financial statements	F-9
Report of independent registered public accounting firm	F-61
Consolidated balance sheets as of September 30, 2005 (audited) and September 30, 2004 (unaudited)	F-62
Consolidated statements of income for the nine-month periods ended September 30, 2005 (audited) and September 30, 2004 (unaudited)	F-63
Consolidated statements of changes in stockholders' equity for the nine-month periods ended September 30, 2005 (audited) and September 30, 2004 (unaudited)	F-64
Consolidated statements of changes in financial position for the nine-month periods ended September 30, 2005 (audited) and September 30, 2004 (unaudited)	F-66
Notes to consolidated financial statements	F-67

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Grupo Aeroportuario del Pacífico, S. A. de C. V.

        We have audited the accompanying consolidated balance sheets of Grupo Aeroportuario del Pacífico, S.A. de C.V. and subsidiaries (the "Company") as of December 31, 2004, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and changes in financial position for each of the three years in the period ended December 31, 2004, all expressed in thousands of Mexican pesos of purchasing power of December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Grupo Aeroportuario del Pacífico, S.A. de C.V. and subsidiaries as of December 31, 2004, 2003 and 2002, and the results of their operations, changes in their stockholders' equity and changes in their financial position for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in Mexico.

        As described in Note 1.c, subsequent to the issuance of the Company's 2003 financial statements, the Company's management determined that the amount allocated to the Company's intangible rights to use airport facilities was previously allocated on a proportional basis. Such rights to use airport facilities should have been allocated based on the historical cost of the assets of the predecessor from whom such rights were acquired. Consequently, the consolidated financial statements as of and for the years ended December 31, 2003 and 2002 have been restated to reflect this change in the value of the rights to use airport facilities and airport concessions and make such consolidated financial statements as of and for the years ended December 31, 2003 and 2002 comparable to the consolidated financial statements as of and for the year ended December 31, 2004, as required by accounting principles generally accepted in Mexico.

        As described in Note 3.a, beginning January 1, 2004 the Company early adopted the provisions of Bulletin C-10, Derivative Instruments and Hedging Activities, (Bulletin C-10) thereby recognizing embedded derivatives. The cumulative effect of adoption of Bulletin C-10 on January 1, 2004, net of income tax and employee statutory profit sharing effects, was a gain of Ps. 24,342, presented in the consolidated statements of income under cumulative effect of change in accounting principle.

        Accounting principles generally accepted in Mexico vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of consolidated net income for the years ended December 31, 2004 and 2003 and the determination of consolidated stockholders' equity at December 31, 2004 and 2003, to the extent summarized in Note 22.

        Our audits also comprehended the translation of the Mexico peso amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 2. The translation of the financial statement amounts into U.S. dollars and the translation of the financial statements into English have been made solely for the convenience of readers in the United States of America.

Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu

C.P.C. Salvador A. Sánchez Barragán
Guadalajara, Mexico
April 27, 2005, except for the convenience
translation of Mexican peso amounts
into U.S. dollars, the retroactive effect of
the reverse stock split on all share, per share
and option data and Note 23, as
to which the date is February 9, 2006

Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2004, 2003 and 2002
(In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of December 31, 2004)

	2004 (Convenience Translation; See Note 2)	2004		2003 (As Restated See Note 1.c)		2002 (As Restated See Note 1.c)
Assets
Current assets:
Cash and temporary investments (Note 4)	$110,179	Ps.	1,188,941	Ps.	1,028,516	Ps.	1,040,310
Trade accounts receivable—net (Note 5)	33,312		359,469		439,737		226,602
Recoverable taxes	144		1,554		29,061		38,497
Embedded derivatives (Note 3.a)	12		134		—		—
Other accounts receivable	215		2,323		1,467		4,719

Total current assets	143,862		1,552,421		1,498,781		1,310,128
Buildings, building improvements, machinery and equipment—net (Note 6)	123,906		1,337,072		1,125,672		895,809
Airport concessions—net (Note 7)	1,571,214		16,954,966		17,310,832		17,656,385
Rights to use airport facilities—net (Note 8)	222,918		2,405,517		2,495,141		2,584,768
Other acquired rights—net (Note 9)	76,827		829,039		426,406		435,588
Recoverable income taxes (Note 14.a)	8,373		90,358		114,106		168,372
Embedded derivatives (Note 3.a)	3,248		35,052		—		—
Deferred income taxes (Note 14.d)	59,958		647,012		677,270		639,680
Other assets	2,016		21,755		22,452		13,604

Total	$2,212,322	Ps.	23,873,192	Ps.	23,670,660	Ps.	23,704,334

Liabilities and stockholders' equity
Current liabilities:
Due to Aeropuertos y Servicios Auxiliares (ASA) (Note 13)	$—	Ps.	—	Ps.	—	Ps.	63,576
Government concession fees, related party (Note 12)	1,714		18,499		16,235		11,863
Due to Aeropuertos Mexicanos del Pacífico, S. A. de C. V., related party (Note 12)	2,241		24,184		13,867		10,956
Accounts payable	5,784		62,416		24,438		34,915
Taxes payable, other than income taxes	5,102		55,056		46,914		18,950
Income tax and tax on assets payable	2,311		24,941		—		37,916
Employee statutory profit sharing	69		748		535		471

Total current liabilities	17,221		185,844		101,989		178,647
Deposits received	1,650		17,814		4,445		1,266
Labor obligations (Note 3.m)	312		3,374		1,546		3,082

Total liabilities	19,183		207,032		107,980		182,995

Commitments and contingencies (Notes 15 and 16)
Stockholders' equity: (Note 10)
Common stock	2,022,275		21,822,372		21,822,372		21,822,372
Legal reserve	8,753		94,452		79,274		48,911
Retained earnings	133,558		1,441,210		1,352,908		1,341,930
Cumulative initial effect of deferred income taxes	28,553		308,126		308,126		308,126

Total stockholders' equity	2,193,139		23,666,160		23,562,680		23,521,339

Total	$2,212,322	Ps.	23,873,192	Ps.	23,670,660	Ps.	23,704,334

See accompanying notes to consolidated financial statements.

Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries

Consolidated Statements of Income

For the years ended December 31, 2004, 2003 and 2002
(In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of December 31, 2004, except share and per share data)

	2004 (Convenience Translation; See Note 2)	2004		2003 (As Restated See Note 1.c)		2002 (As Restated See Note 1.c)
Revenues (Note 12):
Aeronautical services	$167,293	Ps.	1,805,263	Ps.	1,631,208	Ps.	1,524,331
Non-aeronautical services	35,688		385,110		288,895		196,992

	202,981		2,190,373		1,920,103		1,721,323

Operating costs:
Cost of services (Note 19)	56,519		609,894		561,562		527,486
Technical assistance fees (Note 12)	7,000		75,537		64,522		57,027
Government concession fees (Note 12)	10,081		108,788		95,245		84,908
Depreciation and amortization (Note 20)	51,857		559,593		522,707		497,866
Effect of restatement on amortization (Note 1.c)	(457)		(4,928)		(3,703)		(3,702)

	125,000		1,348,884		1,240,333		1,163,585

Income from operations	77,981		841,489		679,770		557,738

Net comprehensive financing (expense) income:
Interest income—net	5,410		58,381		62,370		76,950
Exchange gain—net	834		9,005		18,491		28,455
Monetary position loss	(7,461)		(80,510)		(57,547)		(73,794)
Loss from embedded derivatives (Note 3.a)	(106)		(1,145)		—		—

	(1,323)		(14,269)		23,314		31,611

Other expense:
Administrative services paid to ASA (Note 13)	—		—		—		(63,576)
Other expense—net	(220)		(2,372)		(10)		8,260

	(220)		(2,372)		(10)		(55,316)

Income before income taxes, employee statutory profit sharing and cumulative effect of change in accounting principle	76,438		824,848		703,074		534,033
Income tax expense (Note 14)	42,585		459,540		390,061		304,488
Effect of restatement on deferred income taxes (Note 1.c)	146		1,577		1,186		1,187
Employee statutory profit sharing expense (Note 14)	69		744		527		449

Income before cumulative effect of change in accounting principle	33,638		362,987		311,300		227,909
Cumulative effect of change in accounting principle—net of tax (Note 3.a)	2,256		24,342		—		—

Consolidated net income	$35,894	Ps.	387,329	Ps.	311,300	Ps.	227,909

Weighted average number of common shares outstanding (Note 23.k)	561,000,000		561,000,000		561,000,000		561,000,000

Basic earnings per share (in U.S. Dollars and Mexican Pesos):
Income before cumulative effect of change in accounting principle	$0.0600	Ps.	0.6470	Ps.	0.5549	Ps.	0.4063
Cumulative effect of change in accounting principle	0.0040		0.0434		—		—

Basic net income per share	$0.0640	Ps.	0.6904	Ps.	0.5549	Ps.	0.4063

See accompanying notes to consolidated financial statements.

Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity

For the years ended December 31, 2004, 2003 and 2002
(In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of December 31, 2004, except share data)

	Number of Shares	Common Stock		Legal Reserve
Balances as of January 1, 2002 (As previously reported)	561,000,000	Ps.	21,822,372	Ps.	48,911
Effect of restatement on beginning retained earnings (see Note 1.c)	—		—		—

Balances as of January 1, 2002 (As restated)	561,000,000		21,822,372		48,911
Deferred income tax applied (Note 10.d)	—		—		—
Comprehensive income	—		—		—

Balances as of December 31, 2002 (As restated)	561,000,000		21,822,372		48,911
Transfer of earnings to legal reserve	—		—		30,363
Dividends declared and paid (Note 10.e)	—		—		—
Comprehensive income	—		—		—

Balances as of December 31, 2003 (As restated)	561,000,000		21,822,372		79,274
Transfer of earnings to legal reserve	—		—		15,178
Dividends declared and paid (Note 10.f)	—		—		—
Comprehensive income	—		—		—

Balances as of December 31, 2004	561,000,000	Ps.	21,822,372	Ps.	94,452

Balances as of December 31, 2003 (Convenience Translation; See Note 2)	561,000,000		$2,022,275		$7,347
Transfer of earnings to legal reserve	—		—		1,406
Dividends declared and paid (Note 10.f)	—		—		—
Comprehensive income	—		—		—

Balances as of December 31, 2004	561,000,000		$2,022,275		$8,753

(continued)

Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity

For the years ended December 31, 2004, 2003 and 2002
(In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of December 31, 2004, except share data)

	Retained Earnings		Cumulative Initial Effect of Deferred Income Taxes		Total Stockholders' Equity
Balances as of January 1, 2002 (As previously reported)	Ps.	817,763	Ps.	597,858	Ps.	23,286,904
Effect of restatement on beginning retained earnings (see Note 1.c)		6,526		—		6,526

Balances as of January 1, 2002 (As restated)		824,289		597,858		23,293,430
Deferred income tax applied (Note 10.d)		289,732		(289,732)		—
Comprehensive income		227,909		—		227,909

Balances as of December 31, 2002 (As restated)		1,341,930		308,126		23,521,339
Transfer of earnings to legal reserve		(30,363)		—		—
Dividends declared and paid (Note 10.e)		(269,959)		—		(269,959)
Comprehensive income		311,300		—		311,300

Balances as of December 31, 2003 (As restated)		1,352,908		308,126		23,562,680
Transfer of earnings to legal reserve		(15,178)		—		—
Dividends declared and paid (Note 10.f)		(283,849)		—		(283,849)
Comprehensive income		387,329		—		387,329

Balances as of December 31, 2004	Ps.	1,441,210	Ps.	308,126	Ps.	23,666,160

Balances as of December 31, 2003 (Convenience Translation; See Note 2)		$125,374		$28,553		$2,183,549
Transfer of earnings to legal reserve		(1,406)		—		—
Dividends declared and paid (Note 10.f)		(26,304)		—		(26,304)
Comprehensive income		35,894		—		35,894

Balances as of December 31, 2004		$133,558		$28,553		$2,193,139

(concluded)

See accompanying notes to consolidated financial statements.

Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries

Consolidated Statements of Changes in Financial Position

For the years ended December 31, 2004, 2003 and 2002
(In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of December, 2004)

	2004 (Convenience Translation; See Note 2)	2004		2003 (As Restated See Note 1.c)		2002 (As Restated See Note 1.c)
Operating activities:
Consolidated net income	$35,894	Ps.	387,329	Ps.	311,300	Ps.	227,909
Items that did not require (generate) resources:
Depreciation and amortization	51,400		554,665		519,004		494,164
Provision for seniority premiums	170		1,828		(1,536)		2,636
Loss from embedded derivatives (Note 3.a)	106		1,145		—		—
Deferred income taxes	15,820		170,718		164,935		173,159

	103,390		1,115,685		993,703		897,868
Changes in operating assets and liabilities:
(Increase) decrease in:
Trade accounts receivable	7,439		80,268		(213,135)		(63,146)
Recoverable taxes and other accounts receivable	2,470		26,651		12,688		(1,809)
Recoverable tax on assets	(14,127)		(152,449)		(202,524)		(212,869)
Recoverable income taxes derived from dividends	2,201		23,748		54,266		(84,186)
Increase (decrease) in:
Due to Aeropuertos y Servicios Auxiliares, related party	—		—		(63,576)		63,576
Government concession fees, related party	210		2,264		4,372		(1,336)
Due to Aeropuertos Mexicanos del Pacifico, S.A. de C.V., related party	956		10,317		2,911		10,412
Income tax and tax on assets payable	2,311		24,941		(37,916)		37,916
Deposits received	1,239		13,369		3,179		—
Accounts payable, taxes payable other than income taxes and employee statutory profit sharing	4,294		46,333		17,551		(2,344)
Cumulative effect of change in accounting principle (Note 3.a)	(2,256)		(24,342)		—		—

Net resources generated by operating activities	108,127		1,166,785		571,519		644,082

Financing activities:
Dividends paid	(26,304)		(283,849)		(269,959)		—
Recoverable income taxes	—		—		—		(84,186)

Net resources used in financing activities	(26,304)		(283,849)		(269,959)		(84,186)

Investing activities:
Buildings, building improvements, machinery and equipment	(28,364)		(306,052)		(304,501)		(475,058)
Other acquired rights	(38,670)		(417,293)		—		(23,809)
Other assets	77		834		(8,853)		(5,362)

Net resources used in investing activities	(66,957)		(722,511)		(313,354)		(504,229)

Cash and temporary investments:
Net increase (decrease)	14,866		160,425		(11,794)		55,667
Balance at beginning of year	95,313		1,028,516		1,040,310		984,643

Balance at end of year	$110,179	Ps.	1,188,941	Ps.	1,028,516	Ps.	1,040,310

See accompanying notes to consolidated financial statements.

Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2004, 2003 and 2002
(In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of December 31, 2004, except for share and per share amounts)

1.    Activities, significant events and restatement of financial statements

        a.     Activities

        Grupo Aeroportuario del Pacífico, S. A. de C. V. and subsidiaries (the "Company" or "GAP") was incorporated in May 1998 as a state-owned entity to manage, operate and develop 12 airport facilities, mainly in Mexico's Pacific Region. The airports are located in the following cities: Guadalajara, Puerto Vallarta, Tijuana, San José del Cabo, Silao (Bajío), Hermosillo, Mexicali, Los Mochis, La Paz, Manzanillo, Morelia and Aguascalientes.

        b.     Significant events

        The Company began operations on November 1, 1998. Prior to that date, the Company's activities were carried out by Aeropuertos y Servicios Auxiliares (ASA), a Mexican Government agency, which was responsible for the operation of all public airports in Mexico.

        The Company's formation was part of the Mexican Government's plan to open the Mexican Airport System to private investors. According to the guidelines of the Ministry of Communications and Transportation ("SCT"), 35 of the 58 airports not requiring subsidies to operate, were selected to participate in the two-stage program to transfer state-owned entities to the private sector. The airports were divided into four groups: the Southeast Group with 9 airports (ASUR); the Mexico City Group, currently with 1 airport; the Pacific Group with the Company's 12 airports (GAP); and the Central-North Group with 13 airports. As part of the program's first stage, strategic partners were selected for each of the airport groups (except for the Mexico City Group) through public bidding processes. In addition to acquiring a portion of the airport group's equity, the strategic partner has the right and obligation to enter into various agreements, including one to provide certain technical assistance services, as defined in the public bidding process. In the second stage, part or all of the Mexican Government's remaining equity holdings in each airport group will be offered to the general public in the securities markets.

        Beginning on November 1, 1998 GAP was granted 50-year concessions by the SCT to manage, operate and develop each of the Pacific Group's 12 airports and benefit from the use of the airport facilities. As of that date, the Company assumed the rights and obligations of ASA derived from various customer and supplier agreements. The term of the above concessions may be extended under certain circumstances by the SCT, for terms not to exceed an additional 50 years. In December 1998, the Company acquired certain fixed assets, mainly machinery and transportation equipment, from the Mexican Government for Ps. 102,693 (Ps. 72,581 historical pesos). On December 1, 1998, GAP entered into agreements with each of its subsidiaries to assume the liabilities derived from obtaining the fixed assets. On that same date, GAP capitalized such liabilities as equity in favor of the Mexican Government.

        Beginning on November 1, 1998, the Company is required to pay an annual fee to the Mexican Government, through the SCT, for use of public property, equivalent to 5% of each concessionaire's annual gross revenues, according to concession terms and the Mexican Federal Duties Law.

        Upon expiration of the concession term, the improvements made during the term of the concessions will automatically revert to the government. Additionally, ASA and other Mexican

Government agencies retain the right to provide certain services such as air traffic control, fuel supply and immigration control.

        Through a public bidding process, in August 1999 the Mexican Government sold 15% of its equity holdings in GAP to Aeropuertos Mexicanos del Pacífico, S. A. de C. V. (AMP), who paid Ps. 2,453,400 in historical pesos, excluding interest, in exchange for: (i) 84,150,000 Class I, Series "BB" shares; (ii) the right and obligation to enter into various agreements, including a technical assistance and transfer of technology agreement, as defined in the public bidding process and (iii) a stock option agreement. Under the stock option agreement, AMP has the option to subscribe for newly issued Series "B" shares. This option, exercisable in three tranches, the first of which has expired unexercised, allows AMP to subscribe for 2%, 2% and 1% of the Company's total capital stock outstanding at the time of each exercise, from August 25, 2004 through August 25, 2006, provided that AMP has complied with its obligations under the technical assistance agreement. The option exercise price is approximately U.S.$3.125 per share (the per share purchase price paid by AMP for its Series "BB" shares) plus an annual increase of 5% from August 25, 1999. The option agreement provides that the exercise price will be adjusted in the event of increases or decreases in capital or dividend payments.

        At December 31, 2004, AMP's stockholders were Aeropuertos del Pacífico Noroeste, S. A. de C. V. (subsidiary of Holdinmex, S. A. de C. V. and Inversora del Noroeste, S. A. de C. V.) (25.5%), Aena Desarrollo Internacional, S. A. (25.5%), Inversora del Noroeste, S.A. de C. V. (subsidiary of Unión Fenosa) (20.84%) and Dragados Concesiones de Infraestructura, S. A. (since succeeded in the ownership of these shares by Desarrollo de Concesiones Aeroportuarias, S.A.) (28.16%). Pursuant to the Company's bylaws, AMP (as holder of the Company's Series "BB" shares) has the right to appoint and remove the Company's chief executive officer, chief financial officer, chief operating officer and commercial director, to elect four members of the board of directors and to designate 20% of the members of each board committee (or one member, in the case of a committee consisting of less than five members). AMP also has the right, pursuant to the Company's bylaws, to veto certain actions requiring approval of the Company's stockholders (including the payment of dividends and the amendment of its right to appoint certain members of senior management). These rights are not subject to the technical assistance agreement and the participation agreement remaining in effect. If at any time before August 25, 2014, AMP were to hold less than 7.65% of the Company's capital stock in the form of Series "BB" shares, it would lose its veto rights. If at any time after August 25, 2014, AMP were to hold less than 7.65% of the Company's capital stock in the form of Series "BB" shares, such shares must be converted into Series "B" shares, which would cause AMP to lose all of its special rights. Pursuant to the Company's bylaws, the technical assistance agreement and the participation agreement, AMP may not transfer more than 49% of its Series "BB" shares until after August 25, 2009.

        The cost of the concessions was Ps. 21,702,017 (Ps. 15,938,360 historical pesos), and was determined by the Mexican Government in August 1999, based on the price bid by AMP to acquire its equity holdings in GAP, as discussed above. On August 20, 1999, GAP entered into agreements with each of its subsidiaries to assume the liabilities derived from obtaining the concessions. On that same date, GAP capitalized such liabilities as equity in favor of the Mexican Government.

        On December 19, 2002, Pacífico Cargo, S. A. de C. V. (Pacific Cargo) was incorporated as a subsidiary of the Company. Pacific Cargo is in its preoperating period.

        On June 1, 2004, GAP paid $26.6 million to Grupo Aeroplazas, S.A. de C.V. (AEROPLAZAS) for the early termination of the operating lease agreement between AEROPLAZAS and ASA and for the recovery of the rights to develop and rent certain commercial areas and advertising space as well as the corresponding right to develop and expand services related to three walkways and all the shuttle buses in the Puerto Vallarta airport.

        On the same date, GAP paid $7.8 million to Aerolocales, S.A. de C.V. (AEROLOCALES) for the early termination of the operating lease agreement between AEROLOCALES and ASA and for the corresponding recovery of the rights to rent commercial areas in the national and international departure areas and in the corridor connecting the terminal with the hotel in the Guadalajara airport.

        In addition to the above-mentioned payments, GAP also assumed the liabilities derived from security deposits paid by the tenants renting commercial areas in these two airports. As such, GAP recorded an asset of Ps. 417,293 (Ps. 401,376 historical pesos) related to the rights acquired and a long-term liability of Ps. 7,430 (Ps. 7,158 historical pesos) related to the security deposits on May 31, 2004.

        c.     Restatement of financial statements

        The Company allocated the amount paid for the airport concessions granted by the SCT among "airport concessions" and "rights to use airport facilities" based on the provisions set forth in the concession agreements. The original allocation among rights to use airport facilities was made based on an analysis considered to be representative of the historical cost of the fixed assets under such rights at October 1998. However, during 2004, the Company determined that such analysis had been prepared incorrectly as it allocated values among the fixed assets under such rights on a proportional basis instead of on the basis of their historical cost.

        As a result of the above, in 2004, the opening balance of airport concessions and rights to use airport facilities required restatement so that the values included under rights to use airport facilities reflected the historical cost of the fixed assets under such rights as of October 1998, indexed for inflation. Consequently, the consolidated financial statements as of and for the years ended December 31, 2003 and 2002 were restated to reflect this change and make such consolidated financial statements comparable to the consolidated financial statements as of and for the year ended December 31, 2004. As the effects of the restatement were applied beginning from the inception of the concession, retained earnings in consolidated stockholders' equity as of January 1, 2002 includes the cumulative effects of such restatement.

        A summary of the principal effects of these revisions on the statements of income is as follows (see Note 7 for effects of restatement on airport concessions and rights to use airport facilities):

	2003	2002	Cumulative through January 1, 2002
Decrease in amortization of concessions and rights to use airport facilities	Ps. 3,703	Ps. 3,702	Ps. 10,040
Deferred income taxes	(1,186)	(1,187)	(3,514)

Net increase in current earnings	Ps. 2,517	Ps. 2,515	Ps. 6,526

        See Note 7 for additional effects of the restatement on the carrying value of the airport concessions and rights to use airport facilities.

2.    Basis of presentation

        a.     Translation into English—The accompanying consolidated financial statements have been translated from Spanish into English for use outside of Mexico. These consolidated financial statements are presented on the basis of accounting principles generally accepted in Mexico (Mexican GAAP). Certain accounting practices applied by the Company vary in certain significant respects from accounting principles generally accepted in the United States of America (U.S. GAAP). See Note 22 for a discussion of such differences and for a reconciliation of the Company's financial statements between Mexican GAAP and U.S. GAAP.

        b.     Convenience translation—The financial statements are stated in Mexican pesos, the currency of the country in which the Company is incorporated and operates. The translations of Mexican pesos amounts into U.S. dollar amounts are included solely for the convenience of readers in the United States of America and have been made at the rate of 10.7910 Mexican pesos to 1 U.S. dollar, the noon buying rate of the Federal Reserve Bank of New York on September 30, 2005. Such translations should not be construed as representations that the Mexican peso amounts have been, could have been, or could in the future, be converted into U.S. dollars at that or any other rate.

        c.     Consolidation of financial statements—The consolidated financial statements include those of Grupo Aeroportuario del Pacífico, S. A. de C. V. and its wholly-owned subsidiaries. The consolidated subsidiaries are as follows:

  •
  Aeropuerto de Tijuana, S. A. de C. V.

  •
  Aeropuerto de Mexicali, S. A. de C. V.

  •
  Aeropuerto de Hermosillo, S. A. de C. V.

  •
  Aeropuerto de Los Mochis, S. A. de C. V.

  •
  Aeropuerto de Manzanillo, S. A. de C. V.

  •
  Aeropuerto de Guadalajara, S. A. de C. V.

  •
  Aeropuerto de Puerto Vallarta, S. A. de C. V.

  •
  Aeropuerto de San José del Cabo, S. A. de C. V.

  •
  Aeropuerto de La Paz, S. A. de C. V.

  •
  Aeropuerto de Morelia, S. A. de C. V.

  •
  Aeropuerto de Aguascalientes, S. A. de C. V.

  •
  Aeropuerto del Bajío, S. A. de C. V.

  •
  Servicios a la Infraestructura Aeroportuaria del Pacífico, S. A. de C. V.

  •
  Pacífico Cargo, S. A. de C. V.

        All significant intercompany balances, transactions and investments have been eliminated in the accompanying consolidated financial statements.

        d.     Reclassifications—Certain items presented under aeronautical services in the consolidated financial statements as of and for the year ended December 31, 2003 and 2002 have been reclassified to non-aeronautical services in order to conform to the presentation of the consolidated financial statements as of and for the year ended December 31, 2004. In addition, deposits received are now presented as a long-term liability. In 2003 and 2002, these amounts were included under accounts payable.

3.    Summary of significant accounting policies

        The accounting policies followed by the Company are in conformity with Mexican GAAP, which require that management make certain estimates and use certain assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Although these estimates are based on management's best knowledge of current events, actual results may differ. The significant accounting policies of the Company are as follows:

        a.     New accounting policies—

  •
  Beginning January 1, 2004 the Company early adopted the provisions of Bulletin C-10, Derivative Instruments and Hedging Activities (C-10). C-10 establishes, among other things, the criteria to determine whether embedded derivatives should be segregated and, if so, requires that they be stated at fair value, thus resulting in the recognition of an asset or liability with a corresponding credit or debit to current earnings, respectively, unless such instruments are designated as hedging instruments. Changes to the fair value of embedded derivative instruments in subsequent years should also be recognized in the respective years' earnings.

    C-10 also establishes the conditions that must be met for an instrument to be considered as a derivative, and revises and adds definitions. It also includes rules regarding the elements involved in hedging activities, including the formal documentation at the inception of each hedge and measurement of its effectiveness during its term, among other things. If an instrument is designated as a hedging instrument, C-10 classifies hedges into three categories: a) fair value hedges; b) cash flow hedges; and c) foreign currency hedges, and provides specific rules by type of hedge, for their valuation, recognition, presentation and disclosure. For fair value hedges, any variances in the fair value, both of the derivative and the underlying, must be reflected in current earnings when such variances occur; for cash flow hedges, the effective portion of fair value variances must be recognized in other comprehensive income as a component of stockholders' equity, while the ineffective portion must affect current earnings; for foreign currency hedges, recognition of changes in fair values should be treated in the same manner as fair value hedges or cash flow hedges as described above, depending on the nature of the instrument.

    As a result of the early adoption of C-10, the Company identified embedded derivatives for those lease agreements it has entered into for the rental of commercial airport space which stipulate monthly rental payments in U.S. dollars. As the U.S. dollar is not the functional currency of either the Company or the tenant, an embedded derivative results. As a result of early adoption, the cumulative effect at the beginning of fiscal year 2004 was as follows:

Balance Sheet
Fair value of embedded derivative at January 1, 2004	Ps. 36,331
Less: Fair value adjustment for the year ended December 31, 2004	(1,145)

Fair value of embedded derivative at December 31, 2004	35,186
Less: Current portion	(134)

Long-term embedded derivative at December 31, 2004	Ps. 35,052

Income Statement
Fair value of embedded derivative at January 1, 2004	Ps. 36,331
Less: Deferred income tax	(11,989)

Cumulative effect of change in accounting principle	Ps. 24,342

  •
  Beginning January 1, 2004, the Company adopted the provisions of Bulletin C-15, Accounting for the Impairment and Disposal of Long-Lived Assets (C-15), which establishes, among other things, new rules to calculate and recognize impairment losses and their reversal. When there are indicators of impairment of long-lived assets in use, tangible and intangible, including goodwill, and such impairment is not temporary, entities must evaluate possible impairment losses. To calculate impairment losses, recovery value must be determined, which is now defined as the greater of the net selling price of a cash-generating unit and its value in use, represented by the present value of future net cash flows, using an appropriate discount rate. The adoption of this new Bulletin as of January 1, 2004, did not have a significant effect on the Company's consolidated financial position or results of operations.

  •
  Beginning January 1, 2003, the Company adopted the provisions of new Bulletin C-8, Intangible Assets (C-8), which establishes that project development costs should be capitalized if they fulfill the criteria established for recognition as assets; preoperating costs that are not considered development costs should be recorded as a period expense; and intangible assets considered to have indefinite useful lives are not amortized, but instead are subject to impairment tests. The unamortized balance of capitalized preoperating costs up to December 31, 2002, under the former C-8, will continue to be amortized according to the provisions of that Bulletin. The adoption of C-8 did not have a significant effect on the Company's consolidated financial position or results of operations.

  •
  Beginning January 1, 2003, the Company adopted the provisions of new Bulletin C-9, Liabilities, Provisions, Contingent Assets and Liabilities and Commitments (C-9), which establishes additional guidelines clarifying the accounting for provisions, accruals and contingent liabilities, and establishes new standards for the use of present value techniques to measure liabilities and accounting for the early settlement or substitution of obligations. The adoption of C-9 did not have a significant effect on the Company's consolidated financial position or results of operations.

        b.     Recognition of the effects of inflation—The Company restates its consolidated financial statements to Mexican peso purchasing power as of the most recent balance sheet date presented, thereby recognizing the effects of inflation in the financial information in conformity with Bulletin B-10, Recognition of the Effects of Inflation in the Financial Information, of Mexican GAAP. The financial statements of the prior year have also been restated in terms of Mexican pesos of the latest period presented. Accordingly, the prior year amounts presented herein differ from those originally reported in terms of Mexican pesos of the corresponding year. Consequently, all financial statement amounts are comparable, both for the current and the prior years, since all are stated in terms of Mexican pesos of the same purchasing power.

        The rate of inflation used to restate amounts from December 31, 2002 to December 31, 2003 was 3.98%. The rate of inflation used to restate amounts from December 31, 2003 to December 31, 2004 was 5.19%.

        Procedures to recognize the effects of inflation in terms of Mexican pesos of purchasing power as of December 31, 2004 were as follows:

  •
  Balance sheets:

        Nonmonetary assets are restated using a factor derived from the National Consumer Price Index (NCPI) from the date of acquisition. Depreciation and amortization of restated asset values are calculated using the straight-line method based on the estimated economic useful life of each asset.

        Common stock, legal reserve, retained earnings and the cumulative initial effect of deferred income taxes are restated using a factor derived from the NCPI, cumulative from the date of contribution or generation.

  •
  Statements of income:

        Revenues and expenses that are associated with monetary items (trade receivables, cash, liabilities, etc.) are restated from the month in which they arise through year-end, based on factors derived from the NCPI.

        Other expenses related to the consumption of nonmonetary items are restated when incurred based on the restated value of the corresponding asset from the date of consumption of the nonmonetary asset through the end of the period, using factors derived from the NCPI.

        Monetary position loss, which represents the erosion of the purchasing power of monetary items caused by inflation, is determined by applying to net monetary assets or liabilities, at the beginning of each month, the factor of inflation derived from the NCPI and is restated through year-end with the corresponding factor. Losses result from maintaining a net monetary asset position.

  •
  Other statements:

        The consolidated statements of changes in stockholders' equity and changes in financial position present the changes in constant Mexican pesos, based on the financial position at prior year-end, restated to Mexican pesos as of the most recent year-end.

        c.     Temporary investments—Temporary investments are stated at the lower of acquisition cost plus accrued yields, or estimated net realizable value.

        d.     Allowance for doubtful accounts—The Company systematically and periodically reviews the aging and collection of its accounts receivable and records an allowance for doubtful accounts when evidence exists that they will not be fully recoverable.

        e.     Buildings, building improvements, machinery and equipment—These assets are initially recorded at acquisition cost and are restated using factors derived from the NCPI. Depreciation is calculated using the straight-line method based on the remaining useful lives of the related assets.

        f.      Airport concessions—Concessions to manage, operate and develop each of the airports are recorded at acquisition cost and restated using factors derived from the NCPI. Amortization is calculated using the straight-line method over the concession life of 50 years, as described in Note 7.

        g.     Rights to use airport facilities—Rights to use airport facilities are recorded at the historical cost of the airport facilities as recorded by ASA and are restated using factors derived from the NCPI. Amortization is calculated using the straight-line method based on the remaining useful lives of the related assets, as described in Note 7.

        h.     Other acquired rights—Other acquired rights are recorded at acquisition cost and restated using factors derived from the NCPI. Amortization is calculated using the straight-line method over the period from the date of acquisition, as described in Note 9, to the end of the 50-year concession term.

        i.      Impairment of long-lived assets in use—The Company reviews the carrying amounts of long-lived assets in use when an impairment indicator suggests that such amounts might not be recoverable. Impairment is recorded when the carrying amounts exceed the greater of the present value of future net cash flows or the net sales price upon disposal. The impairment indicators considered for these purposes are, among others, the operating losses or negative cash flows in the period if they are combined with a history or projection of losses, depreciation and amortization charged to results, which in percentage terms in relation to revenues are substantially higher than that of previous years, obsolescence, reduction in the demand for the products manufactured, competition and other legal and economic factors.

        Pursuant to Bulletin C-15, none of the 12 airports can be considered an "independent cash generating unit" since, as described in Note 1, all are part of the Pacific Group package included in the Federal Government's bidding process. Therefore, each concessionaire must operate its airports regardless of their individual results. Accordingly, the Company reviewed its long-lived assets for impairment on a consolidated basis.

        j.      Financial instruments—In conformity with Bulletin C-2, Financial Instruments, of Mexican GAAP, financial assets and liabilities resulting from any type of financial instrument, except for investments in financial instruments held to maturity, are presented in the balance sheet at fair value. The effects of the valuation of a financial asset or liability are recognized in results of operations of the respective period. Investments in financial instruments held to maturity are valued at acquisition cost. The costs and yields of financial instruments are recognized in results of the period in which they occur.

        k.     Embedded derivative instruments—When lease agreements establish rental payments in a currency other than the functional currency of both parties to the agreement, the embedded derivative whose underlying is the foreign currency is segregated and stated at fair value and is recorded as an embedded derivative asset or liability. Subsequent changes in the fair value of the derivative asset or liability is recognized in earnings, unless such derivative has been designated as a hedging instrument.

        l.      Provisions—Provisions are recognized for obligations that result from a past event, that are probable to result in the use of economic resources and that can be reasonably estimated.

        m.    Employee retirement obligations—Seniority premiums are recognized as costs over employee years of service and are calculated by independent actuaries using the projected unit credit method at net discount rates. Accordingly, the liability is being accrued which, at present value, will cover the obligation from benefits projected to the estimated retirement date of the Company's employees. Severance is charged to results when the liability is determined to be payable.

        n.     Revenue recognition—The majority of the Company's revenues are derived from rendering aeronautical services, which are generally related to the use of airport facilities by airlines and passengers. These revenues are regulated by the SCT through a "maximum rate" by "workload unit". A workload unit is currently equivalent to one terminal passenger or 100 kilograms (220 pounds) of cargo.

        Revenues from non-aeronautical services consist mainly of the leasing of commercial space at the airport terminals (other than space deemed essential to airline operations), car parking, access fees charged to third parties providing food catering and other services at the airports, and other miscellaneous revenues.

        Commercial space within the terminals is leased through operating lease agreements, based on either a monthly fixed rent or a charge based on the higher of a minimum monthly rent or a percentage of the lessee's monthly revenues.

        All revenues, except for the percentage of lessee monthly revenues on commercial rental contracts, are recognized within a maximum thirty-day term subsequent to the time passengers depart, planes land or other services are provided, as the case may be, considering that the events that occur and services that are rendered in any given month are invoiced and recognized within that same month. Revenues corresponding to the percentage of lessee monthly revenues on commercial rental contracts are recognized in the following month, with the exception of those revenues related to December, which are recognized in this same month.

        o.     Foreign currency transactions—According to the Mexican Federal Tax Code, foreign currency transactions are recorded at the exchange rate in effect at the day before the transaction date, published by Banco de México in the Federal Official Gazette (the difference between bank exchange rates in effect at the transaction date and the rates used by the Company is not considered material). Monetary assets and liabilities denominated in foreign currency are translated into Mexican pesos at the applicable exchange rate in effect at the balance sheet date. Exchange fluctuations are recorded as a component of net comprehensive financing (expense) income.

        p.     Income taxes, tax on assets and employee statutory profit sharing—Income taxes and employee statutory profit sharing are recorded in results of the year in which they are incurred. Deferred income tax assets and liabilities are recognized for temporary differences resulting from comparing the book and tax values of assets and liabilities plus any future benefits from tax loss carryforwards. Deferred income tax assets are reduced by any benefits about which there is uncertainty as to their realizability. Deferred employee statutory profit sharing is derived from temporary differences between the accounting result and income for employee statutory profit sharing purposes and is recognized only when it can be reasonably assumed that they will generate a liability or benefit, and there is no indication that circumstances will change in such a way that the liabilities will not be paid or benefits will not be realized.

        The tax on assets paid that is expected to be recoverable is recorded as an advance payment of income tax and is presented in the balance sheet increasing the deferred income tax asset.

        q.     Earnings per share—Basic earnings per common share is calculated by dividing consolidated net income by the weighted average number of shares outstanding during the year. The Company does not have any dilutive securities; therefore basic and diluted earnings per share are the same. Cumulative effect of change in accounting principle per share is calculated by dividing the cumulative effect of change in accounting principle by the weighted average number of shares outstanding during the year. All weighted average number of shares outstanding used in per share calculations include the effects of the one for 28.55583444 reverse stock split (see Note 23.k).

        r.     Concentration of credit risk—Financial instruments that potentially expose the Company to a significant concentration of credit risk are primarily trade accounts receivable; however, management believes that such risk is adequately covered by the allowance for doubtful accounts.

        s.     Comprehensive income—According to Bulletin B-4, Comprehensive Income, of Mexican GAAP, comprehensive income is comprised of the net income of the year, plus other comprehensive income (loss) items of the same period, which, in accordance with Mexican GAAP, are presented directly in stockholders' equity without affecting the consolidated statements of income. In 2004, 2003 and 2002, comprehensive income is represented only by the net income of the year.

4. Cash and temporary investments

        Cash and temporary investments are composed of the following at December 31:

	2004		2003		2002
Cash	Ps.	2,057	Ps.	6,015	Ps.	12,629
Temporary investments		1,186,884		1,022,501		1,027,681

	Ps.	1,188,941	Ps.	1,028,516	Ps.	1,040,310

        Temporary investments consist principally of peso denominated bonds issued or guaranteed by the Mexican Government.

5.    Trade accounts receivable

        Trade accounts receivable are composed of the following at December 31:

	2004		2003		2002
Accounts receivable	Ps.	197,981	Ps.	157,741	Ps.	89,734
Accounts receivable from Cintra, related party		199,162		296,999		149,905

		397,143		454,740		239,639
Allowance for doubtful accounts		(37,674)		(15,003)		(13,037)

	Ps.	359,469	Ps.	439,737	Ps.	226,602

        Accounts receivable includes balances invoiced to domestic and international airlines for passenger charges of Ps. 318,260, Ps. 355,001 and Ps. 182,821 as of December 31, 2004, 2003 and 2002, respectively. Passenger charges are payable for each passenger (other than diplomats, infants, transfer and transit passengers) departing from the airport terminals operated by the Company and are collected by the airlines and subsequently remitted to the Company.

        Approximately 55%, 68% and 66% of the outstanding balances as of December 31, 2004, 2003 and 2002, respectively, are amounts to be remitted to the Company related to passenger charges and other receivables related to aeronautical operations from airlines and other entities controlled by Cintra, S. A. de C. V. (Cintra), including Mexicana, Aeroméxico and Aerolitoral (the principal Mexican airlines).

Approximately 36%, 37% and 41% of the total revenues for the years ended December 31, 2004, 2003 and 2002 were generated from passenger charges collected by airlines controlled by Cintra and other aeronautical and non-aeronautical charges to Cintra (see Note 12). Additionally, as of December 31, 2004, 2003 and 2002, the amounts to be remitted to the Company related to passenger charges collected by airlines controlled by Cintra were Ps. 195,132, Ps. 267,040 and Ps. 145,571, respectively. The Institution for the Protection of Bank Savings, a decentralized entity of the Mexican Federal Public Administration, and the Mexican Government own the majority of Cintra's common stock, and thus, we consider Cintra a related party.

        During January 2005, the Tijuana airport filed a legal claim against one of its clients, Inmuebles Especializados Matrix, S.A. de C.V. (Matrix), for the collection of overdue receivables. As the Company believes it is not probable that they will collect outstanding amounts due from this client, the allowance for doubtful accounts was increased by Ps. 18,363 in 2004, which represents the total outstanding balance from Matrix at December 31, 2004.

        The Guadalajara International Airport represented approximately 34% of consolidated revenues generated during the years ended December 31, 2004, 2003 and 2002, respectively. Also, approximately 87% of consolidated revenues during the years ended December 31, 2004, 2003 and 2002 were generated by the Company's six largest airports (based on revenues) (Guadalajara, Tijuana, San José del Cabo, Puerto Vallarta, Bajio and Hermosillo).

6.    Buildings, building improvements, machinery and equipment

        Buildings, building improvements, machinery and equipment are composed of the following at December 31:

	2004		2003		2002		Average Annual Depreciation Rate
Machinery and equipment	Ps.	214,250	Ps.	205,960	Ps.	194,896	10%
Office furniture and equipment		77,815		77,558		68,731	10%
Computer equipment		34,242		28,679		26,372	30%
Transportation equipment		25,552		24,307		27,776	25%
Communication equipment		6,920		6,051		6,723	10% and 30%
Buildings and building improvements		1,024,820		869,639		358,616	5%

		1,383,599		1,212,194		683,114
Less – accumulated depreciation		(256,896)		(170,457)		(116,617)

		1,126,703		1,041,737		566,497
Construction-in-progress:
Buildings and building improvements		186,308		75,487		321,881
Other		24,061		8,448		7,431

		210,369		83,935		329,312

	Ps.	1,337,072	Ps.	1,125,672	Ps.	895,809

        Construction-in-progress relates mainly to the remodeling of Guadalajara, Mexicali and Tijuana Airports, and the construction of a new cargo center at the Guadalajara Airport.

7.    Airport concessions

        As described in Note 1.b, the Mexican Government granted concessions to manage, operate and develop 12 airports, and benefit from the use of the airport facilities over a 50-year term beginning November 1, 1998. The value of concessions and rights to use airport facilities was determined as explained in Note 1.b, and paid by GAP through the issuance of shares to the Mexican Government.

        At the date of acquisition, the total cost of airport concessions was allocated as follows:

          1.     The restated cost of fixed assets as reflected in the audited financial statements of ASA as of October 31, 1998, and used by the concessionaires as of that date, was assigned to the rights to use airport facilities caption.

          2.     The difference between the total cost of the concessions and the value assigned to the rights to use airport facilities was assigned to the airport concessions line item.

        However, as noted in Note 1.c, during 2004, the carrying amounts of airport concessions and rights to use airport facilities in the accompanying financial statements were revised as the value of the rights to use airport facilities was initially determined by proportionally allocating values among the fixed assets under such rights, instead of on the basis of their historical cost prior to the granting of concessions.

        The table below shows the values, in Mexican pesos of purchasing power of December 31, 2004, assigned to concessions and rights to use airport facilities before and after the restatement of the accompanying consolidated financial statements:

	As Restated		As Previously Reported		Remaining amortization term
					(years)
Acquisition cost	Ps.	21,702,018	Ps.	21,702,018

assigned to:
Airport facilities rights of use:
Runways, aprons, platforms	Ps.	706,759	Ps.	669,546	30
Buildings		786,023		566,516	20
Other facilities		124,237		287,817	5
Land		1,266,499		1,139,679	44

		2,883,518		2,663,558
Airport concessions		18,818,500		19,038,460	44

	Ps.	21,702,018	Ps.	21,702,018

        Beginning in October 2004, the Company changed the amortization rates it was using for airport concessions. The effect of the change resulted in an increase of Ps. 10,306 of amortization expense for the year ended December 31, 2004.

        The value of the concessions at December 31 is as follows:

	2004		2003		2002
Airport concessions	Ps.	18,818,500	Ps.	18,818,500	Ps.	18,818,500
Less – accumulated amortization		(1,863,534)		(1,507,668)		(1,162,115)

	Ps.	16,954,966	Ps.	17,310,832	Ps.	17,656,385

        Each airport concession agreement contains the following terms and basic conditions:

  •
  The concessionaire has the right to manage, operate, maintain and use the airport facilities and carry out any construction, improvements, or maintenance of facilities in accordance with its Master Development Program (MDP), and to provide airport, complementary and commercial services. The concessionaire was required to submit its first MDP to the SCT in 2000, which was timely delivered and approved. Such program must be updated every five years. Each concessionaire is required to make minimum investments at each airport under the terms of its MDP. During December 2004, SCT authorized the Company's MDP update for the next five-year period from 2005 to 2009.

  •
  The concessionaire will use the airport facilities only for the purposes specified in the concession, will provide services in conformity with the law and applicable regulations, and will be subject to inspections by the SCT.

  •
  The concessionaire must pay a fee for the use of the assets under concession (currently 5% of the concessionaire's annual gross revenues derived form the use of public property), in conformity with the Mexican Federal Duties Law.

  •
  The concessionaire assumed ASA's rights and obligations derived from airport-related agreements with third parties.

  •
  ASA has the exclusive right to supply fuel for consumption at the airport.

  •
  The concessionaire must grant free access to specific airport areas to certain Mexican Government agencies (such as customs and immigration) so that they may carry out their activities within the airport.

  •
  According to Article 27 of the General Law on Airports, the concession may be revoked if the concessionaire breaches any of its obligations established therein or falls under any of the causes for revocation referred to in Article 26 of law and in the concession agreement. The breach of certain concession terms may be cause for revocation if the SCT has applied sanctions in three different instances with respect to the same concession term.

  •
  The SCT may modify concession terms and conditions that regulate the Company's operations.

  •
  The concession may be renewed in one or more instances, for terms not to exceed 50 additional years.

8.    Rights to use airport facilities

        The value of the rights to use airport facilities at December 31 is as follows:

	2004		2003		2002
Rights to use airport facilities	Ps.	2,883,518	Ps.	2,883,518	Ps.	2,883,518
Less – accumulated amortization		(478,001)		(388,377)		(298,750)

	Ps.	2,405,517	Ps.	2,495,141	Ps.	2,584,768

9.    Other acquired rights

        At December 31, the value of other acquired rights was as follows:

	2004		2003		2002
Right to operate charter and general aviation terminal and FBO at Los Cabos airport terminal	Ps.	433,380	Ps.	433,380	Ps.	433,380
Right to operate commercial space at Tijuana airport		17,429		17,429		17,429
Right to operate various space at Puerto Vallarta airport		320,997		—		—
Right to operate commercial space at Guadalajara airport		96,296		—		—
Right to operate various parking lots		6,381		6,381		6,381

		874,483		457,190		457,190
Less – accumulated amortization		(45,444)		(30,784)		(21,602)

	Ps.	829,039	Ps.	426,406	Ps.	435,588

        On June 1, 2000, the Company paid to Servicios Aéreos del Centro, S. A. de C. V. (SACSA) $34.9 million (Ps. 332,108 historical pesos) to recover the right to operate the charter terminal (terminal 3) and the general aviation terminal at the Los Cabos International Airport. In addition, the Company paid $0.6 million (Ps. 5,709 historical pesos) for the purchase of certain fixed assets, which are included in buildings, building improvements, machinery and equipment. The right to operate the charter terminal and the general aviation terminal was granted by ASA to SACSA through a long-term lease agreement; such lease agreement was transferred, in its entirety, from ASA to the concessionaire when the concession was granted to the San Jose del Cabo airport.

        On December 12, 2002, GAP paid to Ruber, S. A. de C. V. (RUBER) and Recaro, S. A. de C. V. $1.5 million (Ps. 15,682 historical pesos) to recover the right to operate 660 square meters of commercial space at the Tijuana Airport and 50 square meters of commercial advertising on the inside walls of the terminal. The right to operate commercial and advertising space inside the terminal was granted by ASA to RUBER through a long-term lease agreement; such lease agreement was transferred, in its entirety, from ASA to the concessionaire when the concession was granted to the Tijuana airport.

        During 2002, the Company also made indemnity payments to various lessees to recover the rights to operate parking space at the Aguascalientes, Hermosillo, Los Mochis, Mexicali, Puerto Vallarta and San José del Cabo airports.

        On June 1, 2004, GAP paid $26.6 million to Grupo Aeroplazas, S.A. de C.V. (AEROPLAZAS) for the early termination of the operating lease agreement originally signed between AEROPLAZAS and ASA, which lease agreement was transferred, in its entirety, from ASA to the concessionaire when the concession was granted to the Puerto Vallarta airport, for the corresponding recovery of the rights to develop and rent certain commercial areas and advertising space as well as the right to develop and expand services related to three walkways and all the shuttle buses in the Puerto Vallarta airport.

        On the same date, GAP paid $7.8 million to Aerolocales, S.A. de C.V. (AEROLOCALES) for the early termination of an operating lease agreement (which agreement was transferred from ASA, in its entirety, to the Guadalajara airport at the time the concession was granted to such airport) for the corresponding recovery of the rights to rent commercial areas in the national and international departure areas and in the corridor connecting the terminal with the hotel in the Guadalajara airport. This lease agreement was originally signed between Coco Club Hoteles y Moradas de Mexico, S.A. de C.V. (Coco Club) and ASA after which Coco Club subsequently transferred the lease agreement to AEROLOCALES.

        In addition to the above-mentioned payments to AEROPLAZAS and AEROLOCALES, GAP also assumed the liabilities derived from security deposits paid by the tenants renting commercial areas in these two airports. As such, GAP recorded an asset of Ps. 417,293 (Ps. 401,376 historical pesos) related to the rights acquired and a liability of Ps. 7,430 (Ps. 7,158 historical pesos) related to the security deposits on May 31, 2004.

10.    Stockholders' equity

  a.
  At December 31, 2004, capital stock consists of the following (considering the reverse stock split mentioned in Note 23.k):

	Number of Shares	Historical Value		Restatement Effect		Total
Fixed Capital
Series B	476,850,000		Ps.13,616,850		Ps.4,932,166		Ps.18,549,016
Series BB	84,150,000		2,402,973		870,383		3,273,356

Total	561,000,000	Ps.	16,019,823	Ps.	5,802,549	Ps.	21,822,372

        At December 31, 2003 and 2002, capital stock consists of the following (considering the reverse stock split mentioned in Note 23):

	Number of Shares	Historical Value		Restatement Effect		Total
Fixed Capital
Series A	286,110,000	Ps.	8,170,110	Ps.	2,959,300	Ps.	11,129,410
Series B	190,740,000		5,446,740		1,972,866		7,419,606
Series BB	84,150,000		2,402,973		870,383		3,273,356

Total	561,000,000	Ps.	16,019,823	Ps.	5,802,549	Ps.	21,822,372

        Up to April 29, 2004, capital stock consisted of common nominative shares. Series "A" shares represented 51% of capital stock and may be owned only by Mexican citizens. Series "B" shares may represent up to 49% of capital stock and have no ownership limitations.

        Series "BB" shares, which may represent up to 15% of capital stock, may only be transferred upon prior conversion into Series "B" shares, based on certain time restrictions.

        b.     According to the Company's articles of incorporation, on May 28, 1998, an initial contribution of Ps. 1,637 (Ps. 1,000 historical pesos) was made through the issuance of 35,019 Series "A" shares. Pursuant to resolutions at the Extraordinary Stockholders' Meetings held on December 14, 1998, July 2, 1999 and August 20, 1999, the minimum, non-withdrawable fixed capital was increased by Ps. 107,217 (Ps. 72,582 historical pesos), through the issuance of 2,541,748 Series "A" shares; Ps. 10,791 (Ps. 7,881 historical pesos), through the issuance of 275,975 Series "A" shares; and Ps. 21,702,727 (Ps. 15,938,360 historical pesos), through the issuance of 558,147,258 shares, respectively, totaling 561,000,000 common, no-par value shares at December 31, 2004 and 2003. Of the 558,147,258 shares issued on August 20, 1999, 84,150,000 were Series "BB" shares, 190,740,000 were Series "B" shares and 283,257,258 were Series "A" shares, all of which were class "I", common, no-par value shares. The latter group of shares were related to the agreements entered into by GAP and each concessionaire subsidiary to assume their liabilities derived from the acquisition of the concessions, which were capitalized in equity, as described in Note 1.

        c.     During an Ordinary General Stockholders' Meeting held on August 20, 1999, the sale of 84,150,000 Series "BB" shares, representing 15% of capital stock, to AMP was approved. AMP subsequently transferred the shares to a trust established in the Trust Division of Banco Nacional de Comercio Exterior, S.N.C. (Bancomext). Also, the Mexican Government sold 286,110,000 Series "A" shares and 190,740,000 Series "B" shares and one Series "A" share owned by ASA to a trust established in the Trust Division of Nacional Financiera, S.N.C.

        d.     During the Ordinary General Stockholders' Meetings of certain subsidiaries held in 2002, the decision was made to reclassify a portion of the balance of the cumulative initial effect of deferred income tax account to retained earnings and subsequently declare dividends in favor of the Company (see Note 14.a).

        e.     During an Ordinary General Stockholders' Meeting held on April 30, 2003, cash dividends of Ps. 269,959 (Ps. 250,000 historical pesos) were declared in favor of stockholders.

        f.      In an Ordinary General Stockholders' Meeting held on April 30, 2004, the stockholders declared cash dividends in the amount of Ps. 283,849 (Ps. 275,000 historical pesos).

        g.     In an Ordinary General Stockholders' Meeting held on April 30, 2004, the stockholders approved the conversion of 286,110,000 shares of Series "A" capital stock, representing 51% of capital stock, into Series "B", so that no Series "A" stock remained.

        h.     The General Corporate Law requires that at least 5% of net income of the year be transferred to the legal reserve until the reserve equals 20% of capital stock at par value (historical pesos). The legal reserve may be capitalized but may not be distributed, except as stock dividends, unless the entity is dissolved. The legal reserve must be replenished if it is reduced for any reason. At December 31, 2004, 2003 and 2002, the legal reserve, in historical pesos, was Ps. 83,578 and Ps. 69,149, and Ps. 41,315, respectively.

        i.      Dividends paid to non-resident holders with respect to Series B shares and ADSs are currently not subject to Mexican withholding tax. Dividends that are paid from a company's distributable earnings that have not been subject to corporate income tax will be subject to a corporate-level dividend tax calculated on a gross-up basis by applying a factor of 1.5385 in 2002, 1.5152 in 2003, 1.4925 in 2004, 1.4286 in 2005, 1.4085 in 2006 and 1.3889 thereafter. Corporate tax rates of 35% in 2002, 34% in 2003, 33% in 2004, 30% in 2005, 29% in 2006 and 28% thereafter are applied to the result. This corporate-level dividend income tax on the distribution of earnings may be applied as a credit against Mexican corporate income tax corresponding to the fiscal year in which the dividend was paid or against the Mexican corporate income tax of the two fiscal years following the date in which the dividend was paid. Dividends paid from a company's distributable earnings that have been subject to corporate income tax are not subject to this corporate-level dividend income tax. According to the income tax Law, the Company is responsible for the withholding and payment of the corporate-level dividend income tax.

        j.      The balances of stockholders' equity tax accounts as of December 31 are:

	2004		2003		2002
Contributed capital account	Ps.	21,822,372	Ps.	21,822,372	Ps.	21,822,372
Net tax income account		1,212,931		1,016,822		1,273,125

Total	Ps.	23,035,303	Ps.	22,839,194	Ps.	23,095,497

11.    Foreign currency balances and transactions

        a.     At December 31 the foreign currency monetary position is as follows:

	2004	2003	2002
U.S. Dollars
Monetary assets:
Cash and temporary investments	$21,764	$54,980	$18,903
Trade accounts receivable	3,957	1,491	430

	25,721	56,471	19,333
Monetary liabilities:
Suppliers	(72)	(135)	—

Monetary asset position, net	$25,649	$56,336	$19,333

Equivalent in Mexican pesos	Ps.288,931	Ps.632,991	Ps.199,323

        b.     Transactions denominated in foreign currency were as follows:

	2004	2003	2002
U.S. Dollars
Technical assistance fee	$4,380	$4,299	$5,203

Import purchases, technical assistance and other expenses	$2,333	$2,554	$2,253

Revenues from aeronautical and non aeronautical services	$13,269	$7,348	$3,370

        c.     The exchange rates in effect at the dates of the consolidated balance sheets and of issuance of the consolidated financial statements were as follows:

	December 31,			April 27,
	2004	2003	2002	2005
U.S. dollar exchange rate— pesos per one U.S. dollar (see Note 3.o)	11.2648	11.2360	10.3100	11.0571

12.    Transactions with related parties

        Transactions with related parties, carried out in the ordinary course of business, were as follows:

	2004		2003		2002
Revenues:
Revenues from aeronautical and non-aeronautical services generated by Cintra	Ps.	782,787	Ps.	719,304	Ps.	698,189

Expenses:
Technical assistance fees	Ps.	75,537	Ps.	64,522	Ps.	57,027

ASA administrative services	Ps.	—	Ps.	—	Ps.	63,576

Services received	Ps.	53,615	Ps.	43,933	Ps.	39,988

Government concession fees	Ps.	108,788	Ps.	95,245	Ps.	84,908

        Revenues invoiced to Cintra airlines include Ps. 691,349, Ps. 550,795 and Ps. 505,713 of passenger charges for the years ended December 31, 2004, 2003 and 2002, respectively.

        In 1999, GAP and AMP entered into a technical assistance and transfer-of-technology agreement whereby AMP and its stockholders agreed to render administrative and advisory services and transfer industry technology and know-how to GAP in exchange for consideration. The agreement's original 15-year term may be automatically renewed for successive five-year terms, unless one party gives a termination notice to the other at least 60 days prior to the effective termination date. If AMP and GAP decide to renew the agreement, GAP's stockholder approval would be required.

        According to the agreement, as of January 1, 2000, the Company committed to pay AMP annual consideration of $7,000 for the years 2000 and 2001 and, beginning in 2002, the greater of $4,000 or 5% of GAP's consolidated operating income, calculated prior to deducting the technical assistance fee, depreciation and amortization (these amounts are subject to restatement based on the U.S. National Consumer Price Index).

        AMP is also entitled to the refund of expenses incurred in the rendering of the services provided for in the agreement.

        As described in Note 1.b, according to the terms of the concessions and the Government Duties Law, the Company must pay the Mexican Government annual fees for the rights to use airport facilities equivalent to 5% of each concessionaire's annual gross revenues.

13.    Aeropuertos y Servicios Auxiliares (ASA)

        The Company and ASA entered into an agreement whereby GAP granted ASA, over the transitional period from November 1, 1998 through the date when AMP acquired the Company's shares in August 25, 1999, temporary powers to set standards, policies and guidelines to adequately manage the airports and to render advisory services and, if appropriate, to enter into and/or authorize entering into any agreements that concessionaires should require from ASA, in connection with the rendering of airport, complementary and commercial services. For the rendering of such services, each concessionaire was required to pay ASA the equivalent of 26.5% of its gross revenues. Over the two-month period ended December 31, 1998 and the period from January 1 to August 25, 1999, the Company recognized such services under general and administrative expenses, for Ps. 38,384 and Ps. 314,460 (historical pesos), respectively.

        ASA claimed that GAP owed ASA additional amounts for the services provided. Up to fiscal 2002, ASA had claimed payment of Ps. 83,834 plus interest due, covering fees and expenses for services ASA claimed were rendered from August 25, 1999 through November 15, 1999, which the Company disputed. Consequently, the Company did not record a related provision.

        In December 2002, GAP negotiated an agreement with ASA regarding the price to be paid for the above services and submitted it to the Board of Directors, which ultimately totaled Ps. 63,576 (Ps. 58,126 historical pesos), plus the related value-added tax. This amount was charged to results for 2002 under other expense. This liability was settled in February 2003.

        The Company's management is taking all necessary actions "to duly document payment of amounts agreed to in accordance with the applicable laws and the concession's provisions, so that such payments do not represent further economic damage to GAP other than that derived from paying ASA the outstanding balance" as provided for in the Operating Committee's resolution. Consequently, on February 18, 2003, the Company filed with the Mexican Treasury Department, a request for a ruling to confirm that the expense may be deducted in fiscal year 2003, regardless that the service had been rendered in 1999, as the parties did not agree on settlement until the end of 2002.

        Due to the lack of response from the Mexican Treasury Department, the Company engaged an independent consultant to: issue an opinion on the elements the Company should consider to deduct the aforementioned expense in the absence of the authorities' response; give an opinion on the legal provisions available to defend, in court, such deduction if an adverse response from the tax authorities is received once the financial statements have been issued; or if the Mexican Treasury Department ordered a review, what the possible arguments are if the review results in an assessment of taxes against the Company. According to the independent consultant's opinion, sufficient evidence exists that would permit deduction of the above-mentioned expense in fiscal year 2003, based on Article 31, Sections I, III, IV and XI of the Income Tax Law, as well as arguments to oppose the provisions of Section XIX of the same Article if a negative response is received from the authorities and/or taxes are levied on the Company. All of the above is subject to prior compliance with tax requirements related to this type of expense. Consequently, the Company recorded the deferred asset in 2002 and took the tax deduction of the expense in 2003, reversing such deferred asset.

        In 2004, the Mexican Treasury Department responded to the request rejecting the criteria for deduction in 2003 proposedd by the Company. In 2004, the Company initiated an annulment proceeding. As of April 27, 2005, the Company had not received a response relating to the annulment proceeding.

14.    Income taxes, tax on assets and employee statutory profit sharing

        In accordance with Mexican tax law, the Company is subject to income tax and tax on assets, which take into consideration the taxable and deductible effects of inflation. The income tax rate was 33% in 2004 and 34% in 2003. Tax on assets is calculated by applying 1.8% on the net average of the majority of restated assets less certain liabilities and is payable only to the extent that it exceeds income tax payable for the same period; any required payment of tax on assets is creditable against the excess of income tax over tax on assets of the following ten years.

        On December 1, 2004, certain amendments to the income tax and tax on assets Laws were published and are effective as of 2005. The most significant amendments applicable to the Company were as follows: a) the income tax rate was reduced to 30% in 2005, 29% in 2006 and 28% as of 2007 and thereafter; b) as of 2006, paid employee statutory profit sharing will be fully deductible for income tax purposes; and c) bank liabilities and liabilities with foreign entities are included in the determination of the tax on assets taxable base.

        a.     Recoverable income tax

        In 2002, certain subsidiaries declared dividends in favor of the Company for Ps. 157,025 (Ps. 142,939 historical pesos). However, as part of the tax planning of the Company, such dividends were not applied against the net tax income account and instead were applied against the account "Cumulative initial effect of deferred income taxes", which account is not a part of the Company's normal operations and thus, generated income tax of Ps. 84,186 (Ps. 76,969 historical pesos), payable by the Company, according to Article 11 of the Income Tax Law. Such amount was charged to retained earnings and paid to the tax authorities on December 17, 2002.

        The Company subsequently considered that the above tax payment could have been credited against tax on assets of the year of the subsidiaries that declared the dividend, based on Article 9 of the Asset Tax Law.

        As such, the Company decided to record taxes paid as recoverable income tax and request the related refund. If a negative response is received, the Company will claim such refund by filing a proceeding for annulment with the Mexican Treasury Department. The recording of this asset generated an additional credit in the 2002 statement of income, which is presented as part of income tax expense. The Company has engaged legal counsel to assist in the refund and recovery of the taxes paid. The Company and its legal advisors consider that sufficient evidence exists to conclude that the Company is entitled to a refund from the tax authorities. Also, according to legal counsel, if the request were rejected, it could be challenged before the Federal Tax Court, considering that the latter has confirmed this interpretation on various other occasions.

        In July 2003, the Company filed a request with the tax authorities for confirmation of the criteria under which it was requesting this refund and as well, requested the related refund. However, in the case of the Aguascalientes, La Paz and Mexicali airports, the tax authorities required that these airports deposit a monetary guarantee to the tax authorities, in order for the tax authorities to be able to determine if the criteria of the refund was appropriate or not. As a result of this request for guarantee from the tax authorities and due to the fact that the Mexican Treasury Department had not confirmed the criteria for the refund, these airports withdrew these actions and filed new petitions in December 2003.

        Rulings, which were requested with regard to the remaining airports, Puerto Vallarta and Tijuana, were rejected. As such, these airports filed a proceeding for a judicial annulment in October 2003. As of the date of issuance of these financial statements, the above claims have not been settled.

        The Company also decided to record an additional recoverable income tax asset for the same amount, based on practical evidence that such tax may be credited against corporate income tax to be incurred by the subsidiaries involved over the next three years, according to the subsidiaries' projections of taxable income. The retained earnings account was credited to record this asset, since the tax originated from such account. In fiscal year 2004 and 2003, income tax credited against this asset was Ps. 23,748 and Ps. 54,266 (in constant pesos) respectively.

        b.     Income tax expense consists of the following:

	2004		2003		2002
Current	Ps.	290,399	Ps.	226,312	Ps.	216,702
Deferred		169,141		163,749		171,972
Recoverable		—		—		(84,186)

Total expense	Ps.	459,540	Ps.	390,061	Ps.	304,488

        c.     The reconciliation of the statutory income tax rate and the effective rate as a percentage of income before income tax and employee statutory profit sharing for the years ended December 31, 2004, 2003 and 2002 is shown below.

	2004	2003	2002
Statutory rate	33%	34%	35%
Effect of permanent differences	1%	(1%)	3%
Effects of inflation	1%	—	3%
Effects of ASA services	—	3%	(4%)
Effect of change in statutory rate on deferred income tax	7%	—	10%
Valuation allowance	14%	20%	26%
Recoverable income tax	—	—	(16%)

Effective rate	56%	56%	57%

        To determine deferred income tax at December 31, 2004 and 2002 the Company applied the different tax rates that will be in effect beginning in 2005 and 2002 to temporary differences according to their estimated dates of reversal. The result from applying the various rates is shown above under the effect of change in statutory rate on deferred income tax.

        d.     At December 31, the main items comprising the deferred income tax asset are:

	2004		2003		2002
Airport concessions and rights to use airport facilities	Ps.	470,458	Ps.	533,968	Ps.	535,672
Trade accounts receivable		9,337		—		—
Embedded derivatives		(9,852)		—		—
Due to Aeropuertos y Servicios Auxiliares		—		—		21,617

Deferred income tax from temporary differences		469,943		533,968		557,289
Effect of tax loss carryforwards		13,881		10,939		6,324
Recoverable tax on assets paid		567,842		415,393		212,869

		1,051,666		960,300		776,482
Valuation allowance for recoverable tax on assets paid		(390,773)		(272,091)		(130,478)
Valuation allowance for tax loss carryforwards		(13,881)		(10,939)		(6,324)

Net long-term deferred income tax asset	Ps.	647,012	Ps.	677,270	Ps.	639,680

        e.     Recoverable tax on assets for which a prepaid income tax has been recognized can be recovered subject to certain conditions. Restated amounts as of December 31, 2004 and expiration years are:

Year of Expiration	Recoverable Asset Tax
2012	Ps.	212,869
2013		202,524
2014		152,449

	Ps.	567,842

        Management believes that, according to future projections of taxable income, the Guadalajara, Bajio, Hermosillo and San Jose del Cabo airports will recover their recorded asset tax within the permitted 10-year expiration period, which began in 2002. That amount is equal to Ps. 177,069 as of December 31, 2004.

15.    Commitments

        a.     The Company has leased office space under two five-year operating lease agreements, effective as of February 2001 and February 2003. The respective monthly rents are $17.1 and $6.7. Base rent is subject to increases according to the National Consumer Price Index (NCPI) and the U.S. National Consumer Price Index (CPI), respectively.

        Lease expense was Ps. 4,102, Ps. 4,045 and Ps. 3,602 for the years ended December 31, 2004, 2003 and 2002, respectively.

        b.     On July 14, 2000, the Company submitted its Master Development Program (MDP) for each of the 12 airports to the SCT. Approval was granted on November 30, 2000. A subsequent request to change the initial program was filed with the SCT, including new investments and replacing other investments that had been originally considered. This represented an increase of approximately 20% in investment commitments. SCT approved the request for the increase in the amount on September 5, 2003.

        Also, on December 16, 2004, SCT authorized the Company's MDP update for the next five-year period 2005-2009. The table below shows the investments to be made during this period, as approved by the SCT:

Year	MDP		Investment for handling checked-in luggage		Total amount
2005	Ps.	338,071	Ps.	308,843	Ps.	646,914
2006		368,759		55,938		424,697
2007		303,745		55,938		359,683
2008		255,622		55,938		311,560
2009		187,339		55,938		243,277

	Ps.	1,453,536	Ps.	532,595	Ps.	1,986,131

        Amounts set forth above are expressed in thousands of Mexican pesos of purchasing power as of December 31, 2003. The Company is currently holding discussions with the SCT to determine the appropriate index to be used to restate such amounts to pesos of purchasing power of December 31, 2004.

16.    Contingencies

        a.     Several municipalities have filed real estate tax claims against some subsidiary concessionaires related to the land where the airports are located. Based on the opinion of its external legal counsel, the Company believes that there are no legal grounds for such claims. Therefore, legal action has been taken to seek a favorable ruling on the nullity of the charges, and, where applicable, on the related foreclosures or executory acts that have taken place. These claims have been dismissed either on procedural grounds or as a result of challenges we brought, except in the case of the Ps. 89 million Mexicali claim, for which the Company has filed a separate challenge that is pending resolution. Although no assurance can be given, the Company expects no adverse effects on its consolidated operating results related to this claim.

        b.     In 1970, the Mexican Government expropriated a portion of land occupied by the Tijuana Airport, which was a rural property (Ejido) owned by a group of farmers. The farmers have raised claims against the indemnity payments received from the Mexican Government. One such claim demands reversal of the land expropriation. While such claims are not actually against the Company, a favorable ruling on the return of the land might disrupt the current airport operation. According to the concession terms, access by the Company to land assigned to concessionaires is guaranteed. Therefore, the Company believes, although no assurance can be given, that the Mexican Government would be liable for any operational disruption caused by the farmers and would have to restore the concessionaire rights of use of public property.

        c.     Domestic airlines Aeroméxico, Mexicana, Aerolitoral and Aeromar (the airlines) had been reluctant to pay certain increases in various airport service fees authorized by the SCT, which became effective in October 2000 and June 2001, as well as charges for operations during extraordinary shifts at various airports.

        At December 31, 2002, the airlines, which continued to pay the former lower-rate fees, had an outstanding payable to the Company for Ps. 30,385 (historical pesos), representing both the differences in fees and the charges for operations during extraordinary shifts. On July 15, 2003, the Company entered into an agreement with the airlines whereby the dispute was settled. According to this agreement, payment terms for this outstanding receivable were established and new agreements will be entered into that will include new fees, and a mechanism to update fees in the future. The term to pay the passenger charges was also extended from an average 90-day term to a maximum of 152 days. As of December 31, 2004, all terms of the settlement agreement have been complied with and all accounts receivable related to the settlement agreement have been received. There were no negative effects to results for the Company as a result of the settlement agreement.

        d.     Federal, state and environmental protection laws regulate the Company's operations. According to these laws, the passing of regulations relating to air and water pollution, environmental impact studies, noise control and disposal of dangerous and non-dangerous material has been considered. The Federal Environmental Protection Agency has the power to impose administrative, civil and criminal penalties against companies violating environmental laws. It is also entitled to close any facilities that do not meet legal requirements.

        e.     A claim has been filed against the Company by Remaconst, S.A. de C.V. concerning a contract entered into between Remaconst and ASA, the Company's predecessor, in 1992. Remaconst had the right, pursuant to the 1992 contract, to operate the shuttle busses at the Guadalajara International Airport for a period of ten years. At the expiration of the ten-year period, the Guadalajara International Airport terminated the contract. Upon the termination of the contract, Remaconst filed a claim against the Company disputing the termination of the contract on the basis that it had not recovered the investment it made in the shuttle busses pursuant to the terms of the contract during the ten-year period. This claim is currently pending. The Company has filed a counterclaim seeking confirmation of its termination of the contract. Although the Company believes it is unlikely, if Remaconst were to receive a favorable ruling against the Company, management believes our maximum exposure could amount to up to approximately Ps. 110 million.

17.    Information by industry segment

        The Company determines and evaluates its airports' individual performances before allocating personnel-related costs and other costs incurred by Servicios a la Infraestructura Aeroportuaria del

Pacífico, S. A. de C. V. (SIAP), the subsidiary relating to the Company's senior management. All airports provide similar services to their customers. The following table shows a summary of the Company's financial information by segment as it relates to the Guadalajara, Tijuana, Puerto Vallarta, Los Cabos, Hermosillo and Bajio airports. The financial information relating to the remaining six airports, as well as that of SIAP, Pacific Cargo, and the Company (including investment in its subsidiaries) was combined and included under "Other". The elimination of the investment of the Company in its subsidiaries is included under "Eliminations".

	Guadalajara		Tijuana		Puerto Vallarta
December 31, 2004
Total revenues	Ps.	737,700	Ps.	303,474	Ps.	310,317
Income from operations		334,823		44,432		139,310
Interest income (expense)		33,370		(8,504)		(2,317)
Income tax expense		130,747		95,013		64,565
Total assets		8,088,848		4,605,817		3,079,502
Total liabilities		67,603		47,528		32,437
Capital expenditures		243,295		13,524		327,753
Buildings, building improvements, machinery and equipment		436,860		239,076		70,998
Other acquired rights		95,035		16,671		318,248
Depreciation and amortization for the year		179,635		118,292		73,445
December 31, 2003
Total revenues	Ps.	648,024	Ps.	285,694	Ps.	234,308
Income from operations		267,065		64,054		80,815
Interest income (expense)		35,620		(7,783)		9,620
Income tax expense		100,005		89,618		59,128
Total assets		7,999,296		4,760,465		3,022,224
Total liabilities		53,706		142,941		36,898
Capital expenditures		113,359		102,929		17,947
Buildings, building improvements, machinery and equipment		312,512		244,977		71,705
Other acquired rights		—		17,050		1,499
Depreciation and amortization for the year		171,992		110,131		68,050
December 31, 2002
Total revenues	Ps.	584,098	Ps.	253,987	Ps.	220,598
Income from operations		230,314		48,291		73,870
Interest income (expense)		28,796		10,437		13,254
Income tax expense		92,655		55,563		43,577
Total assets		7,915,948		4,769,368		3,013,119
Total liabilities		63,154		98,725		25,623
Capital expenditures		101,088		106,003		41,750
Buildings, building improvements, machinery and equipment		214,803		152,998		59,772
Other acquired rights		—		17,429		1,531
Depreciation and amortization for the year		167,413		105,693		65,654

	Los Cabos		Hermosillo		Bajio
December 31, 2004
Total revenues	Ps.	312,615	Ps.	117,757	Ps.	133,536
Income from operations		170,125		48,816		57,653
Interest income (expense)		23,904		5,006		7,582
Income tax expense		62,933		20,486		22,058
Total assets		2,521,182		1,300,612		1,217,427
Total liabilities		24,695		11,937		22,157
Capital expenditures		2,336		13,837		39,336
Buildings, building improvements, machinery and equipment		83,804		60,906		109,850
Other acquired rights		395,449		1,979		—
Depreciation and amortization for the year		54,576		23,001		29,212
December 31, 2003
Total revenues	Ps.	271,953	Ps.	103,466	Ps.	124,613
Income from operations		134,362		40,765		52,152
Interest income (expense)		16,047		4,200		6,585
Income tax expense		48,179		15,049		20,409
Total assets		2,461,976		1,292,772		1,197,948
Total liabilities		18,488		7,501		9,796
Capital expenditures		3,697		7,276		22,272
Buildings, building improvements, machinery and equipment		89,349		51,833		75,957
Other acquired rights		404,138		2,024		—
Depreciation and amortization for the year		54,620		19,590		27,307
December 31, 2002
Total revenues	Ps.	240,114	Ps.	98,749	Ps.	104,298
Income from operations		106,728		40,079		40,716
Interest income (expense)		10,177		4,468		3,492
Income tax expense		41,528		16,624		15,238
Total assets		2,403,207		1,287,519		1,186,764
Total liabilities		22,376		11,695		9,796
Capital expenditures		28,853		23,204		45,113
Buildings, building improvements, machinery and equipment		93,574		48,672		57,218
Other acquired rights		412,827		2,069		—
Depreciation and amortization for the year		53,167		18,332		24,480

	Other		Eliminations		Total
December 31, 2004
Total revenues	Ps.	837,873	Ps.	(562,899)	Ps.	2,190,373
Income from operations		434,285		(387,955)		841,489
Interest income (expense)		(660)		—		58,381
Income tax expense		65,315		—		461,117
Total assets		26,818,911		(23,759,107)		23,873,192
Total liabilities		278,590		(277,915)		207,032
Capital expenditures		82,430		—		722,511
Buildings, building improvements, machinery and equipment		335,639		(61)		1,337,072
Other acquired rights		1,657		—		829,039
Depreciation and amortization for the year		76,504		—		554,665
December 31, 2003
Total revenues	Ps.	725,807	Ps.	(473,762)	Ps.	1,920,103
Income from operations		351,780		(311,223)		679,770
Interest income (expense)		(1,919)		—		62,370
Income tax expense		58,859		—		391,247
Total assets		26,713,989		(23,778,010)		23,670,660
Total liabilities		239,013		(400,363)		107,980
Capital expenditures		45,874		—		313,354
Buildings, building improvements, machinery and equipment		279,401		(62)		1,125,672
Other acquired rights		1,695		—		426,406
Depreciation and amortization for the year		67,314		—		519,004
December 31, 2002
Total revenues	Ps.	581,385	Ps.	(361,906)	Ps.	1,721,323
Income from operations		108,886		(91,146)		557,738
Interest income (expense)		6,326		—		76,950
Income tax expense		40,490		—		305,675
Total assets		26,456,602		(23,328,193)		23,704,334
Total liabilities		24,546		(72,920)		182,995
Capital expenditures		158,218		—		504,229
Buildings, building improvements, machinery and equipment		268,772		—		895,809
Other acquired rights		1,732		—		435,588
Depreciation and amortization for the year		59,425		—		494,164

18.    Revenue

        According to the General Law on Airports and its regulations, Company revenues are classified as airport, complementary and commercial services. Airport services generally include the use of airport runways, taxiways and parking areas for arriving and departing planes, use of passenger walkways, security services, hangars, and, in general, use of the space inside the terminal and other infrastructure by aircraft, passengers and cargo services. These services include rental of space that is vital for the operation of airlines and complementary service suppliers.

        Complementary services are mainly those established in the General Law on Airports and its regulations: ramps and handling services, catering, fuel supply, maintenance and repairs, and traffic and dispatch services.

        For presentation purposes, revenues from access fees charged to third party providers of complementary services are classified as airport services.

        A price regulation system establishes a maximum rate for airport services and complementary services for each airport for each year in a five-year period. The maximum rate is the maximum amount of revenues per "work load unit" that may be earned at an airport each year from regulated sources. Under this regulation, a work load unit is equivalent to one passenger (excluding transit passengers) or 100 kilograms (220 pounds) of cargo.

        During the years ended December 31, 2004, 2003 and 2002, the Company charged up to 98.2%, 99.7% and 99.9%, respectively, of the maximum rate.

        Commercial services include services that are not essential for the operation of an airport, such as lease of space to retailers, restaurants and banks. Below is a detail of the Company's revenues for the years ended December 31, 2004, 2003 and 2002, according to the General Law on Airports and its regulations:

	2004		2003		2002
Regulated revenues
Airport operating services to airlines:
Landing	Ps.	118,820	Ps.	132,334	Ps.	150,743
Charges for not canceling extended stay reservations		230		177		60
Parking on embarking/disembarking platform		88,039		123,677		151,897
Parking on extended stay or overnight platform		13,511		14,120		14,451
Passenger walkways and shuttle buses		21,443		23,488		24,147
Airport security charges		24,833		23,376		22,697
Airport real estate services to airlines:
Leasing of hangars to airlines		14,309		14,779		15,196
Leasing of shops, warehouses and stockrooms to airlines (operating)		3,607		3,849		4,142
Leasing of space and other terminal facilities to airlines within the terminal (operating)		23,039		19,058		15,138
Leasing of land and other surfaces to airlines outside the terminal (operating)		5,402		4,493		(11,294)
Leasing of check-in desks and other terminal space		12,361		11,479		12,195
Leasing of desks and other terminal space for ticket sale		5,974		5,900		5,871

Airport passenger services:
Domestic passenger charges	778,162	717,762	644,104
International passenger charges	642,584	485,102	417,104
Airport real estate services and rights of access to other operators	17,704	9,275	12,493
Complementary services:
Catering services	12,041	14,585	16,620
Other third-party ramp services rendered to airlines	7,847	9,376	14,637
Traffic and/or dispatch	11,582	15,521	11,137
Fuel supply or removal	3,565	2,752	2,889
Third-party airplane maintenance and repair	210	105	104

Total regulated revenues included in the maximum rate	1,805,263	1,631,208	1,524,331
Regulated revenues not included in the maximum rate:
Car parking charges	87,154	67,023	36,905
Recovery of cost over aeronautical services	9,127	8,710	6,580
Recovery of cost over non-aeronautical services	7,959	7,316	4,580

Total regulated revenues not included in the maximum rate	104,240	83,049	48,065

Total regulated revenues	1,909,503	1,714,257	1,572,396

Unregulated revenues:
Commercial concessions(1):
Retail operations	28,568	15,068	10,880
Food and beverages	26,940	22,116	14,250
Duty free	16,715	6,400	4,481
VIP lounges	2,066	370	592
Financial services	4,405	3,332	3,839
Communications and networks	8,514	7,300	5,901
Car rentals	32,737	27,652	25,902
Advertising	21,897	17,477	2,208
Time sharing	23,234	16,771	8,035
Leasing of space to airlines and other complementary service providers (non-operating)	51,785	34,607	13,303
Revenues from sharing of commercial activities (1):
Retail operations	2,499	946	532
Food and beverages	5,106	2,972	1,132
Duty free	12,227	10,159	10,434
Financial services	426	728	203
Communications and networks	291	657	561
Car rentals	3,418	1,134	230
Advertising	220	3,203	3,039
Time sharing	267	171	389
Others	1,924	1,495	1,991

Access fee for ground transportation	5,836	4,000	1,206
Non-airport access fees	24,783	21,695	32,296
Services rendered to ASA	96	1,697	3,018
Various commercial-related revenues	6,916	5,896	4,505

Total unregulated revenues	280,870	205,846	148,927

Total revenues	Ps.2,190,373	Ps.1,920,103	Ps.1,721,323

  (1)
  Unregulated revenues are earned based on the terms of the Company's operating lease agreements. Lease agreements are based on either a monthly rent (which generally increases each year based on the NCPI) or the higher of a monthly minimum guaranteed rent or a percentage of the lessee's monthly revenues. Monthly rent and minimum guaranteed rent earned on the Company's operating lease agreements are included under the caption "Commercial concessions" above. Revenues earned in excess of the minimum guaranteed rent are included in the "Revenues from sharing of commercial activities" caption above.

        Future minimum rentals are as follows:

Year	Amount
2005	Ps.271,455
2006	212,406
2007	158,391
2008	101,165
2009	75,783
Thereafter	28,772

Total	Ps.847,972

        Amounts include contracts denominated in both Mexican pesos and U.S. dollars. The U.S. dollar denominated future minimum rentals were translated to Mexican pesos using the noon buying rate of the Federal Reserve Bank of New York on September 30, 2005, at the rate of 10.7910 Mexican pesos to 1 U.S. dollar.

        Future minimum rentals do not include the contingent rentals that may be paid under certain commercial leases on the basis of a percentage of the lessee's monthly revenues in excess of the monthly minimum guaranteed rent. Contingent rentals for the years ended December 31, 2004, 2003 and 2002 are disclosed under the caption "Revenues from sharing of commercial activities" in the tabular detail of revenues above.

19. Cost of services

        Cost of services for the years ended December 31 is composed of the following:

	2004	2003	2002
Employee costs	Ps.266,934	Ps.257,733	Ps.254,166
Maintenance	101,386	94,550	98,409
Safety, security and insurance	84,040	76,385	68,785
Utilities	61,832	53,454	49,107
Other	95,702	79,440	57,019

	Ps.609,894	Ps.561,562	Ps.527,486

20. Depreciation and amortization

        Depreciation and amortization for the years ended December 31, are composed of the following:

	2004	2003	2002
Depreciation	Ps. 94,652	Ps. 74,780	Ps. 50,316
Amortization	460,013	444,224	443,848

	Ps.554,665	Ps.519,004	Ps.494,164

21.    New accounting principles not yet in effect

        In May 2004, the IMCP issued Bulletin B-7, Business Acquisitions (B-7), whose application is mandatory for financial statements of periods beginning on January 1, 2005, although early adoption is encouraged. B-7 provides updated rules for the accounting treatment of business acquisitions and investments in associated entities. It establishes, among other things; the adoption of the purchase method as the only accounting method for business combinations; it eliminates the amortization of goodwill, which is now subject to impairment rules; it establishes rules for the accounting treatment of asset transfers or share exchange among entities under common control as well as for the acquisition of minority interest based on the provisions of Bulletin B-8, Consolidated and Combined Financial Statements and Valuation of Permanent Investments in Shares. Management believes that the adoption of this new Bulletin as of January 1, 2005, will not have significant effects on the Company's consolidated financial position or results of operations.

        In April 2004, the IMCP issued Amendments to Bulletin C-2, Financial Instruments (C-2), whose application is mandatory for financial statements of periods beginning on January 1, 2005, although early adoption is encouraged. Revised C-2 establishes that any variances in the fair value of financial instruments classified as available for sale must be recognized in other comprehensive income and reclassified to current earnings upon sale of such instruments; revised C-2 includes the possibility of making transfers among some of the categories under which financial instruments are classified, provided that conditions and rules for their accounting recognition are met. It also extends the applicability of impairment rules to financial instruments available for sale and provides more precise rules for their recognition. The adoption of this revised C-2 will not have a significant effect on the Company's consolidated financial position or results of operations.

        In January 2004, the IMCP issued revised Bulletin D-3, Labor Obligations (D-3), which replaces the concept of unforeseen severance payments that are recognized in earnings of the period in which the payment decision is made, with that of "Severance payments at the end of the work relationship", defined as payments granted to employees when they conclude their labor relationship before reaching retirement age, for which the valuation and disclosure rules applicable to pension and seniority premium payments must be followed. Revised D-3, as it applies to severance payments, is mandatory as of January 1, 2005, but grants the option to immediately recognize in earnings the resulting transition asset or liability, or to amortize it over the average remaining labor life of employees. The Company has not fully assessed the effects of adopting this new rule.

22.    Differences between Mexican GAAP and U.S. GAAP

        The Company's consolidated financial statements are prepared in accordance with Mexican GAAP, which differ in certain significant respects from U.S. GAAP.

        The principal differences between Mexican GAAP and U.S. GAAP and the effects on the consolidated net income and consolidated stockholders' equity of the Company are presented below with an explanation of the adjustments.

		For the Year Ended December 31,
		2004		2003
Reconciliation of net income
Net income according to Mexican GAAP		Ps.	387,329	Ps.	311,300
U.S. GAAP adjustments
(i)	Amortization of the cost of airport concessions		355,866		345,551
(ii)	Amortization of assets under capital lease ("Rights to use airport facilities" under Mexican GAAP)		(24,901)		(24,901)
(iii)	Deferred fees for technical assistance services		(13,976)		(1,952)
(iv)	Recognition of the fair value of embedded derivative instruments		(39,063)		(10,000)
(v)	Preoperating costs		(13,843)		—

Total U.S. GAAP adjustments before the effect of deferred income taxes			264,083		308,698
(vi)	Deferred income taxes		(767,283)		(106,813)

Total U.S. GAAP adjustments			(503,200)		201,885

Net (loss) income according to U.S. GAAP		Ps.	(115,871)	Ps.	513,185

		At December 31,
		2004		2003
Reconciliation of stockholders' equity
Stockholders' equity according to Mexican GAAP		Ps.	23,666,160	Ps.	23,562,680
U.S. GAAP adjustments
(i)	Cost of airport concessions		(16,954,967)		(17,310,833)
(ii)	Amortization of assets under capital lease ("Rights to use airport facilities under Mexican GAAP")		(132,804)		(107,903)
(iv)	Recognition of the fair value of embedded derivative instruments		(44,889)		(5,828)
(v)	Preoperating costs		(13,843)		—
(vii)	Recoverable income taxes		(84,186)		(84,186)

Total U.S. GAAP adjustments before the effects of deferred income taxes			(17,230,689)		(17,508,750)

(vi)	Deferred income taxes		4,812,839		5,580,124
Total U.S. GAAP adjustments			(12,417,850)		(11,928,626)

Stockholders' equity according to U.S. GAAP		Ps.	11,248,310	Ps.	11,634,054

        A summary of the changes in consolidated stockholders' equity after giving effect to the aforementioned U.S. GAAP adjustments is as follows:

	Common Stock		Additional Paid-In Capital		Retained Earnings		Accumulated Comprehensive Income		Total Stockholders' Equity
Balance at January 1, 2003	Ps.	3,003,876	Ps.	14,128	Ps.	8,370,872	Ps.	—	Ps.	11,388,876
Net income		—		—		513,185		—		513,185
Deferred fees for technical assistance services		—		1,952		—		—		1,952
Dividends (Ps.0.481 per basic share)		—		—		(269,959)		—		(269,959)

Balance at December 31, 2003		3,003,876		16,080		8,614,098		—		11,634,054
Net loss		—		—		(115,871)		—		(115,871)
Deferred fees for technical assistance services		—		13,976		—		—		13,976
Dividends (Ps.0.506 per basic share)		—		—		(283,849)		—		(283,849)

Balance at December 31, 2004	Ps.	3,003,876	Ps.	30,056	Ps.	8,214,378	Ps.	—	Ps.	11,248,310

        Condensed balance sheets and statements of operations including the aforementioned U.S. GAAP adjustments, as of and for the years ended December 31, 2004 and 2003, are as follows:

	At December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	Ps.946,857	Ps.871,068
Other current assets	733,462	767,700

Total current assets	1,680,319	1,638,768

Buildings, building improvements, machinery and equipment—net	1,323,229	1,125,672
Assets under capital lease—net ("Rights to use airport facilities" under Mexican GAAP)	2,272,713	2,387,238
Deferred income taxes	5,331,818	6,117,423
Other assets	856,965	478,777

Total assets	Ps.11,465,044	Ps.11,747,878

Liabilities and stockholders' equity:
Current liabilities	Ps.186,173	Ps.101,989
Total liabilities	216,734	113,824

Common stock	3,003,876	3,003,876
Additional paid-in capital	30,056	16,080
Retained earnings	8,214,378	8,614,098

Total stockholders' equity	11,248,310	11,634,054

Total liabilities and stockholders' equity	Ps.11,465,044	Ps.11,747,878

	For the Year Ended at December 31,
	2004	2003
Net revenues	Ps.2,186,496	Ps.1,910,103
Cost of services	624,481	562,089
Technical assistance fees	89,513	66,474
Government concession fees	108,788	95,245
Depreciation and amortization	223,700	198,354

Total cost of services	1,046,482	922,162

Income from operations	1,140,014	987,941
Net comprehensive financing (expense) income	(13,124)	23,314
Other expense—net	(2,372)	(10)
Income tax expense	(1,240,389)	(498,060)

Net (loss) income	Ps.(115,871)	Ps.513,185

	2004	2003
Weighted average number of common shares outstanding	556,792,500	556,792,500
Weighted average number of common shares and common share equivalents	556,792,500	561,000,000
Basic (loss) earnings per share (Mexican pesos)	Ps.(0.2081)	Ps.0.9217
Diluted (loss) earnings per share (Mexican pesos)	Ps.(0.2081)	Ps.0.9148

(i) Airport concessions

        Under Mexican GAAP, the cost of the concessions to operate the airports and the related facilities was allocated to two intangible assets: "right to use airport facilities" and "airport concessions." "Airport concessions" represents the residual value after the allocation of cost to the "rights to use airport facilities." The cost allocated to the "rights to use airport facilities" was determined based on the Mexican GAAP inflation adjusted cost of the related fixed assets recorded in the accounts of ASA as of October 31, 1998. The remainder was allocated to airport concessions. The total value of the granted concession was determined by reference to the sale proceeds of the equity sold to AMP in August 1999. The consideration for the concessions to operate the facilities was provided by the issuance of the common stock of the Company.

        The acquisition of the airport concessions and rights to use airport facilities was a transaction between entities under common control of the Mexican government and did not involve cash consideration. U.S. GAAP requires that when assets are transferred between entities under common control, the receiving entity is required to initially recognize the assets at the carrying amount of the transferring entity on the date of transfer. As there was no historical value recorded for the airport concessions between the SCT and ASA, there is no value assigned to the airport concessions for purposes of U.S. GAAP.

(ii) Amortization of assets under capital lease (treated as intangible "rights to use airport facilities" under Mexican GAAP)

        As discussed above, according to Mexican GAAP, the cost of the concessions to operate the airport and the related facilities was allocated to two intangible assets: "rights to use airport facilities" and "airport concessions". For purposes of U.S. GAAP, in accordance with Emerging Issues Task Force Abstract (EITF) 01-8, Determining Whether an Arrangement Contains a Lease, Statement of Financial Accounting Standards (SFAS) No. 13, Accounting for Leases (SFAS No. 13) and Financial Accounting Standards Board Interpretation (FIN) No. 23, Leases of Certain Property Owned by a Governmental Unit or Authority, the rights to use airport facilities meets the criteria related to a capital lease. As the lease is between governmental entities under common control, the related fixed assets must be recorded at the carrying amount of the transferring entity. Additionally, payments for the rights to use airport facilities are based on five percent of annual gross revenues. In accordance with SFAS No. 13, such payments, which depend on a factor directly related to future sales, are considered contingent rentals and are excluded from minimum lease payments in their entirety. Accordingly, no capital lease obligation is recognized for purposes of U.S. GAAP, and the corresponding credit related to the recognition of the assets under capital lease was recorded directly in stockholders' equity.

        The assets under capital lease include both land and buildings. SFAS No. 13 requires that when a capital lease includes both land and buildings, the fair value of the land must be compared to the fair value of the entire amount of assets under lease in order to determine the appropriate accounting treatment of the land. If the fair value of the land is less than 25% of the fair value of all the assets under lease, the historical cost of the land should be recorded as a single unit with the building and the unit should be amortized over the economic life of the building. Otherwise, the land should be treated as an operating lease. Accordingly, the Company obtained an independent appraisal of all fixed assets included under the capital lease as of the date of the concession and determined that the fair value of the land fell below the 25% threshold.

        Amortization of the land under Mexican GAAP, included within the intangible asset rights to use airport facilities, is over a period of 50 years while buildings are amortized over a period of 25 years. Thus, for purposes of the U.S. GAAP reconciliation, the Company increased the amortization of the land by two percent so that the building and land are amortized as a single unit in accordance with SFAS No. 13.

(iii) Deferred fees for technical assistance services

        As disclosed in Note 1 to the consolidated Mexican GAAP financial statements, on August 25, 1999, the Company and AMP entered into an agreement (the "Stock Option Agreement") whereby the Company granted to AMP the right to acquire an additional five percent of the Company's outstanding Series "B" common stock, provided that AMP has complied with its obligations under the technical assistance agreement. The option is exercisable in three tranches of two percent, two percent and one percent, each tranche exercisable during a two-year period beginning August 25, 2002, August 25, 2003 and August 25, 2004, respectively. The first tranche was not exercised and expired on August 25, 2004.

        Mexican GAAP does not require the recognition of stock based compensation costs.

        SFAS No. 123, Accounting for Stock Based Compensation, requires that all transactions in which equity instruments are issued to other than employees in conjunction with the selling of goods or services are to be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

        Further, EITF 96-18, Accounting for Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (EITF 96-18), provides guidance to establish a measurement date for awards issued to other than employees. As the Company does not believe that AMP has sufficiently large disincentives for nonperformance, and thereby does not have a performance commitment as defined by EITF 96-18, it has established the measurement date as the date performance by AMP is complete, and consequently recognizes the related cost of the award using variable accounting, as illustrated in FIN No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

        Under variable accounting, the Company recognized expense and a corresponding addition to additional paid-in capital of Ps. 1,875 for the year ended December 31, 2004 and a recovery of previously recognized expense of Ps. 2,564 for the year ended December 31, 2003. The calculation of the cost related to the award was based on an initial estimated fair value of the option of $23,179 on August 25, 1999, inception of the award, which subsequently fell to $217 at August 25, 2004. The fair values of the award at each balance sheet date are based on an independent appraisal, determined using the Monte Carlo model, applying the following assumptions: dividend yields ranging from 1.20% to 2.24%, estimated volatility ranging from 30% to 41%, risk free rates of return ranging from 6.48% to 29.77% and an expected life of three to five years.

        Additional information related to the options outstanding for the years ended December 31, is as follows:

	2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at January 1,	28,050,000	$3.728	28,050,000	$3.591
Expired	(11,220,000)	3.809	—	—

Outstanding at December 31,	16,830,000	$3.873	28,050,000	$3.728

        The number of shares exercisable at December 31, 2004 and 2003 were 16,830,000 and 22,440,000, respectively, at a weighted-average exercise price of $3.873 and $3.728, respectively. As of December 31, 2004, and 2003, the weighted-average remaining contractual life of the outstanding option was 1.00 and 1.47 years, respectively.

        In addition to the stock option, AMP also holds forfeitable shares of GAP common stock in a trust. Upon AMP's initial acquisition in 1999 of 15% of GAP's common stock, which represented 100% of the Series "BB" shares of GAP, and pursuant to the terms of the participation agreement between GAP and AMP, AMP signed a trust agreement with Banco Nacional de Comercio Exterior, S.N.C. and assigned to the trustee, all of the Series "BB" shares it acquired. In the trust agreement, GAP was named as secondary beneficiary only in the instance in which AMP does not comply with the terms of the technical assistance agreement, in which case 5% of the Series "BB" shares would be forfeited and sold, with the proceeds of the sale to be provided to GAP as liquidated damages and penalties. AMP may gradually sell the shares in increments over the 15-year term of its initial participation contract.

        Based on the fact that the five percent of AMP's initial investment held in the trust is forfeitable, subject to compliance with the technical assistance agreement, the Company considers those shares to be compensatory and has recorded the fair value of these compensatory shares in a manner consistent with the stock option, applying variable accounting, resulting in a related expense and corresponding addition to additional paid-in capital of Ps. 12,101 and Ps. 4,516 for the years ended December 31, 2004 and 2003, respectively. Such amount is included net with the cost of the stock option in the U.S. GAAP reconciliation.

(iv) Recognition of the fair value of embedded derivative instruments

        As part of its ongoing operations, the Company enters into operating lease agreements to lease commercial space in its airport terminals. Certain leases are priced in U.S. dollars while the functional currency of both the Company and the tenants to whom commercial airport terminal space is leased is the Mexican peso.

        The U.S. dollar foreign currency component of these contracts meet the criteria under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (SFAS No. 133) as embedded derivatives. The Company has determined that i) the embedded derivatives are not clearly and closely related to the economic characteristics and risks of the host contracts (lease agreements) and ii) separate, stand-alone instruments with the same terms as the embedded derivative instruments would otherwise qualify as a derivative instruments, thereby requiring separation from the lease agreements and recognition at fair value. Such instruments do not qualify for hedge accounting under SFAS No. 133 and are thereby considered non-hedging derivatives. Accordingly, the embedded derivative should be recorded at fair value in the balance sheet, with changes in such fair value each year recorded to revenues, classified according to nature of the item to which the embedded derivative instrument is related.

        As discussed in Note 3 to the Mexican GAAP financial statements, the Company early adopted the provisions of Mexican GAAP Bulletin C-10 and thus recognized the fair value of embedded derivative instruments during the year ended December 31, 2004. The early adoption was recorded as an asset during 2004, with the related charge as a cumulative effect of change in accounting principle (net of income tax and employee statutory profit sharing). Additionally, a loss to net comprehensive financing income for the year ended December 31, 2004 was recognized for the difference between the cumulative adjustment recorded at January 1, 2004 and the fair value of the embedded derivatives at December 31, 2004.

        Although the Company adopted C-10 for Mexican GAAP purposes, a difference still arises between the accepted valuation methodologies of the embedded derivatives under U.S. GAAP and Mexican GAAP. The accepted valuation methodology under U.S. GAAP requires that at the inception of the contract, such embedded derivatives be "at-the-market" and thus, have a fair value being equal to zero. At each subsequent reporting date, the embedded derivatives are marked-to-market based on the difference between the forward curve rates on the monthly payments at the reporting date versus the forward curve rates on the monthly payments at the date of inception of the lease contract. Under Mexican GAAP, the embedded derivatives are valued from inception of the contract and at each reporting date based on the forward curve rates on the monthly payments at the reporting date versus the spot rate at the reporting date, applied to the future rentals receivable. This method effectively recognizes the present value of the changes in the exchange rates on the future rentals receivable.

        Accordingly, the following adjustments are included in the reconciliation to U.S. GAAP:

  •
  At January 1, 2003 and December 31, 2003, the Company recorded the fair value of the embedded derivative instruments as an asset of Ps. 4,172 and as a liability of Ps. 5,828, respectively, (Ps. 5,842 classified as a non-current liability and Ps. 14 classified as a current asset), with a corresponding debit to revenues of Ps. 10,000 for the year ended December 31, 2003, representing the change in the fair value of the embedded derivative instrument.

  •
  For the year ended December 31, 2004, the Company reversed the cumulative effect of change in accounting principle recorded for Mexican GAAP purposes. Under Mexican GAAP, an embedded derivative asset is generated compared to an embedded derivative liability under U.S. GAAP, based on the differences in the valuation methodologies. Accordingly, the Company recorded the difference between the value of the embedded derivatives in the balance sheet under U.S. GAAP and Mexican GAAP as well as the difference between related change in the fair value of the embedded derivatives in the statement of income.

  •
  Lastly, the change in the fair value of the embedded derivatives under U.S. GAAP is classified as revenues, based on the nature of the item to which the embedded derivative instrument is related, while under Mexican GAAP, such amount is included in comprehensive financing income (expense).

        A reconciliation of the adjustments made to net income for the recognition of the fair value of embedded derivatives is as follows:

	For the Year Ended December 31,
	2004		2003
Amount recorded to net income under Mexican GAAP	Ps.	35,186	Ps.	—
Reversal of cumulative effect of change in accounting Principle		(35,186)		—
Effect for change in fair value of embedded derivatives		(3,877)		(10,000)

Total U.S. GAAP adjustments to net income		(39,063)		(10,000)

Amount recorded to net income under U.S. GAAP	Ps.	(3,877)	Ps.	(10,000)

(v) Preoperating costs

        In 2002, the Company established a new subsidiary, Pacifico Cargo, S.A. de C.V. (Pacifico Cargo), which will provide cargo and storage services at certain courier and freight companies at the Guadalajara airport. Accordingly, the subsidiary has incurred various costs, including salaries, feasibility and marketing studies, insurance and various legal costs related to the opening the facility as well as internally developed intangible assets inherent in establishing and continuing the operations of the subsidiary. At December 31, 2004, Pacifico Cargo is still in its preoperating period.

        The preoperating expenses related to this subsidiary have been capitalized for Mexican GAAP purposes, in accordance with bulletin C-8, which permits the capitalization of certain project development costs that fulfill the criteria established for recognition as assets. The capitalized costs will be amortized when the subsidiary starts operations and begins to generate revenue.

        As these costs are one-time activities related to the opening of the subsidiary, for purposes of U.S. GAAP, they are considered to be start-up costs, which are expensed in accordance with Statement of

Position 98-5, Reporting on the Costs of Start-Up Activities. Additionally, SFAS No. 142, Goodwill and Other Intangible Assets, (SFAS No. 142) requires that any internally developed intangible assets inherent to the continuity of a business enterprise be recognized as an expense when incurred. Accordingly, for purposes of U.S. GAAP, these costs have been charged directly to results.

(vi) Deferred income taxes

        Under Mexican GAAP, the Company recognizes income taxes based on Bulletin D-4, Accounting for Income Taxes, Asset Taxes and Employee Statutory Profit Sharing, which requires the application of a methodology similar to SFAS No. 109, Accounting for Income Taxes (SFAS No. 109).

        The deferred tax adjustments required to reconcile net income and stockholders' equity under Mexican GAAP to U.S. GAAP as of and for the years ended December 31, 2004 and 2003 result from the differences in accounting for the cost of airport concessions, amortization of the rights to use airport facilities and recognition of the fair value of embedded derivative instruments, as explained in previous paragraphs.

        For U.S. GAAP purposes, there is no accounting basis for the airport concessions. However, a tax basis exists for Mexican statutory tax purposes, which results in an increase to the long-term deferred tax asset related to concessions. Additionally, because of the difference in the amortization rates of land for purposes of U.S. GAAP and Mexican GAAP, a different book basis exists under each set of accounting principles, thereby decreasing the long-term deferred tax asset recorded for Mexican GAAP purposes. The net effect was an increase to the deferred tax asset of Ps. 4,796,378 and Ps. 5,578,258 as of December 31, 2004 and 2003 and a related charge to net income of Ps. 781,880 and Ps. 110,017 for the years then ended.

        There is no tax basis for embedded derivatives for Mexican statutory purposes. Accordingly, as there was an embedded derivative liability recorded for U.S. GAAP financial reporting purposes during 2003, the related deferred tax asset was recorded in the U.S. GAAP reconciliation. During 2004, as the Company early adopted C-10, a deferred tax liability resulted from the recognition of the embedded derivative asset for Mexican GAAP purposes. Accordingly, the U.S. GAAP reconciliation includes an amount to adjust such deferred tax liability to a deferred tax asset that results when recognizing the embedded derivative liability for U.S. GAAP purposes.

        Under both Mexican GAAP and U.S. GAAP, the change in the deferred tax asset resulting from the effects of accounting for inflation is recorded as a component of income tax expense.

        A reconciliation of the net deferred income tax asset from Mexican GAAP to U.S. GAAP and the composition of the net deferred income tax asset under U.S. GAAP at December 31, are as follows:

	2004	2003
Reconciliation of deferred income tax asset:
Net deferred income tax asset under Mexican GAAP	Ps. 647,012	Ps. 677,270
Effect of cost of airport concessions	4,759,101	5,543,703
Effect of amortization of assets under capital lease ("rights to use airport facilities" under Mexican GAAP)	37,277	34,555
Effect of preoperating costs	3,886	—
Effect of embedded derivatives	12,574	1,866

Total U.S. GAAP adjustments to net deferred income tax asset	4,812,838	5,580,124

Net deferred income tax asset under U.S. GAAP	Ps. 5,459,850	Ps. 6,257,394

Composition of net deferred income tax asset:
Current assets (liabilities):
Airport concessions	Ps. 127,939	Ps. 139,975
Embedded derivative instruments	93	(4)

Total current assets—net	Ps. 128,032	Ps 139,971

Non-current assets (liabilities):
Airport concessions and assets under capital lease ("rights to use airport facilities" under Mexican GAAP)	Ps. 5,138,897	Ps. 5,972,251
Embedded derivative instruments	2,629	1,870
Tax loss carryforwards	13,881	10,939
Recoverable tax on assets	567,842	415,393
Trade accounts receivable	9,337	—
Preoperating costs	3,886	—
Valuation allowance for recoverable asset tax paid	(390,773)	(272,091)
Valuation allowance for tax loss carryforwards	(13,881)	(10,939)

Total non-current assets—net	Ps. 5,331,818	Ps. 6,117,423

Total net deferred income tax asset	Ps. 5,459,850	Ps. 6,257,394

        A reconciliation of the Mexican statutory tax rate to the Company's effective tax rate under U.S. GAAP is as follows:

	For the Year Ended December 31,
	2004	2003
Statutory rate	33%	34%
Effect of permanent differences	1%	(1)%
Effects of inflation	2%	—
Effects of ASA services	—	2%
Effect of change in statutory rate on deferred income taxes	64%	—
Valuation allowance for recoverable IMPAC paid	10%	14%

Effective rate	110%	49%

        As set forth in the table above, the primary reason for the increase in the effective rate from 49% in 2003 to 109% in 2004 is the effect of the change in the statutory rate, as mandated by the Mexican tax authority, on the net deferred income tax asset under U.S. GAAP. As described above, a significantly larger net deferred income tax asset results under U.S. GAAP mainly due to airport concessions, based on the difference between the value for Mexican tax purposes and an accounting value of zero, multiplied by the statutory tax rates in effect at each year.

        In accordance with U.S. GAAP, as well as Mexican GAAP, companies must record the effect of a change in the statutory tax rate on the date such change is enacted. As the change in the Mexican tax rates from 33% in 2004 to 28% in 2007 was enacted December 2004, the effect of the decrease in the statutory rate on the entire deferred income tax asset is fully recognized in 2004. Accordingly, this decrease in the statutory rate results in a 64% increase in the effective tax rate due to the significant net deferred income tax asset that results from the accounting treatment of the airport concessions for U.S. GAAP purposes.

(vii) Recoverable income taxes

        As discussed in Note 14 to the consolidated Mexican GAAP financial statements, in 2002 the Company paid dividends, which generated Ps. 84,186 of income tax that was paid by the Company in 2002. As of December 31, 2002, the Company recorded a deferred tax asset for the income taxes paid, as the amount can be used to offset future income tax payable.

        Additionally, based on the advice of its legal counsel, the Company was also entitled to a refund of such amount, which, under Mexican GAAP, was recorded as a recoverable income tax asset with a corresponding credit to income tax expense for the year ended December 31, 2002.

        Under U.S. GAAP, the recoverable income tax asset is considered a gain contingency. As realization is not assured beyond a reasonable doubt, recognition as an asset under U.S. GAAP is prohibited. Accordingly, for the year ended December 31, 2002, the recognition of the deferred tax asset of Ps. 84,186 is eliminated, resulting in a reconciling item in the reconciliation of stockholders' equity as of December 31, 2004 and 2003.

(viii) Employee statutory profit sharing

        Under Mexican GAAP, employee statutory profit sharing expense is reported along with the Company's income tax expense. Additionally, deferred employee statutory profit sharing is only recognized when it can be reasonably assumed a liability or benefit will be generated and that circumstances will not change in such a way that the liability will not be paid.

        Under U.S. GAAP, employee statutory profit sharing is recorded as a component of operating cost. Accordingly, this difference, which does not affect net income (loss) for U.S. GAAP purposes, would decrease income tax expense and increase operating costs by Ps. 744 and Ps. 527 for the years ended December 31, 2004 and 2003, respectively.

        Additionally, U.S. GAAP requires that deferred employee statutory profit sharing be calculated using a balance sheet methodology, similar to that of SFAS No. 109, the resulting liability determined as the difference between the assets and liabilities in the consolidated financial statements and the assets and liabilities determined in accordance with the Mexican law related to employee profit sharing. The Company has not recorded a liability related to deferred employee statutory profit sharing as the amount is not considered significant.

Additional disclosure requirements

        (a) Cash and cash equivalents:    The Company has invested in bonds and other marketable securities which have original maturities greater than 90 days, but which are bought and held with the intent to sell in the near term. Under Mexican GAAP, temporary investments and marketable securities expected to be held less than one year are considered to be cash equivalents in the consolidated Mexican GAAP financial statements.

        Under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115), temporary investments and marketable securities with original maturities greater than 90 days are considered to be investments classified as either held-to-maturity, available-for-sale or trading, included in current or long-term assets as appropriate. As the securities held by the Company are purchased principally for the purpose of selling them in the near term, they are classified as trading securities in accordance with SFAS No. 115 and are included in current assets. Accordingly, investments of Ps. 242,084 and Ps. 157,448 are classified as other current assets, separate from cash and cash equivalents, in the U.S. GAAP condensed balance sheet and in the cash flow statement, at December 31, 2004 and 2003, respectively.

        (b) Employee retirement obligations:    Under Mexican GAAP, the Company recognizes liabilities for seniority premiums using actuarial computations in accordance with Bulletin D3, Labor Obligations, which is substantially the same treatment as SFAS No. 87, Employers' Accounting for Pensions (SFAS No. 87), followed for U.S. GAAP purposes. However, SFAS No. 132(R), Employers' Disclosures about Pensions and Other Postretirement Benefits (SFAS 132(R)), of U.S. GAAP requires enhanced disclosures concerning the assets, obligations, cash flows, and net periodic benefit (cost) of defined benefit pension plans. Net periodic service costs for the years ended December 31, 2004 and 2003 were Ps. 1,828 and Ps. 1,536, respectively. Other disclosures required by SFAS No. 132(R) are not considered material.

        (c) Fair value of financial instruments:    SFAS No. 107, Disclosures About Fair Value of Financial Instruments requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. Financial instruments include such items as cash and cash equivalents, marketable securities (reclassified to other current assets for purposes of U.S. GAAP), accounts receivable, accounts payable and embedded derivative instruments.

        The estimated fair value amounts as discussed below have been determined by the Company using available market information or other appropriate valuation methodologies that require considerable judgment in developing and interpreting the estimates of fair value. Accordingly, the estimates discussed herein and presented within the financial statements are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

        The carrying amounts of the Company's cash and cash equivalents, accounts receivable and accounts payable approximate fair value because they have relatively short-term maturities and bear interest at rates tied to market indicators, as appropriate.

        The Company's short-term investments (as reclassified to other current assets under U.S. GAAP) consist of bonds. The fair value of these instruments was determined using quoted market prices.

        The fair value of the Company's embedded derivative instruments was determined based on the mark-to-market value.

        (d) Comprehensive income:    SFAS No. 130, Reporting Comprehensive Income requires companies to report, in addition to net income, all other changes in their equity during a period resulting from transactions and other events and circumstances from nonowner sources, including all changes in equity during a period except those from investments by owners and distributions to owners. As the Company did not generate changes in equity from nonowner sources, the Company's comprehensive income for the years ended December 31, 2004 and 2003 includes solely the net income of those respective years.

        (e) Earnings per share according to U.S. GAAP:    In accordance with SFAS No. 128, Earnings Per Share (SFAS No. 128), basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding. The computation of diluted earnings per share is adjusted to include any potential common shares. Potential common shares include the Company's stock option as well as forfeitable five percent of AMP's shares held in the trust. All weighted average number of common shares outstanding and potential common shares include the effects of the one for 28.55583444 reverse stock split (see Note 23.k).

        Diluted earnings per share for the year ended December 31, 2003 includes 4,207,500 equivalent shares from the forfeitable shares, which are considered to be contingently issuable under SFAS No. 128, and thereby are included in the calculation of diluted EPS until such time as the contingency is resolved.

        The option to purchase 16,830,000 and 22,440,000 shares of common stock as of December 31, 2004 and 2003, respectively, at a price of $3.873 and $3.728, respectively, were not included in the computation of diluted EPS for the years ended December 31, 2004 and 2003 because the effect of such option would be anti-dilutive. Additionally, forfeitable shares of 4,207,500, considered to be contingently issuable shares under SFAS No. 128 were also not included in the computation of diluted EPS for the year ended December 31, 2004, as the effect of these contingently issuable shares would be anti-dilutive, due to the net loss incurred by the Company for that year.

        The computation and reconciliation of basic and diluted earnings per share for the years ended December 31, prepared in accordance with U.S. GAAP are as follows:

	2004		2003
Numerator
Net (loss) income under U.S. GAAP	Ps.	(115,871)	Ps.	513,185

Denominator (share amounts)
Weighted average number of common shares outstanding		556,792,500		556,792,500
Dilutive effects of stock option		—		—
Dilutive effects of forfeitable shares		—		4,207,500

Total potential dilutive shares		556,792,500		561,000,000

Basic (loss) earnings per share	Ps.	(0.2081)	Ps.	0.9217

Diluted (loss) earnings per share	Ps.	(0.2081)	Ps.	0.9148

        (f) Supplemental cash flow information:    Under Mexican GAAP, the Company presents a consolidated statement of changes in financial position in accordance with Bulletin B-12, Statement of Changes in Financial Position, which identifies the generation and application of resources as the differences between beginning and ending financial statement balances in constant Mexican pesos.

        For U.S. GAAP purposes, the Company has provided a statement of cash flows in accordance with SFAS No. 95, Statement of Cash Flows, which presents only cash movements, excluding the effects of inflation, and requires that additional information related to non-cash investing and financing transactions and other events be provided separately. Presented below are statements of cash flows of the Company in accordance with U.S. GAAP for the years ended December 31:

	2004		2003
Operating activities:
Net income (loss) under U.S. GAAP	Ps.	(115,871)	Ps.	513,185
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization		223,700		198,354
Provision for seniority premiums		1,828		(1,536)
Deferred fees for technical assistance services		13,976		1,952
Embedded derivatives		3,877		10,000
Deferred income taxes		949,991		271,748
Changes in operating assets and liabilities:
Trade accounts receivable		60,099		(226,497)
Short-term marketable securities		(94,813)		(160,776)
Recoverable taxes and other current assets		25,800		11,258
Recoverable tax on assets		(177,452)		(215,125)
Recoverable income taxes		22,853		52,122
Government concession fees		3,145		4,928
Accounts payable and other		42,157		(73,215)
Due to Aeropuertos Mexicanos del Pacifico, S.A. de C.V., related party		11,288		3,402
Income tax, asset tax and employee statutory profit sharing payable		36,566		(7,855)
Deposits received		13,942		3,295
Loss from monetary position		80,510		57,547

Net cash provided by operating activities		1,101,596		442,787
Cash flows used in investing activities:
Buildings improvements, machinery and equipment		(292,209)		(304,501)
Other acquired rights		(417,293)		—
Others assets		834		(8,853)

Net cash used in investing activities		(708,668)		(313,354)
Cash flows used in financing activities—
Dividend payments		(283,849)		(269,959)

Effect of inflation accounting		(33,290)		(28,716)
Increase (decrease) in cash and cash equivalents		75,789		(169,242)
Cash and cash equivalents at beginning of period		871,068		1,040,310

Cash and cash equivalents at end of period	Ps.	946,857	Ps.	871,068

Supplemental cash disclosures:
Cash paid for income tax and asset tax	Ps.	442,848	Ps.	428,836

  (g)    Valuation and qualifying accounts:

Description	Balance at beginning of year		Additions charged to costs and expenses		Inflation effects		Deductions		Balance at end of year
Allowance for doubtful accounts
2004	Ps.	15,003	Ps.	25,915	Ps.	—	Ps.	3,244	Ps.	37,674
2003		13,037		1,869		97		—		15,003
2002		13,050		—		(1)		12		13,037

Recently issued accounting standards (U.S. GAAP)

        In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004), Share-Based Payments or SFAS No. 123R. This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees to stock compensation awards issued to employees. Rather, SFAS No. 123R requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award—the requisite service period (usually the vesting period). SFAS No. 123R applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. SFAS No. 123R will be effective for our fiscal year ending December 31, 2006. The Company does not believe the effect of the future adoption of SFAS No. 123R will have a material impact on its financial position, results of operations or cash flows.

        In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets—an amendment of APB Opinion No. 29 or SFAS No. 153, which amends APB Opinion No. 29, Accounting for Nonmonetary Transactions to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring after January 1, 2006. The Company does not anticipate that the adoption of this statement will have a material effect on its financial position, results of operations or cash flows.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities (FIN 46). In December 2003, FIN 46 was replaced by FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46(R)). FIN 46R clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46(R) requires an enterprise to consolidate a variable interest entity if that enterprise will absorb a majority of the entity's expected losses, is entitled to receive a majority of the entity's expected residual returns, or both. For the purpose of analyzing investments in potential variable interest entities formed after January 31, 2003, the Company has applied the provision of FIN 46 and FIN 46(R) as of January 1, 2004. For the purpose of analyzing potential variable interests in variable interest entities previously defined as Special Purpose Entities (SPE's) created before February 1, 2003, the Company has applied the provision of FIN 46 and FIN 46(R) for the period beginning January 1, 2004. The Company has also applied the provisions of FIN 46 and FIN 46(R) in determining whether the Company holds potential interests in variable interest entities not previously defined as SPE's for the period ending December 31, 2004. The adoption of FIN 46(R) did not have a material impact on the Company's consolidated financial position, results of operations or cash flows.

        On January 1, 2004, the Company adopted SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and requires that certain financial instruments be classified as liabilities that were previously considered equity. The provisions of SFAS No. 150 were effective for financial instruments entered into or modified after May 31, 2003. For pre-existing instruments, the Company adopted SFAS No. 150 on January 1, 2004. The adoption of SFAS No. 150 did not have a material impact on the Company's financial position, results of operations or cash flows.

23. Subsequent events

        a.     In an Ordinary General Stockholders' Meeting held on April 15, 2005, the stockholders declared cash dividends in the amount of Ps. 590,000, which were paid on May 4, 2005.

        b.     In an Extraordinary General Stockholders' Meeting held on April 15, 2005, the stockholders approved the conversion of 510,000,000 shares of fixed capital stock into equal shares of variable capital stock.

        c.     In an Ordinary General Stockholders' Meeting held on April 27, 2005, the stockholders declared cash dividends in the amount of Ps. 440,000, which were paid on June 3, 2005.

        d.     On June 8, 2005, the Tijuana airport received a second municipal real estate tax claim of Ps. 146,442, similar to municipal claims previously received by this and other airports, as described in Note 16 above. On September 22, 2005, the municipal authorities ordered the temporary encumbrance of certain of the Tijuana airport's assets totaling Ps. 104,763, because the Tijuana airport did not post a bond with the court as provisional security in connection with this claim. Although the encumbered assets have not affected the operation of the airport, the Company intends to deposit a bond of Ps. 141,770 with the court in place of such encumbered assets, corresponding to an amount agreed to by the municipal authorities, given that the amount of the encumbered assets differed from the original real estate tax claim. The Company anticipates that upon its payment of such bond, the encumbrances will be lifted unconditionally.

        e.     As discussed in Note 14.a, certain airports have been in litigation regarding petitions for the refund of recoverable income tax paid on dividends. In relation to the new petitions filed in December 2003 by the La Paz and Mexicali airports, the Mexican Treasury Department had not responded within the applicable statute of limitations. Accordingly, in 2005, these airports assumed a negative response and filed a judicial annulment.

        The annual tax returns for the airports requesting this refund include a disclosure of the requested refund. However, in the case of the Tijuana airport, in May 2005, the Mexican Treasury Department issued a fine on the grounds that they considered the inclusion of this requested refund in the annual tax return to be inappropriate. In an effort to avoid additional interest, should they fight the fine and ultimately lose the case, the Tijuana airport paid the fine. Additionally, as a result of paying the fine at the time it was assessed, the fine was reduced by a 20% discount over the amount of the requested refund. As such, the airport paid Ps. 11,446. However, based on the opinion of the Company's legal counsel, this fine will be recoverable as it has no legal basis.

        In the case of the new petition filed by the Aguascalientes airport in December 2003, the Mexican Treasury Department responded indicating they would not make a determination related to the criteria, citing the need for additional documentation. Subsequently, this airport obtained a judicial annulment, as the request for additional documentation by the Mexican Treasury Department was outside the statute of limitations. This annulment was approved by the court and obligated the Mexican Treasury Department to submit a response relating to the criteria and refund the taxes paid with respect to this airport. In November 2005, this airport received a refund from the Mexican Treasury Department of Ps. 5,307 (Ps. 4,826 historical pesos). However, the Mexican Treasury Department did not send a formal response indicating that they accepted the criteria originally submitted by the Aguascalientes airport. Accordingly, the airport has filed a complaint requesting the Mexican Treasury Department's confirmation of the criteria.

        f.      In 2003, the Company filed a request with the tax authorities regarding the confirmation of the criteria that the Company can use to calculate the base of asset tax. The Company is requesting that such calculation, based on the interpretations of tax law as published by the Mexican Treasury Department, should only take into account the amount effectively paid by AMP for the shares of the Company that was reflected in the assets in each concession acquired through the bidding process. On April 23, 2004, the Mexican Treasury Department refused to confirm the criteria requested by the Company. The Company subsequently initiated a judicial annulment proceeding. On September 2, 2005, the court ruled that the Mexican Treasury Department must either confirm the criteria or grant other tax benefits to the Company. If the Mexican Treasury Department confirms the criteria, the Company will be entitled to a recovery, whether it be a refund or credit, of almost all of the asset tax previously paid. As a consequence, the Company's effective tax rate in the future will also be reduced.

        g.     As discussed in Note 16.e, the Company is party to a claim filed by Remaconst, concerning a contract to operate shuttle busses at the Guadalajara airport. In relation to this claim, in September 2005, the trial court ruled in favor of the Company and rejected Remaconst's claim. Remaconst appealed the decision of the trial court, which was decided in the Company's favor in January 2006. Remaconst may initiate proceedings in federal court for final review of the trial and appellate decisions, which were state court decisions. Although the Company believes it is unlikely, if Remaconst were to receivable a favorable ruling against the Company, the Company believes its maximum exposure would not exceed approximately Ps. 110 million.

        h.     With respect to the request by the Company to consider the deductibility for tax purposes of fees paid to ASA for services provided to the Company as described in Note 13, during 2005, the Company received a favorable ruling with respect to the claim of Aguascalientes airport, but received an unfavorable ruling on the claims with respect to the Bajio, Guadalajara, Tijuana, Puerto Vallarta and

San Jose del Cabo airports. Although no assurance can be provided, the Company and its leagal counsel believe that the matter is likely to be resolved in the Company's favor on appeal.

        i.      The users of airports, principally airlines, have been subject to increased costs following the September 11 events. Airlines have been required to adopt additional security measures and may be required to comply with more rigorous security guidelines in the future. Because a substantial majority of our international flights involve travel to the U.S., we may be required to comply with security directives of the U.S. Federal Aviation Authority, in addition to the directives of Mexican aviation authorities. The Mexican government, being part of the International Civil Aviation Organization (OACI), indirectly accepted a resolution proposed by OACI related to requiring checked baggage on all commercial flights beginning in January 2006 to undergo a comprehensive screening process. The new process is expected to require the installation of new screening equipment, which we will be required to purchase and operate. We cannot currently estimate the cost to us of compliance with the new screening guidelines. We could be required to undertake significant capital expenditures and ongoing operating expenses to comply with these requirements, which could restrict our liquidity and adversely affect our operating results. In addition, we may be exposed to a higher risk of liability as a result of the requirement that we directly operate this equipment.

        j.      On December 23, 2005, the San Jose del Cabo airport received a municipal real estate tax claim of Ps. 12,246, similar to municipal tax claims previously received by other airports, as discussed in Note 16.a above. The Company intends to take similar legal action against this claim as it has done at its other airports. In addition, on January 25, 2006, the Company entered into a line of credit which provides for the issuance of letters of credit up to an aggregate amount of Ps. 300,000 with a financial institution in order to guarantee all amounts claimed by the municipal authorities at its airports. As of February 2, 2006, there are no outstanding borrowings against such line of credit. However, until the credit line expires in 2009, the Company's airport subsidiaries are subject to certain financial covenants, including, among others, the requirement to (i) maintain a consolidated tangible net worth (defined as stockholders' equity less intangible assets (including the Company's concessions) and reserves for inflationary effects, in each case under Mexican GAAP) of at least Ps. 2.1 billion, (ii) maintain a free and unencumbered cash reserve equal to the amount due on any outstanding letters of credit and (iii) earn consolidated annual EBITDA of at least Ps. 1.0 billion. On February 9, 2006, an irrevocable standby letter of credit was issued by the financial institution on behalf of the Tijuana Airport for Ps. 141,770. The standby letter of credit was granted to the bond institution that is issuing the bond to the municipal authorities in Tijuana in response to the encumbrance described in Note 16.

        k.     During an Extraordinary General Stockholders' Meeting held on February 2, 2006, the stockholders approved the following:

    (i)
    the conversion of all outstanding variable common stock into fixed common stock so that as of such date, all outstanding common stock of the Company will be represented by fixed capital; and

    (ii)
    a 1-for-28.55583444 reverse stock split of the Company's outstanding common stock, reducing the number of shares outstanding at such date from 16,019,823,119 shares to 561,000,000 shares. All share, per share and option data in the accompanying consolidated financial statements and notes to the consolidated financial statements have been retroactively restated to reflect the reduction in the number of shares outstanding resulting from the reverse stock split for all periods presented.

*  *  *  *  *  *

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Grupo Aeroportuario del Pacífico, S.A. de C.V.

        We have audited the accompanying consolidated balance sheet of Grupo Aeroportuario del Pacífico, S.A. de C.V. and subsidiaries (the "Company") as of September 30, 2005, and the related consolidated statements of income, changes in stockholders' equity and changes in financial position for the nine-month period then ended, all expressed in thousands of Mexican pesos of purchasing power of September 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Grupo Aeroportuario del Pacífico, S.A. de C.V. and subsidiaries as of September 30, 2005, and the results of their operations, changes in their stockholders' equity and changes in their financial position for the nine-month period then ended, in conformity with accounting principles generally accepted in Mexico.

        Accounting principles generally accepted in Mexico vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of consolidated net income and the determination of consolidated stockholders' equity for the nine-month period ended September 30, 2005 to the extent summarized in Note 21.

        Our audit also comprehended the translation of the Mexico peso amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 2. The translation of the financial statement amounts into U.S. dollars and the translation of the financial statements into English have been made solely for the convenience of readers in the United States of America.

Galaz, Yamazaki, Ruiz Urquiza, S. C.
Member of Deloitte Touche Tohmatsu

C.P.C. Salvador A. Sánchez Barragán
Guadalajara, Mexico
December 5, 2005, except for the retroactive effects
of the reverse stock split on all share, per share
and option data and Note 22, as to
which the date is February 9, 2006

Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries

Consolidated Balance Sheets

As of September 30, 2005 and 2004
(In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of September 30, 2005)

	2005 (Convenience Translation; See Note 2)	2005	2004 (Unaudited)
Assets
Current assets:
Cash and temporary investments (Note 4)	$80,509	Ps. 868,771	Ps. 961,014
Trade accounts receivable—net (Note 5)	33,156	357,787	382,914
Recoverable taxes	6	69	1,705
Embedded derivatives (Note 3.a)	17	188	151
Other accounts receivable	1,750	18,881	6,245

Total current assets	115,438	1,245,696	1,352,029
Buildings, building improvements, machinery and equipment—net (Note 6)	144,027	1,554,191	1,266,075
Airport concessions—net (Note 7)	1,570,892	16,951,498	17,344,958
Rights to use airport facilities—net (Note 8)	220,417	2,378,517	2,469,656
Other acquired rights—net (Note 9)	76,815	828,907	848,001
Recoverable income taxes (Note 13.a)	8,666	93,513	99,373
Embedded derivatives (Note 3.a)	2,045	22,070	40,332
Deferred income taxes (Note 13.d)	63,235	682,369	711,273
Other assets	2,351	25,365	20,453

Total	$2,203,886	Ps.23,782,126	Ps.24,152,150

Liabilities and stockholders' equity
Current liabilities:
Government concession fees, related party (Note 12)	$623	Ps. 6,725	Ps. 6,683
Due to Aeropuertos Mexicanos del Pacífico, S.A. de C.V., related party (Note 12)	2,851	30,761	17,524
Accounts payable	8,122	87,627	48,184
Taxes payable, other than income taxes	4,753	51,287	18,064
Income tax and tax on assets payable	2,178	23,503	8,412
Employee statutory profit sharing	71	771	520

Total current liabilities	18,598	200,674	99,387
Deposits received	2,139	23,083	16,038
Labor obligations (Note 3.m)	324	3,499	1,640

Total liabilities	21,061	227,256	117,065
Commitments and contingencies (Notes 14 and 15)
Stockholders' equity: (Note 10)
Common stock	2,057,058	22,197,717	22,197,717
Legal reserve	10,708	115,553	96,077
Retained earnings	86,014	928,175	1,427,866
Cumulative initial effect of deferred income taxes	29,045	313,425	313,425

Total stockholders' equity	2,182,825	23,554,870	24,035,085

Total	$2,203,886	Ps.23,782,126	Ps.24,152,150

See accompanying notes to consolidated financial statements.

Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries

Consolidated Statements of Income

For the nine-month periods ended September 30, 2005 and 2004
(In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of September 30, 2005, except share and per share data)

	2005 (Convenience Translation; See Note 2)	2005	2004 (Unaudited)
Revenues (Note 12):
Aeronautical services	$144,314	Ps.1,557,283	Ps.1,373,621
Non-aeronautical services	32,638	352,202	280,050

	176,952	1,909,485	1,653,671
Operating costs:
Cost of services (Note 18)	42,431	457,870	467,799
Technical assistance fees (Note 12)	6,337	68,386	56,103
Government concession fees (Note 12)	8,792	94,875	82,099
Depreciation and amortization (Note 19)	42,122	454,543	413,044

	99,682	1,075,674	1,019,045

Income from operations	77,270	833,811	634,626
Net comprehensive financing (expense) income:
Interest income—net	6,411	69,178	37,376
Exchange (loss) gain—net	(748)	(8,074)	13,202
Monetary position loss	(2,138)	(23,069)	(55,921)
(Loss) gain from embedded derivatives (Note 3.a)	(1,254)	(13,533)	3,527

	2,271	24,502	(1,816)
Other income—net	58	622	2,781

Income before income taxes, employee statutory profit sharing and cumulative effect of change in accounting principle	79,599	858,935	635,591
Income tax expense (Note 13)	31,224	336,938	303,968
Employee statutory profit sharing expense	72	772	527

Income before cumulative effect of change in accounting principle	48,303	521,225	331,096
Cumulative effect of change in accounting principle—net of tax (Note 3.a)	—	—	24,762

Consolidated net income	$48,303	Ps.521,225	Ps.355,858

Weighted average number of common shares outstanding (Note 22.b)	561,000,000	561,000,000	561,000,000

Basic earnings per share (in U.S. Dollars and Mexican Pesos):
Income before cumulative effect of change in accounting principle	$0.0861	Ps.0.9291	Ps.0.5902
Cumulative effect of change in accounting principle	—	—	0.0441

Basic net income per share	$0.0861	Ps.0.9291	Ps.0.6343

See accompanying notes to consolidated financial statements.

Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity

For the nine-month periods ended September 30, 2005 and 2004
(In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of September 30, 2005, except share data)

	Number of Shares	Common Stock	Legal Reserve
Balances as of January 1, 2004	561,000,000	Ps. 22,197,717	Ps. 80,638
Transfer of earnings to legal reserve (unaudited)	—	—	15,439
Dividends declared and paid (Note 10.f) (unaudited)	—	—	—
Comprehensive income (unaudited)	—	—	—

Balances as of September 30, 2004 (unaudited)	561,000,000	Ps.22,197,717	Ps.96,077

Balances as of January 1, 2005	561,000,000	22,197,717	96,077
Transfer of earnings to legal reserve	—	—	19,476
Dividends declared and paid (Notes 10.h and 10.j)	—	—	—
Comprehensive income	—	—	—

Balances as of September 30, 2005	561,000,000	Ps.22,197,717	Ps.115,553

Balances as of January 1, 2005 (Convenience Translation; See Note 2)	561,000,000	$2,057,058	$8,903
Transfer of earnings to legal reserve	—	—	1,805
Dividends declared and paid (Notes 10.h and 10.j)	—	—	—
Comprehensive income	—	—	—

Balances as of September 30, 2005	561,000,000	$2,057,058	$10,708

(continued)

Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries

Consolidated Statements of Changes in Stockholders' Equity

For the nine-month periods ended September 30, 2005 and 2004
(In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of September 30, 2005, except share data)

	Retained Earnings	Cumulative Initial Effect of Deferred Income Taxes	Total Stockholders' Equity
Balances as of January 1, 2004	Ps. 1,376,178	Ps. 313,425	Ps. 23,967,958
Transfer of earnings to legal reserve (unaudited)	(15,439)	—	—
Dividends declared and paid (Note 10.f) (unaudited)	(288,731)	—	(288,731)
Comprehensive income (unaudited)	355,858	—	355,858

Balances as of September 30, 2004 (unaudited)	Ps. 1,427,866	Ps. 313,425	Ps. 24,035,085

Balances as of January 1, 2005	Ps. 1,465,999	Ps. 313,425	Ps. 24,073,218
Transfer of earnings to legal reserve	(19,476)	—	—
Dividends declared and paid (Note 10.h and 10.j)	(1,039,573)	—	(1,039,573)
Comprehensive income	521,225	—	521,225

Balances as of September 30, 2005	Ps.928,175	Ps. 313,425	Ps. 23,554,870

Balances as of January 1, 2005 (Convenience Translation; See Note 2)	$135,854	$29,045	$2,230,860
Transfer of earnings to legal reserve	(1,805)	—	—
Dividends declared and paid (Note 10.h and 10.j)	(96,338)	—	(96,338)
Comprehensive income	48,303	—	48,303

Balances as of September 30, 2005	$86,014	$29,045	$2,182,825

(concluded)

See accompanying notes to consolidated financial statements.

Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries

Consolidated Statements of Changes in Financial Position

For the nine-month periods ended September 30, 2005 and 2004
(In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of September 30, 2005)

	2005 (Convenience Translation; See Note 2)	2005		2004
				(Unaudited)
Operating activities:
Consolidated net income	$48,303	Ps.	521,225	Ps.	355,858
Items that did not require (generate) resources:
Depreciation and amortization	42,122		454,543		413,044
Provision for seniority premiums	6		67		67
Loss (gain) from embedded derivatives (Note 3.a)	1,254		13,533		(3,527)
Deferred income taxes	9,746		105,184		89,749

	101,431		1,094,552		855,191
Changes in operating assets and liabilities:
(Increase) decrease in:
Trade accounts receivable	729		7,865		64,386
Recoverable taxes and other accounts receivable	(1,391)		(15,006)		23,103
Recoverable tax on assets	(11,993)		(129,412)		(123,299)
Recoverable income taxes	(148)		(1,601)		16,696
Increase (decrease) in:
Government concession fees, related party	(1,119)		(12,092)		(9,831)
Due to Aeropuertos Mexicanos del Pacifico, S.A. de C.V., related party	571		6,161		3,418
Income tax and tax on assets payable	(173)		(1,867)		8,412
Deposits received	460		4,963		11,517
Accounts payable, taxes payable other than income taxes and employee statutory profit sharing	1,801		19,432		(6,355)
Cumulative effect of change in accounting principle (Note 3.a)	—		—		(24,762)

Net resources generated by operating activities	90,168		972,995		818,476

Financing activities—
Dividends paid	(96,338)		(1,039,573)		(288,731)

Investing activities:
Buildings, building improvements, machinery and equipment	(24,962)		(269,364)		(188,882)
Other acquired rights	—		—		(424,470)
Other assets	(433)		(4,678)		(1,585)

Net resources used in investing activities	(25,395)		(274,042)		(614,937)

Cash and temporary investments:
Net decrease	(31,565)		(340,620)		(85,192)
Balance at beginning of year	112,074		1,209,391		1,046,206

Balance at end of year	$80,509	Ps.	868,771	Ps.	961,014

See accompanying notes to consolidated financial statements.

Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries

Notes to Consolidated Financial Statements

For the nine-month periods ended September 30, 2005 and 2004
(In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of September 30, 2005, except for share and per share amounts)

1. Activities and significant events

        a.     Activities

        Grupo Aeroportuario del Pacífico, S.A. de C.V. and subsidiaries (the "Company" or "GAP") was incorporated in May 1998 as a state-owned entity to manage, operate and develop 12 airport facilities, mainly in Mexico's Pacific Region. The airports are located in the following cities: Guadalajara, Puerto Vallarta, Tijuana, San José del Cabo, Silao (Bajío), Hermosillo, Mexicali, Los Mochis, La Paz, Manzanillo, Morelia and Aguascalientes.

        b.     Significant events

        The Company began operations on November 1, 1998. Prior to that date, the Company's activities were carried out by Aeropuertos y Servicios Auxiliares (ASA), a Mexican Government agency, which was responsible for the operation of all public airports in Mexico.

        The Company's formation was part of the Mexican Government's plan to open the Mexican Airport System to private investors. According to the guidelines of the Ministry of Communications and Transportation ("SCT"), 35 of the 58 airports not requiring subsidies to operate, were selected to participate in the two-stage program to transfer state-owned entities to the private sector. The airports were divided into four groups: the Southeast Group with 9 airports (ASUR); the Mexico City Group, currently with 1 airport; the Pacific Group with the Company's 12 airports (GAP); and the Central-North Group with 13 airports. As part of the program's first stage, strategic partners were selected for each of the airport groups (except for the Mexico City Group) through public bidding processes. In addition to acquiring a portion of the airport group's equity, the strategic partner has the right and obligation to enter into various agreements, including one to provide certain technical assistance services, as defined in the public bidding process. In the second stage, part or all of the Mexican Government's remaining equity holdings in each airport group will be offered to the general public in the securities markets.

        Beginning on November 1, 1998 GAP was granted 50-year concessions by the SCT to manage, operate and develop each of the Pacific Group's 12 airports and benefit from the use of the airport facilities. As of that date, the Company assumed the rights and obligations of ASA derived from various customer and supplier agreements. The term of the above concessions may be extended under certain circumstances by the SCT, for terms not to exceed an additional 50 years. In December 1998, the Company acquired certain fixed assets, mainly machinery and transportation equipment, from the Mexican Government for Ps. 104,459 (Ps. 72,581 historical pesos). On December 1, 1998, GAP entered into agreements with each of its subsidiaries to assume the liabilities derived from obtaining the fixed assets. On that same date, GAP capitalized such liabilities as equity in favor of the Mexican Government.

        Beginning on November 1, 1998, the Company is required to pay an annual fee to the Mexican Government, through the SCT, for use of public property, equivalent to 5% of each concessionaire's annual gross revenues, according to concession terms and the Mexican Federal Duties Law.

        Upon expiration of the concession term, the improvements in the airport facilities made during the term of the concessions will automatically revert to the government. Additionally, ASA and other

Mexican Government agencies retain the right to provide certain services such as air traffic control, fuel supply and immigration control.

        Through a public bidding process, in August 1999 the Mexican Government sold 15% of its equity holdings in GAP to Aeropuertos Mexicanos del Pacífico, S.A. de C.V. (AMP), who paid Ps. 2,453,400 in historical pesos, excluding interest, in exchange for: (i) 84,150,000 Class I, Series "BB" shares; (ii) the right and obligation to enter into various agreements, including a technical assistance and transfer of technology agreement, as defined in the public bidding process and (iii) a stock option agreement. Under the stock option agreement, AMP has the option to subscribe for newly issued Series "B" shares. This option, exercisable in three tranches, the first two of which have expired unexercised, allows AMP to subscribe for 2%, 2% and 1% of the Company's total capital stock outstanding at the time of the exercise, until August 25, 2006, provided that AMP has complied with its obligations under the technical assistance agreement. The option exercise price is approximately U.S.$3.125 per share (the per share purchase price paid by AMP for its Series "BB" shares) plus an annual increase of 5% from August 25, 1999. The option agreement provides that the exercise price will be adjusted in the event of increases or decreases in capital or dividend payments.

        At September 30, 2005, AMP's stockholders were Aeropuertos del Pacífico Noroeste, S.A. de C.V. (subsidiary of Holdinmex, S.A. de C.V. and Inversora del Noroeste, S.A. de C.V.) (25.5%), Aena Desarrollo Internacional, S. A. (25.5%), Inversora del Noroeste, S.A. de C. V. (subsidiary of Unión Fenosa) (20.84%) and Dragados Concesiones de Infraestructura, S. A. (since succeeded in the ownership of these shares by Desarrollo de Concesiones Aeropuertos, S.A.) (28.16%). Pursuant to the Company's bylaws, AMP (as holder of the Company's Series "BB" shares) has the right to appoint and remove the Company's chief executive officer, chief financial officer, chief operating officer and commercial director, to elect four members of the board of directors and to designate 20% of the members of each board committee (or one member, in the case of a committee consisting of fewer than five members). AMP also has the right, pursuant to the Company's bylaws, to veto certain actions requiring approval of the Company's stockholders (including the payment of dividends and the amendment of its right to appoint certain members of senior management). These rights are not subject to the technical assistance agreement and the participation agreement remaining in effect. If at any time before August 25, 2014, AMP were to hold less than 7.65% of the Company's capital stock in the form of Series "BB" shares, it would lose its veto rights. If at any time after August 25, 2014, AMP were to hold less than 7.65% of the Company's capital stock in the form of Series "BB" shares, such shares must be converted into Series "B" shares, which would cause AMP to lose all of its special rights. As long as AMP retains at least 7.65% of the Company's capital stock in the form of Series BB shares, all of its special rights will survive. Pursuant to the Company's bylaws, the technical assistance agreement and the participation agreement, AMP may not transfer more than 49% of its Series "BB" shares until after August 25, 2009.

        The cost of the concessions was Ps. 22,075,293 (Ps. 15,938,360 historical pesos), and was determined by the Mexican Government in August 1999, based on the price bid by AMP to acquire its equity holdings in GAP, as discussed above. On August 20, 1999, GAP entered into agreements with each of its subsidiaries to assume the liabilities derived from obtaining the concessions. On that same date, GAP capitalized such liabilities as equity in favor of the Mexican Government.

        On December 19, 2002, Pacífico Cargo, S.A. de C.V. (Pacific Cargo) was incorporated as a subsidiary of the Company. Pacific Cargo is in its preoperating period.

        On June 1, 2004, GAP paid $26.6 million to Grupo Aeroplazas, S.A. de C.V. (AEROPLAZAS) for the early termination of the operating lease agreement between AEROPLAZAS and ASA and for the recovery of the rights to develop and rent certain commercial areas and advertising space as well as the corresponding right to develop and expand services related to three walkways and all the shuttle buses in the Puerto Vallarta airport.

        On the same date, GAP paid $7.8 million to Aerolocales, S.A. de C.V. (AEROLOCALES) for the early termination of the operating lease agreement between AEROLOCALES and ASA and for the corresponding recovery of the rights to rent commercial areas in the national and international departure areas and in the corridor connecting the terminal with the hotel in the Guadalajara airport.

        In addition to the above-mentioned payments, GAP also assumed the liabilities derived from security deposits paid by the tenants renting commercial areas in these two airports. As such, GAP recorded an asset of Ps. 424,470 (Ps. 401,376 historical pesos) related to the rights acquired and a long-term liability of Ps. 7,558 (Ps. 7,158 historical pesos) related to the security deposits on May 31, 2004.

2.    Basis of presentation

        a.     Translation into English—The accompanying consolidated financial statements have been translated from Spanish into English for use outside of Mexico. These consolidated financial statements are presented on the basis of accounting principles generally accepted in Mexico (Mexican GAAP). Certain accounting practices applied by the Company vary in certain significant respects from accounting principles generally accepted in the United States of America (U.S. GAAP). See Note 21 for a discussion of such differences and for a reconciliation of the Company's financial statements between Mexican GAAP and U.S. GAAP.

        b.     Convenience translation—The financial statements are stated in Mexican pesos, the currency of the country in which the Company is incorporated and operates. The translations of Mexican pesos amounts into U.S. dollar amounts are included solely for the convenience of readers in the United States of America and have been made at the rate of 10.7910 Mexican pesos to 1 U.S. dollar, the noon buying rate of the Federal Reserve Bank of New York on September 30, 2005. Such translations should not be construed as representations that the Mexican peso amounts have been, could have been, or could in the future, be converted into U.S. dollars at that or any other rate.

        c.     Consolidation of financial statements—The consolidated financial statements include those of Grupo Aeroportuario del Pacífico, S.A. de C.V. and its wholly-owned subsidiaries. The consolidated subsidiaries are as follows:

  •
  Aeropuerto de Tijuana, S.A. de C.V.

  •
  Aeropuerto de Mexicali, S.A. de C.V.

  •
  Aeropuerto de Hermosillo, S.A. de C.V.

  •
  Aeropuerto de Los Mochis, S.A. de C.V.

  •
  Aeropuerto de Manzanillo, S.A. de C.V.

  •
  Aeropuerto de Guadalajara, S.A. de C.V.

  •
  Aeropuerto de Puerto Vallarta, S.A. de C.V.

  •
  Aeropuerto de San José del Cabo, S.A. de C.V.

  •
  Aeropuerto de La Paz, S.A. de C.V.

  •
  Aeropuerto de Morelia, S.A. de C.V.

  •
  Aeropuerto de Aguascalientes, S.A. de C.V.

  •
  Aeropuerto del Bajío, S.A. de C.V.

  •
  Servicios a la Infraestructura Aeroportuaria del Pacífico, S.A. de C.V.

  •
  Pacífico Cargo, S.A. de C.V.

        All significant intercompany balances, transactions and investments have been eliminated in the accompanying consolidated financial statements.

3.    Summary of significant accounting policies

        The accounting policies followed by the Company are in conformity with Mexican GAAP, which require that management make certain estimates and use certain assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. Although these estimates are based on management's best knowledge of current events, actual results may differ. The significant accounting policies of the Company are as follows:

        a.     New accounting policies-

  •
  Beginning January 1, 2004 the Company early adopted the provisions of Bulletin C-10, Derivative Instruments and Hedging Activities (C-10). C-10 establishes, among other things, the criteria to determine whether embedded derivatives should be segregated and, if so, requires that they be stated at fair value, thus resulting in the recognition of an asset or liability with a corresponding credit or debit to current earnings, respectively, unless such instruments are designated as hedging instruments. Changes to the fair value of embedded derivative instruments in subsequent years should also be recognized in the respective years' earnings.

    C-10 also establishes the conditions that must be met for an instrument to be considered as a derivative, and revises and adds definitions. It also includes rules regarding the elements involved in hedging activities, including the formal documentation at the inception of each hedge and measurement of its effectiveness during its term, among other things. If an instrument is designated as a hedging instrument, C-10 classifies hedges into three categories: a) fair value hedges; b) cash flow hedges; and c) foreign currency hedges, and provides specific rules by type of hedge, for their valuation, recognition, presentation and disclosure. For fair value hedges, any variances in the fair value, both of the derivative and the underlying, must be reflected in current earnings when such variances occur; for cash flow hedges, the effective portion of fair value variances must be recognized in other comprehensive income as a component of stockholders' equity, while the ineffective portion must affect current earnings; for foreign currency hedges, recognition of changes in fair values should be treated in the same manner as fair value hedges or cash flow hedges as described above, depending on the nature of the instrument.

    As a result of the early adoption of C-10, the Company identified embedded derivatives for those lease agreements it has entered into for the rental of commercial airport space which stipulate monthly rental payments in U.S. dollars. As the U.S. dollar is not the functional currency of either the Company or the tenant, an embedded derivative results. As a result of early adoption, the cumulative effect at the beginning of fiscal year 2004 was as follows:

Balance Sheet
Fair value of embedded derivative at January 1, 2004	Ps. 36,956
Plus: Fair value adjustment for the nine-month period ended September 30, 2004 (unaudited)	3,527

Fair value of embedded derivative at September 30, 2004 (unaudited)	40,483
Less: Current portion (unaudited)	(151)

Long-term embedded derivative at September 30, 2004 (unaudited)	Ps. 40,332
Income Statement
Fair value of embedded derivative at January 1, 2004	Ps. 36,956
Less: Deferred income tax	(12,194)

Cumulative effect of change in accounting principle	Ps. 24,762

  •
  On January 1, 2005, the Company adopted Bulletin B-7, Business Acquisitions (B-7). B-7 provides updated rules for the accounting treatment of business acquisitions and investments in associated entities. It establishes, among other things, the adoption of the purchase method as the only accounting method for business combinations; it eliminates the amortization of goodwill, which is now subject to impairment rules; it establishes rules for the accounting treatment of asset transfers or share exchange among entities under common control as well as for the acquisition of minority interest based on the provisions of Bulletin B-8, Consolidated and Combined Financial Statements and Valuation of Permanent Investments in Shares. The adoption of this Bulletin did not have significant effects on the Company's consolidated financial position or results of operations.

  •
  On January 1, 2005, the Company adopted revised Bulletin C-2, Financial Instruments (revised C-2). Revised C-2 establishes that any variances in the fair value of financial instruments classified as available-for-sale must be recognized in other comprehensive income and reclassified to current earnings upon sale of such instruments; revised C-2 includes the possibility of making transfers among some of the categories under which financial instruments are classified, provided that conditions and rules for their accounting recognition are met. It also extends the applicability of impairment rules to financial instruments available for sale and provides more precise rules for their recognition. The adoption of this revised Bulletin did not have significant effects on the Company's consolidated financial position or results of operations.

  •
  On January 1, 2005, the Company adopted revised Bulletin D-3, Labor Obligations (revised D-3), which replaces the concept of unforeseen severance payments that are recognized in earnings of the period in which the payment decision is made, with that of "Severance payments at the end of the work relationship", defined as payments granted to employees when they conclude their labor relationship before reaching retirement age, for which the valuation and disclosure rules applicable to pension and seniority premium payments must be followed. The adoption of this revised Bulletin did not have significant effects on the Company's consolidated financial position or results of operations.

        b.     Recognition of the effects of inflation—The Company restates its consolidated financial statements to Mexican peso purchasing power as of the most recent balance sheet date presented, thereby recognizing the effects of inflation in the financial information in conformity with Bulletin B-10, Recognition of the Effects of Inflation in the Financial Information, of Mexican GAAP. The financial statements of the prior period have also been restated in terms of Mexican pesos of the latest period presented. Consequently, all financial statement amounts are comparable, both for the current and the prior period, since all are stated in terms of Mexican pesos of the same purchasing power.

        The rate of inflation used to restate amounts from September 30, 2004 to September 30, 2005 was 3.51%.

        Procedures to recognize the effects of inflation in terms of Mexican pesos of purchasing power as of September 30, 2005 were as follows:

  •
  Balance sheets:

    Nonmonetary assets are restated using a factor derived from the National Consumer Price Index (NCPI) from the date of acquisition. Depreciation and amortization of restated asset values are calculated using the straight-line method based on the estimated economic useful life of each asset.

    Common stock, legal reserve, retained earnings and the cumulative initial effect of deferred income taxes are restated using a factor derived from the NCPI, cumulative from the date of contribution or generation.

  •
  Statements of income:

    Revenues and expenses that are associated with monetary items (trade receivables, cash, liabilities, etc.) are restated from the month in which they arise through period-end, based on factors derived from the NCPI.

    Other expenses related to the consumption of nonmonetary items are restated when incurred based on the restated value of the corresponding asset from the date of consumption of the nonmonetary asset through the end of the period, using factors derived from the NCPI.

    Monetary position loss, which represents the erosion of the purchasing power of monetary items caused by inflation, is determined by applying to net monetary assets or liabilities, at the beginning of each month, the factor of inflation derived from the NCPI and is restated through period-end with the corresponding factor. Losses result from maintaining a net monetary asset position.

  •
  Other statements:

    The consolidated statements of changes in stockholders' equity and changes in financial position present the changes in constant Mexican pesos, based on the financial position at prior period-end, restated to Mexican pesos as of the most recent period-end.

        c.     Temporary investments—Temporary investments represent trading securities generally held for less than one year and are recorded at fair value. Fair value is determined based on the market value of the security if such security is traded in a recognized market or at acquisition cost less accrued yields, which approximates fair value for those securities not traded in a recognized market. Realized and unrealized gains and losses on trading securities are recognized in results of the period in which they occur.

        d.     Allowance for doubtful accounts—The Company systematically and periodically reviews the aging and collection of its accounts receivable and records an allowance for doubtful accounts when evidence exists that they will not be fully recoverable.

        e.     Buildings, building improvements, machinery and equipment—These assets are initially recorded at acquisition cost and are restated using factors derived from the NCPI. Depreciation is calculated using the straight-line method based on the remaining useful lives of the related assets.

        f.      Airport concessions—Concessions to manage, operate and develop each of the airports are recorded at acquisition cost and restated using factors derived from the NCPI. Amortization is calculated using the straight-line method over the concession life of 50 years, as described in Note 7.

        g.     Rights to use airport facilities—Rights to use airport facilities are recorded at the historical cost of the airport facilities as recorded by ASA and are restated using factors derived from the NCPI. Amortization is calculated using the straight-line method based on the remaining useful lives of the related assets, as described in Note 7.

        h.     Other acquired rights—Other acquired rights are recorded at acquisition cost and restated using factors derived from the NCPI. Amortization is calculated using the straight-line method over the period from the date of acquisition, as described in Note 9, to the end of the 50-year concession term.

        i.      Impairment of long-lived assets in use—The Company reviews the carrying amounts of long-lived assets in use when an impairment indicator suggests that such amounts might not be recoverable. Impairment is recorded when the carrying amounts exceed the greater of the present value of future net cash flows or the net sales price upon disposal. The impairment indicators considered for these purposes are, among others, the operating losses or negative cash flows in the period if they are combined with a history or projection of losses, depreciation and amortization charged to results, which in percentage terms in relation to revenues are substantially higher than that of previous years, obsolescence, reduction in the demand for the products manufactured, competition and other legal and economic factors.

        Pursuant to Bulletin C-15, Accounting for the Impairment and Disposal of Long-Lived Assets, none of the 12 airports can be considered an "independent cash generating unit" since, as described in Note 1, all are part of the Pacific Group package included in the Federal Government's bidding process. Therefore, each concessionaire must operate its airports regardless of their individual results. Accordingly, the Company reviewed its long-lived assets for impairment on a consolidated basis.

        j.      Financial instruments—In conformity with Bulletin C-2, Financial Instruments, of Mexican GAAP, financial assets and liabilities resulting from any type of financial instrument, are presented in the balance sheet at their fair value, except for investments in financial instruments held to maturity. The costs, yields and effects of the valuation of a financial asset or liability are recognized in results of operations of the respective period in which they occur. Investments in financial instruments held to maturity are valued at acquisition cost.

        k.     Embedded derivative instruments—When lease agreements establish rental payments in a currency other than the functional currency of both parties to the agreement, the embedded derivative, whose underlying is the foreign currency is segregated and stated at fair value and is recorded as an embedded derivative asset or liability. Subsequent changes in the fair value of the derivative asset or liability is recognized in earnings, unless such derivative has been designated as a hedging instrument.

        l.      Provisions—Provisions are recognized for obligations that result from a past event, that are probable to result in the use of economic resources and that can be reasonably estimated.

        m.    Employee retirement obligations—Seniority premiums are recognized as costs over employee years of service and are calculated by independent actuaries using the projected unit credit method at net discount rates. Accordingly, the liability is being accrued which, at present value, will cover the obligation from benefits projected to the estimated retirement date of the Company's employees.

        Until December 2004, severance payments were charged to results when liability was determined to be payable. Beginning January 1, 2005, the Company adopted revised Bulletin D-3, as stated in insert a. of this note, which now requires a liability to be accrued for severance payments in the same manner as seniority premiums.

        n.     Revenue recognition—The majority of the Company's revenues are derived from rendering aeronautical services, which are generally related to the use of airport facilities by airlines and passengers. These revenues are regulated by the SCT through a "maximum rate" by "workload unit". A workload unit is currently equivalent to one terminal passenger or 100 kilograms (220 pounds) of cargo.

        Revenues from non-aeronautical services consist mainly of the leasing of commercial space at the airport terminals (other than space deemed essential to airline operations), car parking, access fees charged to third parties providing food catering and other services at the airports, and other miscellaneous revenues.

        Commercial space within the terminals is leased through operating lease agreements, based on either a monthly fixed rent or a charge based on the higher of a minimum monthly rent or a percentage of the lessee's monthly revenues.

        All revenues, except for the percentage of lessee monthly revenues on commercial rental contracts, are recognized within a maximum thirty-day term subsequent to the time passengers depart, planes land or other services are provided, as the case may be, considering that the events that occur and services that are rendered in any given month are invoiced and recognized within that same month. Revenues corresponding to the percentage of lessee monthly revenues on commercial rental contracts are recognized in the following month.

        o.     Foreign currency transactions—According to the Mexican Federal Tax Code, foreign currency transactions are recorded at the exchange rate in effect at the day before the transaction date, published by Banco de México in the Federal Official Gazette (the difference between bank exchange rates in effect at the transaction date and the rates used by the Company is not considered material). Monetary assets and liabilities denominated in foreign currency are translated into Mexican pesos at the applicable exchange rate in effect at the balance sheet date. Exchange fluctuations are recorded as a component of net comprehensive financing (expense) income.

        p.     Income taxes, tax on assets and employee statutory profit sharing—Income taxes and employee statutory profit sharing are recorded in results of the year in which they are incurred. Deferred income tax assets and liabilities are recognized for temporary differences resulting from comparing the book and tax values of assets and liabilities plus any future benefits from tax loss carryforwards. Deferred income tax assets are reduced by any benefits about which there is uncertainty as to their realizability. Deferred employee statutory profit sharing is derived from temporary differences between the accounting result and income for employee statutory profit sharing purposes and is recognized only when it can be reasonably assumed that they will generate a liability or benefit, and there is no indication that circumstances will change in such a way that the liabilities will not be paid or benefits will not be realized.

        The tax on assets paid that is expected to be recoverable is recorded as an advance payment of income tax and is presented in the balance sheet increasing the deferred income tax asset.

        q.     Earnings per share—Basic earnings per common share is calculated by dividing consolidated net income by the weighted average number of shares outstanding during the period. The Company does not have any dilutive securities; therefore basic and diluted earnings per share are the same. Cumulative effect of change in accounting principle per share is calculated by dividing the cumulative effect of change in accounting principle by the weighted average number of shares outstanding during the period. All weighted average number of shares outstanding used in per share calculations include the effects of the one for 28.5558344 reverse stock split (see Note 22.b).

        r.     Concentration of credit risk—Financial instruments that potentially expose the Company to a significant concentration of credit risk are primarily trade accounts receivable; however, management believes that such risk is adequately covered by the allowance for doubtful accounts.

        s.     Comprehensive income—According to Bulletin B-4, Comprehensive Income, of Mexican GAAP, comprehensive income is comprised of the net income of the period, plus other comprehensive income (loss) items of the same period, which, in accordance with Mexican GAAP, are presented directly in stockholders' equity without affecting the consolidated statements of income. For the nine-month periods ended September 30, 2005 and 2004, comprehensive income is represented only by the net income of the period.

4.    Cash and temporary investments

        Cash and temporary investments are composed of the following at September 30:

	2005		2004
			(Unaudited)
Cash	Ps.	1,269	Ps.	5,835

Temporary investments:
PEMEX Bond 2014	Ps.	60,456	Ps.	77,245
Other investments		807,046		877,934

		867,502		955,179

	Ps.	868,771	Ps.	961,014

        PEMEX bonds are investment grade securities denominated in U.S. dollars, which pay interest at a guaranteed rate of 7.357%, due in 2014. However, according to the treasury policy of the Company, such bonds will be traded within one year of acquisition. PEMEX bonds are presented at fair value based on the market value of such securities.

        Other investments represent bank deposits and other similar investments with financial institutions, denominated in pesos and recorded at acquisition cost plus accrued yields, which approximate fair value.

5.    Trade accounts receivable

        Trade accounts receivable are composed of the following at September 30:

	2005		2004
			(Unaudited)
Accounts receivable	Ps.	166,282	Ps.	149,721
Accounts receivable from Cintra, related party		228,798		272,856

		395,080		422,577
Allowance for doubtful accounts		(37,293)		(39,663)

	Ps.	357,787	Ps.	382,914

        Accounts receivable includes balances invoiced to domestic and international airlines for passenger charges of Ps. 367,990 and Ps. 359,751 as of September 30, 2005 and 2004, respectively. Passenger charges are payable for each passenger (other than diplomats, infants, transfer and transit passengers) departing from the airport terminals operated by the Company and are collected by the airlines and subsequently remitted to the Company.

        Approximately 64% and 71% of the outstanding balances as of September 30, 2005 and 2004, respectively, are amounts to be remitted to the Company related to passenger charges and other receivables related to aeronautical operations from airlines and other entities controlled by Cintra, S.A. de C.V. (Cintra), including Mexicana, Aeroméxico and Aerolitoral (the principal Mexican airlines). Approximately 36% and 35% of the total revenues for the nine-month periods ended September 30, 2005 and 2004 were generated from passenger charges collected by airlines controlled by Cintra and other aeronautical and non-aeronautical charges to Cintra (see Note 12). Additionally, as of September 30, 2005 and 2004, the amounts to be remitted to the Company related to passenger charges collected by airlines controlled by Cintra were Ps. 215,371 and Ps. 245,189, respectively. The Institution for the Protection of Bank Savings, a decentralized entity of the Mexican Federal Public Administration, and the Mexican Government own the majority of Cintra's common stock, and thus, we consider Cintra a related party.

        The Guadalajara International Airport represented approximately 32% and 34% of consolidated revenues generated during the nine-month periods ended September 30, 2005 and 2004, respectively. Also, approximately 88% and 87% of consolidated revenues during the nine-month periods ended September 30, 2005 and 2004 were generated by the Company's six largest airports (based on revenues) (Guadalajara, Tijuana, San José del Cabo, Puerto Vallarta, Bajio and Hermosillo).

6.    Buildings, building improvements, machinery and equipment

        Buildings, building improvements, machinery and equipment are composed of the following at September 30:

	2005		2004		Average Annual Depreciation Rate
			(Unaudited)
Machinery and equipment	Ps.	231,092	Ps.	214,931	10%
Office furniture and equipment		82,522		79,672	10%
Computer equipment		39,179		33,825	30%
Transportation equipment		26,077		25,991	25%
Communication equipment		7,210		5,561	10% and 30%
Buildings and building improvements		1,097,724		973,490	5%

		1,483,804		1,333,470
Less- accumulated depreciation		(334,351)		(238,185)

		1,149,453		1,095,285
Construction-in-progress:
Buildings and building improvements		313,709		131,934
Other		91,029		38,856

		404,738		170,790

	Ps.	1,554,191	Ps.	1,266,075

        Construction-in-progress relates mainly to the remodeling of Puerto Vallarta, Guadalajara, Mexicali and Hermosillo Airports, and the construction of a new cargo center at the Guadalajara Airport.

7.    Airport concessions

        As described in Note 1.b, the Mexican Government granted concessions to manage, operate and develop 12 airports, and benefit from the use of the airport facilities over a 50-year term beginning November 1, 1998. The value of concessions and rights to use airport facilities was determined as explained in Note 1.b, and paid by GAP through the issuance of shares to the Mexican Government.

        The table below shows the values, in Mexican pesos of purchasing power of September 30, 2005, assigned to concessions and rights to use airport facilities:

			Remaining amortization term (years)
Acquisition cost assigned to:	Ps.	22,075,293

Airport facilities rights of use:
Runways, aprons, platforms	Ps.	718,915	29
Buildings		799,543	19
Other facilities		126,374	4
Land		1,288,282	43

		2,933,114
Airport concessions		19,142,179	43

	Ps.	22,075,293

        Beginning in October 2004, the Company changed the amortization rates it was using for airport concessions. The effect of the change resulted in an increase of Ps. 31,508 of amortization expense for the nine-month period ended September 30, 2005.

        The value of the concessions at September 30 is as follows:

	2005		2004
			(Unaudited)
Airport concessions	Ps.	19,142,179	Ps.	19,142,179
Less—accumulated amortization		(2,190,681)		(1,797,221)

	Ps.	16,951,498	Ps.	17,344,958

        Each airport concession agreement contains the following terms and basic conditions:

  •
  The concessionaire has the right to manage, operate, maintain and use the airport facilities and carry out any construction, improvements, or maintenance of facilities in accordance with its Master Development Program (MDP), and to provide airport, complementary and commercial services. The concessionaire was required to submit its first MDP to the SCT in 2000, which was timely delivered and approved. Such program must be updated every five years. Each concessionaire is required to make minimum investments at each airport under the terms of its MDP. During December 2004, SCT authorized the Company's MDP update for the next five-year period from 2005 to 2009.

  •
  The concessionaire will use the airport facilities only for the purposes specified in the concession, will provide services in conformity with the law and applicable regulations, and will be subject to inspections by the SCT.

  •
  The concessionaire must pay a fee for the use of the assets under concession (currently 5% of the concessionaire's annual gross revenues derived form the use of public property), in conformity with the Mexican Federal Duties Law.

  •
  The concessionaire assumed ASA's rights and obligations derived from airport-related agreements with third parties.

  •
  ASA has the exclusive right to supply fuel for consumption at the airport.

  •
  The concessionaire must grant free access to specific airport areas to certain Mexican Government agencies (such as customs and immigration) so that they may carry out their activities within the airport.

  •
  According to Article 27 of the General Law on Airports, the concession may be revoked if the concessionaire breaches any of its obligations established therein or falls under any of the causes for revocation referred to in Article 26 of law and in the concession agreement. The breach of certain concession terms may be cause for revocation if the SCT has applied sanctions in three different instances with respect to the same concession term.

  •
  The SCT may modify concession terms and conditions that regulate the Company's operations.

  •
  The concession may be renewed in one or more instances, for terms not to exceed 50 additional years.

8.    Rights to use airport facilities

        The value of the rights to use airport facilities at September 30 is as follows:

	2005		2004
			(Unaudited)
Rights to use airport facilities	Ps.	2,933,114	Ps.	2,933,114
Less—accumulated amortization		(554,597)		(463,458)

	Ps.	2,378,517	Ps.	2,469,656

9.    Other acquired rights

        At September 30, the value of other acquired rights was as follows:

	2005		2004
			(Unaudited)
Right to operate charter and general aviation terminal and FBO at Los Cabos airport terminal	Ps.	440,834	Ps.	440,834
Right to operate commercial space at Tijuana airport		17,729		17,729
Right to operate various space at Puerto Vallarta airport		326,518		326,518
Right to operate commercial space at Guadalajara airport		97,952		97,952
Right to operate various parking lots		6,491		6,491

		889,524		889,524
Less—accumulated amortization		(60,617)		(41,523)

	Ps.	828,907	Ps.	848,001

        On June 1, 2000, the Company paid to Servicios Aéreos del Centro, S.A. de C.V. (SACSA) $34.9 million (Ps. 332,108 historical pesos) to recover the right to operate the charter terminal (terminal 3) and the general aviation terminal at the Los Cabos International Airport. In addition, the Company paid $0.6 million (Ps. 5,709 historical pesos) for the purchase of certain fixed assets, which are included in buildings, building improvements, machinery and equipment. The right to operate the charter terminal and the general aviation terminal was granted by ASA to SACSA through a long-term lease agreement; such lease agreement was transferred, in its entirety, from ASA to the concessionaire when the concession was granted to the San Jose del Cabo airport.

        On December 12, 2002, GAP paid to Ruber, S.A. de C.V. (RUBER) and Recaro, S.A. de C.V. $1.5 million (Ps. 15,682 historical pesos) to recover the right to operate 660 square meters of commercial space at the Tijuana Airport and 50 square meters of commercial advertising on the inside walls of the terminal. The right to operate commercial and advertising space inside the terminal was granted by ASA to RUBER through a long-term lease agreement; such lease agreement was transferred, in its entirety, from ASA to the concessionaire when the concession was granted to the Tijuana airport.

        During 2002, the Company also made indemnity payments to various lessees to recover the rights to operate parking space at the Aguascalientes, Hermosillo, Los Mochis, Mexicali, Puerto Vallarta and San José del Cabo airports.

        On June 1, 2004, GAP paid $26.6 million to Grupo Aeroplazas, S.A. de C.V. (AEROPLAZAS) for the early termination of the operating lease agreement originally signed between AEROPLAZAS and ASA, which lease agreement was transferred, in its entirety, from ASA to the concessionaire when the concession was granted to Puerto Vallarta airport, for the corresponding recovery of the rights to develop and rent certain commercial areas and advertising space as well as the right to develop and expand services related to three walkways and all the shuttle buses in the Puerto Vallarta airport.

        On the same date, GAP paid $7.8 million to Aerolocales, S.A. de C.V. (AEROLOCALES) for the early termination of an operating lease agreement (which agreement was transferred from ASA, in its entirety, to the Guadalajara airport at the time the concession was granted to such airport) for the corresponding recovery of the rights to rent commercial areas in the national and international departure areas and in the corridor connecting the terminal with the hotel in the Guadalajara airport. This lease agreement was originally signed between Coco Club Hoteles y Moradas de Mexico, S.A. de C.V. (Coco Club) and ASA after which Coco Club subsequently transferred the lease agreement to AEROLOCALES.

        In addition to the above-mentioned payments to AEROPLAZAS and AEROLOCALES, GAP also assumed the liabilities derived from security deposits paid by the tenants renting commercial areas in these two airports. As such, GAP recorded an asset of Ps. 424,470 (Ps. 401,376 historical pesos) related to the rights acquired and a liability of Ps. 7,558 (Ps. 7,158 historical pesos) related to the security deposits on May 31, 2004.

10.    Stockholders' equity

  a.
  At September 30, 2005, capital stock consists of the following (considering the reverse stock split mentioned in Note 22.b):

	Number of Shares	Historical Value		Restatement Effect		Total
Fixed Capital
Series B	43,350,000	Ps.	1,237,895	Ps.	477,383	Ps.	1,715,278
Series BB	7,650,000		218,452		84,244		302,696

	51,000,000		1,456,347		561,627		2,017,974
Variable Capital
Series B	433,500,000	Ps.	12,378,954	Ps.	4,773,827	Ps.	17,152,781
Series BB	76,500,000		2,184,522		842,440		3,026,962

	510,000,000		14,563,476		5,616,267		20,179,743

Total	561,000,000	Ps.	16,019,823	Ps.	6,177,894	Ps.	22,197,717

         At September 30, 2004 (unaudited), capital stock consists of the following (considering the reverse stock split mentioned in Note 22.b):

	Number of Shares	Historical Value		Restatement Effect		Total
Fixed Capital
Series B	476,850,000	Ps.	13,616,850	Ps.	5,251,209	Ps.	18,868,059
Series BB	84,150,000		2,402,973		926,685		3,329,658

Total	561,000,000	Ps.	16,019,823	Ps.	6,177,894	Ps.	22,197,717

        Series "BB" shares, which may represent up to 15% of capital stock, may only be transferred upon prior conversion into Series "B" shares, based on certain time restrictions.

        b.     According to the Company's articles of incorporation, on May 28, 1998, an initial contribution of Ps. 1,665 (Ps. 1,000 historical pesos) was made through the issuance of 35,019 Series "A" shares. Pursuant to resolutions at the Extraordinary Stockholders' Meetings held on December 14, 1998, July 2, 1999 and August 20, 1999, the minimum, non-withdrawable fixed capital was increased by Ps. 109,061 (Ps. 72,582 historical pesos), through the issuance of 2,541,748 Series "A" shares; Ps. 10,977 (Ps. 7,881 historical pesos), through the issuance of 275,975 Series "A" shares; and Ps. 22,076,014 (Ps. 15,938,360 historical pesos), through the issuance of 558,147,258 shares, respectively, totaling 561,000,000 common, no-par value shares at September 30, 2005. Of the 558,147,258 shares issued on August 20, 1999, 84,150,000 were Series "BB" shares, 190,740,000 were Series "B" shares and 283,257,258 were Series "A" shares, all of which were class "I", common, no-par value shares. The latter group of shares were related to the agreements entered into by GAP and each concessionaire subsidiary to assume their liabilities derived from the acquisition of the concessions, which were capitalized in equity, as described in Note 1.

        c.     During an Ordinary General Stockholders' Meeting held on August 20, 1999, the sale of 84,150,000 Series "BB" shares, representing 15% of capital stock, to AMP was approved. AMP subsequently transferred the shares to a trust established in the Trust Division of Banco Nacional de Comercio Exterior, S.N.C. (Bancomext). Also, the Mexican Government sold 286,110,000 Series "A" shares and 190,740,000 Series "B" shares and one Series "A" share owned by ASA to a trust established in the Trust Division of Nacional Financiera, S.N.C.

        d.     During the Ordinary General Stockholders' Meetings of certain subsidiaries held in 2002, the decision was made to reclassify a portion of the balance of the cumulative initial effect of deferred income tax account to retained earnings and subsequently declare dividends in favor of the Company (see Note 13.a).

        e.     During an Ordinary General Stockholders' Meeting held on April 30, 2003, cash dividends of Ps. 274,602 (Ps. 250,000 historical pesos) were declared in favor of stockholders.

        f.      In an Ordinary General Stockholders' Meeting held on April 30, 2004, the stockholders declared cash dividends in the amount of Ps. 288,731 (Ps. 275,000 historical pesos).

        g.     In an Ordinary General Stockholders' Meeting held on April 30, 2004, the stockholders approved the conversion of 286,110,000 shares of Series "A" capital stock, representing 51% of capital stock, into Series "B", so that no Series "A" stock remained.

        h.     In an Ordinary General Stockholders' Meeting held on April 15, 2005, the stockholders declared cash dividends in the amount of Ps. 595,237 (Ps. 590,000 historical pesos), which were paid on May 4, 2005.

        i.      In an Extraordinary General Stockholders' Meeting held on April 15, 2005, the stockholders approved the conversion of 510,000,000 shares of fixed capital stock into equal shares of variable capital stock.

        j.      In an Ordinary General Stockholders' Meeting held on April 27, 2005, the stockholders declared cash dividends in the amount of Ps. 444,336 (Ps. 440,000 historical pesos), which were paid on June 3, 2005.

        k.     The General Corporate Law requires that at least 5% of net income of the year be transferred to the legal reserve until the reserve equals 20% of capital stock at par value (historical pesos). The legal reserve may be capitalized but may not be distributed, except as stock dividends, unless the entity is dissolved. The legal reserve must be replenished if it is reduced for any reason. At September 30, 2005 and 2004, the legal reserve, in historical pesos, was Ps. 102,944 and Ps. 83,578 respectively.

        l.      Dividends paid to non-resident holders with respect to Series B shares and ADSs are currently not subject to Mexican withholding tax. Dividends that are paid from a company's distributable earnings that have not been subject to corporate income tax will be subject to a corporate-level dividend tax calculated on a gross-up basis by applying a factor of 1.4925 in 2004, 1.4286 in 2005, 1.4085 in 2006 and 1.3889 thereafter. Corporate tax rates of 33% in 2004, 30% in 2005, 29% in 2006 and 28% thereafter are applied to the result. This corporate-level dividend income tax on the distribution of earnings may be applied as a credit against Mexican corporate income tax corresponding to the fiscal year in which the dividend was paid or against the Mexican corporate income tax of the two fiscal years following the date in which the dividend was paid. Dividends paid from a company's distributable earnings that have been subject to corporate income tax are not subject to this corporate-level dividend income tax. According to the income tax Law, the Company is responsible for the withholding and payment of the corporate-level dividend income tax.

        m.    The balances of stockholders' equity tax accounts as of September 30 are:

	2005		2004
			(Unaudited)
Contributed capital account	Ps.	22,197,717	Ps.	22,197,717
Net tax income account		253,180		745,580

Total	Ps.	22,450,897	Ps.	22,943,297

11. Foreign currency balances and transactions

        a.     At September 30 the foreign currency monetary position is as follows:

	2005		2004
			(Unaudited)
U.S. Dollars
Monetary assets:
Cash and temporary investments		$17,687		$21,330
Trade accounts receivable		3,935		2,379

Monetary asset position,		$21,622		$23,709

Equivalent in Mexican pesos	Ps.	234,588	Ps.	257,231

        b.     Transactions denominated in foreign currency were as follows:

	2005	2004
		(Unaudited)
U.S. Dollars
Technical assistance fee	$3,392	$3,309

Import purchases, technical assistance and other expenses	$1,537	$1,083

Revenues from aeronautical and non-aeronautical services	$13,361	$8,326

        c.     The exchange rates in effect at the dates of the consolidated balance sheets and of issuance of the consolidated financial statements were as follows:

	September 30,
			December 5, 2005
	2005	2004
		(Unaudited)
U.S. dollar exchange rate—pesos per one U.S. dollar (see Note 3.o)	10.8495	11.4106	10.5247

12. Transactions with related parties

        Transactions with related parties, carried out in the ordinary course of business, were as follows:

	2005		2004
			(Unaudited)
Revenues:
Revenues from aeronautical and non-aeronautical services invoiced to Cintra	Ps.	677,991	Ps.	585,033

Expenses:
Technical assistance fees	Ps.	68,386	Ps.	56,103

Services received	Ps.	41,619	Ps.	35,847

Government concession fees	Ps.	94,875	Ps.	82,099

        Revenues invoiced to Cintra airlines include Ps. 550,050 and Ps. 485,185 of passenger charges for the nine-month periods ended September 30, 2005 and 2004, respectively.

        In 1999, GAP and AMP entered into a technical assistance and transfer-of-technology agreement whereby AMP and its stockholders agreed to render administrative and advisory services and transfer industry technology and know-how to GAP in exchange for consideration. The agreement's original 15-year term may be automatically renewed for successive five-year terms, unless one party gives a termination notice to the other at least 60 days prior to the effective termination date. If AMP and GAP decide to renew the agreement, GAP's stockholder approval would be required.

        According to the agreement, as of January 1, 2000, the Company committed to pay AMP annual consideration of $7,000 for the years 2000 and 2001 and, beginning in 2002, the greater of $4,000 or 5% of GAP's consolidated operating income, calculated prior to deducting the technical assistance fee, depreciation and amortization (these amounts are subject to restatement based on the U.S. National Consumer Price Index).

        AMP is also entitled to the refund of expenses incurred in the rendering of the services provided for in the agreement.

        As described in Note 1.b, according to the terms of the concessions and the Government Duties Law, the Company must pay the Mexican Government annual fees for the rights to use airport facilities equivalent to 5% of each concessionaire's annual gross revenues.

13. Income taxes, tax on assets and employee statutory profit sharing

        In accordance with Mexican tax law, the Company is subject to income tax and tax on assets, which take into consideration the taxable and deductible effects of inflation. The income tax rate was 30% in 2005 and 33% in 2004. Tax on assets is calculated by applying 1.8% on the net average of the majority of restated assets less certain liabilities and is payable only to the extent that it exceeds income tax payable for the same period; any required payment of tax on assets is creditable against the excess of income tax over tax on assets of the following ten years.

        On December 1, 2004, certain amendments to the income tax and tax on assets Laws were published and are effective as of 2005. The most significant amendments applicable to the Company were as follows: a) the income tax rate was reduced to 30% in 2005, 29% in 2006 and 28% as of 2007 and thereafter; b) as of 2006, paid employee statutory profit sharing will be fully deductible for income tax purposes; and c) bank liabilities and liabilities with foreign entities are included in the determination of the tax on assets taxable base.

        a.     Recoverable income tax

        In 2002, certain subsidiaries declared dividends in favor of the Company for Ps. 159,726 (Ps. 142,939 historical pesos). However, as part of the tax planning of the Company, such dividends were not applied against the net tax income account and instead were applied against the account "Cumulative initial effect of deferred income taxes", which account is not a part of the Company's normal operations and thus generated income tax of Ps. 85,634 (Ps. 76,969 historical pesos), payable by the Company, according to Article 11 of the Income Tax Law. Such amount was charged to retained earnings and paid to the tax authorities on December 17, 2002.

        The Company subsequently considered that the above tax payment could have been credited against tax on assets of the year of the subsidiaries that declared the dividend, based on Article 9 of the Asset Tax Law.

        As such, the Company decided to record taxes paid as recoverable income tax and request the related refund. If a negative response is received, the Company will claim such refund by filing a proceeding for annulment with the Mexican Treasury Department. The recording of this asset generated an additional credit in the 2002 statement of income, which is presented as part of income tax expense. The Company has engaged legal counsel to assist in the refund and recovery of the taxes paid. The Company and its legal advisors consider that sufficient evidence exists to conclude that the Company is entitled to a refund from the tax authorities. Also, according to legal counsel, if the request were rejected, it could be challenged before the Federal Tax Court, considering that the latter has confirmed this interpretation on various other occasions.

        In July 2003, the Company filed a request with the tax authorities for confirmation of the criteria under which it was requesting this refund and as well, requested the related refund. However, in the case of the Aguascalientes, La Paz and Mexicali airports, the tax authorities required that these airports deposit a monetary guarantee to the tax authorities, in order for the tax authorities to be able to determine if the criteria of the refund was appropriate or not. As a result of this request for guarantee from the tax authorities and due to the fact that the Mexican Treasury Department had not confirmed the criteria for the refund, these airports withdrew these actions and filed new petitions in December 2003. The Mexican Treasury Department did not respond within the applicable statute of limitations with respect to the La Paz and Mexicali airports. These airports assumed a negative response and filed for a judicial annulment.

        In the case of the Aguascalientes airport, the Mexican Treasury Department responded indicating they would not make a determination related to the criteria, citing the need for additional documentation. Subsequently, this airport obtained a judicial annulment, as the request for additional documentation by the Mexican Treasury Department was outside the statute of limitations, which obligated the Mexican Treasury Department to submit a response relating to the criteria and, in the case in which the criteria were positive, refund the taxes paid with respect to this airport. In November 2005, this airport received a refund from the Mexican Treasury Department of Ps. 5,307 (Ps. 4,826 historical pesos). However, because the Mexican Treasury Department did not send a formal response indicating that they accepted the criteria originally submitted by the Aguascalientes airport, the airport has since filed a complaint requesting the Mexican Treasury Department's confirmation of the criteria.

        Rulings, which were requested with regard to the remaining airports, Puerto Vallarta and Tijuana, were rejected. As such, these airports filed a proceeding for judicial annulment in October 2003.

        Annual tax returns for the airports requesting this refund include a disclosure of the requested refund. However, in the case of the Tijuana airport, in May 2005, the Mexican Treasury Department issued a fine on the grounds that they considered the inclusion of this requested refund in the annual tax return to be inappropriate. In an effort to avoid additional interest, should it challenge the fine and ultimately lose the case, the Tijuana airport paid the fine. Additionally, as a result of paying the fine at the time it was assessed, the fine was reduced by a 20% discount over the amount of the requested refund. As such, the airport paid Ps. 11,446. However, based on the opinion of the Company's legal counsel, this fine will be recoverable as it has no legal basis.

        The Company also decided to record an additional recoverable income tax asset for the same amount, based on practical evidence that such tax may be credited against corporate income tax to be incurred by the subsidiaries involved over the next three years, according to the subsidiaries' projections of taxable income. The retained earnings account was credited to record this asset, since the tax originated from such account. During the nine-month periods ended September 30, 2005 and 2004, income tax credited against this asset was Ps. 9,845 and Ps. 16,696 (in constant pesos) respectively.

        b.     Income tax expense consists of the following at September 30:

	2005		2004
			(Unaudited)
Current	Ps.	231,754	Ps.	214,219
Deferred		105,184		89,749

Total expense	Ps.	336,938	Ps.	303,968

        c.     The reconciliation of the statutory income tax rate and the effective rate as a percentage of income before income tax and employee statutory profit sharing for the nine-month periods ended September 30 is shown below.

	2005	2004
		(Unaudited)
Statutory rate	30%	33%
Effect of permanent differences	1%	1%
Effects of inflation	1%	(1%)
Valuation allowance	7%	15%

Effective rate	39%	48%

        d.     At September 30, the main items comprising the deferred income tax asset are:

	2005		2004
			(Unaudited)
Airport concessions and rights to use airport facilities	Ps.	344,990	Ps.	542,170
Trade accounts receivable		9,350		10,872
Embedded derivatives		(6,391)		(12,954)

Deferred income tax from temporary differences		347,949		540,088
Effect of tax loss carryforwards		124,150		11,127
Recoverable tax on assets paid		707,021		545,836

		1,179,120		1,097,051
Valuation allowance for recoverable tax on assets paid		(458,124)		(374,651)
Valuation allowance for tax loss carryforwards		(38,627)		(11,127)

Net long-term deferred income tax asset	Ps.	682,369	Ps.	711,273

        Mexican Income Tax Law allows Mexican companies utilizing fiscal amortization rates that are lower than the maximum allowable rates to change their fiscal amortization rates every five years, never to exceed the maximum rate allowable. In the case of each of our airports, since 2000, we had been utilizing rates lower than 15%, the maximum allowable rate, to amortize the airport concessions and rights to use airport facilities assets for fiscal purposes. Given that a five-year period had elapsed since the time the fiscal amortization rates were set, in an effort to optimize our effective tax rate and our financial position on a long-term basis, beginning January 1, 2005, we elected to modify the fiscal amortization rates for the airport concession and rights to use airport facilities assets.

        The effect of these changes in fiscal amortization rates resulted in a decrease in the consolidated deferred income tax asset of Ps. 141,265 related to airport concessions and rights to use airport facilities.

        The change in the fiscal amortization rates also affected the deferred tax asset related to the payment of asset tax recorded as of December 31, 2004. At the Morelia airport, such deferred tax asset increased by Ps. 13.2 million, while at the Hermosillo airport, the asset decreased by 15.6 million. Although the Morelia airport had not previously generated net operating losses, the deferred tax asset related to asset tax was reserved based on the projections of future operations of the airport. However, because of the change in the fiscal amortization rates, management's projections indicate future taxable income and thus, the valuation allowance for this deferred tax asset at the Morelia airport was reversed during 2005.

        As well, due to the reacquisition of the long-term lease agreement at the Puerto Vallarta airport, this airport began to generate higher income tax over asset tax, indicating the future recoverability of the deferred tax asset at this airport related to asset tax previously paid. As such, the Company decreased the valuation allowance against this deferred tax asset by Ps. 36.9 million.

        Accordingly, management believes that these airports discussed above, as well as the Guadalajara, Bajio and San Jose del Cabo airports, which had previously recognized deferred tax assets related to payment of asset tax, will recover an aggregate deferred tax asset related to asset tax within the permitted 10-year carryforward period of Ps. 248,897 as of September 30, 2005.

        Lastly, the change in the fiscal amortization rates resulted in the generation of net tax loss carryforwards at an additional four airports for the nine months ended September 30, 2005. However, because of this change in the fiscal amortization rates, management has estimated projections of future taxable income for these airports and, accordingly, believes they will recover their tax loss carryforwards of Ps. 85,523.

        e.     Recoverable tax on assets for which a prepaid income tax has been recognized can be recovered subject to certain conditions. Restated amounts as of September 30, 2005 and expiration years are:

Year of Expiration	Recoverable Asset Tax
2012	Ps.	216,530
2013		206,007
2014		155,072
2015		129,412

	Ps.	707,021

        f.      In 2003, the Company filed a request with the tax authorities regarding the confirmation of the criteria that the Company can use to calculate the base of asset tax. The Company is requesting that such calculation, based on the interpretations of tax law as published by the Mexican Treasury Department, should only take into account the amount effectively paid by AMP for the shares of the Company that was reflected in the assets in each concession acquired through the bidding process. On April 23, 2004, the Mexican Treasury Department refused to confirm the criteria requested by the Company. The Company subsequently initiated a judicial annulment proceeding. On September 2, 2005, the court ruled that the Mexican Treasury Department must either confirm the criteria or grant other tax benefits to the Company. If the Mexican Treasury Department confirms the criteria, the

Company will be entitled to a recovery, whether it be a refund or credit, of almost all of the asset tax previously paid. As a consequence, the Company's effective tax rate in the future will also be reduced.

14. Commitments

        a.     The Company has leased office space under two five-year operating lease agreements, effective as of February 2001 and February 2003. The respective monthly rents are $19.6 and $7.4. Base rent is subject to increases according to the National Consumer Price Index (NCPI) and the U.S. National Consumer Price Index (CPI), respectively.

        Lease expense was Ps. 2,659, and Ps. 2,576 for the nine-month periods ended September 30, 2005 and 2004, respectively.

        b.     On July 14, 2000, the Company submitted its Master Development Program (MDP) for each of the 12 airports to the SCT. Approval was granted on November 30, 2000. A subsequent request to change the initial program was filed with the SCT, including new investments and replacing other investments that had been originally considered. This represented an increase of approximately 20% in investment commitments. SCT approved the request for the increase in the amount on September 5, 2003.

        Also, on December 16, 2004, SCT authorized the Company's MDP update for the next five-year period 2005-2009. The table below shows the investments to be made during this period, as approved by the SCT:

Year	MDP		Investment for handling checked-in luggage		Total Amount
2005	Ps.	387,043	Ps.	353,582	Ps.	740,625
2006		468,878		64,042		532,920
2007		327,224		64,041		391,265
2008		269,092		64,041		333,133
2009		211,861		64,041		275,902

	Ps.	1,664,098	Ps.	609,747	Ps.	2,273,845

        Amounts set forth above are expressed in thousands of Mexican pesos of purchasing power as of December 31, 2004, based on the Mexican production, merchandise and construction price index for 2004.

Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries

Notes to Consolidated Financial Statements

For the nine-month periods ended September 30, 2005 and 2004
(In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of September 30, 2005, except for share and per share amounts)

15.    Contingencies

        a.     Several municipalities have filed real estate tax claims against some subsidiary concessionaires related to the land where the airports are located. Based on the opinion of its external legal counsel, the Company believes that there are no legal grounds for such claims. Therefore, the Company has initiated legal proceedings to invalidate the charges, and, where applicable, related foreclosures or other actions. These claims have been dismissed either on procedural grounds or as a result of challenges we brought, except in the case of the Ps. 89 million Mexicali claim, for which the Company has filed a separate challenge that is pending resolution. Although no assurance can be given, the Company expects no adverse effects on its consolidated operating results related to this claim.

        On June 8, 2005, the Tijuana airport received a second municipal real estate tax claim of Ps. 146,442, similar to municipal claims previously received by this and other airports, as described in above. On September 22, 2005, the municipal authorities ordered the temporary encumbrance of certain of the Tijuana airport's assets totaling Ps. 104,763, because the Tijuana airport did not post a bond with the court as provisional security in connection with this claim. Although the encumbered assets have not affected the operation of the airport, the Company intends to deposit a bond of Ps. 141,770 with the court in place of such encumbered assets, corresponding to an amount agreed to by the municipal authorities, given that the amount of the encumbered assets differed from the original real estate tax claim. The Company anticipates that upon its payment of such bond, the encumbrances will be lifted unconditionally.

        b.     In 1970, the Mexican Government expropriated a portion of land occupied by the Tijuana Airport, which was a rural property (Ejido) owned by a group of farmers. The farmers have raised claims against the indemnity payments received from the Mexican Government. One such claim demands reversal of the land expropriation. While such claims are not actually against the Company, a favorable ruling on the return of the land might disrupt the current airport operation. According to the concession terms, access by the Company to land assigned to concessionaires is guaranteed. Therefore, the Company believes, although no assurance can be given, that the Mexican Government would beliable for any operational disruption caused by the farmers and would have to restore the concessionaire rights of use of public property.

        c.     Federal, state and environmental protection laws regulate the Company's operations. According to these laws, the passing of regulations relating to air and water pollution, environmental impact studies, noise control and disposal of dangerous and non-dangerous material has been considered. The Federal Environmental Protection Agency has the power to impose administrative, civil and criminal penalties against companies violating environmental laws. It is also entitled to close any facilities that do not meet legal requirements.

        d.     In 2002, the Company settled a dispute with ASA related to administrative services provided to the Company during 1999. As a result of the settlement, the Company recorded a liability of Ps. 64,670 (constant pesos) during 2002, which was ultimately paid to ASA during 2003. The Company considered these fees deductible for fiscal year 2003 and accordingly filed a request with the Mexican Treasury Department to confirm that such tax treatment was appropriate.

        During 2004, the Mexican Treasury Department responded to the request rejecting the criteria for deduction in 2003 proposed by the Company. In 2004, the Company initiated an annulment proceeding. In 2005, the Company received a favorable ruling with respect to the claim of Aguascalientes airport, but received an unfavorable ruling on the claims with respect to the Bajio, Guadalajara, Tijuana, Puerto Vallarta and San Jose del Cabo airports. Although no assurance can be provided, the Company and its legal counsel believe that the matter is likely to be resolved in the Company's favor on appeal.

        e.     A claim has been filed against the Company by Remaconst, S.A. de C.V. concerning a contract entered into between Remaconst and ASA, the Company's predecessor, in 1992. Remaconst had the right, pursuant to the 1992 contract, to operate the shuttle busses at the Guadalajara International Airport for a period of ten years. At the expiration of the ten-year period, the Guadalajara International Airport terminated the contract. Upon the termination of the contract, Remaconst filed a claim against the Company disputing the termination of the contract on the basis that it had not recovered the investment it made in the shuttle busses pursuant to the terms of the contract during the ten-year period. In September 2005, the trial court ruled in favor of the Company and rejected Remaconst's claim. Remaconst appealed the decision of the trial court, which was decided in the Company's favor in January 2006. Remaconst may initiate proceedings in federal court for final review of the trial and appellate decisions, which were state court decisions. Although the Company believes it is unlikely, if Remaconst were to receivable a favorable ruling against the Company, the Company believes its maximum exposure would not exceed approximately Ps. 110 million.

        f.      The users of airports, principally airlines, have been subject to increased costs following the September 11 events. Airlines have been required to adopt additional security measures and may be required to comply with more rigorous security guidelines in the future. Because a substantial majority of our international flights involve travel to the U.S., we may be required to comply with security directives of the U.S. Federal Aviation Authority, in addition to the directives of Mexican aviation authorities. The Mexican government, being part of the International Civil Aviation Organization (OACI), indirectly accepted a resolution proposed by OACI related to requiring checked baggage on all commercial flights beginning in January 2006 to undergo a comprehensive screening process. The new process is expected to require the installation of new screening equipment, which we will be required to purchase and operate. We cannot currently estimate the cost to us of compliance with the new screening guidelines. We could be required to undertake significant capital expenditures and ongoing operating expenses to comply with these requirements, which could restrict our liquidity and adversely affect our operating results. In addition, we may be exposed to a higher risk of liability as a result of the requirement that we directly operate this equipment.

16.    Information by industry segment

        The Company determines and evaluates its airports' individual performances before allocating personnel-related costs and other costs incurred by Servicios a la Infraestructura Aeroportuaria del Pacífico, S.A. de C.V. (SIAP), the subsidiary relating to the Company's senior management. All airports provide similar services to their customers. The following table shows a summary of the Company's financial information by segment as it relates to the Guadalajara, Tijuana, Puerto Vallarta, Los Cabos,

Hermosillo and Bajio airports. The financial information relating to the remaining six airports, as well as that of SIAP, Pacific Cargo, and the Company (including investment in its subsidiaries) was combined and included under "Other". The elimination of the investment of the Company in its subsidiaries is included under "Eliminations".

	Guadalajara		Tijuana		Puerto Vallarta
September 30, 2005
Total revenues	Ps.	603,671	Ps.	241,454	Ps.	301,577
Income from operations		288,370		59,760		164,252
Interest income (expense)		24,896		3,040		5,077
Income tax expense		92,154		79,494		11,944
Total assets		7,915,603		4,663,667		3,241,497
Total liabilities		57,960		44,385		55,626
Capital expenditures		77,659		16,045		76,687
Buildings, building improvements, machinery and equipment		500,376		244,741		141,745
Other acquired rights		95,041		16,669		318,183
Depreciation and amortization for the year		142,108		91,223		58,897
	Guadalajara		Tijuana		Puerto Vallarta
September 30, 2004 (Unaudited)
Total revenues	Ps.	559,762	Ps.	223,969	Ps.	231,560
Income from operations		258,302		22,921		103,604
Interest income (expense)		22,995		(7,422)		(2,766)
Income tax expense		86,509		59,987		43,774
Total assets		8,165,640		4,744,891		3,162,768
Total liabilities		69,179		88,155		84,195
Capital expenditures		207,987		7,007		330,628
Buildings, building improvements, machinery and equipment		410,970		241,898		71,662
Other acquired rights		97,199		17,054		325,568
Depreciation and amortization for the year		134,917		89,789		55,019

	Los Cabos		Hermosillo		Bajio
September 30, 2005
Total revenues	Ps.	315,887	Ps.	97,856	Ps.	114,691
Income from operations		199,011		33,927		50,440
Interest income (expense)		26,664		4,285		5,376
Income tax expense		63,074		26,177		15,389
Total assets		2,477,175		1,264,085		1,162,848
Total liabilities		48,698		16,944		13,715
Capital expenditures		9,067		18,807		9,558
Buildings, building improvements, machinery and equipment		87,923		76,749		115,301
Other acquired rights		395,379		1,978		—
Depreciation and amortization for the year		42,011		23,962		23,947
	Los Cabos		Hermosillo		Bajio
September 30, 2004 (Unaudited)
Total revenues	Ps.	237,700	Ps.	88,168	Ps.	103,047
Income from operations		129,185		37,738		45,340
Interest income (expense)		15,820		3,381		5,321
Income tax expense		44,067		12,542		15,562
Total assets		2,534,685		1,317,948		1,225,907
Total liabilities		24,339		9,105		12,789
Capital expenditures		1,674		7,017		27,223
Buildings, building improvements, machinery and equipment		86,665		56,240		100,473
Other acquired rights		404,460		2,024		—
Depreciation and amortization for the year		41,539		15,407		22,225
	Other		Eliminations		Total
September 30, 2005
Total revenues	Ps.	829,517	Ps.	(595,168)	Ps.	1,909,485
Income from operations		550,326		(512,275)		833,811
Interest income (expense)		(160)		—		69,178
Income tax expense		48,706		—		336,938
Total assets		26,756,251		(23,699,000)		23,782,126
Total liabilities		329,302		(339,374)		227,256
Capital expenditures		66,219		—		274,042
Buildings, building improvements, machinery and equipment		387,356		—		1,554,191
Other acquired rights		1,657		—		828,907
Depreciation and amortization for the year		72,395		—		454,543

September 30, 2004 (Unaudited)
Total revenues	Ps.	629,705	Ps.	(420,240)	Ps.	1,653,671
Income from operations		372,579		(335,043)		634,626
Interest income (expense)		47		—		37,376
Income tax expense		41,527		—		303,968
Total assets		27,237,048		(24,236,737)		24,152,150
Total liabilities		261,614		(432,311)		117,065
Capital expenditures		33,401		—		614,937
Buildings, building improvements, machinery and equipment		298,167		—		1,266,075
Other acquired rights		1,696		—		848,001
Depreciation and amortization for the year		54,148		—		413,044

17.    Revenue

        According to the General Law on Airports and its regulations, Company revenues are classified as airport, complementary and commercial services. Airport services generally include the use of airport runways, taxiways and parking areas for arriving and departing planes, use of passenger walkways, security services, hangars, and, in general, use of the space inside the terminal and other infrastructure by aircraft, passengers and cargo services. These services include rental of space that is vital for the operation of airlines and complementary service suppliers.

        Complementary services are mainly those established in the General Law on Airports and its regulations: ramps and handling services, catering, fuel supply, maintenance and repairs, and traffic and dispatch services.

        For presentation purposes, revenues from access fees charged to third party providers of complementary services are classified as airport services.

        A price regulation system establishes a maximum rate for airport services and complementary services for each airport for each year in a five-year period. The maximum rate is the maximum amount of revenues per "work load unit" that may be earned at an airport each year from regulated sources. Under this regulation, a work load unit is equivalent to one passenger (excluding transit passengers) or 100 kilograms (220 pounds) of cargo.

        During the periods ended September 30, 2005 and 2004, the Company charged up to 99.2% and 98.3%, respectively, of the maximum rate.

        Commercial services include services that are not essential for the operation of an airport, such as lease of space to retailers, restaurants and banks. Below is a detail of the Company's revenues for the nine-month periods ended September 30, according to the General Law on Airports and its regulations:

	2005		2004
			(Unaudited)
Regulated revenues
Airport operating services to airlines:
Landing	Ps.	90,949	Ps.	83,739
Charges for not canceling extended stay reservations		1,965		1
Parking on embarking/disembarking platform		65,056		62,574
Parking on extended stay or overnight platform		12,447		9,724
Passenger walkways and shuttle buses		16,550		14,720
Airport security charges		21,821		19,224
Airport real estate services to airlines:
Leasing of hangars to airlines		9,581		11,054
Leasing of shops, warehouses and stockrooms to airlines (operating)		2,686		2,748
Leasing of space and other terminal facilities to airlines within the terminal (operating)		18,755		17,040
Leasing of land and other surfaces to airlines outside the terminal (operating)		4,018		4,177
Leasing of check-in desks and other terminal space		12,345		9,046
Leasing of desks and other terminal space for ticket sale		3,791		5,024
Airport passenger services:
Domestic passenger charges		625,762		596,150
International passenger charges		634,631		501,659
Airport real estate services and rights of access to other operators		10,266		10,327
Complementary services:
Catering services		9,059		9,156
Other third-party ramp services rendered to airlines		5,978		5,676
Traffic and/or dispatch		9,190		8,753
Fuel supply or removal		2,222		2,680
Third-party airplane maintenance and repair		211		149

Total regulated revenues included in the maximum rate		1,557,283		1,373,621
Regulated revenues not included in the maximum rate:
Car parking charges		72,310		65,961
Recovery of cost over aeronautical services		7,816		7,517
Recovery of cost over non-aeronautical services		7,427		6,121

Total regulated revenues not included in the maximum rate		87,553		79,599

Total regulated revenues		1,644,836		1,453,220

Unregulated revenues:
Commercial concessions(1):
Retail operations		31,050		19,878
Food and beverages		22,698		20,208
Duty free		18,222		10,674
VIP lounges		3,787		1,220
Financial services		4,246		3,234
Communications and networks		7,282		6,473
Car rentals		28,339		24,291
Advertising		17,643		18,927
Time sharing		38,848		17,490
Leasing of space to airlines and other complementary service providers (non-operating)		30,842		30,760
Revenues from sharing of commercial activities(1):
Retail operations		2,959		1,629
Food and beverages		6,224		3,302
Duty free		12,421		9,356
Financial services		242		360
Communications and networks		203		243
Car rentals		4,822		2,682
Advertising		125		169
Time sharing		933		206
Others		1,686		1,362
Access fee for ground transportation		7,319		3,570
Non-airport access fees		19,228		19,293
Services rendered to ASA		46		78
Various commercial-related revenues		5,484		5,046

Total unregulated revenues		264,649		200,451

Total revenues	Ps.	1,909,485	Ps.	1,653,671

(1)
Unregulated revenues are earned based on the terms of the Company's operating lease agreements. Lease agreements are based on either a monthly rent (which generally increases each year based on the NCPI) or the higher of a monthly minimum guaranteed rent or a percentage of the lessee's monthly revenues. Monthly rent and minimum guaranteed rent earned on the Company's operating lease agreements are included under the caption "Commercial concessions" above. Revenues earned in excess of the minimum guaranteed rent are included in the "Revenues from sharing of commercial activities" caption above.

        Future minimum rentals are as follows:

Year	Amount
2005 October – December	Ps.	71,674
2006		242,939
2007		177,373
2008		131,920
2009		101,109
2010		76,070
Thereafter		54,567

Total	Ps.	855,652

        Amounts include contracts denominated in both Mexican pesos and U.S. dollars. The U.S. dollar denominated future minimum rentals were translated to Mexican pesos using the noon buying rate of the Federal Reserve Bank of New York on September 30, 2005, at the rate of 10.7910 Mexican pesos to 1 U.S. dollar.

        Future minimum rentals do not include the contingent rentals that may be paid under certain commercial leases on the basis of a percentage of the lessee's monthly revenues in excess of the monthly minimum guaranteed rent. Contingent rentals for the nine-month periods ended September 30, 2005 and 2004 are disclosed under the caption "Revenues from sharing of commercial activities" in the tabular detail of revenues above.

18.    Cost of services

        Cost of services for the nine-month periods ended September 30 is composed of the following:

	2005		2004
			(Unaudited)
Employee costs	Ps.	209,192	Ps.	204,839
Maintenance		73,478		71,179
Safety, security and insurance		64,085		63,558
Utilities		48,968		44,326
Other(1)		62,147		83,897

	Ps.	457,870	Ps.	467,799

(1)
This amount was greater in 2004 due to doubtful accounts provision for Allegro and Matrix of Ps. 6,277 and Ps. 16,694, respectively.

19.    Depreciation and amortization

        Depreciation and amortization for the nine-months period ended September 30, are composed of the following:

	2005		2004 (Unaudited)
Depreciation	Ps.	76,771	Ps.	71,239
Amortization		377,772		341,805

	Ps.	454,543	Ps.	413,044

20.    New accounting principles not yet in effect

        The Mexican Board for Financial Information Standard Research and Development ("CINIF") was established in May 2002. Its purpose is to develop, for the benefit of the financial and business communities, financial information standards that are transparent, objective, and reliable, and that serve the objectives of the users of such financial information, as well as investigating, verifying, issuing, and communicating such financial information standards.

        Beginning May 2004, the use of Generally Accepted Accounting Principles ("PCGA"), issued by the Mexican Institute of Public Accountants was gradually phased out by the use of Financial Information Standards ("NIF"). NIFs are a set of general regulations issued by the CINIF, which regulate the content of financial information, and which are widely and generally accepted by the financial and business communities.

        The CINIF's priority was to review the Mexican Conceptual Framework ("MC") to continue with the convergence process with international regulations issued by the International Accounting Standards Board ("IASB"). The CINIF reviewed and expanded the conceptual grounds that govern financial information preparation, adapting them to the Conceptual Framework for Preparation and Presentation of Financial Statements, issued by the IASB.

        As a result of the review by the CINIF, a formal MC was issued, comprising eight standards of the NIF-A series, which were issued on October 31, 2005 and will be in effect on January 1, 2006, as follows:

        NIF A-1, Structure of Financial Information Standards, eliminates the current Bulletin A-1 of PCGA and its addendum, defines the structure of NIFs, establishes the general base for NIF development and gives the MC a logical-deductive order.

        NIF A-2, Basic Postulates, eliminates current Bulletins A-2 and A-3 of PCGA, reconfigures the accounting information system, establishes the core bases for accounting recognition, ratifies the decision to establish the economic substance concept as an essential postulate and renames the realization principle as accrual accounting.

        NIF A-3, User Needs and Financial Statement Objectives, eliminates current Bulletins B-1 and B-2 of PCGA, establishes the objectives, characteristics, and limitations of financial statements of both for-profit and non-profit entities, and redefines items related to creditworthiness, liquidity, operating efficiency, financial risk, and profitability.

        NIF A-4, Qualitative Characteristics of Financial Statements, eliminates current Bulletins A-5 and A-6 of PCGA, establishes the necessary qualitative characteristics of financial information to meet the needs of financial statement users and ratifies the decision to consider sufficient information and materiality as qualitative characteristics, and not as basic postulates.

        NIF A-5, Basic Elements of the Financial Statements, fully eliminates Bulletin A-11 and partially eliminates Bulletin A-7 of PCGA, defines the basic elements of the financial statements and unifies criteria regarding the preparation, analysis, and interpretation of financial information. Among other changes, it defines stockholders' equity, net changes in stockholders' equity, owners' activity, reserves, comprehensive result, resource origin and allocation, and establishes the recycling of other comprehensive profit line items.

        NIF A-6, Recognition and Valuation, does not eliminate any PCGA Bulletins, however, it establishes general valuation criteria for initial and subsequent recognition, defines and standardizes relevant economic values. Additionally, it establishes that the terms "restated" and "nominal" are considered as figure amendments, and not value concepts.

        NIF A-7, Presentation and Disclosure, eliminates Bulletin A-5 of PCGA, establishes general standards for the presentation and disclosure of financial information included in financial statements and the accompanying notes, establishes the disclosure of the authorized date for issuing financial statements and the name or names of the people who authorized them.

        NIF A-8, Supplementary Basis, eliminates Bulletin A-8 of PCGA, establishes the bases to supplement NIFs. If there are no particular NIFs, International Financial Reporting Standards ("IFRS") must be applied as a supplement, and any other standard that complies with the requirements established may also be applied.

        NIF B-1, Accounting Changes, eliminates Bulletin A-7 and establishes the treatment of the effects of accounting changes and correction of misstatements.

        As of the issue date of these financial statements, the Company has not completed its assessment of these new rules on its financial position and results of operations.

21.    Differences between Mexican GAAP and U.S. GAAP

        The Company's consolidated financial statements are prepared in accordance with Mexican GAAP, which differ in certain significant respects from U.S. GAAP.

        The principal differences between Mexican GAAP and U.S. GAAP and the effects on the consolidated net income and consolidated stockholders' equity of the Company are presented below with an explanation of the adjustments.

	For the Nine-Month Periods Ended September 30,
	2005		2004
			(Unaudited)
Reconciliation of net income
Net income according to Mexican GAAP	Ps.	521,225	Ps.	355,858
U.S. GAAP adjustments
(i) Amortization of the cost of airport concessions		295,094		263,623
(ii) Amortization of assets under capital lease ("Rights to use airport facilities" under Mexican GAAP)		(18,997)		(18,997)
(iii) Deferred fees for technical assistance services		(13,984)		(12,214)
(iv) Recognition of the fair value of embedded derivative instruments		(10,203)		(34,999)
(v) Preoperating costs		(2,790)		(12,415)
(vi) Legal gain contingency		(11,446)		—

Total U.S. GAAP adjustments before the effect of deferred income taxes		237,674		184,998
(vii) Deferred income taxes		(79,561)		(65,876)

Total U.S. GAAP adjustments		158,113		119,122

Net income according to U.S. GAAP	Ps.	679,338	Ps.	474,980

	At September 30,
	2005		2004
			(Unaudited)
Reconciliation of stockholders' equity
Stockholders' equity according to Mexican GAAP	Ps.	23,554,870	Ps.	24,035,085
U.S. GAAP adjustments
(i) Cost of airport concessions		(16,951,498)		(17,344,958)
(ii) Amortization of assets under capital lease ("Rights to use airport facilities" under Mexican GAAP)		(154,084)		(128,755)
(iv) Recognition of the fair value of embedded derivative instruments		(55,864)		(40,927)
(v) Preoperating costs		(16,871)		(12,415)
(vi) Legal gain contingency		(11,446)		—
(viii) Recoverable income taxes		(85,634)		(85,634)

Total U.S. GAAP adjustments before the effects of deferred income taxes		(17,275,397)		(17,612,689)

(vii) Deferred income taxes		4,816,058		5,610,227
Total U.S. GAAP adjustments		(12,459,339)		(12,002,462)

Stockholders' equity according to U.S. GAAP	Ps.	11,095,531	Ps.	12,032,623

        A summary of the changes in consolidated stockholders' equity after giving effect to the aforementioned U.S. GAAP adjustments is as follows:

	Common Stock		Additional Paid- in Capital		Retained Earnings		Cumulative Other Comprehensive Income		Total Stockholders' Equity
Balance at January 1, 2004	Ps.	3,055,543	Ps.	16,356	Ps.	8,762,261	Ps.	—	Ps.	11,834,160
Net income (unaudited)		—		—		474,980				474,980
Deferred fees for technical assistance services (unaudited)		—		12,214		—		—		12,214
Dividends (0.515 Pesos per basic share) (unaudited)		—		—		(288,731)		—		(288,731)

Balance at September 30, 2004 (unaudited)	Ps.	3,055,543	Ps.	28,570	Ps.	8,948,510	Ps.	—	Ps.	12,032,623

	Common Stock		Additional Paid- in Capital		Retained Earnings		Cumulative Other Comprehensive Income		Total Stockholders' Equity
Balance at January 1, 2005	Ps.	3,055,543	Ps.	30,573	Ps.	8,355,666	Ps.	—	Ps.	11,441,782
Net income		—		—		679,338		—		679,338
Deferred fees for technical assistance services		—		13,984		—		—		13,984
Dividends (1.853 Pesos per basic share)		—		—		(1,039,573)		—		(1,039,573)

Balance at September 30, 2005	Ps.	3,055,543	Ps.	44,557	Ps.	7,995,431	Ps.	—	Ps.	11,095,531

        Condensed balance sheets and statements of operations including the aforementioned U.S. GAAP adjustments, as of and for the nine-month periods ended September 30, are as follows:

	At September 30,
	2005		2004
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	Ps.	807,724	Ps.	729,897
Other current assets		562,510		762,257

Total current assets		1,370,234		1,492,154
Buildings, building improvements, machinery and equipment—net		1,537,320		1,253,660
Assets under capital lease—net ("Rights to use airport acilities" under Mexican GAAP)		2,224,433		2,340,901
Deferred income taxes		5,373,702		6,181,224
Other assets		854,272		882,193

Total assets	Ps.	11,359,961	Ps.	12,150,132

Liabilities and stockholders' equity:
Current liabilities	Ps.	205,091	Ps.	99,507
Total liabilities		264,430		117,509
Common stock		3,055,543		3,055,543
Additional paid-in capital		44,557		28,570
Retained earnings		7,995,431		8,948,510

Total stockholders' equity		11,095,531		12,032,623

Total liabilities and stockholders' equity	Ps.	11,359,961	Ps.	12,150,132

	For Nine-Month Periods Ended September 30,
	2005		2004
			(Unaudited)
Net revenues	Ps.	1,885,749	Ps.	1,659,155
Cost of services		461,432		480,741
Technical assistance fees		82,370		68,317
Government concession fees		94,875		82,099
Depreciation and amortization		178,446		168,418
Total cost of services		817,123		799,575

Income from operations		1,068,626		859,580
Net comprehensive financing income (expense)		38,035		(5,343)
Other (expense) income—net		(10,824)		2,781
Income tax expense		(416,499)		(382,038)

Net income	Ps.	679,338	Ps.	474,980

Weighted average number of common shares outstanding		556,792,500		556,792,500
Weighted average number of common shares and common share equivalents		561,000,000		561,000,000
Basic earnings per share (Mexican pesos)	Ps.	1.2201	Ps.	0.8531
Diluted earnings per share (Mexican pesos)	Ps.	1.2109	Ps.	0.8467

  (i) Airport concessions

        Under Mexican GAAP, the cost of the concessions to operate the airports and the related facilities was allocated to two intangible assets: "right to use airport facilities" and "airport concessions." "Airport concessions" represents the residual value after the allocation of cost to the "rights to use airport facilities." The cost allocated to the "rights to use airport facilities" was determined based on the Mexican GAAP inflation adjusted cost of the related fixed assets recorded in the accounts of ASA as of October 31, 1998. The remainder was allocated to airport concessions. The total value of the granted concession was determined by reference to the sale proceeds of the equity sold to AMP in August 1999. The consideration for the concessions to operate the facilities was provided by the issuance of the common stock of the Company.

        The acquisition of the airport concessions and rights to use airport facilities was a transaction between entities under common control of the Mexican government and did not involve cash consideration. U.S. GAAP requires that when assets are transferred between entities under common control, the receiving entity is required to initially recognize the assets at the carrying amount of the transferring entity on the date of transfer. As there was no historical value recorded for the airport concessions between the SCT and ASA, there is no value assigned to the airport concessions for purposes of U.S. GAAP.

  (ii) Amortization of assets under capital lease (treated as intangible "rights to use airport facilities" under Mexican GAAP)

        As discussed above, according to Mexican GAAP, the cost of the concessions to operate the airport and the related facilities was allocated to two intangible assets: "rights to use airport facilities" and "airport concessions". For purposes of U.S. GAAP, in accordance with Emerging Issues Task Force Abstract (EITF) 01-8, Determining Whether an Arrangement Contains a Lease, Statement of Financial Accounting Standards (SFAS) No. 13,

        Accounting for Leases    (SFAS No. 13) and Financial Accounting Standards Board Interpretation (FIN) No. 23, Leases of Certain Property Owned by a Governmental Unit or Authority, the rights to use airport facilities meets the criteria related to a capital lease. As the lease is between governmental entities under common control, the related fixed assets must be recorded at the carrying amount of the transferring entity. Additionally, payments for the rights to use airport facilities are based on five percent of annual gross revenues. In accordance with SFAS No. 13, such payments, which depend on a factor directly related to future sales, are considered contingent rentals and are excluded from minimum lease payments in their entirety. Accordingly, no capital lease obligation is recognized for purposes of U.S. GAAP, and the corresponding credit related to the recognition of the assets under capital lease was recorded directly in stockholders' equity.

        The assets under capital lease include both land and buildings. SFAS No. 13 requires that when a capital lease includes both land and buildings, the fair value of the land must be compared to the fair value of the entire amount of assets under lease in order to determine the appropriate accounting treatment of the land. If the fair value of the land is less than 25% of the fair value of all the assets under lease, the historical cost of the land should be recorded as a single unit with the building and the unit should be amortized over the economic life of the building. Otherwise, the land should be treated as an operating lease. Accordingly, the Company obtained an independent appraisal of all fixed assets included under the capital lease as of the date of the concession and determined that the fair value of the land fell below the 25% threshold.

        Amortization of the land under Mexican GAAP, included within the intangible asset rights to use airport facilities, is over a period of 50 years while buildings are amortized over a period of 25 years. Thus, for purposes of the U.S. GAAP reconciliation, the Company increased the amortization of the land by two percent so that the building and land are amortized as a single unit in accordance with SFAS No. 13.

  (iii) Deferred fees for technical assistance services

        As disclosed in Note 1 to the consolidated Mexican GAAP financial statements, on August 25, 1999, the Company and AMP entered into an agreement (the "Stock Option Agreement") whereby the Company granted to AMP the right to acquire an additional five percent of the Company's outstanding

Series "B" common stock, provided that AMP has complied with its obligations under the technical assistance agreement. The option is exercisable in three tranches of two percent, two percent and one percent, each tranche exercisable during a two-year period beginning August 25, 2002, August 25, 2003 and August 25, 2004, respectively. The first two tranches were not exercised and expired on August 25, 2004 and August 25, 2005, respectively.

        Mexican GAAP does not presently require the recognition of stock based compensation costs.

        SFAS No. 123, Accounting for Stock Based Compensation, requires that all transactions in which equity instruments are issued to other than employees in conjunction with the selling of goods or services are to be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

        Further, EITF 96-18, Accounting for Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services (EITF 96-18), provides guidance to establish a measurement date for awards issued to other than employees. As the Company does not believe that AMP has sufficiently large disincentives for nonperformance, and thereby does not have a performance commitment as defined by EITF 96-18, it has established the measurement date as the date performance by AMP is complete, and consequently recognizes the related cost of the award using variable accounting, as illustrated in FIN No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans.

        Under variable accounting, the Company recognized expense and a corresponding addition to additional paid-in capital of Ps. 1,806 for the nine-month period ended September 30, 2004. As the service period over which AMP was required to provide technical assistance to the Company in order to be able to exercise the option was from August 1999 through August 2004, 100% of the compensation cost for the option award was recognized over such period. Accordingly, no additional compensation cost was recognized for the nine-month period ended September 30, 2005. The calculation of the cost related to the award was based on an initial estimated fair value of the option of $23,179 on August 25, 1999, inception of the award, which subsequently fell to $217 at August 25, 2004. The fair value of the award at August 25, 2004, the last measurement date, was based on an independent appraisal, determined using the Monte Carlo model, applying the following assumptions: dividend yields ranging from 1.20% to 2.24%, estimated volatility ranging from 30% to 41%, risk free rates of return ranging from 6.48% to 29.77% and an expected life of three to five years.

        Additional information related to the options outstanding for the nine-month periods ended September 30, is as follows:

	2005		2004 (Unaudited)
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at January 1,	16,830,000	$3.873	28,050,000	$3.728
Expired	(11,220,000)	4.000	(11,220,000)	3.809

Outstanding at September 30,	5,610,000	$3.923	16,830,000	$3.825

        The number of shares exercisable at September 30, 2005 and 2004 were 5,610,000 and 16,830,000, respectively, at a weighted-average exercise price of $3.923 and $3,825, respectively. As of September 30, 2005 and 2004, the weighted-average remaining contractual life of the outstanding option was 0.92 and 1.25 years, respectively.

        In addition to the stock option, AMP also holds forfeitable shares of GAP common stock in a trust. Upon AMP's initial acquisition in 1999 of 15% of GAP's common stock, which represented 100% of the Series "BB" shares of GAP, and pursuant to the terms of the participation agreement between GAP and AMP, AMP signed a trust agreement with Banco Nacional de Comercio Exterior, S.N.C. and assigned to the trustee, all of the Series "BB" shares it acquired. In the trust agreement, GAP was named as secondary beneficiary only in the instance in which AMP does not comply with the terms of the technical assistance agreement, in which case 5% of the Series "BB" shares would be forfeited and sold, with the proceeds of the sale to be provided to GAP as liquidated damages and penalties. AMP may gradually sell the shares in increments over the 15-year term of its initial participation contract.

        Based on the fact that the five percent of AMP's initial investment held in the trust is forfeitable, subject to compliance with the technical assistance agreement, the Company considers those shares to be compensatory and has recorded the fair value of these compensatory shares in a manner consistent with the stock option, applying variable accounting, resulting in a related expense and corresponding addition to additional paid-in capital of Ps. 13,984 and Ps. 10,408 for the nine-month periods ended September 30, 2005 and 2004, respectively. Such amount is included with the cost of the stock option in the U.S. GAAP reconciliation.

  (iv) Recognition of the fair value of embedded derivative instruments

        As part of its ongoing operations, the Company enters into operating lease agreements to lease commercial space in its airport terminals. Certain leases are priced in U.S. dollars while the functional currency of both the Company and the tenants to whom commercial airport terminal space is leased is the Mexican peso.

        The U.S. dollar foreign currency component of these contracts meet the criteria under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended (SFAS No. 133) as embedded derivatives. The Company has determined that i) the embedded derivatives are not clearly and closely related to the economic characteristics and risks of the host contracts (lease agreements) and ii) separate, stand-alone instruments with the same terms as the embedded derivative instruments would otherwise qualify as a derivative instruments, thereby requiring separation from the lease agreements and recognition at fair value. Such instruments do not qualify for hedge accounting under SFAS No. 133 and are thereby considered non-hedging derivatives. Accordingly, the embedded derivative should be recorded at fair value in the balance sheet, with changes in such fair value each period recorded to results of operations, classified according to nature of the item to which the embedded derivative instrument is related.

        As discussed in Note 3 to the Mexican GAAP financial statements, the Company early adopted the provisions of Mexican GAAP Bulletin C-10 and thus recognized the fair value of embedded derivative instruments during the nine-month period year ended September 30, 2004. The early adoption was recorded as an asset during 2004, with the related charge as a cumulative effect of change in accounting principle (net of income tax and employee statutory profit sharing). Additionally, a gain to net comprehensive financing income for the nine-month period ended September 30, 2004 was recognized for the difference between the cumulative adjustment recorded at January 1, 2004 and the fair value of the embedded derivatives at September 30, 2004.

        Although the Company adopted C-10 for Mexican GAAP purposes, a difference still arises between the accepted valuation methodologies of the embedded derivatives under U.S. GAAP and Mexican GAAP. The accepted valuation methodology under U.S. GAAP requires that at the inception of the contract, such embedded derivatives be "at-the-market" and thus, have a fair value being equal to zero. At each subsequent reporting date, the embedded derivatives are marked-to-market based on the difference between the forward curve rates on the monthly payments at the reporting date versus the forward curve rates on the monthly payments at the date of inception of the lease contract. Under Mexican GAAP, the embedded derivatives are valued from inception of the contract and at each reporting date based on the forward curve rates on the monthly payments at the reporting date versus the spot rate at the reporting date, applied to the future rentals receivable. This method effectively recognizes the present value of the changes in the exchange rates on the future rentals receivable.

        Accordingly, the following adjustments are included in the reconciliation to U.S. GAAP:

  •
  For the nine-month period ended September 30, 2004, the Company reversed the cumulative effect of change in accounting principle recorded for Mexican GAAP purposes.

  •
  Under Mexican GAAP, an embedded derivative asset is generated compared to an embedded derivative liability under U.S. GAAP, based on the differences in the valuation methodologies. Accordingly, as of and for the nine-month periods ended September 30, 2005 and 2004, the Company recorded the difference between the value of the embedded derivatives in the balance sheets under U.S. GAAP and Mexican GAAP as well as the difference between related change in the fair value of the embedded derivatives in the statements of income.

  •
  Lastly, the change in the fair value of the embedded derivatives under U.S. GAAP is classified as revenues, based on the nature of the item to which the embedded derivative instrument is related, while under Mexican GAAP, such amount is included in comprehensive financing income (expense).

        A reconciliation of the adjustments made to net income for the recognition of the fair value of embedded derivatives is as follows:

	For the Nine-Month Periods Ended September 30,
	2005		2004
			(Unaudited)
Amount recorded to net income under Mexican GAAP	Ps.	(13,533)	Ps.	40,483
Reversal of cumulative effect of change in accounting principle		—		(36,956)
Effect for change in fair value of embedded derivatives		(10,203)		1,957

Total U.S. GAAP adjustments to net income		(10,203)		(34,999)

Amount recorded to net income under U.S. GAAP	Ps.	(23,736)	Ps.	5,484

  (v) Preoperating costs

        In 2002, the Company established a new subsidiary, Pacifico Cargo, S.A. de C.V. (Pacifico Cargo), which will provide cargo and storage services at certain courier and freight companies at Guadalajara airport. Accordingly, the subsidiary has incurred various costs, including salaries, feasibility and marketing studies, insurance and various legal costs related to the opening the facility as well as internally developed intangible assets inherent in establishing and continuing the operations of the subsidiary. As of September 30, 2005, Pacifico Cargo is still in its preoperating period.

        The preoperating expenses related to this subsidiary have been capitalized for Mexican GAAP purposes, in accordance with Bulletin C-8, Intangibles, which permits the capitalization of certain project development costs that fulfill the criteria established for recognition as assets. The capitalized costs will be amortized when the subsidiary starts operations and begins to generate revenue.

        As these costs are one-time activities related to the opening of the subsidiary, for purposes of U.S. GAAP, they are considered to be start-up costs, which are expensed in accordance with Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. Additionally, SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142), requires that any internally developed intangible assets inherent to the continuity of a business enterprise be recognized as an expense when incurred. Accordingly, for purposes of U.S. GAAP, these costs have been charged directly to results.

  (vi) Legal gain contingency

        As described in Note 13 to the consolidated Mexican GAAP financial statements, in May 2005 the Company paid a fine to the SCHP for Ps. 11,446 related to its request for refund on the taxes paid on dividends. Based on the advice of its legal counsel, the Company determined that such fine had no legal basis and as such, in the Mexican GAAP financial statements, recorded the amount paid as a recoverable asset.

        Under U.S. GAAP, such fine is considered a gain contingency. As realization of this amount is not assured beyond a reasonable doubt, recognition as an asset under U.S. GAAP is prohibited. Accordingly, the amount was included in other expenses for the nine months ended September 30, 2005.

  (vii) Deferred income taxes

        Under Mexican GAAP, the Company recognizes income taxes based on Bulletin D-4, Accounting for Income Taxes, Asset Taxes and Employee Statutory Profit Sharing, which requires the application of a methodology similar to SFAS No. 109, Accounting for Income Taxes (SFAS No. 109).

        The deferred tax adjustments required to reconcile net income and stockholders' equity under Mexican GAAP to U.S. GAAP as of and for the nine-month periods ended September, 2005 and 2004 result from the differences in accounting for the cost of airport concessions, amortization of the rights to use airport facilities, recognition of the fair value of embedded derivative instruments and the effect of preoperating costs, as explained in previous paragraphs.

        For U.S. GAAP purposes, there is no accounting basis for the airport concessions. However, a tax basis exists for Mexican statutory tax purposes, which results in an increase to the long-term deferred tax asset related to concessions. Additionally, because of the difference in the amortization rates of land for purposes of U.S. GAAP and Mexican GAAP, a different book basis exists under each set of accounting principles, thereby decreasing the long-term deferred tax asset recorded for Mexican GAAP purposes. The net effect was an increase to the deferred tax asset of Ps. 4,795,518 and Ps. 5,593,156 as of September 30, 2005 and 2004 and a related charge to net income of Ps. 83,356 and Ps. 81,047 for the nine-month periods ended September 30, 2005 and 2004.

        As there is no tax basis for embedded derivatives for Mexican statutory purposes, a deferred tax effect is generated based on the accounting value of the embedded derivative. Due to the difference in the valuation methodologies, an embedded derivative asset is generated under Mexican GAAP compared to a liability under U.S. GAAP. Accordingly, the U.S. GAAP reconciliation includes an amount to adjust the deferred tax liability under Mexican GAAP to a deferred tax asset that results for U.S. GAAP purposes.

        Under both Mexican GAAP and U.S. GAAP, the change in the deferred tax asset resulting from the effects of accounting for inflation is recorded as a component of income tax expense.

        A reconciliation of the net deferred income tax asset from Mexican GAAP to U.S. GAAP and the composition of the net deferred income tax asset under U.S. GAAP at September 30 are as follows:

	2005		2004
			(Unaudited)
Reconciliation of deferred income tax asset:
Net deferred income tax asset under Mexican GAAP	Ps.	682,369	Ps.	711,273
Effect of cost of airport concessions		4,751,505		5,552,121
Effect of amortization of assets under capital lease ("rights to use airport facilities" under Mexican GAAP)		44,013		41,035
Effect of embedded derivatives		15,811		13,097
Effect of preoperating costs		4,729		3,973

Total U.S. GAAP adjustments to net deferred income tax asset		4,816,058		5,610,226

Net deferred income tax asset under U.S. GAAP	Ps.	5,498,427	Ps.	6,321,499

Composition of net deferred income tax asset:
Current assets (liabilities):
Airport concessions	Ps.	124,487	Ps.	140,238
Embedded derivative instruments		238		38

Total current assets—net	Ps.	124,725	Ps.	140,276

Non-current assets (liabilities):
Airport concessions and assets under capital lease ("rights to use airport facilities" under Mexican GAAP)	Ps.	5,016,021	Ps.	5,995,088
Embedded derivative instruments		9,182		105
Tax loss carryforwards		124,150		11,127
Recoverable tax on assets		707,021		545,836
Trade accounts receivable		9,350		10,872
Preoperating costs		4,729		3,973
Valuation allowance for recoverable IMPAC paid		(458,124)		(374,651)
Valuation allowance for tax loss carryforwards		(38,627)		(11,127)

Total non-current assets—net	Ps.	5,373,702	Ps.	6,181,223

Total net deferred income tax asset	Ps.	5,498,427	Ps.	6,321,499

        A reconciliation of the Mexican statutory tax rate to the Company's effective tax rate under U.S. GAAP is as follows:

	For the Nine-Month Periods Ended September 30,
	2005	2004
		(Unaudited)
Statutory rate	30%	33%
Effect of permanent differences	1%	1%
Effects of inflation	1%	(1)%
Valuation allowance	6%	12%

Effective rate	38%	45%

        As set forth in the table above, the primary reason for the decrease in the effective rate from 45% in 2004 to 38% in 2005 is the change in the valuation allowance for recoverable IMPAC and net tax loss carryforwards.

  (viii) Recoverable income taxes

        As discussed in Note 13 to the consolidated Mexican GAAP financial statements, in 2002 the Company paid dividends, which generated Ps. 85,634 of income tax that was paid by the Company in 2002. As of December 31, 2002, the Company recorded a deferred tax asset for the income taxes paid, as the amount can be used to offset future income tax payable.

        Additionally, based on the advice of its legal counsel, the Company was also entitled to a refund of such amount, which, under Mexican GAAP, was recorded as a recoverable income tax asset with a corresponding credit to income tax expense for the year ended December 31, 2002.

        Under U.S. GAAP, the recoverable income tax asset is considered a gain contingency. As realization is not assured beyond a reasonable doubt, recognition as an asset under U.S. GAAP is prohibited. Accordingly, for the year ended December 31, 2002, the recognition of the deferred tax asset of Ps. 85,634 is eliminated, resulting in a reconciling item in the reconciliation of stockholders' equity as of September 30, 2005 and 2004.

  (ix) Employee statutory profit sharing

        Under Mexican GAAP, employee statutory profit sharing expense is reported along with the Company's income tax expense. Additionally, deferred employee statutory profit sharing is only recognized when it can be reasonably assumed a liability or benefit will be generated and that circumstances will not change in such a way that the liability will not be paid.

        Under U.S. GAAP, employee statutory profit sharing is recorded as a component of operating costs. Accordingly, this difference, which does not affect net income (loss) for U.S. GAAP purposes, would decrease income tax expense and increase operating costs by Ps. 772 and Ps. 527 for the nine-month periods ended September 30, 2005 and 2004, respectively.

        Additionally, U.S. GAAP requires that deferred employee statutory profit sharing be calculated using a balance sheet methodology, similar to that of SFAS No. 109, the resulting liability determined as the difference between the assets and liabilities in the consolidated financial statements and the assets and liabilities determined in accordance with the Mexican law related to employee profit sharing. The Company has not recorded a liability related to deferred employee statutory profit sharing as the amount is not considered significant.

  Additional disclosure requirements

        (a) Cash and cash equivalents:    The Company has invested in bonds and other marketable securities which have original maturities greater than 90 days, but which are bought and held with the intent to sell in the near term. Under Mexican GAAP, temporary investments and marketable securities expected to be held less than one year are considered to be cash equivalents in the consolidated Mexican GAAP financial statements.

        Under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS No. 115), temporary investments and marketable securities with original maturities greater than 90 days are considered to be investments classified as either held-to-maturity, available-for-sale or trading, included in current or long-term assets as appropriate. As the securities held by the Company are purchased principally for the purpose of selling them in the near term, they are classified as trading securities in accordance with SFAS No. 115 and are included in current assets. Accordingly, investments of Ps. 61,047 and Ps. 231,117 are classified as other current assets, separate from cash and cash equivalents, in the U.S. GAAP condensed balance sheet and in the cash flow statement, at September 30, 2005 and 2004, respectively.

        (b) Fair value of financial instruments:    SFAS No. 107, Disclosures About Fair Value of Financial Instruments requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. Financial instruments include such items as cash and cash equivalents, marketable securities (reclassified to other current assets for purposes of U.S. GAAP), accounts receivable, accounts payable and embedded derivative instruments.

        The estimated fair value amounts as discussed below have been determined by the Company using available market information or other appropriate valuation methodologies that require considerable judgment in developing and interpreting the estimates of fair value. Accordingly, the estimates discussed herein and presented within the financial statements are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

        The carrying amounts of the Company's cash and cash equivalents, accounts receivable and accounts payable approximate fair value because they have relatively short-term maturities and bear interest at rates tied to market indicators, as appropriate.

        The Company's short-term investments (as reclassified to other current assets under U.S. GAAP) consist of bonds. The fair value of these instruments was determined using quoted market prices.

        The fair value of the Company's embedded derivative instruments was determined based on the mark-to-market value.

        (c) Comprehensive income:    SFAS No. 130, Reporting Comprehensive Income, requires companies to report, in addition to net income, all other changes in their equity during a period resulting from transactions and other events and circumstances from nonowner sources, including all changes in equity during a period except those from investments by owners and distributions to owners. As the Company did not generate changes in equity from nonowner sources, the Company's comprehensive income for the nine-month periods ended September 30, 2005 and 2004 includes solely the net income of those respective periods.

        (d) Earnings per share according to U.S. GAAP:    In accordance with SFAS No. 128, Earnings Per Share, basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding. The computation of diluted earnings per share is adjusted to include any potential common shares. Potential common shares include the Company's stock option as well as forfeitable five percent of AMP's shares held in the trust. All weighted average number of common shares outstanding and potential common shares include the effects of the one for 28.55583444 reverse stock split (see Note 22.b).

        Diluted earnings per share for the nine-month periods ended September 30, 2005 and 2004 includes 4,207,500 equivalent shares from the forfeitable shares, which are considered to be contingently issuable under SFAS No. 128, and thereby are included in the calculation of diluted EPS until such time as the contingency is resolved.

        The option to purchase 5,610,000 and 16,830,000 shares of common stock as of September 30, 2005 and 2004, respectively, at a price of $3.923 and $3.825, respectively, were not included in the computation of diluted EPS for the nine-month periods ended September 30, 2005 and 2004 because the effect of such option would be anti-dilutive.

        The computation and reconciliation of basic and diluted earnings per share for the nine-month periods ended September 30, prepared in accordance with U.S. GAAP, are as follows:

	2005		2004
			(Unaudited)
Numerator
Net income under U.S. GAAP	Ps.	679,338	Ps.	474,980

Denominator (share amounts)
Weighted average number of common shares outstanding		556,792,500		556,792,500
Dilutive effects of stock option		—		—
Dilutive effects of forfeitable shares		4,207,500		4,207,500

Total potential dilutive shares		561,000,000		561,000,000

Basic earnings per share	Ps.	1.2201	Ps.	0.8531

Diluted earnings per share	Ps.	1.2109	Ps.	0.8467

        (e) Supplemental cash flow information:    Under Mexican GAAP, the Company presents a consolidated statement of changes in financial position in accordance with Bulletin B-12, Statement of Changes in Financial Position, which identifies the generation and application of resources as the differences between beginning and ending financial statement balances in constant Mexican pesos.

        For U.S. GAAP purposes, the Company has provided a statement of cash flows in accordance with SFAS No. 95, Statement of Cash Flows, which presents only cash movements, excluding the effects of inflation, and requires that additional information related to non-cash investing and financing transactions and other events be provided separately. Presented below are statements of cash flows of the Company in accordance with U.S. GAAP for the nine-month periods ended September 30:

	2005		2004
			(Unaudited)
Operating activities:
Net income under U.S. GAAP	Ps.	679,338	Ps.	474,980
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization		178,446		168,418
Provision for seniority premiums		67		67
Deferred fees for technical assistance services		13,984		12,214
Embedded derivatives		23,736		(5,484)
Deferred income taxes		184,746		167,821
Changes in operating assets and liabilities:
Trade accounts receivable		1,696		50,583
Short-term marketable securities		182,493		(77,373)
Recoverable taxes and other current assets		(15,194)		22,437
Recoverable tax on assets		(140,298)		(139,217)
Recoverable income taxes		6,222		15,949
Government concession fees		(11,869)		(9,439)
Accounts payable and other		25,540		24,633
Due to Aeropuertos Mexicanos del Pacifico, S.A. de C.V., related party		6,630		3,939
Income tax, asset tax and employee statutory profit sharing payable		(1,630)		(20,004)
Deposits received		5,311		11,846
Loss from monetary position		23,069		55,921

Net cash provided by operating activities		1,162,287		757,291
Cash flows used in investing activities:
Buildings improvements, machinery and equipment		(266,574)		(176,467)
Other acquired rights		—		(424,470)
Others assets		(4,678)		(1,585)

Net cash used in investing activities		(271,252)		(602,522)
Cash flows used in financing activities—Dividend payments		(1,039,573)		(288,731)

Effects of inflation accounting		(6,881)		(22,191)

Decrease in cash and cash equivalents		(155,419)		(156,153)
Cash and cash equivalents at beginning of period		963,143		886,050

Cash and cash equivalents at end of period	Ps.	807,724	Ps.	729,897

Supplemental cash disclosures:
Cash paid for income tax and asset tax	Ps.	361,166	Ps.	369,291

        (g) Valuation and qualifying accounts:

Description	Balance at beginning of year		Additions charged to costs and expenses		Inflation effects		Deductions		Balance at end of Year
Allowance for doubtful accounts
September 2005	Ps.	38,322	Ps.	2,280	Ps.	—	Ps.	3,309	Ps.	37,293
September 2004 (Unaudited)		15,261		25,285		420		1,303		39,663

  Recently issued accounting standards (U.S. GAAP)

        In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2005), Share-Based Payments or SFAS No. 123(R). This statement eliminates the option to apply the intrinsic value measurement provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees to stock compensation awards issued to employees. Rather, SFAS No. 123(R) requires companies to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide services in exchange for the award—the requisite service period (usually the vesting period). SFAS No. 123(R) applies to all awards granted after the required effective date and to awards modified, repurchased, or cancelled after that date. SFAS No. 123(R) will be effective for our fiscal year ending December 31, 2006. The Company does not believe the effect of the future adoption of SFAS No. 123(R) will have a material impact on its financial position, results of operations or cash flows.

        In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets—an amendment of APB Opinion No. 29 or SFAS No. 153, which amends APB Opinion No. 29, Accounting for Nonmonetary Transactions to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring after January 1, 2006. The Company does not anticipate that the adoption of this statement will have a material effect on its financial position, results of operations or cash flows.

        In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3 (SFAS No. 154). SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principles, unless impracticable. The statement defines retrospective application as the application of a different accounting principle to prior accounting periods as if that principle had always been used and redefines restatement as the revising of previously issued financial statements to reflect the correction of an error. SFAS No. 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle should be recognized in the period of the accounting change. The new standard is effective for accounting changes made in fiscal years beginning after December 15, 2005. The Company will adopt the provisions of SFAS No. 154, as applicable, beginning January 1, 2006 and does not anticipate that the adoption of this standard will have a material effect on our consolidated financial position, results of operations or cash flows.

        At the September 29 and 30, 2004 and November 17 and 18, 2004 Emerging Issues Task Force (the "Task Force") meetings, the Task Force discussed EITF 04-10, Determining Whether to Aggregate Operating Segments That Do Not Meet the Quantitative Thresholds (EITF 04-10). EITF 04-10 concludes that a company, when determining if operating segments that do not meet the quantitative thresholds of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131) should be aggregated, may aggregate such operating segments only if aggregation is consistent with the objective and basic principle of SFAS No. 131, that they have similar economic characteristics, and that the segments share a majority of the aggregation criteria listed in (a) through (e) of paragraph 17 of SFAS No. 131. The consensus in EITF 04-10 should be applied for fiscal years ending after September 15, 2005. The Company does not anticipate that the application of this consensus will affect the presentation or aggregation of our operating segments.

22.    Subsequent events

a.
On December 23, 2005, the San Jose del Cabo airport received a municipal real estate tax claim of Ps. 12,246, similar to municipal tax claims previously received by other airports, as discussed in Note 15.a above. The Company intends to take similar legal action against this claim as it has done at its other airports. In addition, on January 25, 2006, the Company entered into a line of credit which provides for the issuance of letters of credit up to an aggregate amount of Ps. 300,000 with a financial institution in order to guarantee all amounts claimed by the municipal authorities at its airports. As of February 2, 2006, there are no outstanding borrowings against such line of credit. However, until the credit line expires in 2009, the Company's airport subsidiaries are subject to certain financial covenants, including, among others, the requirement to (i) maintain a consolidated tangible net worth (defined as stockholders' equity less intangible assets (including the Company's concessions) and reserves for inflationary effects, in each case under Mexican GAAP) of at least Ps. 2.1 billion, (ii) maintain a free and unencumbered cash reserve equal to the amount due on any outstanding letters of credit and (iii) earn consolidated annual EBITDA of at least Ps. 1.0 billion. On February 9, 2006 an irrevocable standby letter of credit was issued by the financial institution on behalf of the Tijuana Airport for Ps. 141,770. The standby letter of credit was granted to the bond institution that is issuing the bond to the municipal authorities in Tijuana in response to the encumbrance described in Note 15.

b.
During an Extraordinary General Stockholders' Meeting held on February 2, 2006, the stockholders approved the following:

(i)
the conversion of all outstanding variable common stock into fixed common stock so that as of such date, all outstanding common stock of the Company will be represented by fixed capital; and

(ii)
a 1-for-28.55583444 reverse stock split of the Company's outstanding common stock, reducing the number of shares outstanding at such date from 16,019,823,119 shares to 561,000,000 shares. All share, per share and option data in the accompanying consolidated financial statements and notes to the consolidated financial statements have been retroactively restated to reflect the reduction in the number of shares outstanding resulting from the reverse stock split for all periods presented.

*    *    *    *    *    *

        Until                        , all dealers that effect transactions in these securities, whether or not participating in this global offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to its unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

        Under Mexican law, when an officer or director of a corporation acts within the scope of his authority, the corporation will answer for any resulting liabilities or expenses. In addition, the stockholders of the Registrant have expressly resolved that the Registrant will indemnify and hold harmless each director and officer of the Registrant against liabilities incurred in connection with the offering of the securities registered under this Registration Statement. The Registrant also maintains a directors' and officers' insurance policy covering all its directors and certain of its executive officers.

Item 7.    Recent Sales of Unregistered Securities.

        On April 30, 2004, the Registrant held an extraordinary shareholders meeting and converted its Series A shares into Series B shares, which represent 85% of the capital stock of the Registrant.

        The Registrant believes that the issuance of shares in these transactions were exempt from registration under the Securities Act pursuant to Section 3(a)(9) thereof.

        On February 2, 2006 the Registrant effected a reverse stock split in which one new share of capital stock was issued in exchange for each outstanding 28.5558 shares of capital stock. The Registrant believes that the issuance of shares in this transaction was exempt from registration under the Securities Act pursuant to Section 3(a)(9) thereof.

Item 8.    Exhibits and Financial Statement Schedules.

  (a) Exhibits:

Exhibit No.		Description
1.1	*	Form of Underwriting Agreement.
3.1	*	Amended and Restated Bylaws (Estatutos Sociales) of the Registrant, English translation.
4.1	*	Specimen certificate of Series B shares, English translation.
4.2	*	Form of Deposit Agreement among the Registrant, The Bank of New York, and all registered holders from time to time of any American Depositary Receipts, including the form of American Depositary Receipt.
5.1	*	Opinion of Ritch Mueller, S.C., Mexican counsel to the Registrant, as to the validity of the Series B shares.
9.1	*	Trust Agreement among the Registrant, AMP, and Bancomext, English translation.
10.1	*	Amended and Restated Guadalajara Airport Concession Agreement and annexes thereto, English translation and a schedule highlighting the differences between this concession and the Registrant's other concessions.

10.2	*
Participation Agreement and Amendment No. 1 thereto among the Registrant, the Mexican Federal Government through the Ministry of Communications and Transportation, Nacional Financiera, S.N.C. ("NAFIN"), Grupo Aeroportuaria del Pacifico, S.A. de C.V., Servicios a la Infraestructura Aeroportuaria del Pacifico, S.A. de C.V., Aeropuerto de Aguascalientes, S.A. de C.V., Aeropuerto del Bajio, S.A. de C.V., Aeropuerto de Guadalajara, S.A. de C.V., Aeropuerto de Hermosillo, S.A. de C.V., Aeropuerto de La Paz, S.A. de C.V., Aeropuerto de Los Mochis, S.A. de C.V., Aeropuerto de Manzanillo, S.A. de C.V., Aeropuerto de Mexicali, S.A. de C.V., Aeropuerto de Morelia, S.A. de C.V., Aeropuerto de Puerto Vallarta, S.A. de C.V., Aeropuerto de San Jose del Cabo, S.A. de C.V., Aeropuerto de Tijuana, S.A. de C.V., AMP, AENA, Aeropuerto del Pacifico Angeles, S.A. de C.V., Inversora del Noroeste, S.A. de C.V., Grupo Dragados, S.A., Grupo Empresarial Angeles, S.A. de C.V., Bancomext, and Aeropuertos y Servicios Auxiliares ("Mexican Airport and Auxiliary Services Agency"), English translation.
10.3	*	Technical Assistance and Transfer of Technology Agreement among the Registrant, Servicios a la Infraestructura Aeroportuaria del Pacifico, S.A. de C.V., Aeropuerto de Aguascalientes, S.A. de C.V., Aeropuerto del Bajio, S.A. de C.V., Aeropuerto de Guadalajara, S.A. de C.V., Aeropuerto de Hermosillo, S.A. de C.V., Aeropuerto de La Paz, S.A. de C.V., Aeropuerto de Los Mochis, S.A. de C.V., Aeropuerto de Manzanillo, S.A. de C.V., Aeropuerto de Mexicali, S.A. de C.V., Aeropuerto de Los Mochis, S.A. de C.V., Aeropuerto de Puerto Vallarta, S.A. de C.V., Aeropuerto de San Jose del Cabo, S.A. de C.V., Aeropuerto de Tijuana, S.A. de C.V., AMP, AENA, Aeropuerto del Pacifico Angeles, S.A. de C.V., Inversora del Noroeste, S.A. de C.V., Grupo Dragados, S.A., and Grupo Empresarial Angeles, S.A. de C.V., English translation.
10.4	*	Stock Option Agreement between the Registrant and AMP, English translation.
10.5	*	Stockholders' Agreement among the Registrant, NAFIN, AMP, Bancomext, and the Mexican Federal Government through the Ministry of Communications and Transportation, English translation.
10.6	*	Stock Purchase Agreement between the Registrant, the Mexican Federal Government through the Ministry of Communications and Transportation and AMP, English translation.
21.1	*	List of subsidiaries of the Registrant.
23.1		Consent of Galaz, Yamazaki, Ruiz Urquiza, S.C., member firm of Deloitte Touche Tohmatsu.
23.2	*	Consent of Ritch Mueller, S.C. (included in Exhibit 5.1).
23.3	*	Consent of Cleary Gottlieb Steen & Hamilton LLP.
24.1	*	Powers of Attorney (included in the signature pages to the registration statement).
99.1	*	Consent of Eduardo Sanchez Navarro Redo
99.2	*	Consent of Francisco Glennie y Graue
99.3	*	Consent of Jose Manuel Rincon Gallardo Puron.
99.4		Consent of Luis Tellez Kuenzler.
99.5		Consent of Joanne Butler.
99.6		Consent of Enrique Castillo Sanchez Mejorada.
99.7		Consent of Ernesto Vega Velasco.
99.8		Consent of Juan Elek Klein.

*
Previously filed.

  (b) Financial Statement Schedules:

        All supplementary schedules relating to the Registrant are omitted because they are not required or because the required information, where material, is contained in the Consolidated Financial Statements or Notes thereto.

Item 9.    Undertakings.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fideoffering thereof.

          (3)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (4)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting, agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (5)   The Registrant will provide to the Underwriters at the closing specified in the Underwriting Agreement ADRs in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Guadalajara, Mexico on February 21, 2006.

GRUPO AEROPORTUARIO DEL PACIFICO, S.A. DE C.V.
By:	/s/ CARLOS FRANCISO DEL RIO CARCANO Carlos Francisco del Rio Carcano Director General

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on February 21, 2006 in the capacities indicated:

Signatures	Title

* Carlos Francisco del Rio Carcano	Director and Chief Executive Officer (Principal Executive Officer)
/s/ RODRIGO GUZMAN PERERA Rodrigo Guzman Perera	Chief Financial Officer (Principal Financial Officer)
/s/ RODRIGO GUZMAN PERERA Rodrigo Guzman Perera	Director—Financial Reporting and Accounting (Principal Accounting Officer)
Ernesto Velasco Leon	Chairman and Director
Aaron Dychter Poltolarek	Director
* Rodolfo Salgado Leyva	Director
* Agustin Arellano Rodriguez	Director

Eduardo Sanchez Navarro Redo	Director
Francisco Glennie y Graue	Director
* Demetrio Ullastres Llorente	Director
* Jaime de la Rosa Montes	Director
* Javier Marin San Andres	Director
* Francisco Javier Fernandez Carbajal	Director
Jose Manuel Rincon Gallardo Puron	Director
* Donald Puglisi	Authorized Representative in the United States
*By:	/s/ RODRIGO GUZMAN PERERA Rodrigo Guzman Perera as attorney-in-fact

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EXPLANATORY NOTE
TABLE OF CONTENTS
NOTICE TO UNITED KINGDOM RESIDENTS
PRESENTATION OF FINANCIAL INFORMATION
EXCHANGE RATES
Exchange Rates
INDUSTRY AND OTHER DATA
SUMMARY
THE COMPANY
Principal Mexican Airports by Passenger Traffic
THE GLOBAL OFFERING
SUMMARY CONSOLIDATED FINANCIAL INFORMATION
RISK FACTORS
BUSINESS STRATEGY
USE OF PROCEEDS
CAPITALIZATION
DILUTION
MARKET INFORMATION
DIVIDEND POLICY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Aeronautical Revenue
Passengers Paying Passenger Charges
Non-aeronautical Revenue
Operating Costs
Airport Operating Results
Historical Committed Investments Under Master Development Programs
Historical Capital Expenditures by Airport
Historical Capital Expenditures by Type
Estimated Committed Investments by Airport(1)
Estimated Committed Investments by Type(1)
BUSINESS
Revenues by Airport
Revenue Contribution by Airport
Passenger Traffic
Capacity by Airport(1)
Air Traffic Movements by Airport(1)
Principal Air Traffic Customers
Employees
REGULATORY FRAMEWORK
Historical Maximum Rates(1)
Current Maximum Rates(1)
MANAGEMENT
RELATED PARTY TRANSACTIONS
Stock Option Exercise Periods
PRINCIPAL STOCKHOLDERS AND SELLING STOCKHOLDER
DESCRIPTION OF CAPITAL STOCK
Capital Stock
DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS
TAXATION
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
FORWARD-LOOKING STATEMENTS
WHERE CAN YOU FIND MORE INFORMATION
ENFORCEABILITY OF CIVIL LIABILITIES
VALIDITY OF SECURITIES
EXPERTS
Grupo Aeroportuario del Pacifico, S.A. de C.V. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries Consolidated Balance Sheets As of December 31, 2004, 2003 and 2002 (In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of December 31, 2004)
Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries Consolidated Statements of Income For the years ended December 31, 2004, 2003 and 2002 (In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of December 31, 2004, except share and per share data)
Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries Consolidated Statements of Changes in Stockholders' Equity For the years ended December 31, 2004, 2003 and 2002 (In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of December 31, 2004, except share data)
Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries Consolidated Statements of Changes in Stockholders' Equity For the years ended December 31, 2004, 2003 and 2002 (In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of December 31, 2004, except share data)
Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries Consolidated Statements of Changes in Financial Position For the years ended December 31, 2004, 2003 and 2002 (In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of December, 2004)
Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries Notes to Consolidated Financial Statements For the years ended December 31, 2004, 2003 and 2002 (In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of December 31, 2004, except for share and per share amounts)
Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries Consolidated Balance Sheets As of September 30, 2005 and 2004 (In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of September 30, 2005)
Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries Consolidated Statements of Income For the nine-month periods ended September 30, 2005 and 2004 (In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of September 30, 2005, except share and per share data)
Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries Consolidated Statements of Changes in Stockholders' Equity For the nine-month periods ended September 30, 2005 and 2004 (In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of September 30, 2005, except share data)
Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries Consolidated Statements of Changes in Stockholders' Equity For the nine-month periods ended September 30, 2005 and 2004 (In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of September 30, 2005, except share data)
Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries Consolidated Statements of Changes in Financial Position For the nine-month periods ended September 30, 2005 and 2004 (In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of September 30, 2005)
Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries Notes to Consolidated Financial Statements For the nine-month periods ended September 30, 2005 and 2004 (In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of September 30, 2005, except for share and per share amounts)
Grupo Aeroportuario del Pacífico, S.A. de C.V. and Subsidiaries Notes to Consolidated Financial Statements For the nine-month periods ended September 30, 2005 and 2004 (In thousands of U.S. Dollars ($) and thousands of Mexican Pesos (Ps.) of purchasing power of September 30, 2005, except for share and per share amounts)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES